                                                           Registration No. 333-

     As Filed with the Securities and Exchange Commission on March 22, 1996

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                  __________
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                 _____________

                         UNITED HEALTHCARE CORPORATION
             (Exact Name of Registrant as specified in its charter)

         Minnesota                                6324                        41-1321939
(State or other jurisdiction of       (Primary Standard Industrial         (I.R.S. Employer
incorporation or organization)         Classification Code Number)        Identification No.)

                                                          Kevin H. Roche, Esq.
                                                        Secretary and General Counsel
                                                        United HealthCare Corporation
               300 Opus Center                                 300 Opus Center
             9900 Bren Road East                             9900 Bren Road East
            Minnetonka, MN  55343                           Minnetonka, MN  55343
                (612) 936-1300                                 (612) 936-1736
 (Address, including zip code, and telephone         (Name, address, including zip code,
 number, including area code, of Registrant's          and telephone number, including
         principal executive offices)                 area code, of agent for service)



                            -----------------------
                                  Copies to:

 David J. Lubben, Esq.              Emile Provost                 Thomas H. Benton, Esq.
 Dorsey & Whitney LLP      Louisiana Independent Physicians    Thomas H. Benton & Associates
Pillsbury Center South            Association, Inc.              601 St. Ferdinand Street
220 South Sixth Street       8550 United Plaza Boulevard          Baton Rouge, LA  70802
 Minneapolis, MN 55402          Baton Rouge, LA  70809

     Approximate date of commencement of proposed sale of the securities to the public: As promptly as practicable after this Registration Statement becomes effective and the effective time of the proposed merger (the "Merger") of Louisiana Independent Physicians Association, Inc. ("LIPA") with and into a subsidiary of the Registrant, as described in the Agreement and Plan of Merger, dated as of January 16, 1996, attached as Exhibit A to the Proxy Statement/Prospectus forming a part of this Registration Statement (the "Merger Agreement").
                           -------------------------
     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

                           -------------------------
                         CALCULATION OF REGISTRATION FEE

==========================================================================================================
                                                           Proposed        Proposed
                                        Amount             Maximum         Maximum
Title of each Class of                   to be          Offering Price    Aggregate          Amount of
Securities to be Registered(1)        Registered           Per Unit     Offering Price   Registration Fee
----------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value
per share.......................    1,013,005 shares(2)  Not applicable  Not applicable     $1,101.34(3)
==========================================================================================================

(1) This Registration Statement relates to securities of the Registrant issuable to holders of common stock of LIPA in connection with the Merger.
(2) Represents the approximate maximum number of shares issuable in connection with the Merger, based on the option of the Registrant and LIPA to terminate the Merger Agreement if the average closing price of the common stock of the Registrant as quoted on the New York Stock Exchange, Inc., for the ten consecutive days ending with and including the second business day preceding the date of the Merger (the Average Stock Price") is less than $45.65625, and the number of shares of the common stock of the Registrant to be issued if the Average Stock Price is at such level ($46,250,000 / $45.65625).
(3) Pursuant to Rule 457(f)(2), the registration fee was computed on the basis of the book value of the LIPA common stock to be exchanged in the Merger as of December 31, 1995, or $3,193,891.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                             CROSS-REFERENCE SHEET

                   Pursuant to Item 501(b) of Regulation S-K
                 Showing the Location in the Prospectus of the
                   Information Required by Part I of Form S-4

    Form S-4                                                       Location in
      Item                                                          Prospectus
  ------------                                                      ----------
    A.   INFORMATION ABOUT THE TRANSACTION

         1.  Forepart of Registration Statement and
               Outside Front Cover Page of Prospectus......  Forepart of the Registration Statement;
                                                               Outside Front Cover Page of the Prospectus

         2.  Inside Front and Outside Back Cover
               Pages of Prospectus.........................  Available Information; Table of Contents

         3.  Risk Factors, Ratio of Earnings to Fixed
               Charges and Other Information...............  Summary; Risk Factors; The Merger

         4.  Terms of the Transaction......................  Summary; The Special Meeting; The Merger;
                                                               The Merger Agreement; Comparison of
                                                               Shareholder Rights

         5.  Pro Forma Financial Information...............  Summary; Unaudited Pro Forma Condensed
                                                               Combining Financial Information

         6.  Material Contacts with the Company
               Being Acquired..............................  Summary; The Merger; The Merger Agreement

         7.  Additional Information Required
               for Reoffering by Persons and
               Parties Deemed to be
               Underwriters................................  Not Applicable

         8.  Interests of Named Experts and
               Counsel.....................................  Not Applicable

         9.  Disclosure of Commission Position on
               Indemnification for Securities
               Act Liabilities.............................  Not Applicable

    B.   INFORMATION ABOUT THE REGISTRANT

        10.  Information with Respect to S-3
               Registrants.................................  Available Information; Incorporation of
                                                             Certain Documents by Reference;
                                                             Summary; The Merger; Certain Information
                                                             Concerning United; Description of United
                                                             Capital Stock; Unaudited Pro Forma
                                                             Condensed Combining Financial Information

        11.  Incorporation of Certain Information
               by Reference................................  Incorporation of Certain Documents by
                                                               Reference

        12.  Information with Respect to S-2 or
               S-3 Registrants.............................  Not Applicable

        13.  Incorporation of Certain Information by
               Reference...................................  Not Applicable

        14.  Information with Respect to Registrants
               Other Than S-2 or S-3 Registrants...........  Not Applicable

    C.   INFORMATION ABOUT THE COMPANY BEING ACQUIRED

        15.  Information with Respect to S-3
               Companies...................................  Not Applicable

        16.  Information with Respect to S-2 or
               S-3 Companies...............................  Not Applicable

        17.  Information with Respect to Companies
               Other Than S-2 or S-3 Companies.............  Summary; The Merger; Certain Information
                                                               Concerning LIPA; Description of LIPA
                                                               Capital Stock; Consolidated Financial
                                                               Statements of Louisiana Independent
                                                               Physicians Association, Inc.

    D.   VOTING AND MANAGEMENT INFORMATION

        18.  Information if Proxies, Consents or
               Authorizations are to be
               Solicited...................................  Available Information; Summary; The Special
                                                               Meeting; The Merger; Incorporation of
                                                               Certain Documents by Reference

        19.  Information if Proxies, Consents or
               Authorizations are not to be
               Solicited or in an Exchange Offer...........  Not Applicable


Dear Shareholder:

          You are cordially invited to attend a Special Meeting of Shareholders of Louisiana Independent Physicians Association, Inc. ("LIPA"), to be held in the ____ Room of the Radisson Hotel, 4728 Constitution Avenue, Baton Rouge, Louisiana 70808, on ________, 1996, at ____ local time. A notice of the Special Meeting, Proxy Statement/Prospectus and proxy card containing information about the matters to be acted upon are enclosed. All holders of LIPA's outstanding shares of Common Stock ("LIPA Common Stock"), as of ________, 1996 (the "Record Date"), will be entitled to notice of and to vote at the Special Meeting and any postponement or adjournment thereof.

          At the Special Meeting, you will be asked to consider and to vote upon a proposal to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement"), dated as of January 16, 1996, among LIPA, United HealthCare Corporation ("United") and UHC Gold Acquisition, Inc., a direct, wholly owned subsidiary of United ("United Sub"), pursuant to which LIPA would be merged with and into United Sub (the "Merger"). If the Merger Agreement is approved and adopted and the Merger becomes effective, each outstanding share of LIPA Common Stock, other than LIPA Common Stock as to which dissenters' rights have been duly demanded as permitted under Louisiana law and not withdrawn or lost (the "Dissenting Stock"), will be converted into the right to receive a pro rata allotment of an aggregate number of shares of common stock, $.01 par value, of United (the "United Common Stock"), equal to $50,000,000 divided by the average closing price of United Common Stock on the New York Stock Exchange (the "NYSE") for the ten trading days ending with and including the second trading day preceding the closing of the Merger (the "Average Stock Price"); provided, however, that the number of shares issuable in the Merger will be fixed at (1) 938,692 if the Average Stock Price is at least $49.2707 but less than $53.2656, or (2) 730,093 if the Average Stock Price is more than $68.4844 but not more than $73.0500. If the Average Stock Price is more than $73.0500, the number of shares issuable in the Merger will be (1) $53,750,000 divided by (2) the Average Stock Price. If the Average Stock Price is less than $49.2707, the number of shares issuable in the Merger will be (1) $46,250,000 divided by (2) the Average Stock Price.

          On March __, 1996, the closing price per share of United Common Stock on the NYSE was $_____. If the Average Stock Price were equal to this price per share, shareholders of LIPA would be entitled to receive approximately _____ shares of United Common Stock, having a market value of approximately $_____, in exchange for each share of LIPA Common Stock held by them.

          The Merger is subject to the satisfaction of a number of conditions, including approval of the Merger Agreement and the Merger by the requisite vote of LIPA's shareholders. Pursuant to the Merger Agreement, the letter of transmittal that the shareholders of LIPA must submit in order to receive their shares of United Common Stock will contain a waiver. The waiver, the form of which is Exhibit 2.02(b) to the Merger Agreement, will release United and other parties from all claims relating to the provision prior to January 1, 1995 by the shareholder of services to Community Health Network of Louisiana, Inc., a Louisiana corporation, Louisiana Health Management Company, a Louisiana general partnership, and Louisiana Health Partners, Inc., a Louisiana corporation (collectively, the "Community Health Entities").

          In addition to the receipt of United Common Stock, at the effective time of the Merger each share of LIPA Common Stock outstanding, other than Dissenting Stock, will receive the right (the "Contingent Payment Right") to receive contingent cash payments, net of any amount to which United is entitled pursuant to the indemnification provisions of the Merger Agreement. The aggregate amount of such payments (each, an "Earn-Out") will be determined by reference to the audited combined net income of the Community Health Entities and MetraHealth Care of Louisiana, Inc., after taking into account certain adjustments, including adding back the after-tax effect of interest expenses, acquisition expenses, expenses relating to matters for which United is indemnified under the Merger Agreement, and certain operating expenses that exceed 10% of specified premium revenues (the "Adjusted Net Income"). For the period January 1, 1996 to December 31, 1996, the Earn-Out will equal the amount by which Adjusted Net Income exceeds $10.0 million, multiplied by 6.3. For the period January 1, 1997 to December 31, 1997, the Earn-Out will equal the amount by which Adjusted Net Income exceeds $16.5 million, multiplied by 4.5. In no case, however, can the aggregate of the two Earn-Outs exceed $35.0 million. The amount payable to each holder of a Contingent Payment Right will be equal to the Earn-Out for the applicable year divided by the number of Contingent Payment Rights outstanding at the time payment is due.

          Details of the proposed Merger and other important information are set forth in the accompanying Proxy Statement/Prospectus, which you are urged to read carefully.

          Your Board of Directors has carefully reviewed and considered the terms and conditions of the proposed Merger. In addition, your Board of Directors has received the opinion of its financial advisor, The Robinson-Humphrey Company, Inc., that the consideration to be received by the holders of LIPA Common Stock pursuant to the Merger is fair to such shareholders from a financial point of view.

          Your Board of Directors has unanimously approved the Merger and recommends that you vote FOR approval and adoption of the Merger Agreement.

          Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. If you attend the Special Meeting, you may revoke such proxy and vote in person if you wish, even if you have previously returned your proxy card. If you do not attend the Special Meeting, you may still revoke such proxy at any time prior to the Special Meeting by providing written notice of such revocation to ________, Secretary of LIPA. Your prompt cooperation will be greatly appreciated.


                                                  Very truly yours,



                                                  V. Lynn McCord, M.D.
________, 1996                                    President

                          8850 United Plaza Boulevard
                                   Suite 600
                          Baton Rouge, Louisiana 70809
                                 (504) 924-1772

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          To be held on _______, 1996

                             ----------------------

To the Shareholders of Louisiana Independent Physicians Association, Inc.:

          A Special Meeting of Shareholders of Louisiana Independent Physicians Association, Inc., a Louisiana corporation ("LIPA"), will be held in the ____ Room of the Radisson Hotel, 4728 Constitution Avenue, Baton Rouge, Louisiana 70808, on ________, 1996, at _____ local time, for the following purposes:

                    1. To consider and vote upon a proposal (a) to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement"), dated as of January 16, 1996, by and among LIPA, United HealthCare Corporation, a Minnesota corporation ("United"), and UHC Gold Acquisition, Inc., a Louisiana corporation and a direct, wholly owned subsidiary of United ("United Sub"), pursuant to which, among other things, (i) LIPA will be merged with and into United Sub (the "Merger"), (ii) each outstanding share of common stock, no par value, of LIPA ("LIPA Common Stock"), other than LIPA Common Stock as to which dissenters' rights have been duly demanded as permitted under Louisiana law and not withdrawn or lost (the "Dissenting Stock"), will be converted into the right to receive a pro rata allotment of an aggregate number of shares of common stock, $.01 par value, of United (the "United Common Stock"), with a value between $46,250,000 and $53,750,000, and
               (iii) each share of LIPA Common Stock outstanding, other than Dissenting Stock, will receive one right (the "Contingent Payment Right") to receive contingent cash payments with a value of between $0 and approximately $84,000 per share, and (b) to approve any transactions relating to the Merger Agreement and the Merger to the extent such transactions are deemed transactions for purposes of Section 84 of the Louisiana Business Corporation Law.

                    2. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

          The close of business on ________, 1996, has been fixed as the record date for the determination of the shareholders of LIPA entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. Accordingly, only holders of record of outstanding shares of LIPA Common Stock at the close of business on such date shall be entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. To be approved, the Merger Agreement must receive the affirmative vote of two-thirds of the LIPA Common Stock present at the Special Meeting. The meeting may be postponed or adjourned from time to time without notice other than such notice as may be given at the meeting or any postponement or adjournment thereof, and any business for which notice is hereby given may be transacted at any such postponed or adjourned meeting. Dissenting shareholders who comply with the procedural requirements of the Business Corporation Law of Louisiana will be entitled to receive payment of the fair cash value of their shares if the merger or consolidation is effected upon approval by less than eighty per cent of the corporation's total voting power.

                                           By Order of the Board of Directors,
Baton Rouge, Louisiana                     ___________________________________
__________, 1996                           Secretary

TO ASSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. DO NOT SEND ANY STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD. THE PROCEDURE FOR THE EXCHANGE OF YOUR SHARES AFTER THE MERGER IS CONSUMMATED IS SET FORTH IN THE ATTACHED PROXY STATEMENT/PROSPECTUS.

               LOUISIANA INDEPENDENT PHYSICIANS ASSOCIATION, INC.

                                PROXY STATEMENT
                              -------------------

                         UNITED HEALTHCARE CORPORATION

                                   PROSPECTUS
                              -------------------


          This Proxy Statement/Prospectus is being furnished by Louisiana Independent Physicians Association, Inc., a Louisiana corporation ("LIPA"), to holders of common stock, no par value, of LIPA (the "LIPA Common Stock"), in connection with the solicitation of proxies by the Board of Directors of LIPA for use at a Special Meeting of Shareholders of LIPA to be held on ________, 1996, in the ____ Room of the Radisson Hotel, 4728 Constitution Avenue, Baton Rouge, Louisiana 70808, commencing at ______ local time, and at any adjournment or postponement thereof (the "Special Meeting").

          The Special Meeting has been called (1) to consider and vote upon a proposal (a) to approve and adopt an Agreement and Plan of Merger, dated as of January 16, 1996, by and among LIPA, United HealthCare Corporation, a Minnesota corporation ("United"), and UHC Gold Acquisition, Inc., a Louisiana corporation and a direct, wholly owned subsidiary of United ("United Sub"), pursuant to which, among other things, (i) LIPA will be merged with and into United Sub (the "Merger"), (ii) each outstanding share of LIPA Common Stock, other than LIPA Common Stock as to which dissenters' rights have been duly demanded as permitted under Louisiana law and not withdrawn or lost (the "Dissenting Stock"), will be converted into the right to receive a pro rata allotment of a number of shares of common stock, $.01 par value, of United (the "United Common Stock"), with an aggregate value between $46,250,000 and $53,750,000, and (iii) each share of LIPA Common Stock outstanding, other than Dissenting Stock, will have the right to receive contingent cash payments with a value of between $0 and approximately $84,000 per share, and (b) to approve any transactions relating to the Merger Agreement and the Merger to the extent such transactions are deemed transactions for purposes of Section 84 of the Louisiana Business Corporation Law; and (2) to transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

          This Proxy Statement/Prospectus also constitutes a prospectus of United with respect to the shares of United Common Stock issuable to the shareholders of LIPA upon consummation of the Merger. United has supplied all information contained in this Proxy Statement/Prospectus relating to United and its subsidiaries, certain information concerning the subsidiaries of LIPA and information about LIPA on a consolidated basis, and LIPA has supplied all information contained in this Proxy Statement/Prospectus relating to LIPA on an unconsolidated basis.

          This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to shareholders of LIPA on or about _________, 1996.


                                ---------------

          See "Risk Factors" on page 23 for a discussion of certain factors that should be considered by holders of shares of LIPA Common Stock.
                                _______________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
                AND EXCHANGE COMMISSION OR  ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
              THIS PROXY STATEMENT/PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

         The date of this Proxy Statement/Prospectus is ________, 1996

                             AVAILABLE INFORMATION

     United is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by United with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at Seven World Trade Center, 13th Floor, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. In addition, material filed by United may be inspected at the offices of the New York Stock Exchange, Inc. (the "NYSE"), 20 Broad Street, New York, New York 10005.

     United has filed with the Commission a Registration Statement on Form S-4 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the United Common Stock to be issued pursuant to the Merger. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     This Proxy Statement/Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Documents relating to United (excluding exhibits unless specifically incorporated herein) are available without charge upon written or oral request to Kevin H. Roche, Secretary and General Counsel, United HealthCare Corporation, 300 Opus Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, telephone number (612) 936-1736. In order to ensure timely delivery of the documents, any request should be made by __________, 1996.

     The following documents, which have been filed by United with the Commission, are hereby incorporated by reference in this Proxy Statement/Prospectus: (1) United's Annual Report on Form 10-K for the year ended December 31, 1994; (2) United's Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 1995; (3) United's Current Reports on Form 8-K dated February 29, 1996, February 15, 1996, November 2, 1995, October 2, 1995, August 7, 1995, June 25, 1995, May 4, 1995, February 14, 1995 and
January 3, 1995, and on Form 8-K/A dated October 2, 1995 and January 3, 1995; and (4) the description of the United Common Stock contained in United's Registration Statement on Form 8-A dated September 20, 1991, and any amendment or report filed for the purpose of updating such description.

     The following documents, which have been filed by HealthWise of America, Inc. ("HealthWise"), with the Commission, are hereby incorporated by reference in this Proxy Statement/Prospectus: (1) HealthWise's Annual Report on Form 10-K for the year ended December 31, 1994 and (2) HealthWise's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995.

     All documents filed by United pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and before the Special Meeting shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in another document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                         _____________________________

     No person has been authorized to give any information or to make any representations other than those contained in this Proxy Statement/Prospectus in connection with the solicitation of proxies or the offering of securities made hereby and, if given or made, such information or representation must not be relied upon as having been authorized by United, LIPA or any other person. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. This Proxy Statement/Prospectus does not cover any resales of the United Common Stock offered hereby to be received by shareholders of LIPA deemed to be "affiliates" of LIPA or United upon the consummation of the Merger. No person is authorized to make use of this Proxy Statement/Prospectus in connection with such resales. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of United or LIPA since the date hereof or that the information herein is correct as of any time subsequent to its date.

     All share and per share amounts relating to United Common Stock in this Proxy Statement/Prospectus have been restated to reflect a two-for-one stock split in September 1992 and a two-for-one stock split on March 10, 1994, each of which was effected in the form of a 100% stock dividend.


AVAILABLE INFORMATION..................................................   2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................   2
SUMMARY................................................................   7
     General...........................................................   7
     The Parties to the Merger.........................................   7
           United HealthCare Corporation...............................   7
           Louisiana Independent Physicians Association, Inc...........   8
           UHC Gold Acquisition, Inc...................................   8
     The Special Meeting...............................................   8
           Time, Date and Place........................................   8
           Purposes of the Special Meeting.............................   8
           Record Date; Shares Entitled to Vote........................   9
           Votes Required; Quorum......................................   9
     The Merger........................................................   9
           Effective Time of the Merger................................   9
           Effects of the Merger.......................................   9
           Procedures for Exchange of Certificates, Waiver of
           Claims and Contingent Payment Rights........................  10
           Recommendation of the Board of Directors of LIPA............  11
           Opinion of LIPA's Financial Advisor.........................  11
           Management of LIPA after the Merger.........................  11
           Interests of Certain Persons in the Merger..................  11
           Accounting Treatment........................................  12
           Certain Federal Income Tax Consequences.....................  12
           Dissenters' Rights of Appraisal.............................  12
           Regulatory Approvals........................................  12
           Resales of United Common Stock..............................  13
           Comparison of Shareholder Rights............................  13
     The Merger Agreement..............................................  13
           Limitations on Negotiations by LIPA.........................  13
           Conditions to the Merger....................................  13
           Termination of the Merger Agreement.........................  14
           Fees and Expenses...........................................  14
     Market Price Data.................................................  14
     Comparative Unaudited Per Common Share Data.......................  15
     Summary Consolidated Financial Data of United.....................  18
     Summary Consolidated Financial Data of LIPA.......................  20
     Unaudited Pro Forma Combined Summary Financial Data...............  22

RISK FACTORS...........................................................  23
     Regulation........................................................  23
     Litigation........................................................  23
     Competition.......................................................  23
      Health Care Cost Changes.........................................  23
     Recent Acquisitions...............................................  24

THE SPECIAL MEETING....................................................  25
     General...........................................................  25
     Matters to be Considered at the Special Meeting...................  25
     Board of Directors' Recommendation................................  25
     Record Date; Voting at the Special Meeting; Required Vote.........  25

     Proxies..........................................................   26

THE MERGER............................................................   27
     Effects of the Merger............................................   27
     Effective Time...................................................   28
     Procedures for Exchange of Certificates and Waiver of Claims.....   28
     Fractional Shares................................................   30
     Contingent Payment Rights........................................   30
     Background of the Merger.........................................   30
     LIPA's Reasons for the Merger; Recommendation of LIPA's
       Board of Directors.............................................   33
     United's Reasons for the Merger..................................   34
     Opinion of LIPA's Financial Advisor..............................   34
     Interests of Certain Persons in the Merger.......................   38
     Management of Surviving Corporation After the Merger.............   39
     Accounting Treatment.............................................   39
     Certain Federal Income Tax Consequences..........................   39
     Stock Exchange Listing...........................................   43
     Dissenters' Rights of Appraisal..................................   43
     Regulatory Approvals.............................................   44
     Resales of United Common Stock Issued in the Merger..............   45

THE MERGER AGREEMENT..................................................   47
     The Merger Agreement.............................................   47
     General..........................................................   47
     Certain Representations and Warranties...........................   47
     Certain Covenants................................................   48
     Limitations on Negotiations by LIPA..............................   49
     Indemnification..................................................   49
     Conditions.......................................................   51
     Termination......................................................   52
     Amendment and Waiver.............................................   53
     Fees and Expenses................................................   53

CERTAIN INFORMATION CONCERNING UNITED.................................   54

CERTAIN INFORMATION CONCERNING LIPA...................................   64

COMPARISON OF SHAREHOLDER RIGHTS......................................   71

DESCRIPTION OF UNITED CAPITAL STOCK...................................   77

DESCRIPTION OF LIPA CAPITAL STOCK.....................................   79

LEGAL MATTERS.........................................................   79

EXPERTS...............................................................   79

OTHER MATTERS.........................................................   80

CONSOLIDATED FINANCIAL STATEMENTS OF LOUISIANA INDEPENDENT
     PHYSICIANS ASSOCIATION, INC......................................  F-2

UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION......... F-16


Exhibit A    Agreement and Plan of Merger, dated as of January 16, 1996, among United HealthCare Corporation, UHC Gold
             Acquisition, Inc. and Louisiana Independent Physicians
             Association, Inc., and selected Exhibits..................    A-1

Exhibit B    Opinion of The Robinson-Humphrey Company, Inc. dated
             January 9, 1996...........................................    B-1

Exhibit C    Section 131 of the Louisiana Business Corporation Law
             (Rights of Dissenting Shareholders).......................    C-1

                                    SUMMARY

          The following is a summary of certain information contained in this Proxy Statement/Prospectus. This summary is not intended to be complete and is qualified in all respects by the more detailed information included in this Proxy Statement/Prospectus and its Exhibits. Shareholders are urged to read carefully the entire Proxy Statement/Prospectus, including the Exhibits. As used in this Proxy Statement/Prospectus, the terms "United" and "LIPA" refer to United HealthCare Corporation and Louisiana Independent Physicians Association, Inc., respectively, and, where the context so requires, to their respective subsidiaries. United has supplied all information concerning United and its subsidiaries included herein, certain information concerning the subsidiaries of LIPA and information about LIPA on a consolidated basis, and LIPA has supplied all information herein concerning LIPA on an unconsolidated basis.

General

          This Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of Louisiana Independent Physicians Association, Inc., a Louisiana corporation ("LIPA"), and UHC Gold Acquisition, Inc., a Louisiana corporation ("United Sub") and a direct, wholly owned subsidiary of United HealthCare Corporation, a Minnesota corporation ("United"), pursuant to an Agreement and Plan of Merger, dated as of January 16, 1996 (the "Merger Agreement"), among LIPA, United and United Sub, a copy of which is attached to this Proxy Statement/Prospectus as Exhibit A. As a result of the Merger, among other things, (1) LIPA will be merged with and into United Sub (the "Merger"), (2) each outstanding share of common stock, no par value, of LIPA ("LIPA Common Stock"), other than LIPA Common Stock as to which dissenters' rights have been duly demanded as permitted under Louisiana law and not withdrawn or lost (the "Dissenting Stock"), will be converted into the right to receive a pro rata allotment of an aggregate number of shares of common stock, $.01 par value, of United (the "United Common Stock"), with a value between $46,250,000 and $53,750,000, and (3) each share of LIPA Common Stock outstanding, other than Dissenting Stock, will receive one right (the "Contingent Payment Right") to receive contingent cash payments with a value of between $0 and approximately $84,000 per share.

          The close of business on ________, 1996, has been fixed as the record date for the determination of the shareholders of LIPA entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. Accordingly, only holders of record of outstanding shares of LIPA Common Stock at the close of business on such date shall be entitled to notice of and to vote at the Special Meeting and any adjournment or postponement thereof. To be approved, the Merger Agreement must receive the affirmative vote of two-thirds of the LIPA Common Stock present at the Special Meeting. The meeting may be postponed or adjourned from time to time without notice other than such notice as may be given at the meeting or any postponement or adjournment thereof, and any business for which notice is hereby given may be transacted at any such postponed or adjourned meeting. See "THE MERGER," "THE MERGER AGREEMENT," "-The Merger" and "-The Merger Agreement."

The Parties to the Merger

          United HealthCare Corporation

          United is a national leader in health care management services and has offered services to health care purchasers and providers since 1974. United serves over 40 million covered lives through a broad continuum of health care products and services, including health maintenance organization ("HMO") and health insurance products and other specialized health care management services. United has developed a number of core capabilities, including medical information management, health benefit administration, risk assessment and pricing, health benefit design, provider contracting and risk sharing and health care delivery management. With these capabilities, United provides both comprehensive managed care services, such as HMO, insurance and self-funded health plan

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products, and unbundled health care management and cost containment products such as mental health and substance abuse services, utilization review services, specialized provider networks and employee assistance programs. On October 2, 1995, United completed its acquisition of The MetraHealth Companies, Inc. ("MetraHealth"), a large health care coverage company with over ten million covered lives. MetraHealth has a large national health insurance business and relationships with many of the country's largest companies. The acquisition of MetraHealth enhances United's ability to offer a full range of health care coverage products to all classes of customers. On February 1, 1996, United entered into a definitive agreement to acquire HealthWise of America, Inc. ("HealthWise"), a provider of a broad range of managed health care services to approximately 144,000 members through HMOs in Kentucky, Maryland, Tennessee and Arkansas. The acquisition of HealthWise, which is expected to close in the second quarter of 1996, will, among other things, enhance United's position in the Kentucky and Maryland markets.

          Louisiana Independent Physicians Association, Inc.

          LIPA is a physician owned holding company, which was formed in October 1985 by approximately 400 medical physicians practicing in Baton Rouge, Louisiana and the surrounding area. LIPA owns 51% of Community Health Network of Louisiana, Inc., a Louisiana corporation ("CHN"), 49% of Louisiana Health Management Company, a Louisiana general partnership ("LHMC"), and 51% of Louisiana Health Partners, Inc., a Louisiana corporation ("LHP," and together with CHN and LHMC, the "Community Health Entities"). CHN sells comprehensive health care coverage products to employers, other groups and to Medicare-eligible individuals. CHN has approximately 107,000 members enrolled in its insured HMO products and also provides services to approximately 6,000 enrolled members in its self-funded HMO and PPO products. CHN offers its products through a network of health care providers that included approximately 2,465 physicians as of March 1, 1996.

          For further information concerning LIPA, see "CERTAIN INFORMATION CONCERNING LIPA" herein. The principal executive offices of LIPA are located at 8550 United Plaza Boulevard, Suite 600, Baton Rouge, Louisiana 70809, and the telephone number is (504) 924-1772.

          UHC Gold Acquisition, Inc.

          UHC Gold Acquisition, Inc., a Louisiana corporation and wholly-owned subsidiary of United ("United Sub"), was incorporated on November 14, 1995 for purposes of the transactions contemplated by the Merger Agreement. United Sub engages in no other business. The principal executive offices of United Sub are located at 300 Opus Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, and the telephone number is (612) 936-1300.

The Special Meeting

          Time, Date and Place

          The Special Meeting will be held at ____ a.m., local time, on _______, 1996, in the ____ Room of the Radisson Hotel, 4728 Constitution Avenue, Baton Rouge, Louisiana 70808.

          Purposes of the Special Meeting

          The purposes of the Special Meeting are to (i) consider and vote on a proposal to approve and adopt the Merger Agreement, the Merger and any transactions related thereto, to the extent that such transactions are deemed transactions for purposes of Section 84 of the Louisiana Business Corporation Law ("LBCL"), see "THE MERGER--Interests of Certain Persons in the Merger," and
(ii) transact such other business as may properly come before the Special
Meeting.

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

          Record Date; Shares Entitled to Vote

          Holders of record of shares of LIPA Common Stock outstanding at the close of business on _______, 1996 (the "Record Date"), are entitled to notice of and to vote at the Special Meeting. At that date there were _________ shares of LIPA Common Stock outstanding, each of which will be entitled to one vote on each matter to be acted upon or which may properly come before the Special Meeting.

          Votes Required; Quorum

          The approval and adoption of the Merger Agreement by the shareholders of LIPA will require the affirmative vote of the holders of two-thirds of the voting power of LIPA Common Stock present at the Special Meeting (assuming the presence of a quorum). The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of LIPA Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting. See "THE SPECIAL MEETING."

          As of the Record Date, the directors, executive officers and affiliates of LIPA held, beneficially or otherwise, approximately _____ % of the LIPA Common Stock.

The Merger

          Effective Time of the Merger

          The Merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Louisiana (the "Effective Time"). See "THE MERGER-Effective Time."

          Effects of the Merger

          At the Effective Time, pursuant to the Merger Agreement, (1) LIPA will be merged with and into United Sub, which will be the surviving corporation (the "Surviving Corporation"), (2) each share of LIPA Common Stock outstanding, other than Dissenting Stock, will be converted into the right to receive a pro rata allotment of an aggregate number of shares of United Common Stock, equal in value to $50,000,000 divided by the average closing price of United Common Stock on the New York Stock Exchange (the "NYSE") for the ten trading days ending with and including the second trading day preceding the closing of the Merger (the "Average Stock Price"); provided, however, that the number of shares issuable in the Merger will be fixed at (1) 938,692 if the Average Stock Price is at least $49.2707 but less than $53.2656, or (2) 730,093 if the Average Stock Price is more than $68.4844 but not more than $73.0500. If the Average Stock Price is more than $73.0500, the number of shares issuable in the Merger will be (1) $53,750,000 divided by (2) the Average Stock Price. If the Average Stock Price is less than $49.2707, the number of shares issuable in the Merger will be (1) $46,250,000 divided by (2) the Average Stock Price. The Merger is subject to the satisfaction of a number of conditions, including, among others, approval of the Merger Agreement and the Merger by the requisite vote of LIPA's shareholders.

          On ________, 1996, the closing price per share of United Common Stock on the NYSE was $_____. If the Average Stock Price were equal to this price per share, shareholders of LIPA would be entitled to receive approximately _____ shares of United Common Stock (the "Assumed Exchange Ratio"), having a market value of approximately $_____, in exchange for each share of LIPA Common Stock held by them.

          Fractional shares of United Common Stock will not be issued in connection with the Merger. Shareholders of LIPA otherwise entitled to fractional shares of United Common Stock will be paid cash in lieu of such fractional shares determined as described herein under "THE MERGER-Fractional Shares."

-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
          In addition to United Common Stock, at the effective time of the Merger each share of LIPA Common Stock outstanding, other than Dissenting Stock, will receive one Contingent Payment Right to receive two contingent cash payments, net of any amount to which United is entitled pursuant to the indemnification provisions of the Merger Agreement. The aggregate amount of such payments (each of the two aggregate payments, an "Earn-Out") will be determined by reference to the audited net income of Community Health Network of Louisiana, Inc., a Louisiana corporation ("CHN"), Louisiana Health Management Company, a Louisiana general partnership ("LHMC"), Louisiana Health Partners, Inc., a Louisiana corporation ("LHP," and together with CHN and LHMC, the "Community Health Entities"), and MetraHealth Care of Louisiana, Inc. ("MetraHealth Louisiana") after taking into account certain adjustments, including adding back the after-tax effect of interest expenses, acquisition expenses, expenses relating to matters for which United is indemnified under the Merger Agreement, and certain operating expenses that exceed 10% of specified premium revenues (the "Adjusted Net Income"). For the period January 1, 1996 to December 31, 1996, the Earn-Out will equal the amount by which Adjusted Net Income exceeds $10.0 million, multiplied by 6.3. For the period January 1, 1997 to December 31, 1997, the Earn-Out will equal the amount by which Adjusted Net Income exceeds $16.5 million, multiplied by 4.5. In no case, however, can the aggregate of the two Earn-Outs exceed $35.0 million (or approximately $84,000 per share of LIPA Common Stock). The amount payable to each holder of a Contingent Payment Right will be equal to the Earn-Out for the applicable year divided by the number of Contingent Payment Rights outstanding at the time payment is due. See
"THE MERGER--Contingent Payment Rights."

          Procedures for Exchange of Certificates, Waiver of Claims and Contingent Payment Rights

          Promptly after the Effective Time, a letter of transmittal and instructions for surrendering stock certificates evidencing shares of LIPA Common Stock will be mailed to each holder of LIPA Common Stock for use in exchanging such holder's stock certificates for certificates evidencing shares of United Common Stock and for receiving cash in lieu of fractional shares and any dividends or other distributions to which such holder is entitled as a result of the Merger. Upon surrender of a certificate or certificate representing outstanding shares of LIPA Common Stock (the "Certificates") for cancellation to the Exchange Agent together with a letter of transmittal, duly executed, including a waiver of claims arising from the provision of services by the shareholder to the Community Health Entities prior to January 1, 1995, the form of which is Exhibit 2.02(b) to the Merger Agreement (the "Waiver"), and any other documents as may be required pursuant to such instructions, the holder of the Certificate will be entitled to receive in exchange therefor a certificate representing that number of whole shares of United Common Stock which the holder has received in respect of the shares of LIPA Common Stock formerly represented by the Certificate, cash in lieu of fractional shares of United Common Stock (after taking into account all shares of LIPA Common Stock then held by the holder) and any dividends or other distributions to which the holder is entitled pursuant to the Merger Agreement, and the Certificate so surrendered will forthwith be canceled. The Waiver is a release by a LIPA shareholder of United, LIPA, the Community Health Entities, and United's subsidiaries, officers, directors, employees and agents from all claims relating to the provision by the shareholder of services to the Community Health Entities prior to January 1, 1995, including any claims that may exist in connection with certain withholding arrangements between providers and the Community Health Entities. The Waiver functions as an alternative to a representation, with related indemnification provisions, in the Merger Agreement by LIPA that it had settled all outstanding claims concerning these withholding arrangements. United required this more effective form of protection as a condition to the acceptance of its final offer of merger terms. See "THE MERGER--Procedures for Exchange of Certificates and Waiver of Claims" and "THE MERGER--Background of the Merger." SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. See "THE MERGER-Procedures for Exchange of Certificates and Waiver of Claims."

          United will deliver a calculation of the Earn-Out for each of the years ended December 31, 1996 and December 31, 1997 to a group of three shareholders of LIPA (the "Shareholder Representative")
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
within 90 days of the end of each such year. United will make any payment due pursuant to the Contingent Payment Rights not later than 45 days following public announcement of United's audited financial results for the applicable year. See "THE MERGER--Contingent Payment Right Procedures."

          Recommendation of the Board of Directors of LIPA

          The Board of Directors of LIPA believes that the Merger is in the best interests of LIPA and its shareholders and has unanimously approved the Merger Agreement. The Board of Directors of LIPA unanimously recommends approval and adoption of the Merger Agreement to LIPA's shareholders. This recommendation is based on a number of factors discussed in this Proxy Statement/Prospectus. See "THE MERGER-LIPA's Reasons for the Merger; Recommendation of LIPA's Board of Directors."

          Opinion of LIPA's Financial Advisor

          The Robinson-Humphrey Company, Inc. ("Robinson-Humphrey") has delivered its written opinion to the Board of Directors of LIPA to the effect that, as of the date two days before the date of this Proxy Statement/Prospectus, the consideration to be received by the holders of LIPA Common Stock pursuant to the Merger is fair to such shareholders from a financial point of view. A copy of the opinion of Robinson-Humphrey, dated as of the date two days before the date of this Proxy Statement/Prospectus, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Exhibit B to this Proxy Statement/Prospectus and is incorporated by reference. Shareholders of LIPA are urged to read carefully the opinion in its entirety. See "THE MERGER-Opinion of LIPA's Financial Advisor."

          Management of LIPA after the Merger

          United Sub, as the Surviving Corporation, will remain a direct, wholly owned subsidiary of United upon consummation of the Merger. The directors of United Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of United Sub immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. United currently expects that after the Effective Time most of the executive officers of the Community Health Entities immediately prior to the Effective Time will retain those positions. See "THE MERGER-Management of Surviving Corporation After the Merger."

          Interests of Certain Persons in the Merger

          UHC Management Company, Inc., a wholly owned subsidiary of United, has entered into consulting agreements with each of V. Lynn McCord, President of LIPA, Kenneth C. Cranor, Chairman of the Board of Directors of LIPA, Williams D. Wall, IV, Vice President of LIPA, and Thomas H. Benton, counsel for LIPA, (the "Managers"). These agreements (the "Manager Agreements"), each of which has a three-year term, provide that each Manager will provide certain consulting services to United. The Manager Agreements prohibit the Managers from disclosing any confidential information regarding United that may become known to the Managers, and also contain non-solicitation and non-competition provisions. The Manager Agreements provide that such obligations shall be waived to the extent they may conflict with the performance of the duties of a Manager as a Shareholder Representative. Aggregate annual compensation under the Manager Agreements is $300,000. UHC has also entered into consulting agreements with nine additional directors and 20 shareholders of LIPA who serve on various committees of CHN with terms similar to the Manager Agreements, except that the length of each of these agreements is two years. The aggregate annual compensation due under the agreements to the nine directors is $190,000, and to the 20 shareholders is $250,000. See "THE MERGER--Interests of Certain Persons in the Merger."
--------------------------------------------------------------------------------

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          Accounting Treatment

          United intends to treat the Merger as a purchase for accounting and financial reporting purposes.

          Certain Federal Income Tax Consequences

          The obligation of each of United and LIPA to consummate the Merger is conditioned on, among other things, the receipt of an opinion of Dorsey & Whitney LLP, counsel to United, based upon certain representations and assumptions set forth therein, substantially to the effect that for federal income tax purposes the Merger will qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). On the basis of the foregoing opinion, it is expected that the following material federal income tax consequences will result from the Merger: (1) no gain or loss will be recognized by United, LIPA, or United Sub as a result of the Merger; (2) no gain or loss will be recognized by any LIPA shareholder upon the exchange of LIPA Common Stock for United Common Stock pursuant to the Merger (except to the extent that (a) a Contingent Payment Right is taxable immediately upon its receipt by a shareholder of LIPA Common Stock and (b) any cash is ultimately received by a shareholder of LIPA Common Stock in connection with the receipt of a fractional share interest in United Common Stock or on account of a Contingent Payment Right); and (3) the basis of the United Common Stock received by a LIPA shareholder who exchanges LIPA Common Stock for United Common Stock will be the same as the basis of the LIPA Common Stock surrendered in exchange therefor (subject to any current or future adjustments required as the result of (a) the receipt of a Contingent Payment Right and (b) the receipt of cash in lieu of a fractional share of United Common Stock or on account of a Contingent Payment Right). If the required tax opinion is not received, the Merger will not be consummated unless the condition requiring its receipt is waived and the approvals of the United and LIPA shareholders are resolicited by means of an updated Proxy Statement/Prospectus. Each LIPA shareholder is urged to consult with his or her own tax advisor concerning the federal income tax consequences of the Merger, as well as any applicable state, local, foreign or other tax consequences, based upon such shareholder's own particular facts and circumstances. See "THE MERGER--Certain Federal Income Tax Consequences."

          Dissenters' Rights of Appraisal

          Holders of LIPA Common Stock have the right to dissent from approval and adoption of the Merger Agreement and, if the Merger is consummated upon a vote of less than 80% of the total outstanding LIPA Common Stock, to receive payment of the fair cash value of their shares (determined in accordance with Louisiana law) upon compliance with the provisions of Section 131 of the LBCL, a copy of which is attached to this Proxy Statement/Prospectus as Exhibit C and is incorporated herein by reference. Shareholders of LIPA Common Stock are urged to read Section 131 carefully. See "THE MERGER--Dissenters' Rights of Appraisal."

          Regulatory Approvals

          Consummation of the Merger is conditioned upon, among other things, the expiration or termination of all applicable waiting periods pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The HSR Act requires that parties to certain acquisitions file notifications with the federal antitrust authorities and observe a waiting period prior to consummation. United and LIPA each initially filed Notification and Report Forms with respect to the Merger under the HSR Act on January 25, 1996 and the applicable waiting period expired on February 25, 1996. Consummation of the Merger is also conditioned upon the giving of all required notices and obtaining receipt of all other regulatory approvals necessary for consummation of the Merger, including the giving of notice or receipt of approval under the federal Health Maintenance Organization Act of 1973 and the applicable provisions of the Louisiana laws regulating HMOs and Insurance Holding Company Systems. See "THE MERGER-Regulatory Approvals."
--------------------------------------------------------------------------------

          Resales of United Common Stock

          The shares of United Common Stock to be issued to shareholders of LIPA in connection with the Merger have been registered under the Securities Act of 1933, as amended (the "Securities Act"). All shares of United Common Stock received by holders of LIPA Common Stock upon consummation of the Merger will be freely transferable by those shareholders of LIPA not deemed to be "affiliates" (as such term is defined under the Securities Act) of LIPA or United. See "THE MERGER--Resales of United Common Stock Issued in the Merger."

          Comparison of Shareholder Rights

          Upon consummation of the Merger, LIPA shareholders will become United shareholders. As a result, their rights as shareholders, which are now governed by Louisiana corporate law and LIPA's Articles of Incorporation and Bylaws, will be governed by Minnesota corporate law and United's Articles of Incorporation and Bylaws. See "COMPARISON OF SHAREHOLDER RIGHTS" for a summary of certain material differences between the rights of holders of United Common Stock and the rights of holders of LIPA Common Stock.

The Merger Agreement

          Limitations on Negotiations by LIPA

          The Merger Agreement provides that LIPA may not initiate, solicit or encourage any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, (1) any sale of stock or other equity interests, merger, consolidation, share exchange, business combination, or other similar transaction; (2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of any of LIPA's interest in the Community Health Entities or 20% or more of the assets of LIPA in a single transaction or a series of related transactions; or (3) any agreement to do, or public announcement by LIPA of a proposal, plan or intention to do, any of the actions described in (1) or
(2) (each of (1), (2) and (3), referred to as a "Competing Transaction"), or enter into discussions or negotiate with any person in furtherance of, or to obtain a Competing Transaction, or agree to endorse a Competing Transaction, and that LIPA will use its reasonable efforts to cause the directors, officers, employees, agents and representatives of LIPA (as such persons are defined in the Merger Agreement, see "THE MERGER AGREEMENT--Limitations on Negotiations by LIPA") not to take such action, except in each such case as may be required in order to comply with the Board of Directors' fiduciary duties, as evidenced by the written opinion of counsel experienced in such matters. LIPA has agreed to keep United informed regarding any inquiries or proposals with respect to a Competing Transaction. See "THE MERGER AGREEMENT--Limitations on Negotiations by LIPA."

          Conditions to the Merger

          The obligations of United and LIPA to consummate the Merger are subject to the satisfaction of certain conditions (any or all of which may be waived to the extent permitted by applicable law), including effectiveness of the Registration Statement, requisite shareholder approval of the Merger Agreement, the absence of any action, proceeding or injunction prohibiting consummation of the Merger, the receipt of necessary regulatory and other approvals and consents, the receipt of an opinion from legal counsel to the effect that the Merger will qualify as a tax-free reorganization for federal income tax purposes, the accuracy, as of the Effective Time, of representations and warranties in the Merger Agreement, performance or compliance with the agreements and covenants in the Merger Agreement, the receipt of "cold comfort" letters from each of United and LIPA's respective independent public accountants and the receipt by LIPA of a fairness opinion from Robinson-Humphrey dated the date hereof. See "THE MERGER AGREEMENT--Conditions."

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          Termination of the Merger Agreement

          The Merger Agreement may be terminated at any time prior to the Effective Time (1) by mutual written consent of United and LIPA; (2) by either United or LIPA, if (a) any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any governmental or regulatory authority preventing or prohibiting consummation of the Merger shall have become final and nonappealable, (b) if the Merger shall not have been consummated before June 30, 1996, or a later date under certain circumstances set forth in the Merger Agreement, (c) if the Merger Agreement shall fail to receive the requisite vote for approval and adoption by the shareholders of LIPA at the Special Meeting or any adjournment thereof or (d) the Average Stock Price is more than $76.09 or less than $45.66; (3) by United, if LIPA has breached any of its covenants or agreements contained in the Merger Agreement, or if any of the representations and warranties of LIPA shall have become untrue, in any such case such that the conditions to United's obligation to effect the Merger on account of the continuing truth, accuracy and compliance with LIPA's representations, warranties, agreements or covenants will not be satisfied (and such breach or condition has not been cured by the earlier of 30 days following receipt by LIPA of written notice of such breach or June 30, 1996 (or a later date under certain circumstances set forth in the Merger Agreement)); (4) by LIPA, if United has breached any of its covenants or agreements contained in the Merger Agreement, or if any of the representations and warranties of United shall have become untrue, in any case such that the conditions to LIPA's obligation to effect the Merger on account of the continuing truth, accuracy and compliance with United's representations, warranties, agreements or covenants will not be satisfied (and such breach or condition has not been cured by the earlier of 30 days following receipt by United of written notice of such breach or June 30, 1996 (or a later date under certain circumstances set forth in the Merger Agreement)); or (5) by LIPA, if United has entered into a written agreement under which United will be acquired by or merge with another entity or publicly announced its intention to enter into such a transaction, and after such transaction, persons who were directors of United prior to such transaction would not constitute a majority of the board of directors of the acquiring or surviving corporation in such transaction.

          In the event of termination of the Merger Agreement by either United or LIPA, the Merger Agreement will become void and there will be no liability or obligation on the part of United, United Sub or LIPA, subject to certain exceptions. See "THE MERGER AGREEMENT--Termination."

          Fees and Expenses

          LIPA and United have agreed to bear their own expenses incurred in connection with the Merger.

Market Price Data

          The United Common Stock is listed on the NYSE under the symbol "UNH." There is no public trading market for the LIPA Common Stock. The following table sets forth the closing price per share of the United Common Stock and the "equivalent per share price" (as defined below) of LIPA Common Stock as of (1) January 15, 1996, the last trading day before United and LIPA announced execution of the Merger Agreement, and (2) ______, 1996. The "equivalent per share price" of LIPA Common Stock as of each date equals (1) the number of shares of United Common Stock to be issued in the Merger based on each closing price, multiplied by (2) the same such closing price, and divided by (3) the number of shares of LIPA Common Stock outstanding on the Record Date.

-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                                  Equivalent Per
Market Price                          United     Share Price (LIPA
Per Share At:                      Common Stock    Common Stock)
------------                       ------------  ------------------

January 15, 1996..                    $  58.25      $
________, 1996....                    $             $

          Shareholders of LIPA are advised to obtain current market quotations for United Common Stock. No assurance can be given as to the market price of United Common Stock at any time before the Effective Time or as to the market price of United Common Stock at any time thereafter.

Comparative Unaudited Per Common Share Data

          The following table presents selected comparative unaudited per share data with respect to United Common Stock on a historical and a pro forma combined basis, and with respect to LIPA Common Stock on a historical and pro forma equivalent basis, giving effect to the Merger as a purchase for accounting and financial reporting purposes. Such pro forma data assume that the Merger had been effective on September 30, 1995 for the book value per share data and at the beginning of the year ended December 31, 1994 and the nine months ended September 30, 1995 for the dividends declared and net earnings per share data. The table also presents book value per share data as of September 30, 1995 and net earnings per share data for the nine months ended September 30, 1995 and the year ended December 31, 1994, adjusted to give effect to United's October 2, 1995 acquisition of MetraHealth and the probable merger with HealthWise as if the acquisition and merger had occurred on September 30, 1995 with respect to the book value per share data and January 1, 1994 with respect to the net earnings per share data. United's unaudited pro forma condensed combining financial statements giving effect to the MetraHealth acquisition are included in its Current Report on Form 8-K/A dated October 2, 1995, incorporated by reference into this Proxy Statement/Prospectus. The historical per share data set forth in the following table are derived from and should be read in conjunction with the historical consolidated financial statements of United, MetraHealth, LIPA and HealthWise, including the notes thereto, incorporated by reference into or included in this Proxy Statement/Prospectus. See "UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION," "CONSOLIDATED FINANCIAL STATEMENTS OF LOUISIANA INDEPENDENT PHYSICIANS ASSOCIATION, INC." and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." The per share data set forth below are presented for informational purposes only and are not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have been achieved had the acquisition of MetraHealth, and the mergers of LIPA and HealthWise, been consummated on the dates indicated above.
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                                      United Common Stock          LIPA Common Stock
                                    -----------------------   ---------------------------
                                                 Pro Forma                   Pro Forma
                                    Historical   Combined     Historical     Equivalent
                                    ----------  -----------   ----------    -------------
Book value per share(1):

 September 30, 1995...............      $17.99     $17.91      $  9,560.70    $
 September 30, 1995 as
  adjusted (4)....................       17.79      17.71               --

Cash dividends per share:(2)

Nine months ended
 September 30, 1995...............      $ 0.03     $ 0.03       $       --    $

Year ended December 31, 1994......      $ 0.03     $ 0.03       $       --    $

Net earnings per share from
 continuing operations:(3)

Nine months ended
 September 30, 1995...............      $ 1.55     $ 1.55       $ 2,781.65    $
 1995 as adjusted (4).............        1.65       1.65               --

Year ended December 31, 1994......      $ 1.64     $ 1.64       $ 2,160.67    $
 1994 as adjusted (4).............        1.76       1.75               --


----------------------------
(1) The pro forma combined book value per share of United Common Stock is based upon the pro forma common shareholders' equity of the combined companies, divided by the total pro forma common shares of the combined companies outstanding as of the date indicated, assuming conversion of the LIPA Common Stock at the Exchange Ratio. The pro forma equivalent book value per share of LIPA Common Stock represents the pro forma combined book value per share multiplied by the Assumed Exchange Ratio. The actual exchange ratio may differ depending on the price of United Common Stock on the date of exchange.

(2) The pro forma combined dividends per share for United Common Stock assumes no changes in cash dividends per share. The pro forma equivalent dividends per share for LIPA Common Stock represent the cash dividends declared on a share of United Common Stock multiplied by the Assumed Exchange Ratio. The actual exchange ratio may differ depending on the price of United Common Stock on the date of exchange.

(3) The pro forma combined net earnings per share from continuing operations (based on fully diluted weighted average shares outstanding) of United Common Stock is based on the pro forma net earnings for the combined companies, divided by the pro forma weighted average common shares of the combined companies. The pro forma equivalent net earnings per share from continuing operations of LIPA Common Stock represents pro forma combined net earnings per share from continuing operations multiplied by the Assumed Exchange Ratio. The actual exchange ratio may differ depending on the price of United Common Stock on the date of exchange.

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
(4) The as adjusted book value and net earnings per share data give effect to United's October 2, 1995 acquisition MetraHealth and United's probable merger with HealthWise as if the acquisition and merger had occurred on September 30, 1995 with respect to the book value per share data and on January 1, 1994 with respect to the net earnings per share data.
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

Summary Consolidated Financial Data of United

      The following table summarizes certain selected historical consolidated financial data of United which should be read in conjunction with the consolidated financial statements of United, and the notes thereto, incorporated by reference into this Proxy Statement/Prospectus. The financial data for the five years ended December 31, 1994 have been derived from the audited consolidated financial statements of United. The financial data as of and for the nine months ended September 30, 1995 and 1994 have been derived from the unaudited condensed consolidated financial statements of United. The following summary data does not include the estimated pro forma effects of United's October 2, 1995 acquisition of MetraHealth or its probable merger with HealthWise. United's unaudited pro forma condensed combining financial statements giving effect to the MetraHealth acquisition are included in its Current Report on Form 8-K/A dated October 2, 1995, incorporated by reference into this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Each acquisition described in the footnotes to the table below has been recorded using the purchase method of accounting and accordingly, the operating results of each acquired company have been included in United's historical financial information from the respective dates of acquisition. In the opinion of United's management, all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial data for the nine months ended September 30, 1995 and 1994 have been reflected therein. Operating results for the nine months ended September 30, 1995 are not necessarily indicative of the results that may be expected for the full year.



                                 Nine Months Ended
                                   September 30,
                                    (unaudited)                                     Years Ended December 31,
                             --------------------------     ------------------------------------------------------------------
                             1995(1)(2)         1994          1994(3)        1993(4)      1992(5)       1991(6)      1990(7)
                             ----------      ----------     ----------     ----------   ----------    ----------   -----------
                                                             (in thousands, except per share data)

Statement of Operations
   Data:

Revenues                     $3,477,316      $2,799,855     $3,768,882     $3,115,202   $2,200,636    $1,416,120   $ 1,056,019

Earnings from Operations     $  437,540      $  368,826     $  506,047     $  336,351   $  207,306    $  142,724   $    79,548

Net Earnings Before
   Extraordinary Gain        $  272,981      $  203,896     $  288,139     $  212,078   $  130,591    $   89,398   $    47,142

Extraordinary Gain on
   Sale of Subsidiary, net   $       --      $1,377,075     $1,377,075     $       --   $       --    $       --   $        --

Net Earnings                 $  272,981      $1,580,971     $1,665,214     $  212,078   $  130,591    $   89,398   $    47,142

Net Earnings Per Share:

    Earnings Before
      Extraordinary Gain     $     1.55      $     1.16     $     1.64     $     1.23   $     0.79    $   0.60     $      0.38

    Extraordinary Gain       $      --       $     7.85     $     7.86     $       --   $       --    $     --     $        --

    Primary                  $     1.55      $     9.01     $     9.50     $     1.23   $     0.79    $   0.60     $      0.38

    Fully Diluted            $     1.55      $     9.01     $     9.50     $     1.23   $     0.79    $   0.60     $      0.34

Dividends Per Common
    Share                    $    0.030      $    0.030     $    0.030     $    0.015   $   0.0075    $ 0.0075     $    0.0075

Weighted Average Number
   of Common Shares
   Outstanding:

   Primary                      176,615         175,501        175,209        171,739      166,091     148,105         124,898

   Fully Diluted                176,615         175,501        175,209        171,739      166,091     148,105         138,022

Balance Sheet Data:

Cash and Investments         $2,585,582      $2,864,624     $2,769,390     $1,169,433   $  923,576    $516,174     $   258,071

Total Assets                 $3,896,871      $3,529,057     $3,489,479     $1,787,354   $1,321,174    $801,473     $   434,555

Long-term Obligations        $   26,189      $   23,956     $   24,275     $   39,099   $   24,132    $ 41,649     $    39,123

Shareholders' Equity         $3,127,512      $2,701,773     $2,795,456     $1,085,410   $  822,903    $426,796     $   169,460
----------------------

-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) On October 2, 1995, United acquired MetraHealth. The total purchase price of the acquisition was $1.09 billion in cash and $500 million of 5.75% convertible preferred stock, for total consideration at closing of $1.59 billion. In addition, certain former owners of MetraHealth will be eligible to receive up to an additional $700 million if MetraHealth achieves certain defined operating results for each of 1995, 1996 and 1997. Had this transaction occurred on January 1, 1994, and excluding the effects of any potential future consideration, combined unaudited pro forma results for the nine months ended September 30, 1995 and the year ended December 31, 1994 would have been revenues
- $6.50 billion and $7.98 billion; net earnings before extraordinary gain - $315.0 million and $337.0 million; net earnings - $293.0 million and $308.0 million; net earnings per common share before extraordinary gain - $1.66 and $1.76 and net earnings per common share - $1.66 and $9.62.

(2) On January 3, 1995, United acquired GenCare Health Systems, (GenCare), a health plan based in St. Louis, Missouri, which served 230,000 members at the time of acquisition, for a total purchase price of $515.4 million in cash. Had the transaction occurred on January 1, 1994, combined unaudited pro forma results for the nine months ended September 30, 1994 and the year ended December 31, 1994 would have been: revenues - $2.94 billion and $3.97 billion; net earnings before extraordinary gain - $200.1 million and $284.9 million; net earnings - $1.58 billion and $1.66 billion; net earnings per common share before extraordinary gain - $1.14 and $1.63 and net earnings per common share - $8.99 and $9.49.

(3) On May 27, 1994, United sold Diversified Pharmaceutical Services, Inc. (Diversified), then a wholly-owned subsidiary, to SmithKline Beecham Corporation for $2.3 billion in cash. In connection with this transaction, United recognized an extraordinary gain after transaction costs and income tax effects of $1.38 billion, or $7.86 per share. The results of Diversified subsequent to the sale are not included in the financial information presented above.

(4) On January 29, 1993, United acquired Western Ohio Health Care Corporation, then a 183,000-member HMO located in Dayton, Ohio, for a purchase price of $100.1 million.

(5) On January 2, 1992, United acquired Physicians Health Plan Corporation, the sole shareholder of Physicians Health Plan of Ohio, Inc., then a 154,000-member HMO located in Columbus, Ohio, for a purchase price of $89 million. In addition, United completed a public offering in March 1992 of ten million shares of United Common Stock, with net proceeds of $195.9 million.

(6) United completed a public offering in March 1991 of 13.8 million shares of United Common Stock, with net proceeds of $99.1 million. On August 30, 1991, United acquired approximately 79% of Ocean State Coordinated Health Services Corporation ("Ocean State"), the sole shareholder of Ocean State Physicians Health Plan, Inc. (subsequently renamed United Health Plans of New England, Inc.), then a 136,000-member HMO located in Warwick, Rhode Island, for a purchase price of $26.4 million. United previously owned 21% of Ocean State. As a result of the transaction, Ocean State became a wholly-owned subsidiary of United.

(7) On March 1, 1990, United acquired PrimeCare Health Plan, Inc. ("PrimeCare"), then a 100,000-member HMO located in Milwaukee, Wisconsin. In addition to the purchase price of $9.1 million, the transaction required the repayment of $2.2 million of subordinated debt of PrimeCare.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Summary Consolidated Financial Data of LIPA

      The following table summarizes certain selected historical consolidated financial data of LIPA. The balance sheet data presented below as of December 31, 1994 and 1993 and the statement of operations data presented below for each of the years in the three-year period ended December 31, 1994 are derived from LIPA's audited consolidated financial statements appearing elsewhere in this Proxy Statement/Prospectus. The balance sheet data as of December 31, 1992, 1991 and 1990 and the statement of operations data for the years ended December 31, 1991 and 1990 have been derived from other audited consolidated financial statements of LIPA; however, these financial statements are not included in this Proxy Statement/Prospectus. The financial data as of September 30, 1995 and 1994 and for the nine months ended September 30, 1995 and 1994 are derived from the unaudited condensed consolidated financial statements of LIPA. In the opinion of LIPA's management, the consolidated balance sheet data as of September 30, 1995 and 1994 and the consolidated statement of operations data for the nine months ended September 30, 1995 and 1994 reflect all adjustments (which consist of only normal recurring adjustments) necessary for a fair presentation of results of these interim periods. Operating results for the nine months ended September 30, 1995 and 1994 are not necessarily indicative of results for the full fiscal year or for any future interim period. The summarized historical financial data should be read in conjunction with "LIPA's Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of LIPA, and the notes thereto, included elsewhere in this Proxy Statement/Prospectus. See "CONSOLIDATED FINANCIAL STATEMENTS OF LOUISIANA INDEPENDENT PHYSICIANS ASSOCIATION, INC."

                                       Nine Months Ended
                                         September 30,                          Years Ended December 31,
                                  -------------------------      -------------------------------------------------------------
                                          (Unaudited)
                                      1995          1994         1994      1993            1992          1991      1990(1)
                                      ----          ----         ----      ----            ----          ----      -------
                                                              (in thousands, except share and per share data)
Statement of Operations
  Data:
  Revenues                            $93,751       $61,467      $82,529   $66,258         $61,163       $50,853     $43,172

  Earnings (loss) from
    Operations                           (252)           (7)          10       528          (1,376)         (770)      1,140

  Equity in Earnings of
    Unconsolidated
    Affiliates (2)                      2,104         1,178        1,363     1,081           1,217           934       1,178

  Minority Interest                       (54)           (7)          (8)     (278)             (9)          (16)       (586)

  Net Earnings Before
    Extraordinary Gain                  1,160           757          901       840           1,106            99         790

  Extraordinary Gain, net                  --            --           --        --              --            --         477

  Net Earnings (Loss)                 $ 1,160       $   757      $   901   $   840         $  (107)      $    99     $ 1,267

  Net Earnings (Loss)
    Per Share:
    Net Earnings (Loss)
    Before Extraordinary
    Gain                              $ 2,782       $ 1,816      $ 2,161   $ 2,015         $  (255)      $   237     $ 1,894
    Extraordinary Gain                     --            --           --        --              --            --       1,144
    Net Earnings (Loss)                 2,782         1,816        2,161     2,015            (255)          237       3,038

  Dividends per Common
    Share                             $    --       $    --      $    --   $    24         $   953       $    --     $   251

  Weighted Average Number
    of Common Shares
    Outstanding                           417           417          417       417             417           417         417

Balance Sheet Data:
    Cash and Investments              $ 4,245       $ 7,969      $ 8,206   $ 7,650         $ 2,281       $ 2,856     $ 5,206

    Total Assets                      $21,818       $16,700      $16,997   $13,883         $11,650       $10,451     $10,483

    Stockholders' Equity              $ 3,987       $ 2,683      $ 2,827   $ 1,926         $ 1,095       $ 1,600     $ 1,501

----------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(1) During 1990 LIPA realized an extraordinary gain relating to a reduction in income taxes arising from the carryforward of prior year losses.

(2) Amount represents LIPA's Equity interest in two unconsolidated entities, LHMC and LHP, which are both properly accounted for under the equity method of accounting for investments.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Unaudited Pro Forma Combined Summary Financial Data

          The following table summarizes certain selected unaudited pro forma financial data for United and LIPA combined, giving effect to (1) the Merger as a purchase for accounting and financial reporting purposes and (2) the acquisition of MetraHealth accounted for as a purchase and (3) the probable merger with HealthWise to be accounted for as a pooling of interests. Such pro forma data assumes that the Merger, the MetraHealth acquisition and the merger with HealthWise had been effective on September 30, 1995 for the balance sheet data and at the beginning of the nine months ended September 30, 1995 and the year ended December 31, 1994 for the statement of operations data. The unaudited pro forma data set forth in the following table is derived from, and should be read in conjunction with, the historical consolidated financial statements of United, MetraHealth, LIPA and HealthWise, including the respective notes thereto, and the unaudited pro forma condensed combining financial information, including the respective notes thereto, incorporated by reference into or included in this Proxy Statement/Prospectus. See "UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION," "CONSOLIDATED FINANCIAL STATEMENTS OF LOUISIANA INDEPENDENT PHYSICIANS ASSOCIATION, INC." and "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." The following pro forma financial data is presented for informational purposes only, and is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have been achieved had the LIPA Merger, the acquisition of MetraHealth and the proposed merger of HealthWise been consummated on the dates or prior to the periods presented.

                                                        United, MetraHealth, HealthWise
                                                          and LIPA Pro Forma Combined
                                                     ------------------------------------
                                                      Nine Months
                                                        Ended                 Year Ended
                                                     September 30,            December 31,
                                                       1995(2)                  1994(2)
                                                     -------------           ------------
                                               (in millions except share and per share amounts)
Statement of Operations
  Data(1):
Revenues                                              $     6,658             $      8,149

Earnings from Operations                              $       533             $        624

Net Earnings Before
  Extraordinary Gain                                  $       322             $        345

Extraordinary Gain on
  Sale of Subsidiary, net                             $        --             $      1,377

Net Earnings Applicable
  to Common Shareholders                              $       300             $      1,693

Net Earnings Per Share
  Applicable to Common
  Shareholders:

    Earnings Before
    Extraordinary Gain                                $       1.65            $       1.75

    Extraordinary Gain                                $         --            $       7.65

    Net Earnings                                      $       1.65            $       9.40

Dividends Per Common Share                            $       0.03            $       0.03

Weighted Average Number
  of Common Shares
  Outstanding                                          181,749,000             180,136,000

Balance Sheet Data(1):

Cash and Investments                                  $      3,179                    N/A

Total Assets                                          $      6,385                    N/A

Long-term Obligations                                 $         49                    N/A

Shareholders' Equity                                  $      3,210                    N/A
-------------------


(1) All pro forma amounts exclude the one-time costs associated with the merger of United and HealthWise. See Note D to "UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION."

(2) United has signed definitive agreements to acquire in separate transactions PHP, Inc. and Physicians Health Association, Ltd. These transactions are expected to close in the first or second quarters of 1996 and have been excluded from the unaudited pro forma condensed combining financial information as their effects are not significant.
--------------------------------------------------------------------------------

                                  RISK FACTORS

          Certain factors relating to the industry in which United operates and United's business should be carefully considered.

Regulation

          United's primary business, offering health care coverage and health care management services, is heavily regulated at both the federal and state level. Changes in applicable laws and regulations are continually being considered. While United is unable to predict what regulatory changes may occur or the impact on United of any particular change, United's operations and financial results could be negatively affected by regulatory revisions. Certain proposed changes in Medicare and Medicaid programs may increase the opportunities for United to enroll persons under products developed for the Medicare and Medicaid eligible populations, but proposed changes also may limit the reimbursement available to United and increase competition in those programs, which would adversely affect United's financial results. The continued consideration and enactment of "anti-managed care" laws and regulations, such as "any willing provider" laws and limits on utilization management, by federal and state bodies may make it more difficult for United to control medical costs and may adversely affect financial results.

          In addition to changes in applicable laws and rules, United is potentially subject to governmental investigations and enforcement actions. These include possible government actions relating to the federal Employee Retirement Income Security Act ("ERISA"), which regulates insured and self-insured health coverage plans offered by employers and United's services to such plans and employers, the Federal Employees Health Benefit Plan ("FEHBP"), federal and state fraud and abuse laws and laws relating to utilization management and the delivery of health care. Any such government action could result in assessment of damages, civil or criminal fines or penalties, or other sanctions, including exclusion from participation in government programs. Although United is currently involved in various government audits, such as under the FEHBP or relating to services for ERISA plans, United does not believe the results of such current audits will, individually or in the aggregate, have a material adverse effect on United's financial results. See "CERTAIN INFORMATION CONCERNING UNITED--Government Regulation."

Litigation

          Because of the nature of its business, United is subject to suits relating to the failure to provide or pay for health care, poor outcomes for care delivered or arranged under United's programs, nonacceptance or termination of providers, failure to return withheld amounts from provider compensation, failure of a self-funded plan serviced by United to pay benefits, improper copayment calculations and other forms of legal actions. Some of these suits may include claims for substantial punitive damages. While United does not believe that any such actions currently threatened or pending will, individually or in the aggregate, have a material adverse effect on United's financial results, the likelihood or outcome of such current or future suits cannot be accurately predicted, and they could adversely affect United's financial results.

Competition

          The industry in which United operates is highly competitive and significant consolidation has occurred within the industry, creating stronger competitors. At the same time, there are a number of new entrants to the industry, which may also increase competitive pressures. The current competitive markets in certain areas may limit United's ability to price its products at levels United believes appropriate. These competitive factors could adversely affect United's financial results. See "CERTAIN INFORMATION CONCERNING UNITED--Competition."

Health Care Cost Changes

          Trends in health care prices and utilization have a substantial effect on United's financial results. Historically, increases in health care prices and utilization have caused health care costs to rise faster than general inflation. In recent time periods these increases have moderated, but there can be no assurance that health care prices or utilization will not again increase at a more rapid pace. If health care costs do begin to increase more rapidly, there can be no assurance that United will be able to meet its goal of maintaining price increases at least sufficient to cover increases in health care costs. Competitive pressures, demands from providers and customers, applicable regulations or other factors may adversely affect United's ability to limit the impact of health care cost increases by reducing the amounts paid to providers or by increasing prices. If United were unable to continue to meet its objective of matching price increases to health care cost increases, its financial results would likely be materially adversely affected.

Recent Acquisitions

          United has engaged in an extensive acquisition program over the last few years. United continues to evaluate opportunities to acquire additional businesses or to sell existing ones. The intensive acquisition program may affect United's ability to integrate and manage its overall business effectively, which may increase costs, slow membership, revenue and earnings growth and adversely affect United's financial results. United's recent acquisition of MetraHealth poses significant integration challenges, particularly since MetraHealth itself was the product of a merger of businesses that were not yet fully integrated. Failure to successfully integrate MetraHealth would likely materially adversely affect United's financial results.

          The acquisition of MetraHealth also may make United's revenues more sensitive to fluctuations in overall health care cost trends, because the proportion of the former MetraHealth revenues derived from indemnity insurance business, which may have a lesser degree of health care cost control, is relatively high, and because former MetraHealth revenues will constitute a substantial portion of United's revenues. See "CERTAIN INFORMATION CONCERNING UNITED--Expansion and Disposal of Operations."

                              THE SPECIAL MEETING
General

     This Proxy Statement/Prospectus is being furnished to holders of LIPA Common Stock in connection with the solicitation of proxies by the Board of Directors of LIPA for use at a Special Meeting to be held on __________, 1996, in the ____ Room of the Radisson Hotel, 4728 Constitution Avenue, Baton Rouge, Louisiana, 70808, commencing at _______ local time, and at any adjournment or postponement thereof.

     This Proxy Statement/Prospectus and accompanying form of proxy are first being mailed to shareholders of LIPA on or about __________, 1996.

Matters to be Considered at the Special Meeting

     At the Special Meeting, holders of LIPA Common Stock will (1) consider and vote upon a proposal to approve and adopt the Merger Agreement, the Merger and any transactions related thereto, to the extent that such transactions are deemed transactions under Section 84 of the LBCL, see "THE MERGER--Interests of Certain Persons in the Merger," and (2) transact such other business as may properly come before the Special Meeting or any postponement or adjournment thereof.

Board of Directors' Recommendation

     THE BOARD OF DIRECTORS OF LIPA BELIEVES THAT THE MERGER AGREEMENT IS IN THE BEST INTERESTS OF LIPA AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS APPROVAL AND ADOPTION OF THE MERGER AGREEMENT TO ITS SHAREHOLDERS.

Record Date; Voting at the Special Meeting; Required Vote

     LIPA has fixed _________, 1996, as the Record Date for the determination of the holders of LIPA Common Stock entitled to notice of and to vote at the Special Meeting. Accordingly, only holders of record of LIPA Common Stock on the Record Date will be entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were _______ shares of LIPA Common Stock outstanding and entitled to vote, which shares were held in the aggregate by ______ holders of record. Each holder of record of LIPA Common Stock on the Record Date is entitled to cast one vote per share of LIPA Common Stock, exercisable in person or by properly executed proxy, at the Special Meeting.
The presence, in person or by properly executed proxy, of the holders of a majority of the LIPA Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum at the Special Meeting.

     The approval and adoption of the Merger Agreement by the shareholders of LIPA will require the affirmative vote of the holders of two-thirds of LIPA Common Stock present at the Special Meeting (assuming a quorum is present). If an executed proxy card is returned and the shareholder has abstained from voting on any matter, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote but will not be considered to have been voted in favor of such matter. Accordingly, abstentions will have the same effect as a vote against the Merger Agreement.

     As of the Record Date, neither United nor any of its directors or executive officers or their affiliates beneficially owned any shares of LIPA Common Stock.

Proxies

     All shares of LIPA Common Stock represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting, and not revoked, will be voted at the Special Meeting in accordance with the instructions indicated on such proxies. If no instructions are indicated, such proxies will be voted for approval and adoption of the Merger Agreement. If any other matters are properly presented at the Special Meeting for consideration, including, among other things, consideration of a motion to postpone or adjourn the Special Meeting to another time or place, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (1) filing with the Secretary of LIPA, at or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy, (2) duly executing a later dated proxy relating to the same shares and delivering it to the Secretary of LIPA before the taking of the vote at the Special Meeting, or (3) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Louisiana Independent Physicians Association, Inc., 8550 United Plaza Boulevard, Suite 600, Baton Rouge, Louisiana 70809, Attention:
Corporate Secretary, or hand delivered to the Secretary of LIPA at or before the taking of the vote at the Special Meeting.

     The meeting may be postponed or adjourned from time to time without notice other than such notice as may be given at the meeting or any postponement or adjournment thereof, including, without limitation, if a quorum is not obtained, or if fewer shares are likely to be voted in favor of approval and adoption of the Merger Agreement than the number required for approval. Any business for which notice has been given may be transacted at any such postponed or adjourned meeting. If the Special Meeting is postponed or adjourned for the purpose of obtaining additional proxies or votes or for any other purpose, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies which have theretofore effectively been revoked or withdrawn), notwithstanding that they may have been effectively voted on the same or any other matter at a previous meeting.

     Pursuant to the Merger Agreement, all expenses related to the printing, filing and mailing of the Registration Statement and this Proxy
Statement/Prospectus will be borne by the party that incurs such expenses. In addition to use of the mails, proxies may be solicited personally or by telephone or telegraph by directors, officers and employees of LIPA, who will not be specially compensated for such activities.

SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. THE PROCEDURE FOR THE EXCHANGE OF YOUR SHARES AFTER THE MERGER IS CONSUMMATED IS SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS. See "THE MERGER--Procedures for Exchange of Certificates and Waiver of Claims."

                                   THE MERGER

     The following information describes the material aspects of the Merger. This description does not purport to be complete and is qualified in its entirety by reference to the Exhibits hereto, including the Merger Agreement, which is attached to this Proxy Statement/Prospectus as Exhibit A and is incorporated herein by reference. All shareholders are urged to read Exhibit A in its entirety. See also "THE MERGER AGREEMENT."

Effects of the Merger

     Upon consummation of the Merger, (1) LIPA will merge with and into United Sub, which will be the Surviving Corporation, (2) LIPA will cease to exist, and
(3) each share of LIPA Common Stock outstanding, other than Dissenting Stock, will be converted into the right to receive a pro rata allotment of an aggregate number of shares of United Common Stock equal to $50,000,000 divided by the Average Stock Price; provided, however, that the number of shares issuable in the Merger will be fixed at (1) 938,692 if the Average Stock Price is at least $49.2707 but less than $53.2656, or (2) 730,093 if the Average Stock Price is more than $68.4844 but not more than $73.0500. If the Average Stock Price is more than $73.0500, the number of shares issuable in the Merger will be (1) $53,750,000 divided by (2) the Average Stock Price. If the Average Stock Price is less than $49.2707, the number of shares issuable in the Merger will be (1) $46,250,000 divided by (2) the Average Stock Price.

     On ________, 1996, the closing price per share of United Common Stock on the NYSE was $_____. If the Average Stock Price were equal to this price per share, shareholders of LIPA would be entitled to receive approximately _____ shares of United Common Stock, having a market value of approximately $_____, in exchange for each share of LIPA Common Stock held by them. As of the Record Date, there were ___ shares of LIPA Common Stock outstanding. Assuming the Average Stock Price is $____ and there is no Dissenting Stock, then, upon consummation of the Merger, _______ shares of United Common Stock would be issuable to the holder of each share of LIPA Common Stock.

     In addition to United Common Stock, at the effective time of the Merger each share of LIPA Common Stock outstanding, other than Dissenting Stock, will receive one Contingent Payment Right to receive two contingent cash payments, net of any amount to which United is entitled pursuant to the indemnification provisions of the Merger Agreement. The aggregate amount of such payments will be determined by reference to the Adjusted Net Income of the Community Health Entities and MetraHealth Louisiana. For the period January 1, 1996 to December 31, 1996, the Earn-Out will equal the amount, if any, by which Adjusted Net Income exceeds $10.0 million, multiplied by 6.3. For the period January 1, 1997 to December 31, 1997, the Earn-Out will equal the amount, if any, by which Adjusted Net Income exceeds $16.5 million, multiplied by 4.5. In no case, however, can the aggregate of the two Earn-Outs exceed $35.0 million (or approximately $84,000 per share of LIPA Common Stock). The amount payable to each holder of a Contingent Payment Right will be equal to the Earn-Out for the applicable year divided by the number of Contingent Payment Rights outstanding at the time payment is due. See "--Contingent Payment Right Procedures."

     All shares of LIPA Common Stock converted into shares of United Common Stock in the Merger will no longer be outstanding and will automatically be canceled and retired and will cease to exist at the Effective Time. Each certificate previously representing shares of LIPA Common Stock will thereafter represent the right to receive a certificate representing shares of United Common Stock. Certificates previously representing shares of LIPA Common Stock may be exchanged for certificates representing whole shares of United Common Stock issued in consideration therefor upon the surrender of such certificates as provided below, without interest. No fractional shares of United Common Stock will be issued, and, in lieu thereof, a cash payment will be made as provided below. Each share of

LIPA Common Stock held in the treasury of LIPA or owned by any direct or indirect wholly owned subsidiary of LIPA immediately prior to the Effective Time will be canceled and extinguished without any conversion thereof, and no payment will be made with respect thereto.

     For a description of the procedures for exchanging LIPA Common Stock for United Common Stock and for payment of cash in lieu of the issuance of fractional shares, see "--Procedures for Exchange of Certificates" and "--Fractional Shares."

Effective Time

     If the Merger Agreement is approved and adopted by the requisite vote of the shareholders of LIPA and the other conditions to the Merger are satisfied (or waived to the extent permitted), the Merger will be consummated and effected at the time the certificate of merger is filed with the Secretary of State of the State of Louisiana.

     The closing of the transactions contemplated by the Merger Agreement will take place on the last business day of the month during which all of the conditions to the Merger are satisfied (or waived to the extent permitted) or on such other date, time and place as United and LIPA may agree. The Merger Agreement may be terminated by either United or LIPA in certain circumstances notwithstanding the prior approval and adoption of the Merger Agreement by the shareholders of LIPA. See "THE MERGER AGREEMENT--Termination."

Procedures for Exchange of Certificates and Waiver of Claims

     As of the Effective Time, United will deposit, or will cause to be deposited, with a bank or trust company designated by United and acceptable to LIPA (the "Exchange Agent"), for the benefit of the holders of shares of LIPA Common Stock, for exchange in accordance with the terms of the Merger Agreement, certificates representing the shares of United Common Stock (such certificates for shares of United Common Stock, together with any dividends or distributions with respect thereto and appropriate cash payments in lieu of fractional shares of United Common Stock, being hereinafter referred to as the "Exchange Fund") issuable pursuant to the Merger Agreement in exchange for outstanding shares of LIPA Common Stock. The Exchange Agent will, pursuant to irrevocable instructions, deliver the United Common Stock contemplated to be issued pursuant to the Merger Agreement out of the Exchange Fund.

     Promptly after the Effective Time, United will instruct the Exchange Agent to mail to each holder of record of a Certificates (1) a letter of transmittal in customary form (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent), and (2) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of United Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with a duly executed letter of transmittal, which will also include the Waiver (as described in the paragraph immediately following), and any other documents as may be required pursuant to such instructions, the holder of the Certificate will be entitled to receive in exchange therefor a certificate representing that number of whole shares of United Common Stock which the holder has received in respect of the shares of LIPA Common Stock formerly represented by the Certificate, cash in lieu of fractional shares of United Common Stock (after taking into account all shares of LIPA Common Stock then held by the holder) and any dividends or other distributions to which the holder is entitled pursuant to the Merger Agreement, and the Certificate so surrendered will forthwith be canceled. In the event of a transfer of ownership of shares of LIPA Common Stock which is not registered in the transfer records of LIPA, a certificate representing the proper number of shares of United Common Stock, together with cash in lieu of fractional shares of United Common Stock and any dividends or other distributions to which such holder is entitled, may be issued to a transferee if the Certificate representing such shares of LIPA Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender the certificate representing shares of United Common Stock, cash in lieu of any fractional shares of United Common Stock and any dividends or other distributions to which the holder is entitled as described below.

     The Waiver, the form of which is Exhibit 2.02(b) to the Merger Agreement, is a release by a LIPA shareholder of United, LIPA, the Community Health Entities, and United's subsidiaries, officers, directors, employees and agents from all claims that a shareholder may have relating to the provision by the shareholder of services to the Community Health Entities prior to January 1, 1995. The Waiver is intended to cover claims in connection with withholding arrangements between providers and CHN that existed prior to January 1, 1995 under certain provider contracts. The Waiver functions as an alternative to a representation, with related indemnification provisions, in the Merger Agreement by LIPA that it had settled all outstanding claims concerning these withholding arrangements. United required this more effective form of protection as a condition to the acceptance of its final offer of merger terms. See "--Background of the Merger."

SHAREHOLDERS OF LIPA SHOULD NOT FORWARD THEIR STOCK CERTIFICATES TO THE EXCHANGE AGENT WITHOUT A LETTER OF TRANSMITTAL AND SHOULD NOT RETURN THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

     No dividends or other distributions declared or made after the Effective Time with respect to United Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of United Common Stock represented thereby, and no cash payment in lieu of fractional shares will be paid to any such holder, until the holder of the Certificate has surrendered such Certificate. Subject to the effect of escheat, tax or other applicable laws, following surrender of any such Certificate, there will be paid to the holder of the certificates representing whole shares of United Common Stock issued in exchange therefor, without interest, (1) promptly, the amount of any cash payable with respect to a fractional share of United Common Stock to which such holder is entitled and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of United Common Stock, and (2) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of United Common Stock. All shares of United Common Stock issued upon conversion of the shares of LIPA Common Stock (including any cash paid for fractional shares and for dividends or other distributions described above) will be deemed to have been issued in full satisfaction of all rights pertaining to such shares of LIPA Common Stock, other than the right to receive the Earn-Outs, if any. See THE MERGER--Contingent Payment Rights."

     Any portion of the Exchange Fund remaining undistributed one year after the Effective Time will be returned to United, upon demand, and any holders of theretofore unsurrendered LIPA Common Stock will thereafter be able to look only to United for any portion of the Exchange Fund to which they are entitled. Neither United nor LIPA will be liable to any holder of shares of LIPA Common Stock for any such shares of United Common Stock (or dividends or distributions with respect thereto) or cash in lieu of fractional shares delivered to a public official pursuant to any abandoned property, escheat or similar law.

Fractional Shares

     No certificates or scrip representing fractional shares of United Common Stock will be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of United. Each holder of Certificates who otherwise would be entitled to receive a fractional share of United Common Stock will receive, in lieu of such fractional share interest, an amount in cash (without interest) determined by multiplying (1) the closing sale price per share of United Common Stock as reported on the NYSE on the business day immediately preceding the date of closing of the Merger by (2) the fractional share interest to which such holder would otherwise be entitled. United will transfer to the Exchange Agent on a timely basis the cash necessary to make such payments. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of LIPA Common Stock with respect to any fractional share interests, the Exchange Agent will promptly pay such amounts to holders of LIPA Common Stock at such time as they have surrendered their Certificates.

Contingent Payment Rights

     Within 90 days following the end of each of the years ended December 31, 1996 and December 31, 1997 (the "Earn-Out Years"), United will deliver to
Dr. V. Lynn McCord, Dr. Williams D. Wall, IV, and Dr. Kenneth C. Cranor, or their properly designated successors (collectively, the "Shareholder Representative"), a calculation of the Earn-Out with respect to such year, together with (1) the certification of the chief financial officers of United and the Surviving Corporation to the effect that (a) United and Surviving Corporation have not disposed of all or substantially all of their respective interests in the Community Health Entities or otherwise combined the operations of such entities, unless United shall have made reasonably adequate provisions to provide for the determination of the Earn-Out, and (b) that United and the Surviving Corporation have maintained their respective books and records in accordance with generally accepted accounting principles; and (2) the certification of such officers and the independent certified public accountants of United or the Surviving Corporation to the effect that the calculation is in accordance with an audit by such accountants for the Community Health Entities. The Shareholder Representative may contest the calculation of the Earn-Out in accordance with certain procedures, including the arbitration of unresolved issues. United shall make any payment due under the Contingent Payment Rights to each holder thereof by cashier's or certified check not later than 45 days following public announcement of United's audited financial results for each of the Earn-Out Years. Contingent Payment Rights are personal to each initial holder of such rights and are not transferable for any reason other than by operation of law or by will or the laws of descent and distribution. Contingent Payment Rights will not be represented by any certificate or similar instrument.

Background of the Merger

     On May 31, 1994, United and Complete Health Services, Inc. ("Complete") consummated a merger pursuant to which United became the owner of approximately 51% of LHMC, 49% of CHN and 51% of LHP, with LIPA holding the remaining interest in these entities. See "CERTAIN INFORMATION CONCERNING LIPA--The Business of LIPA." Shortly after the announcement of the merger of United and Complete, LIPA objected to Complete regarding the exclusion of LIPA from the merger negotiations. LIPA's understanding of Complete's response was that LIPA's participation in the negotiations was not possible and that United would have to wait two years before it could seek a merger with LIPA. Based on this understanding, LIPA's Board of Directors (the "LIPA Board") abandoned its request to negotiate and cooperated in the transition of the management resulting from United's merger with Complete, in the belief that the new joint ownership would substantially increase the value of LIPA's interest in the Community Health Entities.

     On February 7, 1995, United offered to buy LIPA's interest in the Community Health Entities. On February 10, 1995, the LIPA Board initiated a discussion of LIPA's strategic options and methods by which the LIPA Board could effectively evaluate those options. Dr. McCord, Dr. Kenneth C. Cranor, Chairman of the Board of Directors of CHN, and Thomas H. Benton, LIPA's senior legal counsel, expressed the view to the Board that it was not then a good time to negotiate a sale to United. The reasons for this view were that (1) the LIPA Board lacked sufficient information about the value of LIPA, (2) the recent departure of the CHN chief executive officer created an uncertain environment and (3) CHN would soon experience increased profit margins due to the introduction of new products. Dr. McCord informed United that the LIPA Board had decided to delay further negotiations for these reasons. On February 27, 1995, LIPA communicated to its shareholders United's offer to buy LIPA's interest in the Community Health Entities and the decision to delay negotiations with United.

     Thereafter, Dr. McCord, Dr. Cranor, Dr. Williams D. Wall, IV, LIPA's Vice President, and personnel from Thomas H. Benton & Associates (the "Benton Law Firm") studied recent HMO acquisitions in general and United acquisitions in particular. As part of the process, this group gave the Complete transaction with United particular scrutiny. LIPA also informed several investment banks of United's interest in acquiring LIPA's interest in the Community Health Entities. As a result, several inquiries were received and a national investment banking firm offered to review the operations of the Community Health Entities without obligation. This offer was accepted, and on April 6, 1995, the investment bank sent a three person team to Baton Rouge. This team interviewed senior management and reviewed financial reports, then advised orally representatives of LIPA regarding methods for valuing HMO acquisitions.

     In its review of the strategic options available to LIPA, the LIPA Board considered, in addition to the financial condition and outlook of LIPA, the following factors that might adversely impact the value of LIPA: (1) the then-current general decline of HMO acquisition values in the national market;
(2) the resignation of CHN's chief executive officer and the existing vacancy in that position; (3) that few potential buyers would be interested in acquiring LIPA's holdings because LIPA did not own a controlling interest in the management company; and (4) uncertainty concerning LIPA's projected income figures for the next two years.

     On June 26, 1995, United announced its agreement to acquire MetraHealth.
As a result of this acquisition, which United consummated on October 2, 1995, United acquired approximately 200,000 covered lives in Louisiana, 12,000 of whom were in CHN's service areas in New Orleans and Baton Rouge.

     On July 18, 1995, Dr. McCord and Dr. Cranor met with representatives of United. Following that meeting, in a letter dated July 20, United provided a list of six alternatives to the previous United offer. United proposed that LIPA either (1) sell 100% of its interest in the Community Health Entities to United, (2) sell less than 100% of its interest in the Community Health Entities to United, (3) retain its current interest in the Community Health Entities, but if United were to acquire a competing HMO, the acquired entity would be merged into CHN as additional paid in capital from United, thereby reducing the percentage of LIPA's equity interest, (4) contribute equally to the cost of such an acquisition of an competing HMO, (5) perform some combination of the actions described in (2) and (3) above, or (6) maintain the status quo.

     The LIPA Board met on July 27, 1995 to consider United's offer and related alternatives. Given the recent acquisition of MetraHealth by United, the hiring of a new CEO and the recent substantial increases in CHN's monthly income, the LIPA Board authorized Drs. McCord, Cranor, Wall and Mr. Thomas H. Benton (collectively, the "Committee") to engage in negotiations for a possible acquisition of LIPA by United on the basis of a tax-free exchange of shares.

     The Committee was authorized to consult with H. J. Lowe and Company, LIPA's accountants, for any appropriate assistance, including the recommendation of additional consultants. The Committee was instructed to consult with the LIPA Board regarding each offer. The consensus of the LIPA Board was that the value to United of the holdings of LIPA should reflect (1) current monthly income, which had recently increased and was expected to remain at this higher level;
(2) the non-compete covenant with United, which had an economic value separate and apart from the value of LIPA; (3) that control of 100% of the Community Health Entities had value to United; and (4) that United faced potential conflicts due to the MetraHealth acquisition.

     Accordingly, the LIPA Board sent to United on August 25, 1995 a written offer to sell LIPA for $110 million based, in part, on the factors listed above. In response to this letter, United at an August 28, 1995 meeting offered $40 million for LIPA and urged the Committee to seek investment banking advice in evaluating the offer. United also suggested that an earn-out, which would provide additional compensation to the shareholders of LIPA if the earnings of the Community Health Entities reached specified levels, could address the difference in opinion concerning the valuation of the Community Health Entities. Shortly thereafter, the Committee, together with LIPA's accountants, performed a valuation analysis based upon various assumed growth rates. This valuation analysis was compared to an analysis that United prepared. United's and LIPA's representatives had several discussions regarding basic assumptions underlying the valuation analyses.

     In the course of these discussions, United informed LIPA that as a condition of the Merger United would require consulting agreements containing non-compete covenants with key personnel of LIPA. In order to avoid any conflict of interest on the part of the Committee members, the Committee and United deferred discussion of such agreements until the conclusion of price negotiations.

     On September 5, 1995, another meeting was held in Baton Rouge, which included United's chairman and chief executive officer, Dr. William W. McGuire, M.D. On October 13, 1995, United made an offer of approximately $50 million in stock plus a $35 million cash earn-out, subject to the receipt of a release from each shareholder regarding withholding arrangements in pre-1995 provider contracts, in lieu of a representation by LIPA and related indemnification provisions addressing this concern. On October 27, 1995, United revised the earn-out terms, and indicated that this was its final offer. This final offer contained the condition that consulting agreements be received from certain key LIPA personnel, including the four Committee members, physicians that were board members of LIPA and CHN and physicians serving on the existing committees of CHN. United insisted on these agreements in order to effect a smooth transition of control of the Community Health Entities and to maintain local participation in management of CHN.

     The Committee recommended to the LIPA Board that LIPA should retain counsel experienced in corporate mergers to advise LIPA regarding the merger documentation and the request for the consulting agreements. Accordingly, LIPA retained the New Orleans firm of Correro, Fishman & Casteix, L.L.P. as special merger counsel ("Special Merger Counsel").

     The LIPA Board considered United's final offer at a December 7, 1995 meeting, which Special Merger Counsel attended. The Committee reported that it approved the offer subject to the resolution of certain matters. At that meeting, the LIPA Board chose The Robinson-Humphrey Company, Inc., an investment banking firm headquartered in Atlanta, Georgia, to perform a fairness evaluation. Following the meeting, United performed certain due diligence regarding LIPA. United also presented a draft of the proposed merger agreement to LIPA. Special Merger Counsel, together with the Benton Law Firm, negotiated the terms of the Merger Agreement with United over the next few weeks.

     The LIPA Board met on January 9, 1996, at which time a draft of the Robinson-Humphrey report was given to each Board member for study, and representatives of Robinson-Humphrey discussed the report. The report concluded that the proposed merger was fair to the shareholders of LIPA from a financial point of view. See "THE MERGER--Opinion of LIPA's Financial Advisor." Also at that meeting, Special Merger Counsel reviewed with the LIPA Board the proposed merger agreement and suggested that the LIPA Board further study the Robinson-Humphrey report and the Merger Agreement before voting whether to approve the proposed merger agreement.

     The LIPA Board held a meeting to vote on the approval of the proposed merger agreement on January 11, 1996. Special Merger Counsel attended that meeting and representatives from Robinson-Humphrey were present by telephone. The LIPA Board discussed whether to approve the proposed merger agreement or to remain independent as a part owner of CHN. The benefits and risks inherent in each choice were discussed. The LIPA Board also discussed whether it could terminate the management contract between Complete (now a United subsidiary) and LIPA and whether, absent such contract, any other purchaser might buy LIPA's 51% ownership of CHN. This alternative was rejected because it would initiate an adversarial relationship with United, which could reduce LIPA's value, and because the LIPA Board considered it unlikely that a prospective buyer would offer a higher price than that offered by United. The LIPA Board further determined that retaining LIPA's separate interest in CHN was not in the best interest of LIPA's shareholders because it could result in a hostile, perhaps even unprofitable, relationship between United and LIPA. Furthermore, in light of the increasing level of competition in the health care industry and the recent changes to the Medicare and Medicaid programs, it was determined that United's size and expertise would provide better growth opportunities for CHN than if CHN's ownership remained divided. On the basis of the recommendations and opinions it received, the LIPA Board unanimously authorized the execution of the proposed merger agreement and its submission to a vote by LIPA's shareholders. The Merger Agreement was duly executed effective January 16, 1996.

LIPA's Reasons for the Merger;  Recommendation of LIPA's Board of Directors

     By the unanimous vote of the entire LIPA Board at a special meeting held on January 11, 1996, the LIPA Board determined that the proposed Merger Agreement was in the best interests of LIPA and its shareholders. The Merger Agreement was adopted and approved by the entire LIPA Board, which also unanimously resolved to recommend that the shareholders of LIPA vote FOR approval and adoption of the Merger Agreement. In reaching its conclusion to enter into the Merger Agreement and to recommend that the shareholders of LIPA vote for the approval and adoption of the Merger Agreement, the Board of Directors of LIPA considered a number of factors, including, without limitation and without assigning relative weights thereto, the factors described in the preceding two paragraphs. See "--Background of the Merger." In making these determinations the Board was cognizant that achieving a significant, or even any, Earn-Out payment was speculative, as it depends on various factors that are not reliably predictable. Moreover, for an Earn-Out to become payable the Community Health Entities would have to perform at a substantially more profitable level than they have ever previously performed. The Board was mindful, however, that several factors could, separately or in combination with each other, create a synergy following the Merger that could result in the Earn-Out being achieved. These factors are the inclusion of MetraHealth Louisiana in the earnings of CHN for purposes of the Earn-Out, and the freedom of operations that United would achieve from a resolution of the possible conflicts of interest inherent in having two separate operations in Louisiana (CHN and MetraHealth Louisiana). The Board believes that the Earn-Out will serve to capture the benefit from this synergy, should it result in substantial improvement to CHN's earnings. Nonetheless, the Board recommends that in making their decisions on how to vote with respect to the Merger Agreement, shareholders should not assign any value to the Earn-Out.

United's Reasons for the Merger

          As part of its acquisition of Complete Health Services, Inc. in 1994, United acquired an interest in the Community Health Entities. In general, United prefers to have 100% ownership of health plans. Therefore, United has had periodic discussions with LIPA regarding the purchase of its interest in the Community Health Entities, concluding with the Merger Agreement. In addition, United acquired another health plan in Louisiana in connection with the MetraHealth acquisition, along with other health care coverage business in Louisiana. United believes that 100% ownership of the Community Health Entities will facilitate combining and expanding all of United's Louisiana operations. The presence of the non-competition clause with LIPA would have caused significant conflicts and difficulties for United in operating separate health plans in Louisiana. United also believes that following the Merger it will continue to have a strong relationship with LIPA's managers and provider owners.

Opinion of LIPA's Financial Advisor

          Background. LIPA engaged Robinson-Humphrey to undertake the following on behalf of LIPA in connection with the Merger: (1) to render a First Opinion at or about the date of the Merger Agreement and a Second Opinion at or about the date of this Proxy Statement/Prospectus to the Board of Directors of LIPA with respect to the fairness, from a financial point of view, to LIPA's shareholders of the consideration to be received in the Merger; and (2) to provide financial advice concerning (a) the quality and value of the United Common Stock described herein, (b) adjustments to the exchange ratio of the United Common Stock to be received by LIPA's shareholders, and (c) the adequacy of the Merger consideration in view of what other purchasers might be willing to pay for LIPA, it having been understood that Robinson-Humphrey would not make a survey of other purchasers upon which to base such advice.

          The terms of Robinson-Humphrey's engagement were set forth in a letter agreement dated December 18, 1995 (the "Robinson-Humphrey Engagement Letter"). Under the terms of the Robinson-Humphrey Engagement Letter, LIPA agreed to pay Robinson-Humphrey a fee of $150,000 payable upon delivery of the First Opinion and a fee of $50,000 upon delivery of the Second Opinion. If LIPA had not requested the Second Opinion, then the $50,000 fee would have been payable at the time this Proxy Statement/Prospectus was mailed. If LIPA had broken off negotiations with United or had not requested the First Opinion before March 31, 1996, then LIPA would have been obligated to pay Robinson-Humphrey an advisory fee equal to $75,000. Upon subsequent delivery of the First Opinion, such advisory fee would have been credited against the fee payable upon delivery of such First Opinion. The Robinson-Humphrey Engagement Letter also provides that LIPA will reimburse Robinson-Humphrey its reasonable out-of-pocket expenses up to $15,000. LIPA has also agreed to indemnify Robinson-Humphrey and hold it harmless against any and all losses, claims, damages or liabilities (together with reimbursement of legal and other expenses incurred in defense of such claims) to which Robinson-Humphrey may become subject arising in any manner out of or in connection with the professional services, advice or opinions of Robinson-Humphrey pursuant to its engagement by LIPA, unless it is finally judicially determined that such losses, claims, damages or liabilities resulted directly from the negligence or willful misconduct of Robinson-Humphrey or any of its controlling persons, affiliates, directors, officers, employees or agents, or any breach by Robinson-Humphrey of the Engagement Letter. If the Merger is not sooner completed, Robinson-Humphrey's engagement by LIPA will terminate on September 30, 1996.

          As a part of its engagement, Robinson-Humphrey advised LIPA concerning certain adjustments to the exchange ratio of United Common Stock for LIPA Common Stock. See "The Merger - Effects of the

Merger." Robinson-Humphrey advised LIPA that these adjustments were important to provide limited protection of the merger consideration to be received by LIPA shareholders against market volatility in the price of United Common Stock. See "RISK FACTORS." The exchange ratio adjustments agreed to in the Merger Agreement were arrived at as a result of direct negotiations between United and Robinson-Humphrey.

          Robinson-Humphrey is a recognized investment banking firm and, as a customary part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, and valuations for corporate and other purposes. The Board of Directors of LIPA selected Robinson-Humphrey primarily because of its expertise and reputation, and secondarily because of its availability to complete the assignment on a timely basis and its competitive pricing of the service.

          The Opinion. On January 9, 1996, Robinson-Humphrey delivered its written opinion to LIPA's Board of Directors that, as of such date, the consideration to be received by the shareholders of LIPA in the Merger was fair to such shareholders from a financial point of view. No limitations were imposed by LIPA's Board of Directors upon Robinson-Humphrey with respect to the investigations made or the procedures followed by it in rendering its opinion, except that Robinson-Humphrey was not authorized to, and did not, solicit any indications of interest from any third party to acquire all or any part of LIPA.

          Robinson-Humphrey has assumed that United is effectively acquiring 50% of the operations of the Community Health Entities for $50,000,000, thereby implying a value of approximately $100,000,000 for 100% of the Community Health Entities. This assumption was necessitated, in part, by the fact that although, historically, the Community Health Entities have been operated separately, with each maintaining separate financial statements, the operations of the two entities are related so inextricably that their historical and projected financial results should be combined for purposes of analyzing them, evaluating the value of LIPA's ownership interest in them and comparing them to other companies. In preparation of the pro forma financial projections for the Community Health Entities, Robinson-Humphrey consulted with members of management of the Community Health Entities, as well as representatives from LIPA and United.

          In rendering its opinion, Robinson-Humphrey reviewed and analyzed:
(1) the Merger Agreement, (2) financial and operating information with respect to the business, operations and prospects of the Community Health Entities furnished to Robinson-Humphrey by LIPA and the Community Health Entities; (3) a comparison of the historical financial results and present financial condition of the Community Health Entities with those of other companies which Robinson-Humphrey deemed relevant; (4) an analysis of financial and stock market information of selected publicly-traded companies which Robinson-Humphrey deemed comparable to the Community Health Entities; (5) a comparison of the financial terms of the Merger with the financial terms of certain other recent transactions which Robinson-Humphrey deemed relevant; (6) analyses of the present value of the free cash flows projected to be generated by the Community Health Entities during the forecast period; and (7) certain information regarding United, including, among others, (a) certain recent filings with the Commission, (b) equity research reports published by analysts within the investment community who provide research coverage of United, (c) the recent trading and volume history of United's stock, and (d) historical and projected financial information of the Louisiana HMO operations of MetraHealth acquired by United. In addition, Robinson-Humphrey held discussions with the management of LIPA, the Community Health Entities and United concerning their respective businesses and operations, assets, present conditions and future prospects and undertook such other studies, analyses and investigations as it deemed appropriate.

          In rendering its opinion, Robinson-Humphrey assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information used by it. Robinson-Humphrey further relied upon the assurances of the management of LIPA and the Community Health Entities that they were not aware of any facts that would make such information inaccurate or misleading. With respect to the financial forecasts provided to and discussed with Robinson-Humphrey by the management of LIPA and the Community Health Entities, Robinson-Humphrey assumed, with LIPA's approval, that (1) such forecasts and projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of management as to the future financial performance of the Community Health Entities; and (2) the Community Health Entities would perform in accordance with such projections. Robinson-Humphrey did not conduct a physical inspection of the properties and facilities of the Community Health Entities, and did not make or obtain any evaluations or appraisals of the assets or liabilities of the Community Health Entities. Robinson-Humphrey's opinion was based upon market, economic and other conditions as they existed, and which were capable of being evaluated, as of the date of the opinion.

          The full text of the written opinion of Robinson-Humphrey, dated ________, 1996, which sets forth assumptions made and matters considered, appears as Exhibit B to this Proxy Statement/Prospectus. LIPA's shareholders are urged to read this opinion in its entirety. Robinson-Humphrey's opinion was directed only to the fairness, from a financial point of view, of the consideration to be received by the shareholders of LIPA. Robinson-Humphrey's opinion was delivered for the information of LIPA's Board of Directors and does not constitute a recommendation as to how any shareholder should vote at the Special Meeting or any other meeting of LIPA's shareholders called to consider the Merger. This summary of the opinion of Robinson-Humphrey is qualified in its entirety by reference to the full text of such opinion.

          In connection with the preparation of its fairness opinion, Robinson-Humphrey performed certain financial and comparative analyses, including those described below. The summary set forth below includes all of the financial analyses used by Robinson-Humphrey and deemed to be material but does not purport to be a complete description of the analyses performed by Robinson-Humphrey in arriving at its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and therefore, such an opinion is not readily susceptible to summary description. Furthermore, in arriving at its fairness opinion, Robinson-Humphrey did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Robinson-Humphrey believes its analyses must be considered as a whole and that considering any portions of such analyses without considering all analyses and factors could create a misleading or incomplete view of the process underlying the opinion. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the price at which businesses may actually be sold. No public company used as a comparison is identical to the Community Health Entities. An analysis of the results of such a comparison is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the value of the companies to which the Community Health Entities are being compared.

          The generally accepted financial analyses Robinson-Humphrey used in reaching its opinion included (1) comparison with selected publicly traded companies, which consisted of reviewing market statistics and financial and operating information in respect of selected companies considered to have businesses similar to that of the Community Health Entities; (2) analysis of selected merger transactions, which consisted of reviewing operating statistics and purchase price information with respect to selected acquisitions of assets or businesses similar to those of the Community Health

Entities; and (3) discounted cash flow analysis, which consisted of estimating the present value of the Community Health Entities' future free cash flows, under various forecast assumptions provided by the management of LIPA and the Community Health Entities. The material portions of these analyses (which are all of the material valuation methodologies performed by Robinson-Humphrey) are summarized below.

          Comparison with Selected Companies. Robinson-Humphrey compared selected financial data and market information for the Community Health Entities to the corresponding financial data and market information for two groups of selected public companies in the health care industry: (1) multi-market HMOs, and (2) single market HMOs. Robinson-Humphrey used this analysis to derive implied equity values (i.e., the value of the total equity of the Community Health Entities implied by multiplying certain ratios derived from selected HMOs other than the Community Health Entities by the Community Health Entities' own financial data) for the Community Health Entities. This comparison showed, among other things, that (1) the mean ratio of price to earnings for the last 12 months was 20.2x for the multi-market HMOs, 17.6x for the single market HMOs and 19.4x for all HMOs; (2) the mean ratio of price to projected calendar 1996 earnings was 16.2x for multi-market HMOs, 14.5x for single market HMOs and 15.6x for all HMOs; (3) the mean ratio of price to projected calendar 1997 earnings was 13.3x for multi-market HMOs, 13.0x for single market HMOs and 13.2x for all HMOs; (4) the mean ratio of market value to book value was 3.7x for multi-market HMOs, 2.4x for single market HMOs and 3.2x for all HMOs; (5) the mean ratio of firm value (firm value equals equity value plus total debt less cash) to revenues for the last 12 months was 1.0x for multi-market HMOs, 0.8x for single market HMOs and 0.9x for all HMOs; (6) the mean ratio of firm value to earnings before interest and tax ("EBIT") for the last 12 months was 11.8x for multi-market HMOs, 11.2x for single market HMOs and 12.4x for all HMOs; and (7) the mean ratio of firm value to earnings before interest, depreciation and amortization ("EBITDA") for the last 12 months was 9.4x for multi-market HMOs, 9.4x for single market HMOs and 9.4x for all HMOs. Robinson-Humphrey also calculated a value per member of $1,312 for multi-market HMOs, $680 for single market HMOs and $1,139 for all HMOs. Based upon these values and these and other multiples, Robinson-Humphrey calculated an average implied equity value for the Community Health Entities based on multi-market HMOs of $97,285,000, with a median value of $99,696,000, an average implied equity value for the Community Health Entities based on single market HMOs of $84,802,000, with a median value of $85,088,000, and an average implied equity value for the Community Health Entities based on all HMOs of $94,031,000, with a median value of $97,916,000.

          Analysis of Selected Merger Transactions. Robinson-Humphrey analyzed 18 mergers and acquisitions occurring since March 1993 involving health care companies. Some of these transactions involved United. In each such acquisition, Robinson-Humphrey calculated the implied equity value as a multiple of earnings for the last 12 months and book value, as well as the implied firm value as a multiple of revenues for the last 12 months, EBIT for the last 12 months, EBITDA for the last 12 months and membership. The resulting average multiples were as follows: earnings, 30.3x; book value, 5.2x; revenues, 0.88x; EBIT, 15.3x; EBITDA, 12.3x, membership, $1,051. Based upon the multiples for these transactions, Robinson-Humphrey calculated an average implied equity value of $88,182,000 and a median implied equity value of $84,132,000 for the Community Health Entities. Robinson-Humphrey then identified one of these 18 transactions which was a pending acquisition by United and compared the purchase price multiples in this transaction with the corresponding multiples for the Merger (in parenthesis): earnings, 20.7x (33.0x); revenues, 0.97x (0.70x); EBITDA, 15.4x (18.3x); EBIT, 18.1x (20.5x); membership, $1,248 ($994); and book value, 5.5x (8.4x).

          Discounted Cash Flow Analysis. Using a discounted cash flow analysis, Robinson-Humphrey estimated the present value of the equity of the Community Health Entities based upon projected cash flows through the year 2000. Terminal values were calculated by applying projected EBITDA and EBIT in the year 2000 to a range of multiples from 6.0x to 9.0x and 8.0x to 11.0x, respectively. The terminal values were discounted to present value using a range of discount rates (from 15% to 25%). These values were combined with the present value of the net cash flows (also discounted using a range of discount rates from 15% to 25%) and then adjusted for the estimated value of pro forma net debt as of November 30, 1995, resulting in a range of implied equity values based on each operating scenario. The calculations, based on a range of EBITDA multiples of 6.0x to 9.0x projected EBITDA in the year 2000, resulted in a mean implied equity value in the base case of $97,512,000 and a median implied equity value of $95,962,000 for the Community Health Entities. The calculations, based on a range of EBIT multiples of 8.0x to 11.0x projected EBIT in the year 2000, resulted in a mean implied equity value in the base case of $111,933,000 and a median implied equity value of $110,024,000 for the Community Health Entities.

Interests of Certain Persons in the Merger

          Pursuant to the Merger Agreement, and as a condition to the closing of the Merger, UHC Management Company, Inc., a wholly owned subsidiary of United, has entered into consulting agreements with each of V. Lynn McCord, President of LIPA, Kenneth C. Cranor, Chairman of the LIPA Board, Williams D. Wall, IV, Vice President of LIPA, and Thomas H. Benton, counsel for LIPA, (the "Managers"). These agreements (the "Manager Agreements"), each of which has a three-year term, provide that each Manager will provide the following consulting services to United: (1) to assist in maintaining provider relations and to advise United regarding improvements in CHN's operations; (2) upon request of United, to continue (except in the case of Mr. Benton) to provide health care services and to encourage physicians and other providers to participate in, or to maintain participation in, the CHN provider networks; and (3) upon request of United, to serve on the Board of Directors of CHN or related entities and/or to serve on committees of CHN. Annual compensation under the Manager Agreements is as follows: Dr. McCord--$80,000; Dr. Cranor--$80,000; Dr. Wall--$80,000; and Mr.
Benton--$60,000.

          The Manager Agreements prohibit the Managers from disclosing any confidential information regarding United that may become known to the Managers. The Manager Agreements also contain non-solicitation and non-competition provisions, pursuant to which each Manager agrees not (1) to hire away or attempt to hire away any then-current employees of CHN or UHC or persuade any such employee to leave the employ of CHN or UHC; (2) to solicit, divert, or take away, or attempt to solicit, divert, or take away the business of any person or entity with whom CHN has established or is actively seeking to establish a business or customer relationship within Louisiana; and, except in the case of Thomas H. Benton, (3) without United's prior written consent, to assume a management position in any HMO or Blue Cross/Blue Shield of Louisiana operation competing with CHN in Louisiana, it being expressly recognized that each Manager will remain free to provide personal medical services for and contract as a medical provider with any such HMO or Blue Cross/Blue Shield of Louisiana operation. The Manager Agreements further provide that such obligations shall be waived to the extent they may conflict with the performance of the duties of a Manager as a Shareholder Representative. See "THE MERGER--Contingent Payment Rights" and "THE MERGER AGREEMENT--Indemnification."

          UHC has also entered into consulting agreements with nine additional directors and 20 shareholders of LIPA who serve on various committees of CHN. The service, confidentiality, non-solicitation and non-competition confidentiality provisions in such agreements are comparable to the consulting agreements with the Managers, and the term of each of these agreements is two years. Annual compensation under the agreements with each director is as follows: Dr. Harold Brandt--$20,000; Dr. Edward Chiasson--$25,000; Dr. William
J. Dimattia--$20,000; Dr. Henry Wade Giles--$20,000; Dr. James Lanasa--$20,000; Dr. C. W. Lovell III--$20,000; Dr. Henry D. Olinde--$20,000; Dr. Charles P. Raborn--$25,000; Dr. Edwin Walker--$20,000.

          In addition to the director fees customarily paid to directors for attendance at meetings of the LIPA Board, (1) all members of the LIPA Board have received payments of $5,000 per director and (2) Dr. V. Lynn McCord, Dr. Kenneth
C. Cranor and Dr. Williams D. Wall, IV, as members of the Committee, each received in addition to the $5,000 payment a payment of $20,000, in all cases as compensation for additional services to LIPA in connection with the Merger rendered outside of meetings of the LIPA Board. The additional services included, among other things, extensive review of documents prepared in connection with the Merger, attendance at informational meetings, and review of materials and reports prepared by LIPA's advisors.

Management of Surviving Corporation After the Merger

          United Sub will be the Surviving Corporation of the Merger and will be a wholly owned subsidiary of United. The directors of United Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of United Sub immediately prior to the Effective Time will be the initial officers of the Surviving Corporation. United currently expects that, after the Effective Time, it will retain most of the executive officers of LIPA's operational subsidiaries immediately prior to the Effective Time, with duties substantially similar to those that such executive officers are currently performing.

          CHN and United HealthCare South, Inc. ("UHCS") a wholly-owned subsidiary of United, have agreed to the terms of a Management Agreement to become effective at the Effective Time. This Agreement calls for CHN to pay UHCS a management fee based upon a percentage of CHN's gross revenues. The effectiveness of the Management Agreement is contingent upon approval of such agreement by the Louisiana Department of Insurance.

Accounting Treatment

          United intends to treat the Merger as a purchase for accounting and financial reporting purposes. Under this method of accounting, United will allocate the purchase price to the assets it acquires and liabilities it assumes based on their estimated fair values at the date of acquisition.

Certain Federal Income Tax Consequences

          United and LIPA expect that the Merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code and that for federal income tax purposes no gain or loss will be recognized by any shareholder of LIPA Common Stock upon the receipt of United Common Stock for LIPA Common Stock pursuant to the Merger (except to the extent that (1) a Contingent Payment Right is taxable immediately upon its receipt by a shareholder of LIPA Common Stock and (2) any cash is ultimately received by a shareholder of LIPA Common Stock in connection with (a) the receipt of a fractional share interest in United Common Stock, or (b) on account of a Contingent Payment Right). The Internal Revenue Service (the "Service") has not been and will not be asked to rule upon the tax consequences of the Merger. Instead, LIPA and United will rely upon the opinion of Dorsey & Whitney LLP, counsel to United, as to certain federal income tax consequences of the Merger. Such opinion will be based upon facts described therein and upon certain assumptions and representations that will be made by LIPA and United. The opinion of Dorsey & Whitney LLP will be based upon the Code, the Regulations promulgated thereunder, current administrative rulings and practice and judicial authority, all of which are subject to change. An opinion of counsel is not binding on the Service and there can be no assurance, and none is hereby given, that the Service will not take a position contrary to one or more positions reflected in such opinion or that such opinion will be upheld by the courts if challenged by the Service. Each LIPA shareholder is urged to consult with his or her own tax advisor concerning the federal income tax consequences of the Merger, as well as any applicable state, local, foreign or other tax consequences, based upon such shareholder's own particular facts and circumstances.

          The obligations of each of LIPA and United to consummate the Merger is conditioned on, among other things, the receipt by LIPA and United of the opinion of Dorsey & Whitney LLP, which will be based upon facts and representations to be provided to such firm, and subject to various assumptions and qualifications, substantially to the effect that the Merger will qualify as a "reorganization" under Section 368(a) of the Code. On the basis of the foregoing opinion, it is expected that the following material federal income tax consequences will result from the Merger:

          (1) No gain or loss will be recognized by United, LIPA, or United Sub as a result of the Merger;

          (2) No gain or loss will be recognized by any LIPA shareholder upon the exchange of LIPA Common Stock for United Common Stock pursuant to the Merger (except to the extent that (a) a Contingent Payment Right is taxable immediately upon its receipt by a shareholder of LIPA Common Stock and (b) any cash is ultimately received by a shareholder of LIPA Common Stock in connection with (i) the receipt of a fractional share interest in United Common Stock, or (ii) on account of a Contingent Payment Right);

          (3) The tax basis of the United Common Stock received by a LIPA shareholder who exchanges LIPA Common Stock for United Common Stock will be the same as the basis of the LIPA Common Stock surrendered in exchange therefor (subject to any current or future adjustments required as the result of (a) the receipt of a Contingent Payment Right and (b) the receipt of cash (i) in lieu of a fractional share of United Common Stock or (ii) on account of a Contingent Payment Right);

          (4) The holding period of the United Common Stock received by a LIPA shareholder receiving United Common Stock will include the period during which the LIPA Common Stock surrendered in exchange therefor was held (provided that the LIPA Common Stock of such LIPA shareholder was held as a capital asset at the Effective Date); and

          (5) A LIPA shareholder who exchanges LIPA Common Stock for cash in lieu of receiving a fractional share interest of United Common Stock will be treated as though such cash was received as a distribution in full payment in exchange for the fractional share interest of United Common Stock which the LIPA shareholder would otherwise be entitled to receive, and will qualify as capital gain or loss (assuming the LIPA Common Stock exchanged was a capital asset in the shareholder's hands as of the Effective Date).

          The opinion described above will be based upon certain assumptions, including, but not limited to, the assumption that the shareholders of LIPA do not have any plan or intention to dispose, sell, exchange or otherwise dispose of a number of shares of United Common Stock received pursuant to the Merger that would reduce the ownership by such shareholders of LIPA of United Common Stock to a number of shares having a value, as of the date of the Merger, which is less than 50 percent of the value of all of the formerly outstanding LIPA Common Stock held by such LIPA shareholders as of the same date. Moreover, if such required tax opinion is not received, the Merger will not be consummated unless the conditions requiring its receipt are waived and the approvals of United and LIPA shareholders are resolicited by means of an updated Proxy Statement/Prospectus.

          In addition, (1) the possibility exists that a former LIPA shareholder may be taxed immediately upon the receipt of the Contingent Payment Rights; and
(2) to the extent not taxable immediately, it is expected that gain, if any, but not loss, will be recognized by former LIPA shareholders who, after the Effective Time and within 90 days following the end of each of the years ended December 31, 1996, and December 31, 1997, receive cash payments from United in connection with the Contingent Payment Rights issued pursuant to the Merger. If the initial receipt of the Contingent Payment Rights (assuming the value of such Rights are in fact taxable at that time) or the receipt of cash in connection with the Contingent Payment Rights does not have the effect of the distribution of a dividend (as described below), then all of the gain recognized (other than certain interest income as described below) would be capital gain, provided that a LIPA shareholder held their LIPA Common Stock as a capital asset as of the Effective Time.

          The amount of gain that might be immediately recognized by a former LIPA shareholder upon the initial receipt of the Contingent Payment Rights may be equal to, but not in excess of, the total value of the Contingent Payment Rights and any other cash received (such as cash received in lieu of a fractional share of United Common Stock). United does not expect to undertake any tax reporting in connection with the Merger on the basis that the initial receipt of the Contingent Payment Rights is taxable immediately.

          Assuming the initial receipt of the Contingent Payment Rights are not taxable, the amount of gain that would be recognized upon the eventual receipt of cash pursuant to the Contingent Payment Rights, will be equal to the difference, if any, between the fair market value of the United Common Stock, plus the value of the cash received, and the former LIPA shareholder's adjusted tax basis in their newly acquired United Common Stock. As of the Effective Time, the adjusted tax basis of a former LIPA shareholder in their newly acquired shares of United Common Stock will be equal to the total cost of acquiring their original shares of LIPA Common Stock (plus or minus any required adjustments that relate to events occurring prior to the Effective Time) plus or minus certain other basis adjustments arising out of the Merger which are, at least in part, a function of: (1) the amount of cash received in lieu of a fractional share of United Common Stock; and (2) the amount of cash, if any, that is received in connection with the Contingent Payment Rights.

          As a result of the cash that may ultimately be received in connection with the Contingent Payment Rights, it is possible that a former LIPA shareholder's basis in their newly acquired shares of United Common Stock would have to be adjusted downward to reflect the entire amount of cash that could potentially be received under such Rights. As a result, if a former LIPA shareholder sold shares of United Common Stock, it is possible that the amount of gain associated with the sale of such shares would be greater than the gain that would be recognized if something less than the maximum amount of cash that could potentially be received in connection with the Contingent Payment Rights were taken into account as of the Effective Time. If a former LIPA shareholder's basis in their newly acquired shares of United Common Stock is adjusted as described above and less than such maximum amount of cash is ultimately received, a former LIPA shareholder should be able to make appropriate adjustments in the recognition of income or the tax basis of other shares of United Common Stock in order to properly reflect the correct amount of gain to be reported. The methods to be used in making such adjustments are, however, uncertain.

          The determination of whether or not the receipt of cash by a former LIPA shareholder in connection with payments received pursuant to a Contingent Payment Right has the effect of a distribution of a dividend will be made, on a shareholder by shareholder basis, by applying the rules of Section 302 of the Code and by comparing the proportionate, percentage interest of a former LIPA shareholder in United after the Merger with the proportionate, percentage interest such shareholder would have had if such shareholder had received solely United Common Stock pursuant to the Merger.

This comparison is made as though United had issued in the Merger to such shareholder solely its United Common Stock and, in the course of undertaking a hypothetical redemption, had then redeemed such portion of its United Common Stock at the time of the Merger for the amount of cash the shareholder actually received pursuant thereto. In making this comparison, there must be taken into account (i) any other shares of United Common Stock actually owned by such LIPA shareholder, and (ii) any such shares considered to be owned by such shareholder by reason of the constructive ownership rules set forth in Section 318 of the Code. These constructive ownership rules apply in certain specified circumstances to attribute ownership of shares of a corporation from the shareholder actually owning the shares, whether an individual, trust, partnership or corporation, to certain members of such individual's family or to certain other individuals, trusts, partnerships or corporations. Moreover, under these rules, a shareholder is also considered to own any shares with respect to which a shareholder holds exercisable stock options.

          Finally, as previously mentioned above, a certain portion of any cash received by a former LIPA shareholder in connection with a subsequent payment made by United pursuant to a Contingent Payment Right will constitute interest income pursuant to the provisions of Sections 483 or 1275 of the Code. In turn, under Sections 483 or 1275 of the Code and the relevant Treasury Regulations promulgated thereunder, the amount of any gain that will be characterized as interest income is a function of the actual amount of cash ultimately received by a former LIPA shareholder and the prevailing short-term applicable federal interest rate as of the Effective Time. Specifically, any cash received will be discounted by the applicable rate to determine both a principal and interest component, such that the interest component will be taxed as interest income, while the principal component will be taxed in accordance with the provisions of the Code described above.

          Pursuant to applicable Internal Revenue Service guidelines, a hypothetical redemption, as described above, involving a holder of a minority interest in United whose relative stock interest in United is minimal, who exercises no control over the affairs of United and who experiences a reduction in the shareholder's proportionate, percentage interest in United, both directly and by application of the foregoing constructive ownership rules, generally will not be deemed to have resulted in the distribution of a dividend under the rules set forth in Section 302(b)(1) of the Code. Accordingly, in the case of a LIPA shareholder with a large amount of unrealized appreciation inherent in their holdings of LIPA Common Stock, it is likely that any cash payment received pursuant to a Contingent Payment Right will be taxable in full only upon its receipt, and will be characterized, in part, as interest income and, in part, as capital gain.

          Because the determination of (1) whether cash received pursuant to the Merger will be treated as the distribution of a dividend, (2) the tax basis and adjustments thereto of United Common Stock received pursuant to the Merger,
(3) the possibility that the receipt of the Contingent Payment Rights are immediately taxable, and (4) the extent to which a former LIPA shareholder must ultimately recognize gain upon the receipt of cash pursuant to the Contingent Payment Rights, is uncertain and may depend upon the facts and circumstances peculiar to each LIPA shareholder, such shareholders are strongly advised to consult with their own tax advisers regarding these tax consequences of the Merger.

          The foregoing is only a general description of certain anticipated federal income tax consequences of the Merger, without regard to the particular facts and circumstances of the tax situation of each shareholder of LIPA. It does not discuss all of the consequences that may be relevant to shareholders of LIPA entitled to special treatment under the Code (such as insurance companies, dealers in securities, exempt organizations or foreign persons) or to shareholders of LIPA who acquired their LIPA Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. Moreover, the summary set forth above does not purport to be a complete analysis of all potential tax effects of the transactions contemplated by the Merger Agreement or the Merger itself, and no information is provided herein with respect to the tax consequences, if any, of the Merger under state, local, foreign or other tax laws.

Stock Exchange Listing

          United has agreed that the United Common Stock to be issued pursuant to the Merger will be approved for listing on the NYSE, subject to official notice of issuance. An application will be made for listing such United Common Stock on the NYSE.

Dissenters' Rights of Appraisal

          Unless the Merger Agreement is approved by the holders of at least 80% of outstanding LIPA Common Stock, Section 131 of the LBCL, a copy of which is included as Exhibit C to this Proxy Statement/Prospectus, allows a shareholder of LIPA who objects to the Merger Agreement and who strictly complies with the provisions of that section to dissent from the Merger Agreement and to have paid to him or her in cash the fair cash value of his or her shares of LIPA Common Stock as of the day before the Special Meeting, as determined by agreement between the shareholder and United or by the District Court for the Parish of East Baton Rouge if the shareholder and United are unable to agree.

          To exercise the right of dissent, a LIPA shareholder (1) must file with LIPA a written objection to the Merger Agreement prior to or at the Special Meeting and (2) must also vote his or her shares (in person or by proxy) against the Merger Agreement at such Meeting. Neither a vote against the Merger Agreement nor a specification in a proxy to vote against the Merger Agreement will in and of itself constitute the necessary written objection to the Merger Agreement. Moreover, by voting in favor of, or abstaining from voting on, the Merger Agreement, or by returning the enclosed proxy without instructing the proxy holders to vote against the Merger Agreement, a shareholder waives his or her rights under Section 131. The right to dissent may be exercised only by the record owners of the shares and not by persons who hold shares only beneficially. Beneficial owners who wish to dissent to the Merger Agreement should have the record ownership of the shares transferred to their names or instruct the record owner to follow the Section 131 procedure on their behalf.

          If the Merger Agreement is approved by less than 80% of the total number of shares of LIPA Common Stock outstanding, then promptly after the Effective Date written notice of the consummation of the Merger Agreement will be given by United by registered mail to each former shareholder of LIPA who filed a written objection to the Merger Agreement and voted against it at such shareholder's last address on LIPA's records. Within 20 days after the mailing of such notice, the shareholder must file with United a written demand for payment for his or her shares at their fair cash value as of the day before the Special Meeting and must state the amount demanded and a post office address to which United may reply. Such shareholder must also deposit the certificates formerly representing his or her shares of LIPA Common Stock in escrow with a bank or trust company located in East Baton Rouge Parish, Louisiana. The certificates must be duly endorsed and transferred to United upon the sole condition that they be delivered to United upon payment of the value of the shares in accordance with Section 131. With the above-mentioned demand, the shareholder must also deliver to United the written acknowledgment of such bank or trust company that it holds the certificate(s), duly endorsed as described above.

          Unless the shareholder objects to and votes against the Merger Agreement, demands payment, endorses and deposits his certificates and delivers the required acknowledgment in accordance with the procedures and within the time periods set forth above, the shareholder will conclusively be presumed to have acquiesced to the Merger Agreement and will forfeit any right to seek payment pursuant to Section 131.

          If United does not agree to the amount demanded by the shareholder, or does not agree that payment is due, it will, within 20 days after receipt of such demand and acknowledgment, notify such shareholder in writing at the designated post office address of either (1) the value it will agree to pay or
(2) its belief that no payment is due. If the shareholder does not agree to accept the offered amount, or disagrees with United's assertion that no payment is due, he or she must, within 60 days after receipt of such notice, file suit against United in the District Court for the Parish of East Baton Rouge for a judicial determination of the fair cash value of the shares. Any shareholder entitled to file such suit may, within such 60-day period but not thereafter, intervene as a plaintiff in any suit filed against United by another former shareholder for a judicial determination of the fair cash value of such other shareholder's shares. If a shareholder fails to bring or to intervene in such a suit within the applicable 60-day period, such shareholder will be deemed to have consented to accept United's statement that no payment is due or, if United does not contend that no payment is due, to accept the amount specified by United in its notice of disagreement.

          If upon the filing of any such suit or intervention, United deposits with the court the amount, if any, which it specified in its notice of disagreement, and if in that notice United offered to pay such amount to the shareholder on demand, then the costs (not including legal fees) of the suit or intervention will be taxed against the shareholder if the amount finally awarded to him or her, exclusive of interest and costs, is equal to or less than the amount so deposited; otherwise, the costs (not including legal fees) will be taxed against United.

          Upon filing a demand for the value of his or her shares, a shareholder ceases to have any rights of a shareholder except the rights created by
Section 131. The shareholder's demand may be withdrawn voluntarily at any time before United gives its notice of disagreement, but thereafter only with the written consent of United. If the demand is properly withdrawn, or if the shareholder otherwise loses his or her dissenters' rights, the shareholder will be restored to his or her rights as a shareholder as of the time of filing of his or her demand for fair cash value.

          Until the Effective Date, dissenting shareholders of LIPA should send any communications regarding their rights to Louisiana Independent Physicians Association, Inc., c/o Emile Provost, 8550 United Plaza Boulevard, Suite 600, Baton Rouge, Louisiana 70809. After the Effective Date, dissenting shareholders should send any communications regarding their rights to United HealthCare Corporation, 9900 Bren Road East, Minnetonka, Minnesota 55343, Attention:
General Counsel. All such communications should be signed by or on behalf of the dissenting shareholder in the form in which his or her shares are registered on the books of LIPA.

          Shareholders who receive cash for the fair value of their shares of LIPA Common Stock upon the exercise of dissenters' rights will realize taxable gain or loss for federal income tax purposes. Each shareholder of LIPA is urged to consult with his or her own personal tax and financial advisors concerning federal income tax consequences of the exercise of dissenters' rights, as well as any applicable state, local, foreign or other tax consequences, based upon such shareholder's own particular facts and circumstances.

          The foregoing summary of Section 131 does not purport to be complete and is qualified in its entirety by reference to Section 131, a copy of which is included as Exhibit C to this Proxy Statement/Prospectus and incorporated herein by reference. All shareholders of LIPA are urged to read Section 131 in its entirety.

Regulatory Approvals

          Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless notice has been given and certain information has been furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The Merger is subject to these requirements.

          United and LIPA each filed with the Antitrust Division and the FTC a Notification and Report Form with respect to the Merger on January 25, 1996. Under the HSR Act, the Merger may not be consummated until the expiration of a waiting period of at least 30 days following the receipt of the amended filings, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. The waiting period expired on February 25, 1996.

          The FTC and the Antitrust Division frequently scrutinize the legality of transactions such as the Merger under the antitrust laws. At any time before or after the Effective Time, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger or seeking the divestiture of LIPA by United, in whole or in part, or the divestiture of substantial assets of United, LIPA or their respective subsidiaries. State Attorneys General and private parties may also bring legal actions under the federal or state antitrust laws under certain circumstances. Based upon an examination of information available to United and LIPA relating to the businesses in which United, LIPA and their respective subsidiaries are engaged, United and LIPA believe that the consummation of the Merger will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the proposed Merger on antitrust grounds will not be made or, if such a challenge is made, that United and LIPA will prevail.

          In addition, the consummation of the Merger will require the prior approval of, or the furnishing of notice to, the appropriate regulatory authorities in Louisiana, the state in which LIPA owns an interest in an HMO.

          On or about March 13, 1996, United filed a Form A application with the Louisiana Department of Insurance seeking approval of the change in control effected pursuant to the Merger. On ___________, 1996, the Louisiana Department of Insurance ordered that the change of control effected by the Merger be approved.

          On or about March 16, 1996, Community Health Network of Louisiana, Inc. filed a material modification notice with the Louisiana Department of Insurance. Material modification notices are required to be filed when there are certain changes in the operations of an HMO, including a change of ten percent or more of the ownership of the health maintenance organization. If the commissioner of insurance does not disapprove the proposed modification within thirty days of filing, or request a thirty day extension in writing, the modification shall be deemed approved.

          Neither United nor LIPA is aware of any other material governmental approvals or actions that may be required for consummation of the Merger except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance, however, that any such approval or action, if needed, could be obtained and would not be conditioned in a manner that would cause the parties to abandon the Merger.

Resales of United Common Stock Issued in the Merger

          United Common Stock to be issued to shareholders of LIPA in connection with the Merger has been registered under the Securities Act. United Common Stock received by shareholders of LIPA upon consummation of the Merger will be freely transferable under the Securities Act except for shares issued to any person who may be deemed to be an "Affiliate" (as defined below) of LIPA or United within the meaning of Rule 145 under the Securities Act. "Affiliate" is generally defined as a person who controls, is controlled by, or is under common control with LIPA or United at the time of the Special Meeting (generally, directors, certain executive officers and major shareholders). Affiliates of LIPA or United may not sell their shares of United Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145, for two years following the Effective Time, an Affiliate (together with certain related persons) would be entitled to sell shares of United Common Stock acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of shares to be sold by an Affiliate (together with certain related persons and certain persons acting in concert) during such two-year period within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding shares of United Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Currently such limitation is _____ shares. Rule 145 would remain available to Affiliates only if United remained current with its informational filings with the Commission under the Exchange Act. Two years after the Effective Time, an Affiliate would be able to sell such United Common Stock without such manner of sale or volume limitations, provided that United was current with its Exchange Act informational filings and such Affiliate was not then an affiliate of United. Three years after the Effective Time, an Affiliate would be able to sell such shares of United Common Stock without any restrictions so long as such Affiliate had not been an affiliate of United for at least three months prior thereto.

                              THE MERGER AGREEMENT

The Merger Agreement

          The following is a brief summary of the material provisions of the Merger Agreement. This description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement included as Exhibit A to this Proxy Statement/Prospectus and incorporated herein by reference. All shareholders are urged to read the Merger Agreement in its entirety. See also "THE MERGER."

General

          The Merger Agreement provides that, upon the satisfaction or waiver of certain conditions, LIPA will be merged with and into United Sub, United Sub will continue as the Surviving Corporation, and the separate existence of LIPA will cease. Pursuant to the Merger Agreement, at the Effective Time the LIPA Common Stock outstanding, other than Dissenting Stock, will be converted into the right to receive a pro rata allotment of an aggregate number of shares of United Common Stock, equal in value to $50,000,000 divided by the Average Stock Price; provided, however, that the number of shares issuable in the Merger will be fixed at (1) 938,692 if the Average Stock Price is at least $49.2707 but less than $53.2656, or (2) 730,093 if the Average Stock Price is more than $68.4844 but not more than $73.0500. If the Average Stock Price is more than $73.0500, the number of shares issuable in the Merger will be (1) $53,750,000 divided by
(2) the Average Stock Price. If the Average Stock Price is less than $49.2707, the number of shares issuable in the Merger will be (1) $46,250,000 divided by
(2) the Average Stock Price.

          In addition to United Common Stock, at the effective time of the Merger each share of LIPA Common Stock outstanding, other than Dissenting Stock, will receive one Contingent Payment Right to receive two contingent cash payments, collectively, the Earn-Outs, net of any amount to which United is entitled pursuant to the indemnification provisions of the Merger Agreement.
The Earn-Outs will be determined by reference to the Adjusted Net Income of the Community Health Entities and MetraHealth Louisiana. For the period January 1, 1996 to December 31, 1996, the Earn-Out will equal the amount by which Adjusted Net Income exceeds $10.0 million, multiplied by 6.3. For the period January 1, 1997 to December 31, 1997, the Earn-Out will equal the amount by which Adjusted Net Income exceeds $16.5 million, multiplied by 4.5. In no case, however, can the aggregate of the two Earn-Outs exceed $35.0 million (or approximately $84,000 per share of LIPA Common Stock). The amount payable to each holder of a Contingent Payment Right will be equal to the Earn-Out for the applicable year divided by the number of Contingent Payment Rights outstanding at the time payment is due.

Certain Representations and Warranties

          The Merger Agreement contains various representations and warranties of United, United Sub and LIPA relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (1) the due organization, power and standing of, and similar corporate matters with respect to, each of United, United Sub and LIPA;
(2) each of United's and LIPA's capital structure; (3) the authorization, execution, delivery, performance and enforceability of the Merger Agreement by each such party; (4) the absence of any governmental or regulatory authorization, consent or approval required to consummate the Merger; (5) the absence of any conflict with each party's Articles of Incorporation or Bylaws, with applicable law or with certain contracts; (6) the possession of all permits material to the business of LIPA; (7) compliance with applicable laws; (8) the filing of reports and other documents with the SEC and other regulatory authorities and the accuracy of the information contained therein; (9) the absence of certain changes or events having a material adverse effect on the consolidated financial condition, business or results of operations of United, its subsidiaries and LIPA; (10) the absence of material pending or threatened litigation with respect to LIPA;
(11) the absence of actions taken by United or LIPA that would prevent the Merger from qualifying as a tax-free reorganization under the Code; (12) the absence of any brokerage, finder's or other fees due in connection with the Merger; and (13) material disclosures.

          LIPA also has made certain additional representations and warranties to United relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (1) its material contracts; (2) the absence of any employee benefits plans; (3) taxes; (4) intellectual property rights; (5) customer relationships and certain business practices; (6) insurance coverage;
(7) certain relationships between LIPA and its directors and executive officers; (8) real property ownership; and (9) the vote of its shareholders required to approve the Merger.

          United and United Sub also have made certain additional representations and warranties to LIPA relating to, among other things, (1) the authorization and validity of the shares of United Common Stock to be issued pursuant to the Merger Agreement and (2) the ownership, obligations and prior activities of United Sub.

          The respective representations and warranties of United, United Sub and LIPA will survive for the period during which claims for indemnification may be made under the Merger Agreement. See "-Indemnification."

Certain Covenants

          Pursuant to the Merger Agreement, LIPA has agreed that, prior to the Effective Time, except as expressly permitted by the Merger Agreement or as otherwise consented to by United, which consent shall not be unreasonably withheld, it will, subject to certain exceptions and among other things, do the following: (1) operate its business in the usual and ordinary course consistent with past practice; (2) use reasonable efforts to keep in full force and effect property and casualty insurance and bonds comparable in amount and scope of coverage to that maintained on the date of the Merger Agreement; (3) use reasonable efforts to obtain extended insurance on the fiduciary liability, professional liability and directors' and officers' liability policies currently covering LIPA or its officers and directors; (4) use reasonable efforts to cause the closing conditions to be satisfied; (5) not, subject to certain exceptions and limitations, (a) increase the compensation payable to any director, officer or employee, (b) grant any severance pay to, or enter into or amend any severance agreement with, any director, officer or employee, (c) enter into or amend any employment agreement with any director, officer or employee, or
(d) enter into, adopt, establish or amend any employee benefit plan; (6) not declare or pay any dividends on, or make other distributions in respect of, or repurchase, any of its capital stock or rights to acquire its capital stock;
(7) not effect certain other changes in its capitalization; (8) not issue, deliver, award, grant or sell any shares of any class of its capital stock, any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares, or amend their terms to make such securities more favorable to the holders thereof; (9) not acquire any business organization or division thereof or acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice); (10) not sell, pledge or otherwise dispose of any of its assets; (11) not solicit, negotiate with or otherwise cooperate with any other person concerning a Competing Transaction, except as may be required by the directors and officers of the Company in exercise of their fiduciary duties; (12) not adopt any amendments to its Articles of Incorporation or Bylaws or change any of its methods of accounting in effect at December 31, 1994, or take certain actions with respect to its tax position, except as may be required by law, the Internal Revenue Service or generally accepted accounting principles; (13) not incur any obligation for borrowed money or purchase money indebtedness, except for borrowings made in the ordinary course of business consistent with past practice; and (14) not agree to do any of those activities set forth in (5) through (13) above.

          Pursuant to the Merger Agreement, United has agreed that, prior to the Effective Time, except as expressly permitted by the Merger Agreement or as otherwise consented to by LIPA, it and each of its subsidiaries will, among other things, (1) operate its business in the usual and ordinary course and (2) use reasonable efforts to cause the closing conditions to be satisfied.

          LIPA and United have agreed to afford each other reasonable access to all information concerning their respective businesses as each party shall reasonably request, and to maintain the confidential nature of certain information provided to it by the other party.

Limitations on Negotiations by LIPA

          Under the Merger Agreement, LIPA has agreed that it will not directly or indirectly solicit or initiate any discussions or negotiations with, or in any way participate in any negotiations with or provide any information to or otherwise cooperate in any other way with, or facilitate or encourage any effort to attempt to, or enter into any agreement or understanding with, any person or group of persons (other than United and its directors, officers, employees, representatives and agents), concerning any Competing Transaction, or authorize any of the officers or directors of LIPA to take any such action, except, in any such case, as may be required by the directors and officers of LIPA in the exercise of their fiduciary duties as evidenced by a written opinion of counsel experienced in such matters, and, with the same exception, LIPA shall use reasonable efforts to cause the directors, officers, employees, agents, shareholders and representatives of LIPA (including, without limitation, any investment banker, financial advisor, attorney or accountant retained by LIPA) not to take any such action. LIPA shall promptly notify United (1) if any inquiries, or proposals or requests for information concerning a Competing Transaction are received by LIPA or any of its respective officers or directors, or (2) when LIPA becomes aware that any such inquiries or proposals have been received by LIPA's investment bankers, financial advisors, attorneys, accountants, other representatives or shareholders.

Indemnification

          Subject to certain limitations, United and its officers, directors, employees and agents (collectively, the "United Indemnified Parties") shall, from and after the Effective Time, be indemnified and held harmless against any loss, liability, tax (including interest and penalties), damage or expense (including reasonable legal expenses and costs) or any assertion thereof ("Losses"), which any United Indemnified Party may suffer, sustain or become subject to as a result of (1) certain representations and warranties by LIPA in the Merger Agreement that are not true and correct as of the date made, (2) any breach of any covenant or agreement of LIPA contained in the Merger Agreement that is required to be performed prior to the Effective Time, (3) certain claims by a person who held shares of LIPA Common Stock prior to the Effective Time relating to a breach of fiduciary duty or other improper action, (4) certain claims for indemnification by officers and directors of LIPA, (5) certain taxes resulting from the failure of the Merger to qualify as a tax-free reorganization under Section 368(a) of the Code, and (6) any amounts paid in respect of Dissenting Stock in excess of the Merger Consideration. The United Indemnified Parties shall be entitled to indemnification for any Losses only upon delivery of written notice of any claims to the Shareholder Representative. United Indemnified Parties are entitled to payment for any Losses only to the extent such Losses in the aggregate exceed $1,000,000. Furthermore, such right to payment is limited to, and shall be payable only in the form of, an offset against the Earn-Outs but only if such amount (1) has not already been paid to the holders of LIPA Common Stock at the Effective Time, and (2) would not previously have been paid to such holders if United were, at the time the claim is asserted, in full compliance with the provisions of the Merger Agreement relating to the payment of Contingent Payment Rights. The rights of the United Indemnified Parties to indemnification will expire as to any claim that has not been asserted prior to 5:00 p.m., Minneapolis time, on May 15, 1998; provided, however, that if any such claim is based on a breach of representation or warranty relating to any Community Health Entity, the right will expire as to any claim that has not been asserted prior to 5:00 p.m., Minneapolis time, May 15, 1997. The Shareholder Representative shall be entitled, on behalf of the Company's shareholders, to contest and defend certain actions or proceedings brought by a third party against a United Indemnified Party, subject to certain conditions. United shall pay the reasonable fees and reimbursable expenses of any attorneys and all other reasonable expenses of conducting such defense.

          United has agreed that, from and after the Effective Time, United shall, subject to the limitations set forth below, indemnify and hold harmless the former shareholders of LIPA and the Shareholder Representative (collectively, the "Shareholder Indemnified Parties") from and against any Losses which any Shareholder Indemnified Party may suffer, sustain or become subject to as a result of (1) any representation or warranty by United in the Merger Agreement relating to the validity of the United Common Stock received by such Shareholder Indemnified Party in connection with the Merger, that it is not true and correct as of the date made, (2) any breach by United or the Surviving Corporation of any covenant or agreement contained in the Merger Agreement required to be performed after the Effective Time, (3) certain claims by a person who held shares of LIPA Common Stock prior to the Effective Time relating to a breach of fiduciary duty or other improper action, and (4) certain claims for indemnification by officers and directors of LIPA. The Shareholder Indemnified Parties shall be entitled to indemnification for any Losses described above only if a Shareholder Indemnified Party delivers to United written notice describing such claim or claims prior to (1) 5:00 p.m., Minneapolis time, May 15, 1998, if such claim is based on the untruth or incorrectness of a representation or warranty of United or (2) two years after the Shareholder Indemnified Party asserting the claim became aware of such claim, in all other cases.

          United has agreed that, from and after the Effective Time, United will (and will cause the Surviving Corporation to) jointly and severally indemnify, defend and hold harmless the present and former officers and directors of LIPA (collectively, the "LIPA Indemnified Parties") against all losses, expenses (including reasonable attorney's fees), claims, damages, liabilities, costs or judgments or amounts that are paid in settlement with the written consent of United arising out of actions or omissions occurring at or prior to the Effective Time in the LIPA Indemnified Parties' respective capacities as officers and/or directors of LIPA and/or any of the Community Health Entities (except for claims relating to the particular LIPA Indemnified Party's purchase of LIPA Common Stock from another shareholder of LIPA), and will also advance expenses as incurred, all to the full extent permitted by the laws of Louisiana or LIPA's Articles of Incorporation and Bylaws. See "COMPARISON OF SHAREHOLDER RIGHTS--Indemnification." LIPA shall use reasonable efforts to obtain tail coverage on the fiduciary liability, professional liability and directors and officers liability policies currently covering LIPA or any of the LIPA Indemnified Parties required to be indemnified by United at a commercially reasonable cost, effective as of and following the Closing. In the event LIPA is unable to obtain such tail coverage at a commercially reasonable cost, United shall use reasonable efforts to provide similar coverage for those LIPA Indemnified Parties that it is required to indemnify under policies then maintained by United, provided that such coverage is available to United at a commercially reasonable cost. Failure by LIPA or United to obtain such extended tail coverage or to provide such coverage under United's policies shall not in any way excuse United from its obligation to, and to cause the Surviving Corporation to, indemnify, defend and hold harmless the LIPA Indemnified Parties to the extent required by the Merger Agreement. If a claim is brought against any LIPA Indemnified Party after the Effective Time, such LIPA Indemnified Party may retain its own counsel, subject to prior reasonable approval by United.
Upon the occurrence of such a claim, United will pay the reasonable fees and expenses of counsel selected by the LIPA Indemnified Party and will use reasonable efforts to assist in the defense of such matter.

Conditions

          Each party's respective obligations to effect the Merger are subject to various conditions (any or all of which may be waived to the extent permitted by applicable law), including the following: (1) the effectiveness of the Registration Statement, the absence of any stop order suspending the effectiveness thereof, and the receipt by United of all other authorizations necessary to issue United Common Stock in exchange for LIPA Common Stock pursuant to the Merger Agreement and to consummate the Merger; (2) the approval and adoption of the Merger and the Merger Agreement by the requisite vote of holders of LIPA Common Stock; (3) the absence of any instituted, pending or threatened action or proceeding by a governmental entity, or any order or decree
(a) imposing or seeking to impose material limitations on the ability of United to acquire or hold or to exercise full rights of ownership of any securities of LIPA or any Community Health Entity, (b) imposing or seeking to impose material limitations on the ability of United to combine and operate the business and assets of LIPA with any of United's Subsidiaries or other operations,
(c) imposing or seeking to impose other material sanctions, damages or liabilities arising out of the Merger on United, United Sub or LIPA or any of their officers or directors, (d) requiring or seeking to require divestiture by United of all or any significant portion of the business, assets or property of LIPA or any Community Health Entity, or (e) restraining, enjoining or prohibiting, or seeking to restrain, enjoin or prohibit, the consummation of the Merger, provided that prior to invoking this condition, the party seeking to invoke it shall have used its reasonable efforts to have any such action or proceeding dismissed or such order or decree vacated; (4) the expiration or termination of the applicable waiting period under the HSR Act; (5) the receipt of applicable approvals (or waiver thereof) or the termination of applicable waiting periods under certain health benefit laws; and (6) the obtaining or making of all governmental approvals, consents, waivers, authorizations, filings and notices (other than the filing and, if required, recordation of Merger documents in accordance with Louisiana law).

          The obligations of United and United Sub to effect the Merger are also subject to the satisfaction (or waiver) of certain conditions, including the following: (1) the accuracy in all respects as of the Effective Time of each of the representations and warranties of LIPA contained in the Merger Agreement as though such representations and warranties were made on and as of the Effective Time, provided that those representations and warranties which address matters only as of a particular date shall remain true and correct in all respects as of such date; (2) the performance of or compliance in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by LIPA at or prior to the Effective Time; (3) the receipt by LIPA of all required consents and approvals under all agreements or instruments to which it is a party, except for those consents and approvals for which the failure to obtain such consents or approvals would not have a material adverse effect on the consolidated financial condition or results of operations of LIPA prior to or after the Effective Time or on United after the Effective Time;
(4) no more than 10% of the holders of shares of LIPA Common Stock outstanding immediately prior to the Merger shall have exercised their dissenters' rights under Louisiana Law; (5) the receipt by United of cold comfort" letters from LIPA's independent public accountants, Arthur Andersen LLP, dated the date on which the Registration Statement becomes effective and the Effective Time;
(6) the receipt by United of the legal opinion of Thomas H. Benton & Associates, counsel for LIPA, as contemplated by the Merger Agreement; (7) the receipt by United of the tax opinion of Dorsey & Whitney LLP to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code; and (8) the receipt by United of the updated written opinion of Robinson-Humphrey to the effect that the Merger is fair to the shareholders of LIPA from a financial point of view.

          The obligation of LIPA to effect the Merger is also subject to the satisfaction (or waiver) of certain conditions, including the following: (1) the accuracy in all respects as of the Effective Time of each of the representations and warranties of United contained in the Merger Agreement as though such representations and warranties were made on and as of the Effective Time, provided that those representations and warranties which address matters only as of a particular date shall remain true and correct in all respects as of such date; (2) the performance of or compliance in all material respects with all agreements and covenants required by the Merger Agreement to be performed or complied with by United at or prior to the Effective Time; (3) the receipt by LIPA of the tax opinion of Dorsey & Whitney LLP to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code; (4) the receipt by LIPA of the opinion of Robinson-Humphrey, dated not more than two business days prior to the date of this Proxy Statement/Prospectus, to the effect that the Merger is fair to the shareholders of LIPA from a financial point of view; (5) the receipt by LIPA of "cold comfort" letters from United's independent public accountants, Arthur Andersen LLP, dated the date on which the Registration Statement becomes effective and the Effective Time; and (6) the receipt by LIPA of the legal opinion of Kevin H. Roche, United's General Counsel, as contemplated by the Merger Agreement.

Termination

          The Merger Agreement may be terminated at any time prior to the Effective Time (1) by mutual written consent of United and LIPA; (2) by either United or LIPA, if (a) any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any governmental or regulatory authority preventing or prohibiting consummation of the Merger shall have become final and nonappealable, (b) the Merger shall not have been consummated before June 30, 1996, or a later date under certain circumstances set forth in the Merger Agreement, (c) the Merger Agreement shall fail to receive the requisite vote for approval and adoption by the shareholders of LIPA at the Special Meeting or any adjournment thereof, or (d) the Average Stock Price is more than $76.09 or less than $45.66; (3) by United, if LIPA has breached any of its covenants or agreements contained in the Merger Agreement, or if any of the representations and warranties of LIPA shall have become untrue, in any such case such that the conditions to United's obligation to effect the Merger on account of the continuing truth, accuracy and compliance with LIPA's representations, warranties, agreements or covenants will not be satisfied (and such breach or condition has not been cured by the earlier of 30 days following receipt by LIPA of written notice of such breach or June 30, 1996 (or a later date under certain circumstances set forth in the Merger Agreement)); (4) by LIPA, if United has breached any of its covenants or agreements contained in the Merger Agreement, or if any of the representations and warranties of United shall have become untrue, in any case such that the conditions to LIPA's obligation to effect the Merger on account of the continuing truth, accuracy and compliance with United's representations, warranties, agreements or covenants will not be satisfied (and such breach or condition has not been cured by the earlier of 30 days following receipt by United of written notice of such breach or June 30, 1996 (or a later date under certain circumstances set forth in the Merger Agreement)); or (5) by LIPA, if United has entered into a written agreement under which United will be acquired by or merge with another entity or publicly announced its intention to enter into such a transaction, and after such transaction, persons who were directors of United prior to such transaction would not constitute a majority of the board of directors of the acquiring or surviving corporation in such transaction.

          In the event of termination of the Merger Agreement by either United or LIPA, the Merger Agreement will become void, and there will be no liability or obligation on the part of United, United Sub or LIPA, except that if (1) United terminates the Merger Agreement by reason of LIPA's breach of its covenant not to solicit, negotiate or otherwise cooperate concerning a Competing Transaction, (2) a party refuses to consummate the Merger for any reason not permitted under the Merger Agreement, or (3) all conditions to the obligations of a party referred to in "--Conditions" have been satisfied, waived or can be satisfied at the will of such party and such party does not proceed with the Closing, then in each case all remedies available to United (if the situation described in clause (1) occurs or if LIPA is the party referred to in clause (2) or (3)) or LIPA (if United or United Sub is the party referred to in clause (2) or (3)) as the case may be, against the other of them either at law or in equity, on account of such circumstance, shall be preserved and shall survive the termination of the Merger Agreement.

Amendment and Waiver

          Subject to applicable law, the Merger Agreement may be amended in writing by action taken by or on behalf of the respective Boards of Directors of United or LIPA at any time prior to the Effective Time. After approval of the Merger by the shareholders of LIPA, no amendment may be made which would reduce the amount or change the type of consideration into which each share of LIPA Common Stock shall be converted pursuant to the Merger Agreement upon consummation of the Merger.

          At any time prior to the Effective Time, any party may, by action taken in writing, (1) extend the time for the performance of any of the obligations or other acts of the other parties, (2) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant thereto, and (3) waive compliance by the other party with any of the agreements or conditions contained therein.

Fees and Expenses

          Under the Merger Agreement, all "Expenses" (as defined below) incurred by United and LIPA shall be borne solely and entirely by the party that has
incurred the same.   "Expenses" includes all reasonable out-of-pocket expenses
(including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of the Merger Agreement, the preparation, printing and filing of the Registration Statement and this Proxy Statement/Prospectus and the mailing of this Proxy Statement/Prospectus, the solicitation of shareholder approvals and all other matters related to the closing of the Merger.

                     CERTAIN INFORMATION CONCERNING UNITED

General

          United is a national leader in offering health care coverage and related services and served over 40 million covered lives through a broad continuum of health care products and services at December 31, 1995. United utilizes a number of core capabilities, including medical information management, health care delivery management, health benefit administration, risk assessment and pricing, health benefit design and provider contracting and risk sharing to provide comprehensive managed care services, such as health maintenance organization ("HMO"), insurance and self-funded health care coverage products, as well as unbundled health care management and cost containment products such as mental health and substance abuse services, utilization review services, specialized provider networks and employee assistance programs. On October 2, 1995, United completed its acquisition of MetraHealth, a managed health care coverage company and health insurer with over ten million covered lives at the time of the acquisition. As a result of the MetraHealth acquisition, United increased the national scope of its health care coverage business and now has relationships with many of the country's largest companies. The acquisition of MetraHealth enhanced United's ability to offer a full range of health care coverage products to all types of customers.

          United HealthCare Corporation is a Minnesota corporation, incorporated in January 1977. Unless the context otherwise requires, the term "United" refers to United HealthCare Corporation and its subsidiaries. United's executive offices are located at 300 Opus Center, 9900 Bren Road East, Minnetonka, Minnesota 55343; telephone (612) 936-1300.

Health Plans, Insurance and Related Operations

          Health Plans. As of December 31, 1995, United had a majority ownership interest in health plans principally licensed as HMOs in 24 states and Puerto Rico. With respect to these owned health plan operations, United assumes the risk for health care and administrative costs in return for the premium
revenue it receives.   United's owned health plans are usually licensed as HMOs
or insurers and provide comprehensive health care coverage for a fixed fee or premium that usually does not vary with the extent of medical services received by the member. In addition, these health plans enter into contractual arrangements with independent providers of health care services to help manage medical and hospital utilization, quality and costs. A few of the health plans employ health care providers and directly deliver health care services to enrollees and other individuals. Cost-effective delivery of health care services by both employed and contracted health care providers is achieved by assuring appropriate use of health care services, emphasizing preventive health services and encouraging the reduction of unnecessary hospitalization and other medical services. United also provides administrative and other management services to health plans licensed in five states and in which United has no ownership interest. With respect to these managed health plan operations, United receives an administrative fee for providing its services and generally assumes no responsibility for health care costs.

          Health Plan Point-of-Service Products.   Point-of-service plans are
one of United's most popular and fastest growing health plan coverage options. Unlike traditional closed-panel HMO products, which cover non-emergency services only when rendered by contracted providers, the point-of-service plans also provide coverage, usually at a lower level, for services received from non-contracting providers. This out-of-network coverage is sometimes offered directly by the health plan, but more often is provided by an insurance policy "wrapped around" the health plan benefit contract. The insurance policy is usually sold by one of United's insurance subsidiaries.

          Health Plan Self-Funded Products. United has developed HMO-like self-funded products for employers who desire the cost containment aspects of an HMO product and want to self-insure the health care cost risk. United uses the provider networks it has developed in connection with its HMO products for these self-funded products. Many of these self-funded products include a point-of-service feature. The provider contracts for these products are with individual physicians or groups of physicians as well as health care facilities and are generally on a standardized fee-for-service basis. These self-funded products offer employers and other sponsoring groups access to a provider network and the administrative and utilization review services associated with an HMO product, but the risks of health care utilization generally are borne by the sponsoring group.

          Health Plan Medicare Products. Several of United's owned health plans contract with the federal Health Care Financing Administration ("HCFA") to provide coverage for Medicare-eligible individuals. Under these contracts the plans receive a fixed payment each month from HCFA for each enrolled individual. Several of United's health plans which do not currently have such a contract are in the process of seeking one. Under these contracts, the health plans must provide at least the benefits which would be covered under traditional Medicare and typically provide a significantly higher level of coverage. The plans may, but generally do not, charge an additional premium to the members for the additional benefits. The health plans generally use a subset of their commercial product provider network as the provider network for the Medicare
products.   Any Medicare eligible person in the Plans service area may enroll in the Medicare product.

          Some of United's health plans may also offer these Medicare products to or through employer groups as a method of providing retiree health care coverage. In addition, certain health plans may market Medicare Select products which do not substitute for traditional Medicare, but provide additional benefits for a premium charged directly to the member.

          Health Plan Medicaid Products. Several of United's health plans offer coverage to Medicaid-eligible individuals. These plans typically contract with a state agency to provide such coverage and are paid a fixed monthly payment for each enrolled individual. The level of benefits is generally set by contract and few additional benefits are offered. Enrollment must usually be offered to all eligible individuals, without underwriting or health screening. Generally, the same provider network as for commercial products is utilized, but some providers may refuse to participate in the Medicaid product and the network may otherwise have a different number or set of providers.

          PPO and Indemnity Insurance and Self-Funded Products. Primarily through its insurance and third-party administrator subsidiaries, United offers a variety of health insurance and self-funded plan products and services, covering approximately ten million persons. Many of the insurance and self-funded products are marketed as point-of-service products or include a preferred provider organization ("PPO") feature, under which a higher level of coverage is received if certain providers are utilized. The self-funded products are usually sold on an administrative fee basis. In some cases United may agree to penalties or rewards related to administrative service standards and/or health care costs. The insurance products are often sold on an experience-rated basis, which means that the premiums may be adjusted in the future based on actual past health care costs or that premiums may be adjusted at the end of a specific time period (usually one year) with premium returned to the customer or additional premium paid to the company based on health care costs in that time period.

          Ancillary Insurance Products. Through its insurance subsidiaries, United offers several health insurance products in conjunction with health plan products on a carrier replacement basis. These products permit employers to replace multiple health care policies and vendors with a single health care plan. These subsidiaries also offer reinsurance and other insured products on a selective basis to most of United's health plans and to employers and other sponsoring groups offering self-funded health care benefit plans. United's insurance subsidiaries are licensed to sell group life, accidental death and dismemberment, short-term disability and health insurance products in all 50 states, the District of Columbia, Puerto Rico and the Virgin Islands. In connection with the MetraHealth acquisition, United entered into an agreement with Metropolitan Life Insurance Company ("MetLife") under which United offers MetLife's life, accidental death and dismemberment and short-term disability products to United customers and MetLife offers United's health care coverage products to MetLife customers.

          The following tables provide information with respect to the enrollment in United's various health plan and insurance products. The enrollment numbers are provided as of December 31, 1995 and January 31, 1996 since a number of the contracts for United's health care coverage products commence, expire or renew, as the case may be, as of January 1 of each year.

                           ENROLLMENT BY PRODUCT TYPE
                           --------------------------

             Product               December 31, 1995  January 31, 1996
---------------------------------  -----------------  ----------------

Health Plan Products(1)

  Commercial                           3,005,000         3,204,500
  Medicare                               147,800           153,300
  Medicaid                               352,100           353,900
                                      ----------        ----------

Total Health Plan Products             3,504,900         3,711,700

Other Network Based Products(2)

  Commercial                           5,737,700         5,731,100

Indemnity

  Commercial                           4,367,400         4,053,700
                                      ----------        ----------

       Total                          13,610,000        13,496,500
                                      ==========        ==========

     (1) Includes various HMO and HMO point-of-service products as well as self-funded programs utilizing a health plan network of providers.
     (2) Includes insurance-based and self-funded PPO and point-of-service products.


                ENROLLMENT BY FUNDING MECHANISM AND PRODUCT TYPE
                ------------------------------------------------

                            December 31, 1995         January 31, 1996
                            -----------------         ----------------
        Product            Funded  Self Funded      Funded    Self Funded
       ---------           ------  -----------      ------    -----------

Health Plan Products    3,261,900      243,000   3,444,500        267,200

Other Network Based
Products                  699,300    5,038,400     792,500      4,938,600
Indemnity                 982,600    3,384,800     924,500      3,129,200
                        ---------    ---------   ---------      ---------

Total                   4,943,800    8,666,200   5,161,500      8,335,000
                        =========    =========   =========      =========

Specialty Managed Care Services

     Through its experience in providing comprehensive health care management products and in response to increasing market demand for greater choice and flexibility in the design of health care coverage products and funding arrangements, United has utilized its core capabilities to create and sell specialized products to facilitate the efficient delivery of health care services. These products are offered independently of United's owned and managed health plans and insurance operations through United's specialty managed care services businesses. United also makes these products available to or in connection with the products of its owned and managed health plans and insurance operations where feasible.

     With respect to its specialty managed care services, United receives fees for the provision of services, primarily administrative in nature, and generally assumes no responsibility for health care costs except in the case of its behavioral health products. In connection with those products, United assumes some responsibility for health care costs for the provision of mental health/substance abuse services and thus recognizes premium-like revenue and medical services expense.

     United's specialty managed care products were available to a total of approximately 40 million participant lives at December 31, 1995, many of whom were not enrolled in one of United's owned health plans. One person may be covered by more than one specialty managed care service and therefore may account for more than one of these participant lives. United offers the following specialty managed care services to HMOs, PPOs, insurers, providers, Blue Cross/Blue Shield plans, third-party administrators, employers, labor unions and/or government agencies.

     Care Management and Benefit Administration Services. United's care management programs offer customers unbundled cost and utilization review and case management services. These services include prior, concurrent and retrospective review of hospital admissions and certain ambulatory services, second opinion programs, case management, specialist referrals and discharge planning. These services emphasize patient and provider education as a means of assisting clients in managing their health care costs.

     United's Total Care Management programs offer those customers who may not have geographic access to United's health plans an alternative to bundled managed care services. These services include utilization management, medical information and education, claims payment, provider networks, mental health/substance abuse services and other related services. Use of these services can provide health plan-like results to those clients who have members outside health plan service areas.

     Transplant Network. United's transplant network services programs offer clients access to a network of health care facilities for transplant-related services and transplant case management services. United negotiates fixed, competitive rates for high-cost, low-frequency health care services such as organ and tissue transplants.

     Workers Compensation and Disability Management Services. United's workers compensation and disability management services tailor United's broad managed care resources into products and services intended to apply managed care concepts, such as utilization review and use of specialized preferred provider networks, to workers compensation and casualty insurance cases. These products and services include hospitalization and outpatient surgery pre-certification and case management, access to provider networks, specialized programs such as carpal tunnel and back injury case management, and review of imaging (CAT scans and MRI) services.

     Demand Management Programs.    United's demand management programs help
consumers make informed choices about their health and well-being by focusing on preventive care, self-care, smart lifestyle options, and consumer education. United's OPTUM(R) 24-hour nurseline and employee assistance programs, provide customers the opportunity to reduce the cost of medical care by early identification of medical and human risks and the subsequent development of problem-specific solutions that change behavior and reduce those risks. In addition, these programs issue various publications to members as supplementary tools for managing demand for services.

     Geriatric Care Management Services. United also develops and provides products and services for cost control and the management of health care for the elderly. LinkAge(R) identifies for hospitals high-cost, high-risk patients upon admission and provides the hospital with tools to perform focused case management throughout the patient's hospital stay. United's EverCare(R) program arranges for the provision of a broad spectrum of health care services to institutionalized elderly individuals in nursing homes through contracts with a physician-nurse practitioner team. EverCare(R) is participating in a demonstration project with HCFA to offer health care services to the institutionalized elderly in nine separate locations throughout the country.

     Through its Government Operations division, United provides administrative services in regard to certain government health care programs. Most of this business is Medicare Part B claims processing. One of United's insurance subsidiaries is the sole carrier for the States of Minnesota, Virginia, Mississippi and Connecticut. That subsidiary also serves as the fiscal intermediary for Medicare Part A, in Connecticut, Michigan and New York, and handles all Medicare durable medical equipment claims for the 10 states in HCFA's northeast region.

     Behavioral Health Services. The specialty operations in United's behavioral health services business unit include mental health and substance abuse-related services. United's behavioral health subsidiaries provide specialized provider networks and behavioral health care case management services to certain of United's owned or managed health plans and to other customers. Such services are provided by employed behavioral health care professionals and by a network of contracted providers. Certain of these services are sold on a capitated basis.

     Third Party Administration Services. United provides third party administrator ("TPA") services to employers who choose to utilize self-funding to control health care costs and also desire customized health care plans and administration. United's TPA services are available to employers of all sizes in both single and multiple locations and include a fully integrated portfolio of products.

     International Business. United has begun exploring opportunities to sell its products and services in foreign countries and anticipates utilizing various arrangements such as joint ventures, as well as direct contracting. United has entered into a joint venture to create a health plan in the Republic of South Africa and has entered into an agreement to provide certain managed care consulting services in Germany.

     The Center for Health Care Policy and Evaluation. As the research and performance evaluation arm of United, the Center for Health Care Policy and Evaluation (the "Center") studies the operations and populations of enrolled health care systems. The Center's pathfinding research studies and analytical tools evaluate cost and quality of health care delivery -- illuminating common problems such as uneven access to care, variations in treatment, patient non-compliance with preventive care and other differences in the health care characteristics of the studied population. United's health plans and specialty organizations across the country use Center developed tools and methods to monitor and access health care delivery to their members and clients. The Center also works on behalf of other external organizations and clients to provide research services and analytic software tools.

     One of the Centers' major software services EPIS(TM). EPIS(TM) is a specialized medical management software system which provides clients with an integrated picture of a health care system in many dimensions, replacing piecemeal reports with a common reference point on cost, utilization, quality, access and satisfaction.

Expansion and Disposal of Operations

     United continually evaluates opportunities to expand its business and considers whether to dispose of or cease offering the products of certain of its businesses. Such opportunities may include acquisitions or dispositions of a specialty managed care services program or of insurance and health plan operations. Significant attention is also devoted to internal development of new products and techniques for the containment of health care costs, the measurement of the outcomes and efficiency of health care delivered and the management of health care delivery systems.

     United has engaged in an extensive acquisition program over the last few years. The intensive acquisition program may affect United's ability to integrate and manage its overall business effectively, which may increase costs, slow membership, revenue and earnings growth and adversely affect United's financial results. United's recent acquisition of MetraHealth poses significant integration challenges, particularly since MetraHealth itself was the product of a merger of businesses that were not yet fully integrated. Failure to successfully integrate MetraHealth would likely materially adversely affect United's financial results.

     The acquisition of MetraHealth also may make United's revenues more sensitive to fluctuations in overall health care cost trends, because the proportion of the former MetraHealth revenues derived from indemnity insurance business, which may have a lesser degree of health care cost control, is relatively high, and because former MetraHealth revenues will constitute a substantial portion of United's revenues.

     On November 28, 1995, United executed a definitive agreement to acquire PHP, Inc., a North Carolina based health plan to which United had previously provided administrative services. On February 1, 1996, United agreed to acquire HealthWise of America, Inc. and its related health plan operations in Arkansas, Tennessee, Maryland and Kentucky. On February 21, 1996, United executed an agreement to purchase the owner of the remaining minority equity interest in its St. Louis, Missouri-based health plans.

     On March 1, 1996, United sold MetraHealth Care Plan of St. Louis, Inc., ("Metra-St. Louis"), a St. Louis, Missouri-based HMO acquired in October as part of MetraHealth acquisition.

Government Regulation

     United's primary business, offering health care coverage and health care management services, is heavily regulated at both the federal and state level. United believes that it is in compliance in all material respects with the various federal and state regulations applicable to its current operations. To maintain such compliance, it may be necessary for United or a subsidiary to make changes from time to time in its services, products, structure or marketing methods.

     Changes in applicable laws and regulations are continually being considered and the interpretation of existing laws and rules may also change from time to time. Government regulation of health care coverage products and services is a changing area of law that varies from jurisdiction to jurisdiction. While United is unable to predict what regulatory changes may occur or the impact on

United of any particular change, United's operations and financial results could be negatively affected by regulatory revisions. Certain proposed changes in Medicare and Medicaid programs may increase the opportunities for United to enroll persons under products developed for the Medicare and Medicaid eligible populations, but other proposed changes also may limit the reimbursement available to United and increase competition in those programs, which could adversely affect United's financial results. The continued consideration and enactment of "anti-managed care" laws and regulations, such as "any willing provider" laws and limits on utilization management, by federal and state bodies may make it more difficult for United to control medical costs and may adversely affect financial results.

     A number of jurisdictions have enacted small group insurance and rating reforms which generally limit the ability of insurer and health plans to use risk selection as a method of controlling costs for small group business. These laws may generally limit or eliminate use of preexisting conditions exclusions, experience rating and industry class rating and may limit the amount of rate increases from year to year. Under these laws, cost control through provider contracting and managing care may become more important and United currently believes its experience in these areas will allow it to compete effectively.

     In addition to changes in applicable laws and rules, United is potentially subject to governmental investigations and enforcement actions. These include possible government actions relating to the federal Employee Retirement Income Security Act ("ERISA"), which regulates insured and self-insured health coverage plans offered by employers and United's services to such plans and employers, the Federal Employees Health Benefit Plan ("FEHBP"), federal and state fraud and abuse laws and laws relating to utilization management and the delivery of health care. Any such government action could result in assessment of damages, civil or criminal fines or penalties, or other sanctions, including exclusion from participation in government programs. Although United is currently involved in various government audits, such as under the FEHBP or relating to services for ERISA plans, United does not believe the results of such current audits will, individually or in the aggregate, have a material adverse effect on United's financial results.

     HMOs. All of the states in which United's health plans offer HMO products have enacted statutes regulating the activities of those health plans. Most states require periodic financial reports from HMOs licensed to operate in their states and impose minimum capital or reserve requirements. Certain of United's subsidiaries are required to retain for their own use cash generated from their operations. In addition, certain of United's subsidiaries are required by state regulatory agencies to maintain restricted cash reserves represented by interest-bearing instruments which are held by trustees or state regulatory agencies to ensure that adequate financial reserves are maintained. Some state regulations enable agencies to review all contracts entered into by HMOs, including management contracts, for reasonableness of fees charged and other provisions.

     United's health plans which have Medicare risk contracts are subject to regulation by HCFA. HCFA has the right to audit health plans operating under Medicare risk contracts to determine each health plan's compliance with HCFA's contracts and regulations and the quality of care being rendered to the health plan's members. To enter into Medicare risk contracts, a health plan must either be federally qualified or be considered a Competitive Medical Plan under HCFA's requirements. Health plans which offer a Medicare risk product also must comply with requirements established by peer review organizations ("PROs"), which are organizations under contract with HCFA to monitor the quality of health care received by Medicare beneficiaries. PRO requirements relate to quality assurance and utilization review procedures. United's health plans which have Medicare cost contracts are subject to similar regulatory requirements. In addition, these health plans are required to file certain cost reimbursement reports with HCFA which are subject to audit and revision.

     United's health plans which have Medicaid contracts are subject to both federal and state regulation regarding services to be provided to Medicaid enrollees, payment for those services and other aspects of the Medicaid program. Both Medicare and Medicaid have in force or have proposed regulations relating to fraud and abuse, physician incentive plans and provider referrals which may affect United's operations.

     Many of United's health plans have contracts with the FEHBP. These contracts are subject to extensive regulation, including complex rules relating to the premiums charged. FEHBP has the authority to retroactively audit the rates charged and frequently seeks premium refunds and other sanctions against health plans participating in the program. United's health plans which have contracted with FEHBP are subject to such audits and may be requested to make such refunds.

     Insurance Regulation. United's insurance subsidiaries are subject to regulation by the Department of Insurance in each state in which the entity is licensed. Regulatory authorities exercise extensive supervisory power over insurance companies in regard to licensing; the amount of reserves which must be maintained; the approval of forms of insurance policies used; the nature of, and limitation on, an insurance company's investments; periodic examination of the operations of insurance companies; the form and content of annual statements and other reports required to be filed on the financial condition of insurance companies; and the establishment of capital requirements for insurance companies. United's insurance company subsidiaries are required to file periodic statutory financial statements in each jurisdiction in which they are licensed. Additionally, such companies are periodically examined by the insurance departments of the jurisdiction in which they are licensed to do business.

     Insurance Holding Company Regulations. Certain of United's health plans and each of United's insurance subsidiaries are subject to regulation under state insurance holding company regulations. Such insurance holding company laws and regulations generally require registration with the state Department of Insurance and the filing of certain reports describing capital structure, ownership, financial condition, certain intercompany transactions and general business operations. Various notice and reporting requirements generally apply to transactions between companies within an insurance holding company system, depending on the size and nature of the transactions. Certain state insurance holding company laws and regulations require prior regulatory approval or, in certain circumstances, prior notice of, certain material intercompany transfers of assets as well as certain transactions between the regulated companies, their parent holding companies and affiliates, and acquisitions.

     TPAs. Certain subsidiaries of United are also licensed as third-party administrators ("TPAs") in states where such licensing is required for their activities. TPA regulations, although differing greatly from state to state, generally contain certain required administrative procedures, periodic reporting obligations and minimum financial requirements.

     PPOs. Certain of United's subsidiaries' operations may be subject to PPO regulation in a particular state. PPO regulations generally contain certain network, contracting, financial and reporting requirements which vary from state to state.

     Utilization Review Regulations. A number of states have enacted laws and/or adopted regulations governing the provision of utilization review activities and these laws may apply to certain of United's operations. Generally, these laws and regulations require compliance with specific standards for the delivery of services, confidentiality, staffing, and policies and proceeds of private review entities, including the credentials required of personnel.

     MCOs. In recent years a number of states have enacted laws enabling self-insured employers and/or insurance carriers to apply medical management and other managed care techniques to the medical benefit portion of workers' compensation, if such managed care is performed by a state certified managed care organization ("MCO"). United, by itself or with its HMOs, has generally sought MCO certification in the states where it is available and where it markets managed care workers' compensation products. MCO laws differ significantly from state to state, but generally address network and utilization review activities.

     ERISA. The provision of goods and services to or through certain types of employee health benefit plans is subject to ERISA. ERISA is a complex set of laws and regulations that are subject to periodic interpretation by the United States Department of Labor. ERISA places controls on how United's business units may do business with employers covered by ERISA, particularly employers that maintain self-funded plans. The Department of Labor is engaged in an ongoing ERISA enforcement program which may result in additional constraints on how ERISA-governed benefit plans conduct their activities. There recently have been legislative attempts to limit ERISA's preemptive effect on state laws. If such limitations were to be enacted, they might increase United's liability exposure under state law-based suits relating to employee health benefits offered by United's health plans and specialty businesses and permit greater state regulation of other aspects of those businesses' operations.

Management Information Systems

     United's health plans, insurance, self-funded and specialty managed care products use computer-based management information systems for various purposes, including claims processing, billing, utilization management, underwriting, marketing and sales tracking, general accounting, medical cost trending, managed care reporting and financial planning. These systems also support member, group and provider service functions, including on-line access to membership verification, claims and referral status and information regarding hospital admissions and lengths of stay. In addition, these systems support extensive analysis of cost and outcome data.

     United continually evaluates, upgrades and enhances the computer information systems which support its operations. System development efforts relating to increased efficiency, capacity and flexibility are ongoing.
United's computer processing capabilities support multiple product delivery systems with attendant tracking and processing for such systems, an integrated database of information for increased reporting and research capabilities, and use automated entry and edit capabilities to speed the capture and processing of information. Over the past several years, United has upgraded its mainframe computers, enhanced its existing software functionality and migrated to various software database environments. This approach allows United to preserve its investment in existing systems while, at the same time, enabling it to exploit new technologies that help improve either the cost effectiveness of the services provided, or allow for the introduction of new product capabilities. Following the MetraHealth acquisition United has begun an extensive review of its information systems, including integration of multiple systems. United has also agreed to outsource operation of a substantial portion of its computer operations centers to a subsidiary of IBM. Simplification and integration of the many different systems now servicing United's business is an important component of controlling administrative expenses and effectively managing United's operations. To the extent that these integration efforts are not successful, United's financial results may be adversely affected.

Marketing

     United's marketing strategy and implementation for its health plan, insurance, self-funded and specialty and managed care products are defined and coordinated by United's corporate marketing staff. Primary marketing responsibility for each of United's health plans and specialty managed care products resides with a marketing director and a direct sales force. In addition, United's health plan, insurance, self-funded and specialty managed care products are sold through independent insurance agents and brokers. Marketing efforts are supported by ongoing market research that identifies and grades prospective customers and establishes specific enrollment goals by territory and employer. Marketing efforts are also supported by public relations efforts and advertising programs that may employ television, radio, newspapers, billboards, direct mail and telemarketing.

Competition

     The managed health care industry evolved primarily as a result of health care buyers' concerns regarding rising health care costs. The industry's goal is to infuse greater cost effectiveness and accountability into the health care system through the development of managed care products, including health plans, PPOs, and specialized services such as mental health or pharmacy benefit programs, while increasing the accessibility and quality of health care services. The industry in which United operates is highly competitive and significant consolidation has occurred within the industry, creating stronger
competitors.   At the same time, there are a number of new entrants to the industry, which may also increase competitive pressures. The current competitive markets in certain areas may limit United's ability to price its products at levels United believes appropriate. These competitive factors could adversely affect United's financial results.

     As HMO and PPO penetration of the health care market and the effects of health care reforms increase nationwide, United expects that obtaining new contracts for its HMO and PPO products with large employer and government groups may increasingly become more difficult and that competition for smaller employer groups will intensify. In addition, employers may increasingly choose to self-insure the health care risk while seeking benefit administration and utilization review services from third parties to assist them in controlling and reporting health care costs.

     United's health plan, insurance, self-funded and specialty managed care coverage products compete for group and individual membership with other health insurance plans, Blue Cross/Blue Shield plans, other health plans, HMOs, PPOs, third party administrators and health care management companies, and employers or groups which elect to self-insure. United also faces competition from hospitals, health care facilities and other health care providers who have combined and formed their own networks to contract directly with employer groups and other prospective customers for the delivery of health care services. United's ability to increase the number of persons covered by its products or services or to increase its premiums and fees can be affected by the number and strength of United's competitors in any particular area. United believes that the principal competitive factors affecting United and its products include price, the level and quality of products and service, provider network capabilities, market share, the offering of innovative products, product distribution systems, financial strength, and marketplace reputation.

     Further, United currently believes that factors that generally help it in regard to competitors are the breadth of its product line, its geographic scope and diversity, the strength of its underwriting and pricing practices and staff, its significant market position in certain geographic areas, the strength of its distribution network, its financial strength, its generally large provider networks, which provide more member choice, its point-of-service products and experience and its generally favorable marketplace reputation. In a number of markets United may be at a disadvantage in regard to competitors with larger market shares, broader networks, narrower networks, which may allow greater cost control and lower prices or a more-established marketplace name and reputation.

                      CERTAIN INFORMATION CONCERNING LIPA

The Business of LIPA

     LIPA is a physician owned holding company, which was formed in October 1985 by approximately 400 medical physicians practicing in Baton Rouge, Louisiana and the surrounding area. LIPA was formed to act as a holding company of an HMO organized in 1986 as Southeast Health Plan of Louisiana ("Southeast").
Southeast was managed under a contract with a regional health care management company.

     During 1987, Southeast experienced rapid growth in membership but sustained losses from operations. In 1987, the management contract was terminated due to unprofitable operating results. Thereafter, the Board of Directors of LIPA assumed management responsibility of Southeast, but changed the HMO's name from Southeast to Community Health Network of Louisiana, Inc. ("CHN," as previously defined).

     Due to the losses sustained in 1987, CHN needed capital to continue its operations and to attract experienced personnel. To meet this need, the Board of Directors of LIPA entered into negotiations with investors who were also investors in Complete (the "Complete Investors"). As a result of these negotiations, LIPA and the Complete Investors formed LHMC. The Complete Investors acquired 51% of LHMC and LIPA acquired 49%. The Complete Investors also acquired 51% of LHP, the corporation that is the general partner and 1% owner of LHMC. At the same time, the Complete Investors acquired 49% of CHN from LIPA. LHMC then entered into a management contract to manage CHN.

     CHN has approximately 107,000 members enrolled in its commercial HMO products and also provided services to approximately 6,000 HMOs and PPOs. CHN has a contracted network of health care providers that included approximately 2,465 physicians as of March 1, 1996. Pursuant to its commercial HMO plans, CHN receives monthly premium payments based on rates fixed by contract with employers and other groups and, in contrast to self-funded HMO and PPO products, assumes the risk that the premiums will cover the costs of the health care services provided by CHN's network of health care providers. CHN contracts with physicians, hospitals and other health care providers to provide services to members and to negotiate provider contracts that specify rates which are discounted from billed charges and require utilization management and other cost control measures. Under CHN's risk-sharing model, primary and specialty care physicians also assume part of the utilization risk through a withholding arrangement on their contractual payments. Certain of CHN's HMO plans also include a "point of service" option that permits members to receive certain health care services from providers that are not included in CHN's provider network, or to see a specialist without the prior referral of a designated primary care physician at an additional out-of-pocket cost to the member that includes a deductible and higher co-payment percentage obligations.

     Under CHN's self-funded HMO and PPO plans, the employer or group assumes the risk of its employees' health care costs, and CHN receives an administrative fee for designing benefit packages, claims processing and administration, utilization management, generation of management reports and other related matters. Like its commercial HMO products, CHN's self-funded products utilize CHN's network of health care providers and thereby benefit from negotiated rates, utilization management and other cost control measures negotiated by CHN with its providers. CHN's PPO plans, all of which are self-funded plans, are similar to its HMO plans in providing health care delivery at lower costs than traditional health insurance through a provider network under contracts which specify negotiated rates. Members of CHN's PPO, however, may choose physicians from the PPO network to perform required services without the prior approval of a designated primary care physician. PPO members typically are subject to deductible requirements and higher premiums and co-payment obligations than HMO members. PPO members also have the option to receive health care services from providers that are not a part of CHN's network, typically at additional out-of-pocket costs to the member.

     The following table sets forth, as of January 31, 1996, certain information with respect to the beneficial ownership of LIPA Common Stock by (1) each person who is the beneficial owner of more than 5% of the outstanding LIPA Common Stock, (2) each director of LIPA who is a shareholder, (3) each of the executive officers of LIPA, and (4) all directors and executive officers as a group. Except as otherwise noted, the named beneficial owner has sole voting and investment power of the shares of LIPA Common Stock indicated:


                              Common Stock Beneficially Owned(1)
                              ----------------------------------
Name                           Shares                  Percent
----                           ------                  -------

Dr. Harold D. Brandt              1                       *
Dr. Edward Chiasson               1                       *
Dr. Kenneth C. Cranor             1                       *
Dr. William J. DiMattia           1                       *
Dr. Henry Wade Giles              1                       *
Dr. James J. Lanasa, Jr.          1                       *
Dr. C. W. Lovell, III             1                       *
Dr. V. Lynn McCord                6                      1.4
Dr. Henry D. Olinde               1                       *
Dr. Charles Raborn                3                       *
Dr. Edwin Walker                  1                       *
Dr. Williams D. Wall, IV          1                       *

All Directors and Executive
Officers as a Group              19                      4.6
------------------------

* Represents beneficial ownership of less than 1%.
(1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares as of January 31, 1996 that such person or group has the right to acquire within 60 days after such date. For purposes of computing the percentages of outstanding shares held by each person or group of persons named above on a given date, shares which such person or group has the right to acquire within 60 days after such date are deemed to be outstanding but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

     LIPA's principal executive offices are located at 8550 United Plaza Boulevard, Suite 600, Baton Rouge, Louisiana 70809. Its telephone number is
(504) 924-1772.

Management's Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations

          The following table sets forth, for the fiscal periods indicated, certain items from the consolidated statements of operations of LIPA expressed as a percentage of revenue.

                                         Nine Months
                                      Ended September 30,           Year Ended December 31,
                                     ---------------------         --------------------------
                                      1995           1994        1994       1993        1992
                                      ----           ----        ----       ----        ----

Revenues:
 Premiums                             99.7%          99.5%       99.5%      99.0%       99.2%
 Investment & Other                     .3             .5          .5        1.0          .8
                                    ------         ------      ------     ------      ------
 Total                               100.0          100.0       100.0      100.0       100.0

Operating Expenses:
 Medical Services                     83.6           84.2        84.0       83.3        85.9
 Management Fee                       15.0           15.0        15.0       15.0        15.0
 Selling, General & Administrative     1.6             .7         1.0         .7         1.0
 Interest                               .1             .1          --         .2          .3
                                    ------         ------      ------     ------      ------

Operating Income (Loss)                (.3)            --          --         .8        (2.2)

Equity in Earnings of
 Unconsolidated Affiliates             2.3            1.9         1.7        1.6         2.0
                                    ------         ------      ------     ------      ------

Income (Loss) Before Income Taxes      2.0            1.9         1.7        2.4         (.3)
                                    ======         ======      ======     ======      ======



          Comparison of the Nine Month Periods Ended September 30, 1995 and September 30, 1994

          Premiums. LIPA's premiums increased by $32.3 million or 52.7% to $93.4 million for the nine months ended September 30, 1995 from $61.2 million for the nine months ended September 30, 1994. This increase resulted primarily from an increase in membership of 35% and an increase in the average premium yield of $17 per member per month ( PMPM"), or 13%, in average PMPM premiums. This large increase in the PMPM yield is due primarily to the significant growth in LIPA's higher-yield Medicare risk product.

          Investment and Other Revenues. LIPA's investment and other revenues increased 11.6% to $315,000 for the nine months ended September 30, 1995 compared to the corresponding period in 1994. LIPA's investment revenue consists primarily of interest earned on overnight repurchase agreements. The increase is a result of higher average daily investment balances in 1995 compared to 1994 and higher interest rates.

          Medical Services Expenses. Medical services expenses increased $26.5 million or 51.3% to $78.3 million for the nine months ended September 30, 1995 from $51.7 million for the nine months ended September 30, 1994. This increase resulted primarily from the 35% increase in membership and an increase of $14, or 15%, in average PMPM medical services costs. This increase is due to the significant growth in the more costly medicare risk product.

          Medical Loss Ratio. LIPA's medical loss ratio, which is medical services costs as a percent of premiums, decreased from 84.6% for the nine months ended September 30, 1994 to 83.8% for the nine months ended September 30, 1995. This decrease occurred in large part because the significant growth in the higher-yield Medicare risk product.

          Management Fee Expenses. Pursuant to the terms of an administrative management contract, CHN, one of LIPA's subsidiaries, pays LHMC 15% of CHN's premium revenues for management services.

          Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $1.1 million, or 355%, to $1.5 million for the nine months ended September 30, 1995 compared to the corresponding period in 1994. This increase is primarily the result of LIPA increasing the use of outside brokers in 1995 to sell LIPA's products and increase membership. Broker commissions increased 600% in the nine months ended September 30, 1995 compared to the corresponding period in 1994.

          Equity in Earnings of Unconsolidated Affiliates. Equity in earnings of unconsolidated affiliates represents LIPA's equity interest in the earnings of LHMC and LHP. LIPA accounts for these investments under the equity method of accounting. LIPA's equity in earnings of unconsolidated affiliates increased $926,000, or 78.5%, to $2.1 million for the nine months ended September 30, 1995 compared to the corresponding period in 1994. This increase is the result of increased net income at LHMC and LHP, as LIPA's ownership percentages in LHMC and LHP did not change in 1995 or 1994.

          Comparison of the Years Ended December 31, 1994 and December 31, 1993

          Premiums. LIPA's premiums increased by $16.6 million, or 25.2%, to $82.2 million for the year ended December 31, 1994 from $65.6 million for the year ended December 31, 1993. This increase resulted primarily from an increase in membership of 17% and an increase in the average premium yield of $12 PMPM, or 10%, for the year ended December 31, 1994 compared to the corresponding period in 1993.

          Investment and Other Revenue. LIPA's investment and other revenues decreased 43.5% to $373,000 for the year ended December 31, 1994 compared to the corresponding period in 1993. LIPA's investment revenue consists primarily of interest earned on overnight repurchase agreements for LIPA's cash balances. Revenues on such agreements decreased because LIPA's average daily cash balances were lower.

          Medical Services Expenses. Medical services expenses increased 25.5% for the year ended December 31, 1994 to $69.3 million from $55.2 million for the year ended December 31, 1993. This increase resulted primarily from the 17% increase in membership and an increase of $10 PMPM, or 10%, in average PMPM medical services costs.

          Medical Loss Ratio. LIPA's medical loss ratio, which is medical services costs as a percent of premiums, remained relatively flat at 84.4% and 84.2% for the years ended December 31, 1994 and 1993, respectively.

          Management Fee Expenses. Management fees remained the same at 15% of CHN's premium revenues for the years ended December 31, 1994 and 1993.

          Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $234,000, or 49.0%, to $712,000 for the year ended December 31, 1994 compared to the corresponding period in 1993. This increase is primarily the result of LIPA using outside brokers in 1994 to sell LIPA's products and increase enrollment. Prior to 1994, internal marketing personnel performed these functions for LIPA.

          Equity in Earnings of Unconsolidated Affiliates. LIPA's equity in earnings of unconsolidated affiliates increased $282,000, or 26.1%, to $1.4 million for the year ended December 31, 1994 from $1.1 million for the year ended December 31, 1993. This increase is the result of increased net income at LHMC of $645,000 primarily attributable to higher management contract fee revenue. LIPA's ownership percentages in LHMC did not change in 1994 or 1993.

          Comparison of the Years Ended December 31, 1993 and December 31, 1992

          Premiums. LIPA's premiums increased by $4.9 million, or 8.1%, to $65.6 million for the year ended December 31, 1993 from $60.7 million for the year ended December 31, 1992. This increase resulted primarily from an increase in membership of 6% and an increase in the average premium yield of $2 PMPM, or 2%, for the year ended December 31, 1993 compared to the corresponding period in 1992.

          Investment and Other Revenue. LIPA's investment and other revenues increased 33.1% to $661,000 for the year ended December 31, 1993 compared to the corresponding period in 1992. LIPA's investment revenue consists primarily of interest earned on overnight repurchase agreements for LIPA's cash balances. Revenues on such agreements increased because LIPA's average daily cash balances were higher.

          Medical Services Expenses. Medical services expenses increased $2.6 million, or 5.0%, for the year ended December 31, 1993 from $52.6 million for the year ended December 31, 1992. This increase resulted primarily from the 6% increase in membership. Medical costs on a PMPM basis stayed approximately the same.

          Medical Loss Ratio. LIPA's medical loss ratio, which is medical services costs divided by premiums, decreased to 84.1% for the year ended December 31, 1993 from 86.7% for the corresponding period in 1993. This occurred in large part because the average premium increased by 2% while medical costs PMPM remained the same.

          Management Fee Expenses. Management fees remained the same at 15% of CHN's premium revenues for the years ended December 31, 1993 and 1992.

          Selling, General and Administrative Expenses. Selling, general and administrative expenses increased slightly for the year ended December 31, 1993 compared to the corresponding period in 1992.

          Equity in Earnings of Unconsolidated Affiliates. LIPA's equity in earnings of unconsolidated affiliates decreased $136,000, or 8%, to $1.1 million for the year ended December 31, 1993 from $1.2 million for the year ended December 31, 1992. This decrease is the result of decreased income at LHMC due to higher advertising, marketing and selling, general and administrative expenses as a percentage of revenues. LIPA's ownership percentages in LHMC and LHP did not change in 1993 or 1992.

          Provision for (Benefit from) Income Taxes. The provision for income taxes increased from a benefit of $61,000 for the year ended December 31, 1992 to a provision of approximately $491,000 for the year ended December 31, 1993. This increase was due primarily to increased earnings in 1993.

Liquidity and Capital Resources

          LIPA's principal source of liquidity and working capital has historically been cash flows from operations. At September 30, 1995, cash and cash equivalents totaled approximately $3.2 million and working capital totaled approximately $1.1 million. Net cash used in operating activities for the nine months ended September 30, 1995 was $4.0 million compared to cash provided by operations of $1.3 million in the corresponding period in 1994.

          Cash used in operating activities for the first nine months of 1995 resulted primarily from (1) an excess of $294,000 in earnings of unconsolidated affiliates over net income, and (2) an increase in receivables of $7.3 million resulting from a significant increase in membership in 1995, offset by (3) an increase in unearned premiums of $3.8 million due to timing differences in the receipt of premium remittances.

          No material investing or financing activities occurred during the nine months ended September 30, 1995 or 1994.

          LIPA believes that its existing cash and cash equivalents and its cash flows from operations will be adequate to fund its existing operations. There are currently no other material definitive commitments for future use of LIPA's available resources.

                        COMPARISON OF SHAREHOLDER RIGHTS

          The rights of the shareholders of LIPA are governed by the LBCL, the Articles of Incorporation, as amended, of LIPA (the "LIPA Articles"), and the Bylaws of LIPA (the "LIPA Bylaws"). The rights of the shareholders of United are governed by the Minnesota Business Corporation Act (the "MBCA"), the Restated Articles of Incorporation of United, as amended (the "United Articles"), and the Amended and Restated Bylaws of United (the "United Bylaws"). The following is a summary of certain material differences between the rights of shareholders of LIPA and the rights of shareholders of United, as contained in provisions of the LBCL and the MBCA, the LIPA Articles and the LIPA Bylaws, and the United Articles and the United Bylaws.

          The following does not purport to be a complete statement of the rights of LIPA's shareholders under applicable Louisiana law, and the LIPA Articles and the LIPA Bylaws as compared with the rights of United shareholders under applicable Minnesota law, and the United Articles and the United Bylaws. The identification of certain specific differences is not meant to indicate that other equally or more significant differences do not exist.

Number of Directors

          The LBCL provides that the board of directors of a Louisiana corporation having more than two shareholders shall consist of three or more directors. The LIPA Articles and the LIPA Bylaws provide that the board shall consist of seven to twenty-seven directors, all of whom must be LIPA
shareholders.   The terms of directors are staggered, with approximately one-
half of the directors elected each year for 2-year terms. Directors may be removed at any time, with or without cause, by a majority vote of the shareholders at a special meeting called for that purpose.

          The MBCA provides that the board of directors of a Minnesota corporation shall consist of one or more directors as fixed by the articles of incorporation or bylaws. The United Bylaws provide that the board shall consist of one or more directors, which number may be increased or decreased from time to time by resolution of a majority of the board (determined as if all vacancies are filled) or at least two-thirds of the capital stock entitled to vote (voting as one class). Under the United Articles and United Bylaws, the directors are divided into three classes which are to be as nearly equal as possible. Directors in each class serve for three years, and elections are staggered such that one class is elected each year.

          The United Bylaws further provide that a candidate for director must be nominated by or at the direction of the board or by a shareholder. If nominated by a shareholder, a notice containing information about the candidate, the shareholder nominating such candidate, and such other information as would be required by federal securities regulations if proxies were to be solicited with respect to such nomination, must be submitted to United not less than 60 days prior to the date of the annual meeting.

Action of Directors

          The LBCL provides that the act of a majority of directors present at a meeting at which a quorum is present shall be the act of the board of directors. The LIPA Bylaws require that a vote of two-thirds of the directors is required to authorize, under certain circumstances, the appointment of non-shareholders to the board of directors of subsidiaries of LIPA.

          Under the United Bylaws, the act of a majority of directors present at a meeting at which a quorum is present is generally required to approve corporate actions. A vote of more than two-thirds of the directors in office is required, however, to approve, with or without cause, the removal of any or all of the directors.

Vote on Merger, Consolidation or Sale of Substantially All Assets

          The LBCL requires the affirmative vote of at least two-thirds of the voting power present, or by such larger or smaller vote, but not less than a majority, of the voting power present or of the total voting power as the articles of incorporation may prescribe to effect (1) any merger or consolidation with or into any other corporation, or (2) any sale or lease of any substantial part of the assets of the corporation if the corporation is not insolvent.

          Section 133 of the LBCL places restrictions on "business combinations" (as defined in Section 132(4) of the LBCL, generally including mergers, consolidations, share exchanges, sales and leases of assets, issuances of securities, and similar transactions) by Louisiana corporations with an "interested stockholder" (as defined in Section 132(9) of the LBCL, generally as the beneficial owner of 10% or more of the voting power of the then outstanding voting stock). Section 133 of the LBCL generally applies to business combinations of Louisiana corporations having greater than 100 beneficial owners of its stock or which did not have an interested stockholder on January 1, 1985, unless the articles of incorporation expressly provide otherwise. Section 133 of the LBCL generally does not apply, provided the stockholders receive in the business combination substantially similar consideration for their shares of stock in the corporation in terms of price and method of payment, as determined in accordance with Section 134B of the LBCL, as the interested stockholder received for its shares of stock in the corporation acquired by such interested stockholder within two years of such business combination.

          Since LIPA has not specifically elected to avoid the application of
Section 133 of the LBCL, Section 133 of the LBCL generally would prohibit a business combination by LIPA with an interested stockholder, unless the business combination is recommended by LIPA's board of directors and approved by the affirmative vote of at least each of the following: (1) 80% of the votes entitled to be cast by outstanding shares of LIPA voting stock voting together as a single voting group and (2) two-thirds of the votes entitled to be cast by holders of voting stock, other than voting stock held by the interested stockholder who is a party to the business combination with LIPA, voting together as a single voting group. Since United is not an "interested stockholder" with respect to LIPA, Section 133 of the LBCL does not apply to the Merger.

          Under Section 135 of the LBCL and the sections that follow it, any person who acquires more than 20% of the voting power of a corporation such as LIPA may not vote all or a portion of such shares unless the stockholders other than the acquiring person have, at a duly called stockholders meeting, voted to permit the acquiring person to exercise voting rights.

          The MBCA provides that a resolution containing a plan of merger or exchange must be approved by the affirmative vote of a majority of the directors present at a meeting, and submitted to the shareholders and approved by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote. The MBCA requires that any class of shares of a Minnesota corporation must approve the plan if it contains a provision which, if contained in a proposed amendment to the corporation's articles of incorporation, would entitle such class to vote as a class. The United Articles require the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote generally in the election of directors for approval of certain mergers, consolidations or other combinations with affiliated entities.

          Although the MBCA contains a provision which restricts certain business combination transactions with an interested shareholder for four years after such shareholder has acquired 10% of the voting power of a publicly traded corporation having 50 or more shareholders, United has elected, pursuant to its Bylaws, not to be subject to the business combination rules of the MBCA. Instead, the United Articles set forth certain other business combination requirements. Under the United Articles, if a business combination (including a merger, disposition of substantial assets, issuance of securities and other similar transactions) occurs with a person who, together with its affiliates, owns 20% or more of the outstanding capital stock of United (a "Related Person"), then the combination must be approved by two-thirds of the outstanding capital stock entitled to vote for directors. However, the combination may occur without such a vote if, among other exceptions, (1) those directors who were directors of United before the acquiring party became a Related Person approve the combination by a two-thirds vote, or those directors approved the combination before the party became a Related Person or (2) if the business combination is a merger or consolidation, the board of directors determines that the cash or fair market value of all consideration to be received by shareholders is at least equal to the highest per share price paid by the Related Person in acquiring any of United's stock.

Shareholder Proposals

          Neither the LIPA Articles nor the LIPA Bylaws contain a provision requiring that a shareholder provide advance notice of any proposal to be submitted by such shareholder at any meeting of LIPA shareholders.

          The United Bylaws require that a shareholder provide notice of any proposal to be submitted at any annual meeting of shareholders to the Secretary of United not less than 60 nor more than 90 days prior to the date of the meeting (subject to a shorter time period if notice or public disclosure of the meeting occurs less than 70 days prior to the meeting).

Special Meetings of Shareholders

          The LIPA Bylaws provide that special meetings of shareholders may be called at any time by the President or by a majority of the directors. The President is required to call a special meeting of shareholders upon written request by the holders of not less than one-tenth of all of the shares entitled to vote at the meeting. The LCBL provides that the date of a special meeting called at the request of shareholders shall be fixed not less than 15 nor more than 60 days after receipt of the request. If the date of the meeting is not so fixed, or if notice of the meeting is not given, then the shareholders making the request may do so.

          The MBCA and the United Bylaws provide that the Chief Executive Officer, the Chairman of the Board, the Chief Financial Officer, any two directors, or a shareholder or shareholders holding 10% or more of shares entitled to vote at such meeting may call a special meeting. However, if the meeting involves a business combination, including an action to affect the composition of the Board of Directors, then at least 25% of the shares entitled to vote at such meeting are required to call the meeting. If the meeting is demanded by shareholders, the meeting, on notice, must occur between 30 and 90 days after receipt of the demand.

Shareholder Action by Written Consent

          The LBCL provides that action required or permitted to be taken at a meeting of shareholders may be taken without a meeting by unanimous consent of all shareholders entitled to vote thereon.

          The MBCA provides that an action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting by written action signed by all of the shareholders entitled to vote on that action.

Amendment of Articles of Incorporation

          The LIPA Articles provide that they may be amended by an affirmative vote of at least a majority of the shareholders at any regular or special meeting of shareholders, provided that the notice of such meeting includes the text of the proposed amendments.

          The MBCA provides that an amendment to a corporation's articles must be by resolution approved by the affirmative vote of a majority of the directors present, or proposed by a shareholder or shareholders holding 3% or more of the voting shares entitled to vote thereon. Under the MBCA, such an amendment must be approved by the affirmative vote of a majority of the shareholders entitled to vote thereon, except that the articles may provide for a specified proportion or number larger than a majority. The United Articles provide that the affirmative vote of the holders of two-thirds of the outstanding United Common Stock is required in order to amend provisions of the United Articles concerning the election and removal of directors, and that the affirmative vote of the holders of two-thirds of the outstanding shares of capital stock entitled to vote generally in the election of directors is required in order to amend provisions concerning certain mergers, consolidations and other business combinations and reorganizations.

Amendment of Bylaws

          The LIPA Bylaws provide that they may be amended by affirmative vote of at least a majority of the shareholders, at a regular or special meeting called for the purpose, by written consent of a majority of the shareholders, or by affirmative vote of at least a majority of the board of directors at a regular or special meeting of the board called for that purpose. However, no change of the LIPA Bylaws governing the time or place for the election of directors shall be made within 60 days preceding the date on which such election is to be held, and notice of any change in such LIPA Bylaws shall be delivered to each shareholder at least 20 days before such election is held.

          The MBCA and the United Bylaws provide that the power to adopt, amend or repeal the bylaws shall be vested in the board (subject to certain notice requirements set forth in the United Bylaws), except that the board shall not adopt, amend, or repeal a bylaw fixing a quorum for a meeting of shareholders, prescribing procedures for removing directors or filling vacancies in the board, or fixing the number of directors or their classifications, qualifications, or terms of office, but may adopt or amend a bylaw to increase the number of directors. Notwithstanding the above, under the MBCA a shareholder or shareholders holding 3% or more of the voting shares entitled to vote may propose a resolution to amend or repeal bylaws adopted, amended or repealed by the board, in which event such resolution must be approved pursuant to the procedures for amending the articles of incorporation.

Liability of Officers and Directors

          Neither the LIPA Articles nor the LIPA Bylaws contains a provision exculpating officers and directors from liability to LIPA.

          The United Articles provides that a director shall not be personally liable to United or its shareholders for monetary liability relating to breach of fiduciary duty, unless the liability relates to a breach of the duty of loyalty, acts or omissions involving a lack of good faith or an intentional or knowing violation of law, liability for illegal distributions and unlawful sales of United securities, transactions where the director gained an improper personal benefit, or acts or omissions occurring prior to the date on which the liability limitation provision was added to the United Articles. The United Articles provide that any amendment to the MBCA that authorizes further elimination or limitation of director liability shall result in the further elimination or limitation of liability of directors of United to the fullest extent permitted by the MBCA, as so amended.

Indemnification of Officers and Directors

          The LIPA Articles provide that LIPA is permitted to indemnify its officers and directors for their expenses and liabilities in actions, other than actions brought by or on behalf of LIPA, brought against them by reason of the fact that they are or were officers or directors of LIPA. Such indemnification could be made only if the indemnitee used the prevailing party or if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of LIPA and, with respect to any criminal proceedings, if such person had no reasonable cause to believe that the conduct was unlawful. In actions brought by or on behalf of LIPA, such indemnification probably would be limited to reasonable expenses (including attorneys' fees) and would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of LIPA, except that no indemnification may be made with respect to any matter as to which such person is adjudged liable to LIPA, unless, and only to the extent that, the court determines upon application that, in view of all the circumstances of the case, the proposed indemnitee is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

          The LIPA Articles provide further that (1) the determination to indemnify, unless that determination is made by a court in the case of an action brought by or on behalf of LIPA, shall be made by the board of directors, or a committee thereof, acting by a majority vote of a quorum consisting of directors who were not parties or otherwise involved in the action giving rise to the proposed indemnification, or, if a quorum is not obtainable and the board of directors so directs, by independent legal counsel, or by the shareholders; (2) expenses incurred in defense of an action may be paid in advance by LIPA, subject to an agreement by the officer or director to reimburse LIPA if he or she is ultimately determined not to be entitled to indemnification; and (3) to the extent that any director, officer, employee or agent of LIPA has been successful on the merits or otherwise in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative, such person must be indemnified against reasonable expenses incurred by him in connection therewith.

          The MBCA contains provisions setting forth conditions under which a corporation may indemnify its directors, officers, and employees. Although indemnification is permitted only if certain statutory standards of conduct are met, the MBCA provides for indemnification if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Indemnification of officers, directors and employees is mandatory under the MBCA. The advancement of expenses is mandatory under the MBCA. The MBCA requires that a corporation report any indemnification payments to its shareholders no later than the next meeting of shareholders.

Payment of Dividends

          Pursuant to the LBCL, the board of directors may from time to time declare dividends in cash, property or its own shares out of surplus, except earned surplus reserved by the board of directors, unless the corporation is insolvent or would thereby be made insolvent or the declaration or payment of the dividend would be contrary to any restrictions contained in the articles of incorporation or by-laws. If the corporation does not have surplus available for dividends, it may pay dividends out of its net profits for the then current or the preceding fiscal year or both. However, no dividend may be paid at a time when, either before or after the payment of the dividend, the corporation's liabilities exceed its assets or the net assets are less than the aggregate amount payable on liquidation upon the issued shares, if any, which have a preferential right to participate in the corporation's assets in the event of liquidation. No dividends may be paid in shares, other than treasury shares, except upon transfer to stated capital from capital surplus of (1) an amount not less than the aggregate par value of the issued par value shares and (2) such amount as the board of directors of the corporation may determine in respect of issued shares without par value. No dividend payable in shares of any class shall be paid to stockholders of any other class, unless the articles of incorporation so permit or such payment is authorized by the holders of a majority of the shares of the class in which the payment is to be made.

          The MBCA provides that a corporation may make a distribution only if it is able to pay its debts in the ordinary course of business after making the distribution.

Anti-Takeover Protection

          Although the LIPA Articles and the LIPA Bylaws contain no specific anti-takeover provisions, the LCBL provides certain anti-takeover protections (See "-Vote on Merger, Consolidation or Sale of Substantially All Assets"). In addition it should be noted that the LIPA Articles provide for a staggered board of directors, and the LIPA Bylaws provide for certain restrictions on the voting rights of holders of common stock. (See "-Number of Directors" and "DESCRIPTION OF LIPA COMMON STOCK").

          Although the MBCA contains a control share acquisition statute, the United Articles make this statute inapplicable to United.

          The MBCA also provides that during any tender offer, a publicly held corporation may not enter into or amend an agreement (whether or not subject to contingencies) that increases the current or future compensation of any officer or director. In addition, under the MBCA, a publicly held corporation is prohibited from purchasing any voting shares owned for less than two years from a 5% shareholder for more than the market value unless the transaction has been approved by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote, or unless the corporation makes a comparable offer to all holders of shares of the class or series of stock held by the 5% shareholder and to all holders of any class or series into which such securities may be converted.

          It should be noted that in addition to the anti-takeover measure discussed above, the provisions in (1) the United Bylaws providing for a staggered board of directors and requiring advance notice of director nominations (discussed above under " Number of Directors"), (2) the United Articles providing that the affirmative vote of the holders of two-thirds of the outstanding United Common Stock is required in order to amend provisions of the United Articles concerning the election and removal of directors, and that the affirmative vote of the holders of two-thirds of the outstanding shares of capital stock entitled to vote generally in the election of directors is required in order to amend provisions concerning certain mergers, consolidations and other business combinations and reorganizations (See "-Amendment of Articles of Incorporation"), (3) the United Bylaws limiting the right of shareholders to call a special meeting of shareholders to consider a business combination or any action to change or otherwise affect the composition of the Board of Directors by requiring the request of holders of at least 25% of the outstanding shares (see "--Special Meetings of Shareholders"), (4) the United Articles providing that shareholders may not cumulate their votes in the election of directors, and
(5) the United Articles providing that the Board of Directors can, without shareholder approval, issue preferred shares with voting, conversion and other rights which could adversely affect the voting power of the holders of United Common Stock (see "DESCRIPTION OF UNITED CAPITAL

STOCK-United Preferred Stock"), may make it more difficult to effect a change in control of United and may discourage or deter a third party from attempting a takeover.

Dissenters' Rights

          Under the MBCA, a shareholder is entitled to dissent from many corporate actions, including an amendment to the articles of incorporation which materially and adversely affects the rights or preferences of shares held by the dissenting shareholder, a disposition of all or substantially all of the corporation's property and assets, a plan of merger with respect to which the shareholder may vote, and a plan of exchange involving the acquisition of the corporation's shares. This remedy is an exclusive remedy, except where the corporate action involves fraud.

          Under the LBCL, a shareholder is entitled to dissent from certain corporate actions, including the sale, lease or exchange of substantially all of the corporation's assets, or a merger or consolidation involving the corporation, if the action taken is not approved by the holders of at least 80% of LIPA Common Stock entitled to vote thereon.


                      DESCRIPTION OF UNITED CAPITAL STOCK

United Common Stock

          United is authorized by the United Articles to issue 500,000,000 shares of Common Stock, par value $.01 per share, of which 175,434,343 shares were issued and outstanding as of February 1, 1996 and which were held of record by 2,557 shareholders. Holders of shares of United Common Stock are entitled to one vote per share on all matters to be voted on by shareholders. United shareholders are not entitled to cumulate their votes in the election of directors. The holders of United Common Stock are entitled to receive such dividends, if any, as may be declared by the Board of Directors in its discretion out of funds legally available therefor. Subject to the rights of any preferred stock outstanding, upon liquidation or dissolution of United, the holders of United Common Stock are entitled to receive on a pro-rata basis all assets remaining for distribution to shareholders. Shares of United Common Stock do not have preemptive or other subscription or conversion rights (or redemption or sinking fund provisions). All of the outstanding shares of United Common Stock are, and shares of United Common Stock to be issued as described in this Proxy Statement-Offering Circular will be, fully paid and nonassessable.

United Preferred Stock

          United's Board of Directors is authorized to issue preferred stock in one or more series and to fix the voting rights, liquidation preferences, dividend rights, conversion rights, redemption rights and terms, including sinking fund provisions and certain other rights and preferences, of the preferred stock. The Board of Directors of United can, without shareholder approval, issue shares of such preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of United Common Stock and may have the effect of delaying, deferring or preventing a change in control of United.

          United is authorized by the United Articles to issue 10,000,000 shares of Preferred Stock, par value $.001 per share, 500,000 of which were issued and outstanding as of February 1, 1996. The 500,000 shares of United preferred stock outstanding, as set forth in a certificate of designations, are 5.75% Series A Convertible Preferred Stock, par value $.001 (the "Convertible Preferred Stock"). Holders of Convertible Preferred Stock are entitled to a liquidating distribution of $1,000 per share (the

"Liquidation Preference"), plus any accrued dividends, and rank senior to United Common Stock with respect to rights to receive dividends and rights to receive distributions upon the liquidation or dissolution of United. Dividends are cumulative and payable quarterly at an annual rate of 5.75% of the Liquidation Preference. Holders of Convertible Preferred Stock are not entitled to any other dividends. The holders of Convertible Preferred Stock have the right to convert each of their shares into a number of shares of United Common Stock equal to the Liquidation Preference divided by a conversion price. The conversion price is $49.48, but is subject to adjustment as set forth in the certificate of designations. On or after October 1, 1998, United may redeem the Convertible Preferred Stock in whole or in part at a redemption price per share between 100.575% and 104.025% of the Liquidation Preference, depending on the date of redemption. On October 1, 2005, United must redeem the Convertible Preferred Stock then outstanding at a price per share equal to the Liquidation Preference. For as long as United is in arrears on six quarterly dividends or has failed to pay any optional or mandatory redemption amount, the number of Directors of United will be increased by two, and the holders of the Convertible Preferred Stock will be entitled to elect the additional directors. The approval of 66-2/3% of the holders of the outstanding shares of Convertible Preferred Stock is required before United may (1) create capital stock with rights to receive dividends or a liquidation preference senior to the Convertible Preferred Stock;
(2) change any provision of the United Articles of Incorporation or any certificate of designations with the effect of changing the number of authorized shares of Convertible Preferred Stock, changing the par value thereof or adversely affecting the rights and privileges of the holders of Convertible Preferred Stock. The holders of Convertible Preferred Stock otherwise have no voting rights. Holders of the Convertible Preferred Stock are not entitled to any preemptive rights to acquire shares of United capital stock. United may only repurchase, redeem or retire United Common Stock if full cumulative dividends on the Convertible Preferred Stock have been paid, or declared and set apart for payment. All of the outstanding shares of Convertible Preferred Stock are fully paid and nonassessable.

Special Voting Rights

          The Board of Directors of United is divided into three classes as nearly equal in number as possible, with each class serving for a three-year term. One of the three classes of the Board of Directors is elected each year. The United Articles and United Bylaws require the affirmative vote of not less than two-thirds of the outstanding shares of United Common Stock or the affirmative vote of two-thirds of the directors in office at the time such vote is taken in order to remove a director from office.

          The United Articles require the affirmative vote of two-thirds of the outstanding shares of voting capital stock to approve certain transactions with a person holding 20% or more of the United Common Stock, including any merger, consolidation, sale, transfer or other disposition of a substantial portion of United's assets, issuances of securities or certain reclassifications of securities or recapitalizations, unless such transaction or such person's acquisition of 20% or more of the United Common Stock is approved in advance by two-thirds of the members of the Board of Directors who were directors prior to the potential acquirer's obtaining 20% or more of the shares of United Common Stock, or unless certain fair price considerations are met.

          United's authorized but unissued United Common Stock and preferred stock might also be issued in such a fashion as would prevent or deter a change in control. The effect of these provisions could be to delay or prevent attempts by other corporations or groups to acquire control of United without negotiation with management.

Transfer Agent and Registrar

          United's transfer agent and registrar is Norwest Bank Minnesota, N.A., Minneapolis, Minnesota.


                       DESCRIPTION OF LIPA CAPITAL STOCK

          LIPA is authorized by the LIPA Articles to issue 5,000 shares of Common Stock, no par value, of which 418 shares were issued and outstanding as of January 31, 1996, and which were held of record by 411 shareholders. The LIPA Common Stock is not traded on any public trading market. Holders of LIPA Common Stock are entitled to one vote per share on all matters to be voted on by shareholders. The holders of LIPA Common Stock do not have preemptive rights and are not entitled to cumulate their votes in the election of directors. Only physicians active in the practice of medicine and licensed by the State of Louisiana, or dentists who specialize in oral surgery and who are members in good standing of the American Society of Oral and Maxillofacial Surgeons may qualify initially as shareholders.

          The LIPA Articles set forth certain restrictions on the transferability of LIPA Common Stock that apply in the event a shareholder dies, divorces, wishes to sell his or her LIPA Common Stock, or ceases to be a participating physician in one of LIPA's HMO subsidiaries. Transfers arising in these situations are subject to approval by the Board of Directors and qualification of the transferee as a shareholder under the LIPA Bylaws. If the transfer is not, or cannot be, consummated in accordance with the procedures set forth in the LIPA Articles, then LIPA has the option to redeem the share or shares at current book value to be paid out with interest over a two-year period.


                                 LEGAL MATTERS

          The validity of the United Common Stock to be issued in connection with the Merger will be passed upon by Kevin H. Roche, General Counsel of
United.   The opinion of counsel described under "THE MERGER--Certain Federal
Income Tax Consequences," will be rendered by Dorsey & Whitney LLP, Pillsbury Center South, 220 South Sixth Street, Minneapolis, MN 55402-1498. The opinion of LIPA's counsel to be delivered in connection with the Merger Agreement will be rendered by Thomas H. Benton & Associates, 601 St. Ferdinand Street, Baton Rouge, LA 70802.


                                    EXPERTS

          The consolidated balance sheets as of December 31, 1994 and 1993, and the consolidated statements of operations, shareholders' equity and cash flows for the each of the three years in the period ended December 31, 1994, of United and of LIPA, as well as the combined statement of net assets as of September 30, 1995 and the related combined statements of operations, changes in net assets and cash flows for the nine months then ended of the MetraHealth Business (as defined in United's Current Report on Form 8-K/A dated October 2, 1995 incorporated by reference herein), have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, which are incorporated herein by reference for United and the MetraHealth Business, and are included herein for LIPA in reliance upon the authority of said firm as experts in giving said reports.

          With respect to the unaudited interim financial information of United for the quarters ended March 31, June 30 and September 30, 1995 and 1994 incorporated by reference in this Proxy Statement/Prospectus, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, their separate reports thereon state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because these reports are not "reports" or "parts" of the Proxy Statement/Prospectus prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

          The consolidated financial statements and the related financial statement schedule incorporated in this Proxy Statement/Prospectus by reference from HealthWise's Annual Report on Form 10-K for the year ended December 31, 1994 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

          The combined financial statements incorporated in this Proxy Statement/Prospectus by reference from the financial statements of Metropolitan Life Insurance Company Health Care Benefits Business as of December 31, 1994 and for the years ended December 31, 1994 and 1993 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

          The combined financial statements incorporated in this Proxy Statement/Prospectus by reference from The Managed Care and Employee Benefits Operations Medical Division of The Travelers Insurance Group Inc. and Subsidiaries for the year ended December 31, 1994 have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1994 combined financial statements refers to the adoption of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," in 1994.

          The consolidated financial statements and the related financial statement schedule incorporated in this Proxy Statement/Prospectus by reference from GenCare Health Systems, Inc. for the year ended December 31, 1994 have been audited by KPMG Peat Marwick LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                 OTHER MATTERS

          The management of LIPA is not aware of any other business that may come before the Special Meeting. However, if additional matters properly come before the Special Meeting, proxies will be voted at the discretion of the proxy holders.

                         INDEX TO FINANCIAL INFORMATION


CONSOLIDATED FINANCIAL STATEMENTS OF LOUISIANA INDEPENDENT
     PHYSICIANS ASSOCIATION, INC.

   AUDITED FINANCIAL STATEMENTS
   Report of Independent Public Accountants.............................  F-2
   Consolidated Balance Sheets as of December 31, 1994 and 1993.........  F-3
   Consolidated Statements of Operations for the years ended
    December 31, 1994, 1993 and 1992....................................  F-4
   Consolidated Statements of Shareholders' Equity for the
    years ended December 31, 1994, 1993 and 1992........................  F-5
   Consolidated Statements of Cash Flows for the years ended
    December 31, 1994, 1993 and 1992....................................  F-6
   Notes to Consolidated Financial Statements--December 31, 1994........  F-7

   UNAUDITED INTERIM FINANCIAL STATEMENTS

   Consolidated Balance Sheets as of September 30, 1995 (unaudited) and
    December 31, 1994...................................................  F-12
   Consolidated Statements of Operations for the nine months
    ended September 30, 1994 and 1995 (unaudited).......................  F-13
   Consolidated Statements of Cash Flows for the nine months ended
    September 30, 1994 and 1995 (unaudited).............................  F-14
   Notes to Consolidated Financial Statements--September 30, 1995
    (unaudited).........................................................  F-15

UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION

Introduction............................................................  F-16
Unaudited Pro Forma Condensed Combining Balance Sheet as of
 September 30, 1995.....................................................  F-17
Unaudited Pro Forma Condensed Combining Statements of Operations:
   Nine Month Period Ended September 30, 1995...........................  F-18
   Year Ended December 31, 1994.........................................  F-19
Notes to Unaudited Pro Forma Condensed Combining Financial Information..  F-20

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of Louisiana Independent Physicians Association, Inc.:

We have audited the accompanying consolidated balance sheets of Louisiana Independent Physicians Association, Inc. (a Louisiana corporation) as of December 31, 1994 and 1993, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Louisiana Independent Physicians Association, Inc. as of December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Minneapolis, Minnesota
February 14, 1995

               LOUISIANA INDEPENDENT PHYSICIANS ASSOCIATION, INC.
                          CONSOLIDATED BALANCE SHEETS
                               AS OF DECEMBER 31

                                     ASSETS
                                     ------

                                                      1994         1993
                                                   -----------  -----------
CURRENT ASSETS:

 Cash and Cash Equivalents, including
  restricted cash of $476,369 and $434,646.......  $ 7,205,571  $ 6,650,495
 Receivables -
  Premiums.......................................    5,236,698    3,604,424
  Affiliate......................................      681,424      807,997
  Other..........................................      542,908      268,701
 Prepaid Expenses and Other......................        9,155      148,786
 Deferred Income Tax Benefit.....................       90,400           --
 Current Portion of Note Receivable - Affiliate..       39,156       34,688
                                                   -----------  -----------

   TOTAL CURRENT ASSETS..........................   13,805,312   11,515,091

NOTE RECEIVABLE - AFFILIATE......................      248,954      288,110
INVESTMENTS IN UNCONSOLIDATED
 AFFILIATES......................................    1,942,571    1,079,934
RESTRICTED CASH RESERVES.........................    1,000,000    1,000,000
                                                   -----------  -----------

   TOTAL ASSETS..................................  $16,996,837  $13,883,135
                                                   ===========  ===========
                      LIABILITIES AND SHAREHOLDERS' EQUITY
                      ------------------------------------

CURRENT LIABILITIES:

 Payables -
  Medical services...............................  $11,261,145   $ 9,624,169
  Related party..................................      102,300            --
  Income taxes...................................       50,825        51,332
  Other..........................................      439,998       467,137
 Unearned Premiums...............................      511,675            --
                                                   -----------   -----------

   TOTAL CURRENT LIABILITIES.....................   12,365,943    10,142,638

MINORITY INTEREST................................    1,804,029     1,814,799

COMMITMENTS AND CONTINGENCIES (Notes 2 and 5)

SHAREHOLDERS' EQUITY:
 Common Stock - No par value; 5,000 shares
  authorized; 417 shares issued and outstanding..    2,085,000     2,085,000
 Retained Earnings (Deficit).....................      746,865      (154,302)
 Treasury stock, 1 share, at cost................       (5,000)       (5,000)
                                                   -----------   -----------

   TOTAL SHAREHOLDERS' EQUITY....................    2,826,865     1,925,698
                                                   -----------   -----------

TOTAL LIABILITIES AND SHAREHOLDERS'
  EQUITY.........................................  $16,996,837   $13,883,135
                                                   ===========   ===========

      The accompanying notes are an integral part of these consolidated balance sheets.

               LOUISIANA INDEPENDENT PHYSICIANS ASSOCIATION, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                        FOR THE YEARS ENDED DECEMBER 31


                                           1994          1993          1992
                                       -----------   -----------   -----------
REVENUES:
 Premiums............................  $82,156,356   $65,597,599   $60,667,090
 Investment and Other................      373,076       660,709       496,274
                                       -----------   -----------   -----------

   TOTAL REVENUES                       82,529,432    66,258,308    61,163,364

OPERATING EXPENSES:
 Medical Services....................   69,295,255    55,198,584    52,565,358
 Management Fee......................   12,432,474     9,925,090     9,195,640
 Selling, General and Administrative.      712,316       478,001       575,964
 Interest............................       78,953       129,023       202,773
                                       -----------   -----------   -----------

   TOTAL OPERATING EXPENSES             82,518,998    65,730,698    62,539,735
                                       -----------   -----------   -----------

OPERATING INCOME (LOSS)                     10,434       527,610    (1,376,371)

 Equity in earnings of
  unconsolidated affiliates..........    1,362,637     1,081,062     1,217,217
                                       -----------   -----------   -----------

INCOME (LOSS) BEFORE INCOME TAXES        1,373,071     1,608,672      (159,154)

PROVISION FOR (BENEFIT FROM) INCOME
 TAXES                                     463,474       490,678       (61,151)

MINORITY INTEREST....................       (8,430)     (277,772)       (8,503)
                                       -----------   -----------   -----------

NET INCOME (LOSS)                      $   901,167   $   840,222   $  (106,506)
                                       ===========   ===========   ===========

NET INCOME (LOSS) PER COMMON SHARE     $     2,161   $     2,015   $      (255)
                                       ===========   ===========   ===========

WEIGHTED AVERAGE NUMBER OF COMMON
  AND COMMON EQUIVALENT SHARES
  OUTSTANDING                                  417           417           417
                                       ===========   ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

               LOUISIANA INDEPENDENT PHYSICIANS ASSOCIATION, INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                        FOR THE YEARS ENDED DECEMBER 31

                                          Retained                   Total
                                Common    Earnings    Treasury   Shareholders'
                                Stock     (Deficit)     Stock        Equity
                              ----------  ----------  ---------  -------------
BALANCE, December 31, 1991    $2,085,000  $(480,417)   $(5,000)     $1,599,583

  Net Loss                            --   (106,506)        --        (106,506)

  Dividends                           --   (397,601)        --        (397,601)
                              ----------  ---------    -------      ----------

BALANCE, December 31, 1992     2,085,000   (984,524)    (5,000)      1,095,476

  Net Income                          --    840,222         --         840,222

  Dividends                           --    (10,000)        --         (10,000)
                              ----------  ---------    -------      ----------

BALANCE, December 31, 1993     2,085,000   (154,302)    (5,000)      1,925,698

  Net Income                          --    901,167         --         901,167
                              ----------  ---------    -------      ----------

BALANCE, December 31, 1994    $2,085,000  $ 746,865    $(5,000)     $2,826,865
                              ==========  =========    =======      ==========

  The accompanying notes are an integral part of these consolidated financial statements.

               LOUISIANA INDEPENDENT PHYSICIANS ASSOCIATION, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31


                                              1994         1993          1992
                                          -----------   ----------   -----------
OPERATING ACTIVITIES:
 Net Income (loss)......................  $   901,167   $  840,222   $  (106,506)
 Non Cash Items:
  Depreciation and amortization                    --           --        84,120
  Equity in earnings of unconsolidated
   affiliates, net of distribution of
   $500,000 in 1994; $3,469,292 in 1993;
   and $850,000 in 1992.................     (862,637)     267,970      (792,217)
  Minority interest, net of dividend
   distribution of $19,200 in 1994;
   $17,421 in 1993; and $16,672 in 1992.      (10,770)     260,351        (8,169)
  Deferred income tax benefit...........      (90,400)          --
 Net Change in Other Operating Elements:
  Receivables...........................   (1,779,908)   1,838,127    (1,268,740)
  Prepaid expenses and others...........      139,631      (32,853)       34,540
  Medical services payable..............    1,636,976    1,475,138     1,636,132
  Related party and other payables......       74,654      483,864       181,573
  Unearned premiums.....................      511,675     (284,462)       45,079
                                          -----------   ----------   -----------
    NET CASH FLOW (USED FOR) FROM
    OPERATING ACTIVITIES                      520,388    4,848,357      (194,180)
                                          -----------   ----------   -----------

INVESTING ACTIVITIES:
 Decrease in Investment in Preferred
  Stock of Affiliate....................           --      525,000            --
 Decrease in Note Receivable - Affiliate       34,688       30,731         2,322
                                          -----------   ----------   -----------
    NET CASH FLOW PROVIDED BY INVESTING
     ACTIVITIES                                34,688      555,731         2,322
                                          -----------   ----------   -----------
FINANCING ACTIVITIES:
 Dividends Paid.........................           --      (34,500)     (373,101)
                                          -----------   ----------   -----------

NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                            555,076    5,369,588      (564,959)

CASH AND CASH EQUIVALENTS, beginning of
 year                                       6,650,495    1,280,907     1,845,866
                                          -----------   ----------   -----------

CASH AND CASH EQUIVALENTS, end of year    $ 7,205,571   $6,650,495   $ 1,280,907
                                          ===========   ==========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

               LOUISIANA INDEPENDENT PHYSICIANS ASSOCIATION, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1995, 1994 and 1993

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION OWNERSHIP AND BASIS OF PRESENTATION -

Louisiana Independent Physicians Association, Inc., (LIPA), a physician owned holding company, provides health care services to its majority owned subsidiary, Community Health Network of Louisiana, Inc. (CHN), a for-profit health maintenance organization (HMO) which offers its enrollees a variety of managed care programs and products through contractual arrangements with health care providers. CHN has entered into contracts with physicians, hospitals and other health care providers pursuant to which, such providers deliver medical care to CHN enrollees on a modified fee-for-service basis.

CHN is subject to regulation by the Louisiana Department of Insurance, and is required to maintain minimum equity levels, as defined. In addition, all dividends paid by CHN to its shareholders must be approved by the Louisiana Department of Insurance.

The accompanying consolidated financial statements include the accounts of LIPA and its majority-owned subsidiary, CHN, (collectively referred to as the Company). All significant intercompany transactions are eliminated in consolidation.

LIPA and CHN have entered into an Administrative Management Contract and Master Agreement with Complete Health Partners, Inc. (CHP), an indirect wholly owned subsidiary of United HealthCare Corporation (UHC), and Louisiana Health Management Company (LHMC or the Partnership), a general partnership, under which these entities provide administrative management services to CHN (see Note 2). LIPA owns 48.51% of the Partnership; the remaining interest in the Partnership is 50.49% owned by CHP, and 1% owned by Louisiana Health Partners, Inc. (LHP), an HMO management corporation. LHP is, in turn, 49% owned by LIPA and 51% owned by CHP.

REVENUE RECOGNITION -

Premium revenues are recognized in the period in which enrollees are entitled to receive health care services. Premiums received prior to the period of service are recorded as unearned premiums.

CASH AND CASH EQUIVALENTS -

Cash and cash equivalents consist primarily of money market instruments and commercial paper with original maturities of three months or less.

Included in cash and cash equivalents is restricted cash of $358,000 and $435,000 as of December 31, 1994 and 1993, which has been withheld by CHN from payments to providers under the claims administration agreement entered into with the City of Baton Rouge. This amount will be paid to the providers or returned to the City of Baton Rouge based on utilization of health care services. Also included in restricted cash at December 31, 1994 is $118,000 which represents collateral for appeal of a prior legal judgement against CHN.

INVESTMENTS IN UNCONSOLIDATED AFFILIATES -

Investments in unconsolidated affiliates consist of LIPA's equity investments in LHMC and LHP and are accounted for under the equity method of accounting.

The following table summarizes certain selected historical consolidated financial data of LHMC and LHP. The following information has been derived from audited financial statements as of and for the years ending December 31, 1994, 1993 and 1992.


LHMC
                                   1994          1993         1992
                                -----------   -----------  -----------
Statement of Operations Data:

    Revenues                    $13,768,720   $11,231,742  $10,283,934

    Net Earnings                $ 2,789,015   $ 2,165,892  $ 2,446,652

    LIPA's Ownership
     percentage                       48.51%        48.51%       48.51%

    LIPA's share of net
     earnings                   $ 1,352,951   $ 1,050,674  $ 1,186,871

Balance Sheet Data:

    Cash and investments        $ 4,011,891   $ 1,973,956  $ 3,331,074

    Total assets                $ 6,225,159   $ 4,238,250  $ 5,496,771

    Long-term obligations       $   248,954   $   288,110  $   322,798

    Shareholders' equity        $ 4,617,939   $ 2,829,006  $ 4,154,783

LHP
                                   1994          1993         1992
                                -----------   -----------  -----------
Statement of Operations Data:

    Revenues                    $    17,587   $    82,665  $   109,797

    Earnings from Operations    $     4,517   $    40,582  $    65,228

    Net Earnings                $    19,768   $    62,017  $    61,931

    LIPA's Ownership
     percentage                       49.00%        49.00%       49.00%

    LIPA's share of net
     earnings                   $     9,686   $    30,388  $    30,346

Balance Sheet Data:

    Cash and investments        $    74,205   $    11,181  $    13,644

    Total assets                $   175,911   $   129,162  $   644,119

    Shareholders' equity        $    76,810   $    57,042  $    63,931


As of December 31, 1994 and 1993, undistributed earnings of unconsolidated affiliates of $2,124,000 and $1,271,000, respectively, were included in the consolidated retained earnings of LIPA.

RESTRICTED CASH RESERVES -

CHN is required by Louisiana regulations to maintain minimum cash reserves. These restricted cash reserves consist principally of certificates of deposit and are stated at amortized cost which approximates market value. These reserves are classified as a noncurrent asset as they are not available for working capital purposes. Interest earned on these reserves accrues to the Company.

MEDICAL SERVICES EXPENSES -

Medical services expenses include claims paid, claims in process and pending, and unreported claims and charges by physicians, hospitals and other health care providers for services rendered to enrolled members during the period. Medical cost adjustments to prior period estimates are reflected in the current period and have not been significant.

An agreement between LIPA, CHP, and CHN contains a provision that makes LIPA responsible for funding 50% of CHN's health care cost overruns, defined as when actual health care costs are in excess of funds budgeted for health care costs. There were no health care cost overruns reimbursed by LIPA under this agreement in 1994 or 1993.

In addition, CHN contracts with shareholders of LIPA to provide health care services. Approximately $17,274,000, $17,647,000 and $20,908,000 of medical services expenses included in the accompanying statements of operations for the years ended December 31, 1994, 1993 and 1992, respectively, and a portion of medical claims payable at December 31, 1994 and 1993 is related to these providers.

MAJOR CUSTOMERS -

One customer group accounted for 35%, 42%, and 40% of total CHN enrollment and 32%, 40%, and 56% of total premiums for 1994, 1993, and 1992.

PHYSICIAN INCENTIVES -

Participating physicians receive a payment for health care services that does not exceed predetermined fee maximums for each unit of service provided. In addition, a percentage of each participating physician's reimbursement is reduced and held as a Physician Incentive Allowance (PIA). The purpose of the PIA is to provide an incentive for the physicians to appropriately manage medical costs. The PIA contract year is on a calendar year basis, and the amount of PIA to be returned to participating physicians is mathematically determined based on utilization of health care services by the Company's members. The Company paid approximately $747,000, $577,000, and $547,000 of PIA for the contract years ended December 31, 1994, 1993, and 1992, respectively.

USE OF ESTIMATES -

These financial statements have been prepared in accordance with generally accepted accounting principles, which require the use of certain estimates, the most significant of which relate to incurred but not yet reported claims for medical services.

RECLASSIFICATIONS -

Certain 1993 and 1992 amounts in the consolidated financial statements have been reclassified to conform with the 1994 presentation. These reclassifications had no effect on net income or shareholders' equity as previously reported.

2.   OPERATING AGREEMENTS

Pursuant to the terms of an Administrative Management Contract, the Partnership provides management services to CHN for a fee based on CHN's premium revenues. CHN also pays an amount equal to the interest due on the Partnership's notes to CHN and LHP, which totaled $35,000 in 1994, $85,000 in 1993, and $94,000 in 1992
and are included in interest in the accompanying consolidated statements of operations.

Under the terms of the Master Agreement, CHN sold certain of its business rights to the Partnership (see Note 1) in exchange for a ten-year promissory note with a face value of $500,000 at an 8% rate. The note is payable semi-annually through May 1, 2000, and is included in Notes Receivable - Affiliate in the accompanying consolidated balance sheets at its discounted value based upon a market interest rate at November 1, 1988, less payments made. As a part of this Master Agreement CHN's employees became employees of the Partnership.

Effective October 1, 1994, CHN contracted with Diversified Pharmaceutical Services, Inc. (Diversified), to provide pharmacy management and claims processing services for its enrollees. UHC signed a six-year management services agreement with Diversified's parent which requires CHN, subject to competitive cost and quality considerations, to continue to utilize the Diversified drug benefit management services required in CHN's operations. At the end of the six-year period, the parties will consider continuation of the contract. Prior to October 1, 1994, CHN had a contract with Rx Management, Inc., a wholly owned subsidiary of Complete Health Services, Inc. (CHS), and fees related to this agreement approximated $52,000 in 1994 and $328,000 in 1993.

3.   INCOME TAXES

CHN and LIPA file separate federal and state income tax returns. The provision for (benefit from) income taxes consists of the following:


                                                For the years ended December 31
                                                -------------------------------
                                                  1994       1993        1992
                                                --------    --------   --------
Current                                          553,874     490,678    (61,151)
Deferred                                         (90,400)         --         --
                                                --------    --------   --------
                                                $463,474    $490,678   $(61,151)
                                                ========    ========   ========

The differences between income taxes computed using the federal statutory rate and the effective tax rate were as follows:


                                        For the years ended December 31
                                        -------------------------------
                                          1994       1993        1992
                                         ------     ------      ------
Federal Statutory Rate                     34%        34%        (34%)
Net Operating Loss Utilization             --         (3%)        (4%)
                                         ------     ------      ------
                                           34%        31%        (38%)
                                         ======     ======      ======

Deferred income taxes relate principally to differences in the method of recording medical services expenses for book and tax purposes.

4.   REINSURANCE AGREEMENT

The Company has a reinsurance agreement with Lincoln National to cover hospital inpatient claims in excess of certain limits. Reinsurance premiums, net of recoveries, of approximately $377,000 in 1994 and reinsurance recoveries, net of premiums, of approximately $123,000 in 1993 and $298,000 in 1992, are included in medical services expenses in the accompanying statements of operations.

5.   COMMITMENTS AND CONTINGENCIES

LITIGATION -

CHN is involved in legal actions which arise in the ordinary course of its business. While the outcome of these actions is not presently determinable, it is the opinion of management that the ultimate resolution of these claims will not have a material adverse effect on the consolidated financial position or results of operations of the Company.

CONCENTRATION OF CREDIT RISKS -

At December 31, 1994, substantially all of the Company's cash and cash equivalents were maintained by a bank in Baton Rouge, Louisiana. The Company periodically considers the financial condition of its depository bank.

CHN, a majority owned subsidiary of LIPA and an affiliate of LHP, is required to obtain a performance bond in accordance with the contract with the State of Louisiana Employer Group Benefits Program (the Program). Accordingly, CHN paid UHC $27,000 to obtain a performance bond on its behalf from St. Paul Fire and Marine Insurance Company in the amount of $3,830,000. This bond is effective until June 30, 1995. UHC has agreed to indemnify the St. Paul Fire and Marine Insurance Company for any losses under the bond. In return, LHP has pledged the proceeds from CHN's accounts receivable from the Program as collateral for any loss UHC might incur.

6.   SHAREHOLDERS' EQUITY

In 1993, LIPA declared a dividend of $10,000, or $24 per share, to its common shareholders.

               LOUISIANA INDEPENDENT PHYSICIAN ASSOCIATION, INC.
                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)
                                     AS OF
ASSETS
------

                                                     December 31  September 30
                                                        1994          1995
                                                     -----------  ------------
CURRENT ASSETS
 Cash and Cash Equivalents, including
   restricted cash of $476,369 and 192,703.......    $ 7,205,571  $  3,245,323
 Receivables -
      Premiums...................................      5,236,698     7,509,033
      Affiliate..................................        681,424     5,192,349
      Other......................................        542,908       987,455
 Prepaid Expenses and Other......................          9,155       129,759
 Deferred Income Tax Benefit.....................         90,400        90,400
 Current Portion of Note Receivable - Affiliate..         39,156        41,196
                                                     -----------  ------------

  TOTAL CURRENT ASSETS...........................     13,805,312    17,195,515

NOTE RECEIVABLE - AFFILIATE......................        248,954       225,129
INVESTMENTS IN UNCONSOLIDATED AFFILIATES.........      1,942,571     3,396,329
RESTRICTED CASH RESERVES.........................      1,000,000     1,000,664
                                                     -----------  ------------

TOTAL ASSETS                                         $16,996,837  $ 21,817,637
                                                     ===========  ============

                      LIABILITIES AND SHAREHOLDERS EQUITY
                      -----------------------------------

CURRENT LIABILITIES:

 Payables -
      Medical services...........................    $11,261,145  $ 11,405,014
      Related party..............................        102,300       102,300
      Income taxes...............................         50,825       120,535
      Other......................................        439,998       188,760
 Unearned Premiums...............................        511,675     4,264,560
                                                     -----------  ------------

  TOTAL CURRENT LIABILITIES......................     12,365,943    16,081,169

MINORITY INTEREST................................      1,804,029     1,749,655

SHAREHOLDERS' EQUITY:
 Common Stock - No par value; 5,000 shares
  authorized 417 shares issued and outstanding...      2,085,000     2,085,000
 Retained Earnings...............................        746,865     1,906,813
 Treasury stock, at cost.........................         (5,000)       (5,000)
                                                     -----------  ------------

  TOTAL SHAREHOLDERS' EQUITY                           2,826,865     3,986,813
                                                     -----------  ------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.......    $16,996,837  $521,817,637
                                                     ===========  ============

The accompanying notes are an integral part of these consolidated balance sheets

              LOUISIANA INDEPENDENT PHYSICIANS ASSOCIATION, INC.
               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                    FOR THE NINE MONTHS ENDED SEPTEMBER 30


                                                         1994          1995
                                                     -----------   -----------

REVENUES
  Premiums                                           $61,184,653   $93,435,831
  Investment and Other                                   282,137       314,985
                                                     -----------   -----------
  TOTAL REVENUES                                      61,466,790    93,750,816

OPERATING EXPENSES:
  Medical Services                                    51,745,320    78,291,511
  Management Fee                                       9,250,661    14,133,886
  Selling, General and Administrative                    426,804     1,516,670
  Interest                                                51,144        61,066
                                                     -----------   -----------
   TOTAL OPERATING EXPENSES                           61,473,930    94,003,133
                                                     -----------   -----------
OPERATING INCOME (LOSS)                                   (7,140)     (252,317)

  Equity in earnings of unconsolidated affiliates      1,178,352     2,103,758
                                                     -----------   -----------
INCOME BEFORE INCOME TAXES                             1,171,212     1,851,441

PROVISION FOR INCOME TAXES                               406,460       745,867

MINORITY INTEREST                                          7,350       (54,374)
                                                     -----------   -----------
NET INCOME                                           $   757,402   $ 1,159,948
                                                     -----------   -----------
NET INCOME PER COMMON SHARE                          $     1,816   $     2,782
                                                     ===========   ===========
WEIGHTED AVERAGE NUMBER OF
 COMMON AND COMMON EQUIVALENT
 SHARES OUTSTANDING                                          417           417
                                                     ===========   ===========



  The accompanying notes are an integral part of these consolidated financial statements

              LOUISIANA INDEPENDENT PHYSICIANS ASSOCIATION, INC.
               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                    FOR THE NINE MONTHS ENDED SEPTEMBER 30



                                                           1994          1995
                                                        ----------   -----------

OPERATING ACTIVITIES:
  Net Income                                            $  757,402   $ 1,159,948
  Non Cash Items:
   Equity in undistributed earnings of
     unconsolidated affiliates                            (678,352)   (1,453,758)
   Minority interest                                         7,350       (54,374)
  Net Change in Other Operating Elements:
   Receivables                                            (910,633)   (7,277,807)
   Prepaid expenses and other                               71,375      (121,268)
   Medical services payable                              1,694,088       143,869
   Related party and other payables                        357,552      (181,528)
   Unearned premiums                                            --     3,752,885
                                                        ----------   -----------
   NET CASH FLOW (USED FOR) FROM
    OPERATING ACTIVITIES                                 1,298,782    (3,982,033)

INVESTING ACTIVITIES
  Increase (Decrease) in Note Receivable - Affiliate        19,978       (21,785)
                                                        ----------   -----------
NET INCREASE (DECREASE) IN
 CASH AND CASH EQUIVALENTS                               1,318,760    (3,960,248)

CASH AND CASH EQUIVALENTS, beginning of period           6,650,495     7,205,571
                                                        ----------   -----------
CASH AND CASH EQUIVALENTS, end of period                $7,969,255   $ 3,245,323
                                                        ==========   ===========



  The accompanying notes are an integral part of these consolidated financial statements.

                 LOUISIANA INDEPENDENT PHYSICIANS ASSOCIATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                              AS OF SEPTEMBER 30


1.   BASIS OF PRESENTATION

     UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS

          The accompanying consolidated financial statements have been prepared by Louisiana Independent Physicians Association, Inc. (LIPA), without audit, in accordance with generally accepted accounting principles for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although LIPA believes that the disclosures made are adequate to make the information not misleading.

          The unaudited consolidated balance sheet as of September 30, 1995 and the unaudited consolidated statements of operations and cash flows for the nine months ended September 30, 1995 and 1994 include, in the opinion of management, all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of the financial condition and results of operations for the respective interim periods and are not necessarily indicative of result of operations to be expected for the entire fiscal year ending December 31, 1995. The accompanying interim consolidated financial statements have been prepared under the presumption that users of the interim financial information have either read or have access to the audited consolidated financial statements and notes thereto included in LIPA's annual report for the year ended December 31, 1994. Accordingly, footnote disclosures which would substantially duplicate the disclosures contained in the December 31, 1994 audited financial statements have been omitted from these interim consolidated financial statements except for the disclosure below. It is suggested that these unaudited interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the notes thereto for LIPA included elsewhere in the Proxy Statement/Prospectus.

2.   SUBSEQUENT EVENT

          In January 1996, LIPA and United HealthCare Corporation (UHC) announced that they had entered into a definitive merger agreement (the "Merger Agreement") whereby LIPA would become an indirect wholly owned subsidiary of UHC. Under the terms of the Merger Agreement, and as of the record date for the meeting of LIPA Shareholders to be held to approve the merger, each outstanding share of LIPA common stock will be converted into the right to receive approximately ______ shares of UHC common stock, subject to adjustment for the average per share closing price of UHC common stock as reported on the New York Stock Exchange, Inc., leading up to the closing date of the merger. Consummation of the merger is subject to various conditions, including among other things, the approval by LIPA shareholders of the merger pursuant to the Merger Agreement, receipt by LIPA and UHC of an opinion of counsel as to the treatment of the merger as tax-free reorganization for federal income tax purposes; and other customary closing conditions. The transaction is anticipated to close in the second quarter of 1996.

         Unaudited Pro Forma Condensed Combining Financial Information

          The following unaudited pro forma condensed combining financial information (the "Pro Forma Information") presents the estimated effects of (1) the acquisition of LIPA, using the purchase method for accounting and financial reporting purposes, (2) the Merger between United and HealthWise, using the pooling of interests method for accounting and financial reporting purposes, and
(3) United's October 2, 1995 acquisition of MetraHealth, which was accounted for using the purchase method of accounting. The Pro Forma Information assumes that
(1) the HealthWise Merger had been effective on September 30, 1995 for the Unaudited Pro Forma Condensed Combining Balance Sheet and at the beginning of each of the respective periods presented in the Unaudited Pro Forma Condensed Combining Statement of Operations and (2) the purchases of LIPA and MetraHealth had been effective on September 30, 1995 for the Unaudited Pro Forma Condensed Combining Balance Sheet and at the beginning of each of the respective periods presented in the Unaudited Pro Forma Condensed Combining Statement of Operations.

          Prior to the proposed transaction, United owned approximately one-half the outstanding stock of LIPA. The historical financial information of LIPA has been consolidated into United's balance sheet as of September 30, 1995 and statements of operations for the nine months ended September 30, 1995 and the year ended December 31, 1994.

          For purposes of preparing the Pro Forma Information, the carrying values of LIPA's assets and liabilities were assumed to approximate their fair values at the date of acquisition. Accordingly, the purchase price and estimated acquisition and LIPA integration costs in excess of net assets acquired have been allocated to goodwill. The goodwill is being amortized on a straight line basis using an estimated useful life of 40 years.

          The Pro Forma Information is derived from, and should be read in conjunction with the historical consolidated financial statements of United, LIPA and HealthWise, including the respective notes thereto, and United's unaudited pro forma condensed combining financial statements giving effect to the MetraHealth Acquisition included in United's Current Report on Form 8-K/A dated October 2, 1995, all of which are included or incorporated by reference into this Proxy Statement/Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE". The Pro Forma Information is presented for informational purposes only and is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have been achieved had the Merger and the acquisition of MetraHealth been consummated on the dates indicated above.

                         UNITED HEALTHCARE CORPORATION

             UNAUDITED PRO FORMA CONDENSED COMBINING BALANCE SHEET
                            AS OF SEPTEMBER 30, 1995
                                 (IN MILLIONS)

                                                                PRO FORMA                            PRO FORMA
                                                               UNITED AND                HEALTHWISE  COMBINED
                                                      UNITED      METRA     HEALTHWISE    PRO FORMA   POOLED   LIPA PRO FORMA
                                                    HISTORICAL COMBINED(1) HISTORICAL(A) ADJUSTMENTS COMPANIES ADJUSTMENTS(E)
                                                    ---------- ----------- ------------- ----------- --------- --------------
ASSETS
Current Assets:
 Cash and cash equivalents.........                   1,308         599          15                      614
 Short-term investments............                     276         881          31                      912
 Accounts receivable, net..........                     253         535           5                      540
 Other.............................                      57         158           6                      164
                                                      -----       -----         ---                    -----
  Total current assets.............                   1,894       2,173          57                    2,230
                                                      -----       -----         ---                    -----
Long-Term Investments..............                   1,002       1,649           4                    1,653
Property and Equipment, net........                     198         272           4                      276
Intangible Assets and Other, net...                     803       2,152          18                    2,170         60 (F)
                                                      -----       -----         ---                    -----        ---
  Total assets.....................                   3,897       6,246          83                    6,329         60
                                                      =====       =====         ===                    =====        ===
LIABILITIES AND SHAREHOLDERS'
              EQUITY
Current Liabilities
 Medical costs payable.............                     501       1,090          26                    1,116
 Other policy benefits.............                                 479                                  479
 Accounts payable, accrued expenses
  and other liabilities............                     140         617           4                      621         12 (F)
 Due to affiliates.................                                 186                                  186
 Unearned premiums.................                      95         204           3                      207
                                                      -----       -----         ---                    -----        ---
  Total current liabilities........                     736       2,576          33                    2,609         12
 Long-term obligations.............                      26          35          14                       49
 Minority interests................                       7           7           4                       11         (2)(F)
 5.75% Convertible Preferred Stock.                                 500                                  500
Commitments and Contingencies
Shareholders' Equity/Net Assets
 Common stock......................                       2           2           1           (1)(B)       2
 Additional paid-in capital........                     780         780           9            1 (B)     790
 Retained earnings.................                   2,353       2,353          22                    2,375         50 (F)
 Net unrealized investment losses..                      (7)         (7)                                  (7)
                                                      -----       -----         ---          ---       -----        ---
  Total shareholders' equity/net
   assets..........................                   3,128       3,128          32                    3,160         50
                                                      -----       -----         ---          ---       -----        ---
  Total liabilities and
   shareholders' equity/net
   assets..........................                   3,897       6,246          83                    6,329         60
                                                      =====       =====         ===          ===       =====        ===
                                                     PRO FORMA
                                                      POOLED &
                                                      COMBINED
                                                    COMPANIES(I)
                                                    ------------
ASSETS
Current Assets:
 Cash and cash equivalents.........                      614
 Short-term investments............                      912
 Accounts receivable, net..........                      540
 Other.............................                      164
                                                    ------------
  Total current assets.............                    2,230
                                                    ------------
Long-Term Investments..............                    1,653
Property and Equipment, net........                      276
Intangible Assets and Other, net...                    2,230
                                                    ------------
  Total assets.....................                    6,389
                                                    ============
LIABILITIES AND SHAREHOLDERS'
              EQUITY
Current Liabilities
 Medical costs payable.............                    1,116
 Other policy benefits.............                      479
 Accounts payable, accrued expenses
  and other liabilities............                      633
 Due to affiliates.................                      186
 Unearned premiums.................                      207
                                                    ------------
  Total current liabilities........                    2,621
 Long-term obligations.............                       49
 Minority interests................                        9
 5.75% Convertible Preferred Stock.                      500
Commitments and Contingencies
Shareholders' Equity/Net Assets
 Common stock......................                        2
 Additional paid-in capital........                      790
 Retained earnings.................                    2,425
 Net unrealized investment losses..                       (7)
                                                    ------------
  Total shareholders' equity/net
   assets..........................                    3,210
                                                    ------------
  Total liabilities and
   shareholders' equity/net
   assets..........................                    6,389
                                                    ============

--------
See Notes A-I to Unaudited Pro Forma Condensed Combining Financial Information
(1) Information derived from United's Current Report on Form 8-K/A dated October 2, 1995

                         UNITED HEALTHCARE CORPORATION

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995
                 (IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

                                                                  PRO FORMA                  PRO FORMA
                                                                 UNITED AND                  COMBINED
                                                      UNITED        METRA      HEALTHWISE     POOLED       LIPA PRO FORMA
                                                    HISTORICAL   COMBINED(1)  HISTORICAL(A)  COMPANIES     ADJUSTMENTS(E)
                                                    -----------  -----------  ------------- -----------    --------------
Revenues:
 Premium................................                  3,153        5,255       152            5,407
 Management services and fees...........                    210        1,114         1            1,115
 Investment income and other............                    114          133         3              136
                                                    -----------  -----------       ---      -----------
   Total revenues.......................                  3,477        6,502       156            6,658
Operating Expenses:
 Medical costs..........................                  2,480        4,219       119            4,338
 Selling, general and administrative
  costs.................................                    500        1,655        23            1,678
 Depreciation and amortization..........                     59          107         1              108           1(H)
                                                    -----------  -----------       ---      -----------         ---
   Total operating expenses.............                  3,039        5,981       143            6,124           1
Earnings from Operations................                    438          521        13              534
Interest Expense........................                     (1)          (1)       (1)              (2)
                                                    -----------  -----------       ---      -----------         ---
 Earnings before income taxes and
  minority interests....................                    437          520        12              532          (1)
Provision for Income Taxes..............                   (162)        (203)       (4)            (207)
Minority Interests......................                     (2)          (2)       (2)              (4)          2(G)
                                                    -----------  -----------       ---      -----------         ---
Net Earnings............................                    273          315         6              321(D)        1
                                                    -----------  -----------       ---      -----------         ---
Preferred Dividends.....................                                 (22)                       (22)
                                                    -----------  -----------       ---      -----------         ---
Net Earnings Applicable to Common
 Shareholders...........................                    273          293         6              299           1
                                                    ===========  ===========       ===      ===========         ===
Net Earnings Per Common Share...........                  $1.55        $1.66                      $1.65(C)
                                                    ===========  ===========                ===========
Weighted Average Common Shares
 Outstanding............................            176,615,000  176,615,000                180,955,000(C)
                                                    ===========  ===========                ===========
                                                     PRO FORMA
                                                      POOLED &
                                                      COMBINED
                                                    COMPANIES(I)
                                                    ---------------
Revenues:
 Premium................................                  5,407
 Management services and fees...........                  1,115
 Investment income and other............                    136
                                                    ---------------
   Total revenues.......................                  6,658
Operating Expenses:
 Medical costs..........................                  4,338
 Selling, general and administrative
  costs.................................                  1,678
 Depreciation and amortization..........                    109
                                                    ---------------
   Total operating expenses.............                  6,125
Earnings from Operations................                    533
Interest Expense........................                     (2)
                                                    ---------------
 Earnings before income taxes and
  minority interests....................                    531
Provision for Income Taxes..............                   (207)
Minority Interests......................                     (2)
                                                    ---------------
Net Earnings............................                    322(D)
                                                    ---------------
Preferred Dividends.....................                    (22)
                                                    ---------------
Net Earnings Applicable to Common
 Shareholders...........................                    300
                                                    ===============
Net Earnings Per Common Share...........                  $1.65(C)
                                                    ===============
Weighted Average Common Shares
 Outstanding............................            181,749,000(C)
                                                    ===============

--------
See Notes A-I to Unaudited Pro Forma Condensed Combining Financial Information
(1) Information derived from United's Current Report on Form 8-K/A dated October 2, 1995

                         UNITED HEALTHCARE CORPORATION

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1994
                 (IN MILLIONS, EXCEPT SHARE AND PER SHARE DATA)

                                                                  PRO FORMA                  PRO FORMA
                                                                 UNITED AND                  COMBINED
                                                      UNITED        METRA      HEALTHWISE     POOLED       LIPA PRO FORMA
                                                    HISTORICAL   COMBINED(1)  HISTORICAL(A)  COMPANIES     ADJUSTMENTS(E)
                                                    -----------  -----------  ------------- -----------    --------------
Revenues:
 Premium................................                  3,376        6,406       161            6,567
 Management services and fees...........                    275        1,479         2            1,481
 Investment income and other............                    118           99         2              101
                                                    -----------  -----------       ---      -----------
   Total revenues.......................                  3,769        7,984       165            8,149
Operating Expenses:
 Medical costs..........................                  2,643        5,049       124            5,173
 Selling, general and administrative
  costs.................................                    556        2,213        23            2,236
 Depreciation and amortization..........                     64          114         1              115           1(H)
                                                    -----------  -----------       ---      -----------         ---
   Total operating expenses.............                  3,263        7,376       148            7,524           1
Earnings from Operations................                    506          608        17              625
Interest Expense........................                     (2)          (2)       (1)              (3)
Merger Costs............................                    (36)         (36)                       (36)
                                                    -----------  -----------       ---      -----------         ---
 Earnings before income taxes and
  minority interests....................                    468          570        16              586          (1)
Provision for Income Taxes..............                   (178)        (231)       (4)            (235)
Minority Interests......................                     (2)          (2)       (5)              (7)          2(G)
                                                    -----------  -----------       ---      -----------         ---
Net Earnings Before Extraordinary Gain..                    288          337         7              344(D)        1
Preferred Dividends.....................                                 (29)                       (29)
                                                    -----------  -----------       ---      -----------         ---
Net Earnings Before Extraordinary Gain
 Applicable to Common Shareholders......                                 308         7              315           1
                                                    ===========  ===========       ===      ===========         ===
Net Earnings Before Extraordinary Gain
 Per Common Share.......................                  $1.64        $1.76                      $1.76(C)
                                                    ===========  ===========                ===========
Weighted Average Common Shares
 Outstanding............................            175,209,000  175,209,000                179,342,000(C)
                                                    ===========  ===========                ===========
                                                     PRO FORMA
                                                      POOLED &
                                                      COMBINED
                                                    COMPANIES(I)
                                                    ---------------
Revenues:
 Premium................................                  6,567
 Management services and fees...........                  1,481
 Investment income and other............                    101
                                                    ---------------
   Total revenues.......................                  8,149
Operating Expenses:
 Medical costs..........................                  5,173
 Selling, general and administrative
  costs.................................                  2,236
 Depreciation and amortization..........                    116
                                                    ---------------
   Total operating expenses.............                  7,525
Earnings from Operations................                    624
Interest Expense........................                     (3)
Merger Costs............................                    (36)
                                                    ---------------
 Earnings before income taxes and
  minority interests....................                    585
Provision for Income Taxes..............                   (235)
Minority Interests......................                     (5)
                                                    ---------------
Net Earnings Before Extraordinary Gain..                    345(D)
Preferred Dividends.....................                    (29)
                                                    ---------------
Net Earnings Before Extraordinary Gain
 Applicable to Common Shareholders......                    316
                                                    ===============
Net Earnings Before Extraordinary Gain
 Per Common Share.......................                  $1.75(C)
                                                    ===============
Weighted Average Common Shares
 Outstanding............................            180,136,000(C)
                                                    ===============

--------
See Notes A-I to Unaudited Pro Forma Condensed Combining Financial Information
(1) Information derived from United's Current Report on Form 8-K/A dated October 2, 1995

    Notes to Unaudited Pro Forma Condensed Combining Financial Information

A. Certain amounts in the HealthWise historical financial information have been reclassified to conform with United's financial presentation.

B. This adjustment reflects the effect on the common shareholders' equity of the combined United and HealthWise companies resulting from pooling of interests accounting, net of the elimination of HealthWise shareholders' equity upon consolidation.

C. The combined pro forma net earnings per common share data is computed by dividing pro forma net earnings by the weighted average number of common shares and common share equivalents (where dilutive) of the combined companies.

D. Does not include one-time estimated United and HealthWise non-operating costs associated with their merger of approximately $13 million. These non-operating costs, which will be expensed in the period in which the merger of United and HealthWise is consummated, include legal, accounting and financial advisor fees, printing and mailing charges, and SEC filing and stock exchange fees. United also expects to incur substantial non-operating expenses in addition to these transaction costs. The additional non-operating expenses may include charges with respect to the elimination of duplicate functions and facilities, severance costs relating to terminating certain employees and the write-off of certain assets. Such additional non-operating costs will be expensed in the period in which the merger of United and HealthWise is consummated.

E. As United had previously consolidated LIPA, the pro forma adjustments only reflect those entries necessary to adjust United's balance sheet and statements of operations for the excess purchase price and related goodwill amortization, recording of the acquisition and integration reserves, issuance of common stock, elimination of the minority interest liability and elimination of minority interest earnings.

F. This adjustment reflects the estimated costs in excess of the net assets acquired resulting from the acquisition.


              Purchase price                         $   50(a)
              Acquisition and integration costs          12
              Less: net assets acquired                  (2)
                                                     ------
              Purchase price, acquisition and
               integration costs in excess of the
               fair value of net assets acquired        $60
                                                     ======

     (a) For purposes of preparing the unaudited pro forma statements, the additional consideration was assumed not to have been earned.

     G. This adjustment reflects the amortization of costs in excess of net assets acquired resulting from the acquisition of $56 million as in (F) above, using an estimated useful life of 40 years.

     H. This adjustment adds back the earnings from operations attributable to minority interests.

     I. United has signed a definitive agreement to acquire in separate transactions PHP, Inc. and Physicians Health Association, Ltd. These transactions are expected to close in the first and second quarters of 1996, respectively, and have been excluded from the "UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION" as their effects are not significant.

                         AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                         UNITED HEALTHCARE CORPORATION,

                           UHC GOLD ACQUISITION, INC.

                                      AND

               LOUISIANA INDEPENDENT PHYSICIANS ASSOCIATION, INC.


                                JANUARY 16, 1996

                               TABLE OF CONTENTS

ARTICLE I     THE MERGER
     SECTION 1.01  The Merger..............................................   3
     SECTION 1.02  Effective Time..........................................   3
     SECTION 1.03  Effect of the Merger....................................   4
     SECTION 1.04  Articles of Incorporation; By-Laws......................   4
     SECTION 1.05  Directors and Officers..................................   4
     SECTION 1.06  Taking Necessary Action; Further Action.................   4
     SECTION 1.07  The Closing.............................................   4

ARTICLE II    CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES...........   5
     SECTION 2.01  Conversion of Securities................................   5
     SECTION 2.02  Exchange of Certificates................................   7
     SECTION 2.03  Stock Transfer Books....................................   9
     SECTION 2.04  Contingent Payment Rights...............................   9
     SECTION 2.05  Dissenting Shareholders.................................  13

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF THE COMPANY................  13
     SECTION 3.01  Organization and Qualification; Subsidiaries............  14
     SECTION 3.02  Articles of Incorporation; By-Laws......................  14
     SECTION 3.03  Capitalization; Ownership of Shares.....................  14
     SECTION 3.04  Authority; Vote Required................................  15
     SECTION 3.05  No Conflict; Required Filings and Consents..............  16
     SECTION 3.06  Permits; Compliance.....................................  17
     SECTION 3.07  Reports; Financial Statements...........................  17
     SECTION 3.08  Absence of Certain Changes or Events....................  18
     SECTION 3.09  Absence of Litigation...................................  19
     SECTION 3.10  Contracts; No Default...................................  20
     SECTION 3.11  Employee Benefit Plans; Employees.......................  21
     SECTION 3.12  Taxes...................................................  21
     SECTION 3.13  Intellectual Property Rights............................  22
     SECTION 3.14  Certain Business Practices and Regulations..............  22
     SECTION 3.15  Insurance...............................................  22
     SECTION 3.16  Tax Matters.............................................  23
     SECTION 3.17  Certain Relationships...................................  23
     SECTION 3.18  Brokers.................................................  24
     SECTION 3.19  Properties..............................................  24
     SECTION 3.20  Fairness Opinion........................................  24
     SECTION 3.21  Disclosure..............................................  24

ARTICLE IV    REPRESENTATIONS AND WARRANTIES
              OF ACQUIROR AND ACQUIROR SUB................................  25
     SECTION 4.01  Organization and Qualification; Subsidiaries...........  25
     SECTION 4.02  Articles of Incorporation; By-Laws.....................  25
     SECTION 4.03  Capitalization.........................................  25
     SECTION 4.04  Authority; Enforceability..............................  26
     SECTION 4.05  No Conflict; Required Filings and Consents.............  26
     SECTION 4.06  Reports; Financial Statements..........................  27
     SECTION 4.07  Tax Matters............................................  29
     SECTION 4.08  Ownership of Acquiror Sub; No Prior Activities.........  29
     SECTION 4.09  Brokers................................................  29
     SECTION 4.10  Effective Time; Disclosure.............................  29

ARTICLE V     COVENANTS RELATING TO CONDUCT OF BUSINESS...................  30
     SECTION 5.01  Affirmative Covenants of the Company...................  30
     SECTION 5.02  Negative Covenants of the Company......................  30
     SECTION 5.03  Affirmative Covenants of Acquiror......................  32
     SECTION 5.04  Access and Information.................................  33

ARTICLE VI    ADDITIONAL AGREEMENTS.......................................  34
     SECTION 6.01  Meeting of Shareholders................................  34
     SECTION 6.02  Appropriate Action; Consents; Filings..................  34
     SECTION 6.03  Update Disclosure; Breaches............................  35
     SECTION 6.04  Tax Treatment..........................................  35
     SECTION 6.05  Public Announcements...................................  36
     SECTION 6.06  Indemnification of Directors and Officers..............  36
     SECTION 6.07  Obligations of Acquiror Sub............................  37
     SECTION 6.08  Registration of Acquiror Common Stock..................  37
     SECTION 6.09  Cooperation and Exchange of Tax Information;
                    Preparation of Tax Returns............................  41
     SECTION 6.10  NYSE Listing...........................................  42
     SECTION 6.11  Other Agreements.......................................  42
     SECTION 6.12  Consulting Agreements..................................  42
     SECTION 6.13  Access to Information..................................  42
     SECTION 6.14  Rule 145 Transfers.....................................  43

ARTICLE VII   CLOSING CONDITIONS..........................................  43
     SECTION 7.01  Conditions to Obligations of Each Party Under This
                    Agreement.............................................  43
     SECTION 7.02  Additional Conditions to Obligations of Acquiror and
                    Acquiror Sub..........................................  44
     SECTION 7.03  Additional Conditions to Obligations of the Company....  46

ARTICLE VIII  TERMINATION, AMENDMENT AND WAIVER...........................  47
     SECTION 8.01  Termination............................................  47
     SECTION 8.02  Effect of Termination..................................  48

     SECTION 8.03  Fees; Expenses and Remedies.............................  48

ARTICLE IX    INDEMNIFICATION..............................................  49
     SECTION 9.01  Survival of Representations and Warranties..............  49
     SECTION 9.02  Indemnification of Acquiror.............................  49
     SECTION 9.03  Method of Asserting Claims..............................  50
     SECTION 9.04  Expiration of Indemnities...............................  52
     SECTION 9.05  Indemnification Claims; Interest........................  52
     SECTION 9.06  Exclusivity of Indemnification; Right of Offset.........  52
     SECTION 9.07  Indemnification of Shareholders.........................  53

ARTICLE X     DEFINITIONS..................................................  54
     SECTION 10.01  Defined Terms..........................................  54

ARTICLE XI    GENERAL PROVISIONS...........................................  59
     SECTION 11.01  Arbitration............................................  59
     SECTION 11.02  Notices................................................  60
     SECTION 11.03  Amendment..............................................  62
     SECTION 11.04  Waiver.................................................  62
     SECTION 11.05  Headings...............................................  62
     SECTION 11.06  Severability...........................................  62
     SECTION 11.07  Entire Agreement.......................................  62
     SECTION 11.08  Assignment.............................................  62
     SECTION 11.09  Parties in Interest....................................  63
     SECTION 11.10  Construction of Terms..................................  63
     SECTION 11.11  No Strict Construction.................................  63
     SECTION 11.12  Governing Law..........................................  63
     SECTION 11.13  Counterparts...........................................  63

                                    EXHIBITS
                                    --------

         EXHIBIT 1.02     CERTIFICATE OF MERGER
         EXHIBIT 2.02(b)  FORM OF WAIVER OF PROVIDER CLAIMS
         EXHIBIT 2.04(e)  CALCULATION OF NET INCOME
         EXHIBIT 2.04(k)  IDENTIFICATION OF SHAREHOLDER REPRESENTATIVE
         EXHIBIT 6.12     CONSULTING AGREEMENTS
         EXHIBIT 7.02(e)  FORM OF COMPANY COUNSEL OPINION
         EXHIBIT 7.03(c)  FORM OF ACQUIROR COUNSEL OPINION



                                   SCHEDULES
                                   ---------

         COMPANY DISCLOSURE SCHEDULE
         ACQUIROR DISCLOSURE SCHEDULE

     THIS AGREEMENT AND PLAN OF MERGER, dated as of JANUARY 16, 1996 (this "Agreement"), is by and among UNITED HEALTHCARE CORPORATION, a Minnesota corporation ("Acquiror"), UHC GOLD ACQUISITION, INC., a Louisiana corporation and a wholly owned Subsidiary of Acquiror ("Acquiror Sub"), and LOUISIANA INDEPENDENT PHYSICIANS ASSOCIATION, INC., a Louisiana corporation (the "Company"). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article X.

                                    RECITALS
                                    --------

     The following recitals summarize the principal terms of this Agreement and the transactions contemplated by this Agreement, are intended for convenience only, shall not be accorded any legal significance, and are qualified in their entirety by reference to the terms and conditions set forth in this Agreement and the schedules, exhibits and other agreements attached to, or contemplated by, this Agreement:

                               Current Structure
                               -----------------

     1. The Company is a holding company which owns (a) 51% of the common stock of Community Health Network of Louisiana, Inc., a Louisiana corporation ("CHN"), (b) a 48.51% general partnership interest in Louisiana Health Management Company, a Louisiana general partnership ("LHMC"), and (c) 49% of the common stock of Louisiana Health Partners, Inc., a Louisiana corporation and the 1% owner and managing general partner of LHMC ("LHP"). CHN, LHMC and LHP are referred to herein as the "Community Health Entities."

     2. Acquiror, indirectly through one or more wholly owned subsidiaries, owns (a) 49% of the common stock of CHN, (b) a 50.49% general partnership interest in LHMC and (c) 51% of the common stock of LHP.

                                   The Merger
                                   ----------

     3. The outstanding capital stock of the Company is held by over 400 persons, each of whom is a medical services provider to, or an employee of, the HMO operated by CHN. Acquiror has agreed to acquire the Company by means of the merger of the Company with and into Acquiror Sub, with Acquiror Sub being the surviving corporation (the "Merger").

     4. Upon consummation of the Merger, the Company's shareholders will in the aggregate receive:

     (a) a number of shares of Acquiror's Common Stock, $.01 par value per share ("Acquiror Common Stock") equal to $50 million divided by the average closing price of the Acquiror Common Stock on the NYSE calculated for the ten trading days ending two trading days prior to the closing of the Merger, subject to adjustments in certain instances herein provided; and

     (b) cash earn-out payments in an amount ranging from $0 to $35 million, which payments will be made to the extent, if any, that the level of the Company's net income during 1996 and 1997 exceeds certain specified targets. For purposes of calculating the earn-out payments, the Company's net income will be adjusted as set forth in Exhibit 2.04(e) to cap certain operation expenses based on a percentage of premium revenues and to include the results of operations of the Louisiana HMO business of The MetraHealth Companies (acquired by Acquiror in October 1995).

                     Registration of Acquiror Common Stock
                     -------------------------------------

     5. Acquiror, as sole shareholder of Acquiror Sub, will deliver or cause to be delivered, to the shareholders of the Company the consideration to be issued or paid pursuant to the Merger. The Acquiror Common Stock issued in the Merger will be registered with the SEC pursuant to a Form S-4 Registration Statement filed by Acquiror and, following the Merger, will be freely transferable subject to Rule 145 under the Securities Act.

                            Tax Treatment of Merger
                            -----------------------

     6. For federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the Code, with the result that the value of the whole number of shares of Acquiror Common Stock issued in the Merger will not be taxable to the Company's shareholders until such shares are disposed of by such shareholders. Earn-out payments, if any, will be taxable to the Company's shareholders upon receipt.

                          Indemnification of Acquiror
                          ---------------------------

     7. Acquiror is entitled to indemnification for certain items identified in this Agreement. Acquiror has the right to offset amounts for which it is entitled to indemnity against the cash earn-out payments described above. Acquiror's right to recovery is limited to this right of offset.

                       Principal Conditions to the Merger
                       ----------------------------------

     8. As a condition to the Merger, Acquiror has required, among other things, that:

     (a) certain persons enter into consulting and noncompetition arrangements with Acquiror, in return for which Acquiror will make certain payments to such persons;

     (b) the shareholders of the Company waive any claims against the Company and the Community Health Entities arising from their relationship as medical services providers; and

     (c) less than 10% of the Company's shareholders exercise dissenters' rights regarding the Merger.

     9. The closing of the Merger is also subject to a number of other conditions, including approval of the Merger by the Company's shareholders, receipt of all required regulatory and third party approvals, absence of litigation regarding the Merger, and the delivery of certain legal opinions and other documents at closing.

                               Approval of Merger
                               ------------------

     10. The boards of directors of Acquiror, Acquiror Sub and the Company have approved this Agreement and the Merger. Acquiror, as sole shareholder of Acquiror Sub, has also approved this Agreement and the Merger. The Company has agreed to hold a special meeting of its shareholders for the purpose, among other things, of approving this Agreement and the Merger, and the closing of the Merger is subject to the receipt of such approval.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and subject to the terms and conditions hereof, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

     SECTION 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Louisiana Law, at the Effective Time (as defined in Section 1.02) the Company shall be merged with and into Acquiror Sub. As a result of the Merger, the separate corporate existence of the Company shall cease and Acquiror Sub shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). Acquiror Sub and the Company are sometimes collectively referred to herein as the "Constituent Corporations".

     SECTION 1.02 Effective Time. Provided this Agreement shall not have been terminated as provided in Article VIII, the parties shall cause the Merger to be consummated on the Closing Date (as defined in Section 1.07) by executing and filing a certificate of merger substantially in the form of Exhibit 1.02 hereof (the "Articles of Merger") with the Secretary of State of the State of Louisiana, all in accordance with the relevant provisions of Louisiana Law (the date and time of such filing being the "Effective Time").

     SECTION 1.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Louisiana Law. Without limiting the generality of those laws, and subject to their provisions, at the

Effective Time, except as otherwise provided in this Agreement, all the property, interests, assets, rights, privileges, immunities, powers, franchises and authorities of Acquiror Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities, duties and obligations of Acquiror Sub and the Company shall become the debts, liabilities, duties and obligations of the Surviving Corporation.

     SECTION 1.04 Articles of Incorporation; By-Laws. At the Effective Time, the Articles of Incorporation and the By-Laws of Acquiror Sub, as in effect on the date hereof and as otherwise amended prior to the Effective Time or pursuant to the Articles of Merger, shall be the Articles of Incorporation and the By-Laws of the Surviving Corporation.

     SECTION 1.05 Directors and Officers. The directors of Acquiror Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation, and the officers of Acquiror Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     SECTION 1.06 Taking Necessary Action; Further Action. Acquiror, Acquiror Sub and the Company, respectively, shall each use its reasonable efforts as promptly as possible to take all such action as may be necessary or appropriate to effectuate the Merger under Louisiana Law at the time specified in Section
1.02. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all properties, interests, assets, rights, privileges, immunities, powers, franchises and authority of either of the Constituent Corporations, the officers of the Surviving Corporation are fully authorized in the name of each Constituent Corporation or otherwise to execute and deliver or cause to be executed and delivered such deeds and other instruments and to take or cause to be taken all such further lawful and necessary action.

     SECTION 1.07 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of CHN, in Baton Rouge, Louisiana, commencing at 10:00 a.m., local time, on the last business day of the month during which all of the conditions to the Merger set forth in Article VII shall have been fulfilled or waived in accordance herewith, or such other date, time and place as the parties may agree (the "Closing Date") and shall be effective at the Effective Time. Subject to the provisions of this Agreement, at the Closing there shall be delivered to each of the parties the certificates and other documents and instruments required to be so delivered pursuant to this Agreement.

                                   ARTICLE II
               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     SECTION 2.01 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any further action on the part of Acquiror Sub, the Company or the holders of the Company's Common Stock, no par value ("Company Common Stock"):

     (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.01(d) and other than Dissenting Shares (as defined in Section 2.05)) shall be converted, subject to Section 2.02(e), into and become the right to receive the following (collectively, the "Merger Consideration"):

          (i) a number of shares of Acquiror Common Stock equal to:

               (A) if the Average Stock Price is at least $53.2656, but not more than $68.4844, the number obtained by dividing (x) the quotient of (1) $50,000,000 divided by (2) the Average Stock Price by (y) the number of shares of Company Common Stock outstanding at the Effective Time (excluding shares that are to be canceled pursuant to 2.01(d)) (the "Outstanding Company Shares"); or

               (B) if the Average Stock Price is more than $68.4844, but not more than $73.0500, the number obtained by dividing (x) 730,093, by
          (y) the Outstanding Company Shares; or

               (C) if the Average Stock Price is at least $49.2707, but less than $53.2656, the number obtained by dividing (x) 938,692, by (y) the Outstanding Company Shares; or

               (D) if the Average Stock Price is more than $73.0500, the number obtained by dividing (x) the quotient of (1) $53,750,000 divided by
          (2) the Average Stock Price by (y) the Outstanding Company Shares; or

               (E) if the Average Stock Price is less than $49.2707, the number obtained by dividing (x) the quotient of (1) $46,250,000 divided by
          (2) the Average Stock Price by (y) the Outstanding Company Shares; and

          (ii) one "Contingent Payment Right" having the rights and terms set forth in Section 2.04;

     provided that payment of amounts in respect of Contingent Payment Rights shall be subject to Acquiror's right of offset set forth in Article IX of this Agreement.

     The foregoing formula for conversion of the Company Common Stock is referred to as the "Exchange Ratio."

     (b) Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Acquiror Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

     (c) All shares of Company Common Stock converted pursuant to the Merger shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the Merger Consideration into which such Company Common Stock was converted in the Merger and cash in lieu of fractional shares of Acquiror Common Stock pursuant to Section 2.02(e). Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Acquiror Common Stock issued in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.02, without interest. No fractional share of Acquiror Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.02(e) of this Agreement.

     (d) Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion of such shares and no payment shall be made with respect to such shares.

     (e) Each share of common stock, par value $0.01 per share, of Acquiror Sub ("Acquiror Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Merger.

     SECTION 2.02  Exchange of Certificates.

     (a) Exchange Agent. As of the Effective Time, Acquiror shall deposit, or shall cause to be deposited, with a bank or trust company designated by Acquiror and acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this
Article II, through the Exchange Agent, certificates representing the shares of Acquiror Common Stock (such certificates for shares of Acquiror Common Stock, together with any dividends or distributions with respect thereto and appropriate cash payments in lieu of fractional shares of Acquiror Common Stock pursuant to Section 2.02(e), being referred to as the "Exchange Fund") issuable at the Closing pursuant to Section 2.01(a)(i) (the "Closing Shares") in exchange for outstanding shares of Company Common Stock. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Closing Shares contemplated to be issued pursuant to Section 2.01 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

     (b) Exchange Procedures. Promptly after the Effective Time, Acquiror shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in customary form) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Closing Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal and a waiver in the form of Exhibit 2.02(b) to this Agreement, each duly executed, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall receive in exchange a certificate representing that number of whole Closing Shares which such holder has received in the Merger in respect of the shares of Company Common Stock formerly represented by such Certificate, cash in lieu of fractional shares of Acquiror Common Stock to which such holder is entitled pursuant to Section 2.02(e) (after taking into account all shares of Company Common Stock then held by such holder) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) with respect only to the number of whole shares of Acquiror Common Stock which such holder has received, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Acquiror Common Stock, together with cash in lieu of fractional shares of Acquiror Common Stock and any dividends or other distributions to which such holder is entitled, may be issued to such a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time to represent solely the right to receive (i) the Merger Consideration and (ii) any dividends or other distributions to which such holder is entitled pursuant to
Section 2.02(c).

     (c) Distributions with Respect to Unexchanged Shares of Acquiror Common Stock. No dividends or other distributions declared or made with respect to Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Acquiror Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e), until the holder of such Certificate shall surrender such Certificate. The Surviving Corporation will replace lost certificates representing Company Common Stock upon receipt of such documentation as is customary in the case of lost certificates and reasonably requested by Acquiror. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder, without interest, (i) promptly, the amount of any cash payable with respect to a fractional share of Acquiror Common Stock to which such holder is entitled pursuant to Section 2.02(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the Closing Shares which the holder received as part of the Merger Consideration, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to the Closing Shares which the holder received as part of the Merger Consideration.

     (d) No Further Rights in Company Common Stock. All shares of Acquiror Common Stock issued upon conversion of the shares of Company Common Stock in accordance with the terms of this Agreement (including any cash paid pursuant to Sections 2.02(c) or (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, other than the right to receive payments in respect of the Contingent Payment Rights in accordance with Section 2.04.

     (e) No Fractional Shares. No certificates or scrip representing fractional shares of Acquiror Common Stock shall be issued upon the surrender for exchange of Certificates, and the owner of such fractional share interests will not be entitled to vote or to any other rights of a shareholder of Acquiror. Each holder of Certificates who otherwise would be entitled to receive a fractional share of Acquiror Common Stock shall receive, in lieu of such fractional share interest, an amount in cash (without interest) determined by multiplying (i) the closing sale price per share of Acquiror Common Stock as reported on the NYSE on the business day immediately preceding the Closing Date by (ii) the fractional share interest to which such holder would otherwise be entitled. Acquiror shall transfer to the Exchange Agent on a timely basis the cash necessary to make payments under this Section 2.02(e). As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Company Common Stock with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders of Company Common Stock subject to and in accordance with the terms of Section 2.02(c).

     (f) Termination of Exchange Fund . Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for one year after the Effective Time shall be delivered to Acquiror, upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Acquiror for the shares of Acquiror Common Stock, any cash in lieu of fractional shares of Acquiror Common Stock to which they are entitled pursuant to Section 2.02(e) and any dividends or other distributions with respect to Acquiror Common Stock to which they are entitled pursuant to Section 2.02(c).

     (g) No Liability. Neither Acquiror nor the Company shall be liable to any holder of shares of Company Common Stock for any such shares of Acquiror Common Stock (or dividends or distributions with respect to such shares) or cash delivered to a public official pursuant to any abandoned property, escheat, interpleader or similar Law, provided that Acquiror will endeavor to give the record holder advance notice thereof at holder's address of record.

     SECTION 2.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company, except for transfers resulting from proceedings under any interpleader or similar Law. From and after the Effective Time, the holders of certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Acquiror, in accordance with Section 2.02(b), for any reason shall be converted into shares of Acquiror Common Stock, any cash in lieu of fractional shares of Acquiror Common Stock to which the holders of the Certificates are entitled pursuant to Section 2.02(e), any dividends or other distributions to which the holders of the Certificates are entitled pursuant to Section 2.02(c) and Contingent Payment Rights.

     SECTION 2.04  Contingent Payment Rights.

     (a) Each Contingent Payment Right shall represent only a right to receive a cash payment (the "Earn-Out") from Acquiror, subject to the terms set forth in this Section 2.04 and Acquiror's right of offset under Article IX of this Agreement. The amount of any Earn-Out payment payable with respect to each Contingent Payment Right shall be equal to the aggregate Earn-Out payment payable, calculated as set forth below, divided by the total number of Contingent Payment Rights outstanding as of the date such payment is due. The amount of the Earn-Out payment payable for each Earn-Out Year (as defined below), if any, shall be calculated by Acquiror as set forth in this Section
2.04 and paid not later than 45 days following public announcement of Acquiror's audited financial results for each Earn-Out Year. Contingent Payment Rights shall not possess any attributes of common stock or other security and shall not entitle the holders of the Contingent Payment Rights to any rights of any kind other than as specifically set forth in this Agreement. Subject to Section 2.04(j), all payments of the Earn-Out shall be made net of any amount for which Acquiror is entitled to indemnification under Article IX of this Agreement.

     (b) The term "Earn-Out Year" shall refer to each of the following twelve month periods: (i) January 1, 1996 to December 31, 1996; and (ii) January 1, 1997 to December 31, 1997.

     (c) The Earn-Out payments shall be determined by measuring the Actual Net Income (as defined below) of the Community Health Entities for Earn-Out Years 1996 and 1997 against certain target amounts, as follows:

          (i) subject to Section 2.04(d) below, for the 1996 Earn-Out Year, the total Earn-Out payment shall equal the product of: (A) Actual Net Income for the 1996 Earn-Out Year less $10.0 million, multiplied by (B) 6.3; provided that if Actual Net Income for the 1996 Earn-Out Year is less than $10.0 million, the Earn-Out payment for such year will be zero; and

          (ii) subject to Section 2.04(d) below, for the 1997 Earn-Out Year, the total Earn-Out payment shall equal the product of (A) Actual Net Income for the 1997 Earn-Out Year less $16.5 million, multiplied by (B) 4.5; provided that if Actual Net Income for the 1997 Earn-Out Year is less than $16.5 million, the Earn-Out payment for such year will be zero.

     (d) In no event shall the aggregate Earn-Out payments payable in respect of Contingent Payment Rights exceed $35.0 million. Accordingly, the Earn-Out payments calculated under Section 2.04(c) above shall be reduced to the extent, if any, that the sum of such payments exceeds $35.0 million.

     (e) "Actual Net Income" means the audited net income of the Community Health Entities, determined on a consolidated basis in accordance with GAAP, subject to the adjustments described in Exhibit 2.04(e). Actual Net Income shall be determined by Acquiror in the manner set forth in Exhibit 2.04(e) to this Agreement.

     (f) The Contingent Payment Rights are personal to each initial holder thereof and shall not be transferable for any reason other than by operation of law or by will or the laws of descent and distribution. Any attempted transfer of a Contingent Payment Right by any holder thereof (other than as permitted by the immediately preceding sentence) shall be null and void.

     (g) Payment of the Earn-Out shall be made by cashier's or certified check.

     (h) During the two Earn-Out Years: (i) Acquiror and the Surviving Corporation will not dispose of all or substantially all its interest in the Community Health Entities or otherwise combine the operations of the Community Health Entities unless Acquiror shall have made reasonably adequate provision to provide for the determination of the Earn-Out payments; and (ii) Acquiror and the

Surviving Corporation will maintain its books and records in accordance with GAAP.

     (i) Within 90 days following the end of each Earn-Out Year, Acquiror will deliver to the Shareholder Representative, as defined in Section 2.04(k), a calculation of the aggregate Earn-Out with respect to such Year, together with the certification of the chief financial officers of Acquiror and the Surviving Corporation to the effect that the provisions of Section 2.04(h) have been complied with, and the further certification of such officers and the independent certified public accountants of Acquiror or the Surviving Corporation to the effect that the calculation shown therein is in accordance with an audit by such accountants of the Community Health Entities, with the adjustments provided for in Exhibit 2.04(e). A copy of the audit shall be delivered to the Shareholder Representative, together with such other information reasonably related to the calculation of the Earn-out as the Shareholder Representative may reasonably request. The Shareholder Representative will be deemed to have accepted such calculation and to have waived forever any right to contest it unless it notifies Acquiror within 60 days after delivery of the calculation to the Shareholder Representative that such Representative contests such calculation and the reasons therefor. Any such contest which cannot be resolved within 30 days by Acquiror and the Shareholder Representative shall be resolved by arbitration in the manner provided in
Section 11.01, except that the third arbitrator shall be a member of a nationally recognized accounting firm. Acquiror shall make the Earn-Out payment required pursuant to Section 2.04(a) when due notwithstanding the pendency of any such contest, except that until such contest shall have been finally determined Acquiror shall be required to pay only the amount reflected in its calculation. Any remaining amount determined to be due by the arbitrators, or any other amount not paid by the due date, shall bear interest at the rate provided for in Section 9.05 from the original due date until paid.

     (j) If, at the time an Earn-Out payment is otherwise to be made, Acquiror reasonably determines that it is or may be entitled to an offset pursuant to
Article IX against such payment, Acquiror shall, in good faith, estimate the amount of such offset and deduct it from the payments otherwise to be made pursuant to this Section 2.04. Acquiror shall give prompt notice of any such offset to the Shareholder Representative (as defined in Section 2.04(k)). Promptly following any development that would reduce the amount of such offset, Acquiror shall remit to the Former Holders (as defined in Section 2.04(k)) the resulting amount in the manner provided for in this Section 2.04 together with interest as provided in Section 9.05.

     (k) (i) A group of 3 shareholders of the Company (the "Shareholder Representative") shall be constituted to act on behalf of the persons who were shareholders of the Company at the Effective Time ("Former Holders") with respect to all matters relating to Earn-Out payments pursuant to this Section
2.04 as well as to any indemnity pursuant to Article IX. The Shareholder Representative shall consist initially of the persons identified in Exhibit 2.04(k). The Shareholder Representative shall act (A) by meeting (of which reasonable notice shall be given to its members of the date, time, place, and purpose, which notice may be waived in writing but shall not otherwise be deemed to have been waived), by the affirmative vote of at least a majority of the persons serving as Shareholder Representative (failing which the Shareholder Representative shall be deemed to have determined not to act with respect to the matter voted upon), which vote may be cast by general or special proxy held by any Former Holder, or (B) by unanimous written consent. Any vacancy in the Shareholder Representative may be filled by majority vote of the remaining persons then serving (even if not constituting a quorum) from among Former Holders.

     (ii) The Former Holders may at any time, by vote of a majority of their former voting power of Company Common Stock present in person or by proxy at a meeting or by written consent of such a majority, (A) remove any person from service as a member of the Shareholder Representative and elect a replacement (who shall be a Former Holder) and (B) ratify any proposed action of the Shareholder Representative. No such ratification shall be required unless so determined by the Shareholder Representative.

     (iii) Meetings of the Former Holders shall be held as if the Company were still in existence, still had the same Articles and By-Laws as it had at the Effective Time, the Former Holders were its holders of record, and the persons serving as Shareholder Representative were its directors. The Shareholder Representative will not be liable for any act or failure to act in the capacity as Shareholder Representative except to the extent such act or failure to act involved gross negligence or wilful misconduct. Any action taken in good faith upon the written advice of qualified legal counsel or certified public accountants shall be conclusively deemed not to constitute gross negligence or wilful misconduct. The Surviving Corporation and Acquiror shall, promptly upon request, pay the reasonable expenses of the Shareholder Representative with respect to its duties hereunder, including the fees of counsel and accountants, up to a maximum aggregate amount of $200,000. In addition, upon request by notice at any time from the Shareholder Representative, Acquiror will pay directly to the Shareholder Representative such portion of any subsequent Earn-Out payment as the Shareholder Representative may request for the purpose of paying expenses incurred or reasonably anticipated by the Shareholder Representative.

     (iv) The Shareholder Representative may pay, from any funds held by it, any expenses incurred by it in such capacity and may reimburse its members for their reasonable expenses and indemnify them against claims made against them as persons serving as Shareholder Representative to the same extent as if funds held by the Shareholder Representative were funds of the Company and the persons serving as Shareholder Representative were directors of the Company.

     SECTION 2.05 Dissenting Shareholders. In the event the Merger is approved by less than 80% of the total voting power of the outstanding Company Common Stock, each outstanding share of Company Common Stock, the holder of which has demanded and perfected such shareholder's demand for payment of the fair value of such share in accordance with Section 12:131 of the Louisiana Law (the "Dissent Provisions"), to the extent applicable, and has not effectively withdrawn or lost such shareholder's right to an appraisal (the "Dissenting Shares"), shall not be converted into or represent a right to receive the Merger Consideration issuable or payable in the Merger but the holder thereof shall be entitled only to such rights as are granted by the Dissent Provisions. In the event the Merger is approved by less than 80% of the total voting power of the outstanding Company Common Stock, the Company shall give Acquiror prompt written notice upon receipt by the Company of any written objection to the Merger and any written demands for payment of the fair cash value of shares of Company Common Stock, and of withdrawals of such demands, and any other instruments provided to the Company pursuant to the Dissent Provisions (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"). Each Dissenting Shareholder who becomes entitled, pursuant to the Dissent Provisions, to payment of the fair cash value for any shares of Company Common Stock held by such Dissenting Shareholder shall receive payment therefor from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or at the times and in the amounts required by the Dissent Provisions) and all of such Dissenting Shareholder's shares of Company Common Stock shall be canceled. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Acquiror, voluntarily make any payment with respect to, or settle or offer to settle, any demand for payment by any Dissenting Shareholder. If any Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such right to demand payment of the fair cash value, the shares of Company Common Stock held by such Dissenting Shareholder shall thereupon be deemed to have converted into the right to receive the consideration to be issued in the Merger as provided by this Agreement.


                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the Disclosure Schedule delivered by the Company to Acquiror prior to the execution of this Agreement (the "Company Disclosure Schedule"), which identifies exceptions by specific Section references, the Company hereby represents and warrants to Acquiror as set forth in this Article
III. For purposes of this Article III, references to the "Company" mean solely Louisiana Independent Physicians Association, Inc. and exclude all Community Health Entities as well as any obligation or liability of the Company that exists solely by reason of its status as a partner or shareholder, as the case may be, of any of the Community Health Entities or as a consolidated parent of any of them. All representations and warranties that pertain to the Community Health Entities

(including, without limitation, representations and warranties pertaining to the Company Financial Statements (as defined in Section 3.07(b)), to the extent such Financial Statements include the accounts of any of the Community Health Entities) are based on the Company's actual knowledge, without independent investigation or inquiry.

     SECTION 3.01 Organization and Qualification; Subsidiaries. The Company is a corporation, duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary. Except for CHN, 51% of the outstanding common stock of which is owned by the Company, the Company does not have any Subsidiaries.

     SECTION 3.02 Articles of Incorporation; By-Laws. The Company has furnished to Acquiror complete and correct copies of the Articles of Incorporation and the By-Laws, as amended or restated, of the Company. The Company is not in violation of any of the provisions of its Articles of Incorporation or By-Laws.

     SECTION 3.03  Capitalization; Ownership of Shares.

     (a) As of the date of this Agreement, the authorized capital stock of the Company consists of 5,000 shares of Company Common Stock, of which 418 shares were issued and outstanding.

     (b) Of the shares of CHN common stock outstanding, 900,000 are held beneficially and of record by the Company. Of the shares of common stock of LHP outstanding, 490 are held beneficially and of record by the Company. Information, as of the date of this Agreement, relating to the Company's beneficial and record ownership of outstanding partnership interests in LHMC, is set forth in the Company Disclosure Schedule.

     (c) Except as described in this Section 3.03, no shares of Company Common Stock are reserved for any purpose. Since December 31, 1994, no shares of Company Common Stock have been issued by the Company. Each of the outstanding shares of Company Common Stock is duly authorized, validly issued, fully paid and non-assessable, and such shares were issued in compliance with all applicable federal and state securities Laws. None of the outstanding shares of Company Common Stock are subject to preemptive rights created by statute, the Company's Articles of Incorporation or By-Laws or any agreement to which the Company is a party or by which it is bound. Section 3.03 of the Company Disclosure Schedule sets forth a true and complete list of the shareholders of record of the Company, including the name, address and number of shares held by each such shareholder.

     (d) Each of the outstanding shares of capital stock of, or other equity interests in, each Community Health Entity that are owned directly or indirectly by the Company is duly authorized, validly issued, fully paid and, in the case of capital stock, non-assessable, and such shares or other equity interests are owned by the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations on the Company's voting rights, charges or other encumbrances of any nature whatsoever.

     (e) There are no options, warrants or other rights, agreements, arrangements or commitments to which the Company or, to the Company's knowledge, any Community Health Entity is a party of any character relating to the issuance of capital stock of, or other equity interests in, the Company or any Community Health Entity or obligating the Company or, to the Company's knowledge, any Community Health Entity to grant, issue, sell or register for sale any shares of the capital stock of, or other equity interests in, the Company or any Community Health Entity, by sale, lease, license or otherwise. As of the date of this Agreement, there are no obligations, contingent or otherwise, of the Company or, to the Company's knowledge, any Community Health Entity to (i) repurchase, redeem or otherwise acquire any shares of Company Common Stock, or the capital stock of, or other equity interests in, any Community Health Entity; or (ii) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Community Health Entity or any other person.

     SECTION 3.04  Authority; Vote Required.

     (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than with respect to the approval and adoption of this Agreement by the holders of Company Common Stock in accordance with Louisiana Law and the Company's Articles of Incorporation and By-Laws). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by, and the legal, valid and binding effect on, Acquiror and Acquiror Sub, constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with the terms and conditions hereof.

     (b) The affirmative vote of the holders of two-thirds of the voting power of Company Common Stock present at the Shareholder Meeting (as defined in Section 6.08(b)) is the only vote of the holders of any class or series of capital stock of the Company necessary to approve the Merger under the provisions of Louisiana Law and the Company's Articles of Incorporation and Bylaws.

     SECTION 3.05  No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Articles of Incorporation or By-Laws or equivalent organizational documents of the Company; (ii) subject to (A) obtaining the requisite approval and adoption of this Agreement by the holders of the outstanding shares of the Company Common Stock in accordance with Louisiana Law and the Company's Articles of Incorporation and By-Laws, (B) obtaining the consents, approvals, authorizations and permits of, and making filings with or notifications to, any Governmental Entity, pursuant to the applicable requirements of any Law (including any Health Benefit Law) or of any third party listed on Section 3.05 of the Company Disclosure Schedule and (C) the filing and recordation of appropriate merger documents as required by Louisiana Law, conflict with or violate any Laws applicable to the Company or by which any of its properties is bound or affected; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its properties is bound or affected. Section 3.05 of the Company Disclosure Schedule sets forth a list of all consents, approvals, authorizations, permits, filings, and notifications of, with and to (i) any Governmental Entity required to be made, obtained or filed by the Company under any Health Benefit Law or other Law applicable to the Company or (ii) any other third party, as a result of the execution and delivery of this Agreement by the Company and the consummation of the Merger.

     (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entities or other third party, except for (i) the consents, approvals, authorizations, filings, notices or permits described in Section 3.05 of the Company Disclosure Schedule and (ii) the filing and recordation of appropriate merger documents as required by Louisiana Law.

     SECTION 3.06  Permits; Compliance.

     (a) The Company is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary for the Company to own, lease and operate its properties or to carry on its business as it is now being conducted (the

"Company Permits"). No suspension, revocation or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. The Company is not operating in material conflict with, or in material default or violation of, (i) any Law applicable to the Company or by which any of its properties is bound or affected or (ii) any of the Company Permits.

     (b) To the Company's knowledge, each of the Community Health Entities is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary for the Community Health Entities to own, lease and operate their properties or to carry on their businesses as now being conducted (the "Community Health Permits"). To the Company's knowledge, no suspension, revocation or cancellation of any of the Community Health Permits is pending or threatened. To the Company's knowledge, none of the Community Health Entities is operating in conflict with, or in default or violation of, (i) any Law applicable to any of the Community Health Entities or by which any of their respective properties is bound or affected or (ii) any of the Community Health Permits, which conflict, default or violation would have a Community Health Material Adverse Effect.

     SECTION 3.07  Reports; Financial Statements.

     (a) Since December 31, 1991, the Company has filed all forms, reports statements and other documents required to be filed by it with (i) the SEC, (ii) any applicable state securities authorities; and (iii) any other applicable federal or state regulatory authorities including, without limitation, state insurance and health regulatory authorities (all such forms, reports, statements and other documents being collectively referred to as the "Company Reports"). The Company Reports, including all Company Reports filed after the date of this Agreement and prior to the Effective Time were or will be prepared in all material respects in accordance with the requirements of applicable Law.

     (b) The Company has reviewed copies of (i) the consolidated balance sheet of the Company as at December 31, 1994 and the related consolidated statements of operations, shareholders' equity and cash flows for the fiscal year then ended together with any notes thereto audited by Arthur Andersen LLP (the "1994 Financials"), (ii) the unaudited balance sheets of the Company as at September 30, 1995 and the related unaudited statement of operations for the nine months then ended (the "1995 Financials"), (iii) the respective balance sheets of CHN, LHP and LHMC, as at December 31, 1994 and the respective related statements of operations, and cash flows for the fiscal year then ended together with any notes thereto, audited by Arthur Andersen LLP, (the "1994 Louisiana Financials"), and (iv) the unaudited balance sheets as at September 30, 1995, and the related unaudited comparative statement of operations for the nine months then ended for each of CHN, LHP and LHMC (the "1995 Louisiana Financials"). The 1994 Financials and the 1995 Financials are sometimes collectively referred to herein as the "Company Financial Statements," and the 1994 Louisiana Financials and the 1995 Louisiana

Financials are sometimes collectively referred to herein as the "Louisiana Financial Statements." Copies of the Company Financial Statements have been delivered to Acquiror. Those portions of the Company Financial Statements relating directly to the Company on an unconsolidated basis present fairly in accordance with GAAP the financial position of the Company as of the respective date thereof and the results of operations and cash flows for the periods indicated, except that such Company Financial Statements are not consolidated with the majority owned subsidiary, do not include a statement of cash flows, and omit substantially all disclosures. The 1995 Financials and Louisiana Financials are subject to normal and recurring year-end adjustments and consolidation. To the Company's knowledge, the Louisiana Financial Statements (including, in each case, any related notes to such statements, if any) do not contain any material inaccuracy that would cause such financial statements not to present fairly in accordance with GAAP, in all material respects, the financial position of CHN, LHP and LHMC, as the case may be, as of the respective dates thereof and the results of operations and cash flows of each such entity for the periods indicated, except that the 1995 Louisiana Financial Statements are subject to normal and recurring year-end adjustments which, to the Company's knowledge, are not expected to be material in amount and do not have statements of cash flows and accompanying footnotes.

     (c) The Company does not actively conduct, and has not ever actively conducted, any trade or business, except indirectly through the Community Health Entities. The Company does not have any assets other than the equity interests in the Community Health Entities, as described in this Agreement. Except as and to the extent set forth on the Company Financial Statements, including all notes thereto, the Company does not have any material liabilities or obligations of any nature (whether known or unknown, matured or unmatured, and whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Company or in the notes thereto prepared in accordance with GAAP, other than those incurred in the ordinary course of business since September 30, 1995 that would not have a Community Health Material Adverse Effect and none of which is a liability resulting from breach of contract, breach of warrant, tort, infringement, claim or lawsuit and except for those incurred in connection with this Agreement and the transactions contemplated hereby, none of which would constitute a Community Health Material Adverse Effect.

     SECTION 3.08 Absence of Certain Changes or Events. Except as contemplated in connection with the transactions referred to in this Agreement, since December 31, 1994:

     (a) the Company has conducted its business only in the ordinary and usual course, consistent with past practice;

     (b) there has not been any material adverse change in the condition (financial or otherwise), results of operations, business, properties, assets or liabilities of the Company or any development which reasonably could be expected to result in any such material adverse change;

     (c) the Company has not hired any employees and the Company has not made any increase in compensation to officers or key employees or any increase in any or created any new bonus, insurance, pension or other employee benefit plan, payment or arrangement (including, but not limited to, the granting of employee stock options), except for increases granted in the ordinary course of business consistent with past practice;

     (d) the Company has not made any loans or advances to any of the Company's officers, directors, shareholders or affiliates;

     (e) the Company has not declared or paid, or accrued any liability for the payment of, any dividends or made any other distributions to its shareholders with respect to shares of its capital stock;

     (f) the Company has not entered into any commitment or transaction (including without limitation any borrowing or capital expenditure);

     (g) there has not been any change in the accounting methods or practices followed by the Company, except as required by GAAP;

     (h) the Company has not incurred any debt, liability or obligation, whether accrued, absolute, contingent or otherwise;

     (i) the Company has not issued, redeemed or repurchased any stock, bond or other security;

     (j) the Company has not experienced any damage, theft or loss in an amount exceeding $25,000 in the aggregate;

     (k) the Company has not relinquished any contract or contract right;

     (l) the Company has not sold, assigned or transferred any of its assets (tangible or intangible); and

     (m) the Company has not entered into any commitment (contingent or otherwise) to do any of the foregoing.

     SECTION 3.09  Absence of Litigation.

     (a) Section 3.09(a) of the Company Disclosure Schedule lists and briefly describes all claims, actions, suits, litigation, proceedings, arbitrations or, to the knowledge of the Company, investigations of any kind to which the Company is a party, at law or in equity (including actions or proceedings seeking injunctive relief), which are pending or, to the knowledge of the Company, threatened, other than grievance proceedings in the ordinary course of business. There is no action pending against the Company seeking to enjoin or restrain the Merger or the transactions contemplated by this Agreement.

     (b) The Company is not subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders.

     (c) Copies of all correspondence delivered to the Company's external certified public accountants by the Company's counsel in connection with any audit report by the Company's external certified public accountants for the three years prior to this Agreement relating to loss contingencies have been provided to Acquiror.

     SECTION 3.10  Contracts; No Default.

     (a) Section 3.10(a) of the Company Disclosure Schedule sets forth as of the date of this Agreement a list of each written Contract, and to the knowledge of the Company, each material, oral Contract between the Company on the one hand, and any person or entity on the other hand.

     (b) Correct and complete copies of all written Contracts required to be disclosed on Section 3.10(a) of the Company Disclosure Schedule have been made available to Acquiror and, to the knowledge of the Company, the essential terms of all oral Contracts required to be disclosed thereon have been disclosed to Acquiror.

     (c) Each Contract to which the Company is a party is in full force and effect, each is a legal, valid and binding Contract and there is no material default (or any event known to the Company which, with the giving of notice or lapse of time or both, would be a material default) by the Company or any other party, in the timely performance of any obligation to be performed or paid under any such Contract.

     (d) As of the date of this Agreement, to the Company's knowledge, the relationships of the Community Health Entities with their material contract providers, are good commercial working relationships. To the Company's knowledge, during the 12 months prior to the date of this Agreement, no material contract provider or group of contract providers to the Community Health Entities who are shareholders of the Company has canceled or otherwise terminated its relationship with any Community Health Entity, and, to the Company's knowledge, no such contract provider or group of contract providers has given notice that it may cancel or otherwise terminate its relationship with any Community Health Entity.

     SECTION 3.11 Employee Benefit Plans; Employees. Neither the Company (except through the Community Health Entities) nor any of its ERISA Affiliates (other than the Community Health Entities) maintains, sponsors or serves as a fiduciary of, is bound by, or has any liability under any Employee Benefit Plan. The Company has no employees and is not a party to any employment Contracts.

     SECTION 3.12  Taxes.

     (a) (i) All Returns (as defined below) in respect of Taxes (as defined below) required to be filed with respect to the Company (including any consolidated federal income tax returns of the Company and any state tax returns that include the Company on a consolidated, combined or unitary basis) are true, correct and complete in all material respects (but solely to the extent such returns relate to the Company), have been timely filed (including extensions), and no extension of time within which to file any such Return has been requested, which Return has not since been filed;

     (ii) All Taxes shown on such Returns or otherwise known by the Company to be due or payable have been timely paid and all payments of estimated Taxes required to be made with respect to the Company under Section 6655 of the Code or any comparable provision of state, local or foreign law have been made on the basis of the Company's good faith estimate of the required installments, and all Taxes of the Company which will be due and payable, whether now or hereafter, for any period ending on, prior to or including the Closing Date, shall have been paid by or on behalf of the Company or shall be reflected on the Company's books as an accrued Tax liability, either current or deferred, the amount of which as of the date of the Company Financial Statements is set forth on Section
3.12 of the Company Disclosure Schedule;

     (iii) No adjustment relating to any of such Returns has been proposed in writing by any Tax authority, except proposed adjustments that have been resolved prior to the date hereof;

     (iv) There are no outstanding subpoenas or requests for information with respect to any federal income tax Returns of the Company or the Taxes reflected on such Returns;

     (v) There are no Tax liens on any assets of the Company other than liens for Taxes not yet due or payable; and

     (vi) All Taxes required to be withheld, collected or deposited by the Company during any taxable period for which the statute of limitations on an assessment remains open have been timely withheld, collected or deposited and, to the extent required, have been paid to the relevant Tax authority.

     (b) (i) There are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax, other than real or personal property Taxes, to which the Company may be subject; and

     (ii) the Company is not, as of the date of this Agreement, under audit with respect to any taxable period for any federal, state, local or foreign Tax (including income and franchise Taxes but not including real or personal property Taxes) by the Internal Revenue Service or the applicable Tax authority in each such state, local, or foreign jurisdiction.

     (c) For the purposes of this Section 3.12, references to the Company shall include former Subsidiaries of the Company for periods during which any such corporations were owned, directly or indirectly, by the Company but shall not include the Community Health Entities.

     SECTION 3.13 Intellectual Property Rights. Section 3.13 of the Company Disclosure Schedule sets forth (a) all patents, patents pending, trademarks, servicemarks, trade names, service names, slogans, registered copyrights, and commercially significant unregistered copyrights owned, used, or licensed by the Company (the "Marks and Rights"), and (b) all litigation and claims brought or made by the Company since December 31, 1993 or by a third party against the Company involving the Marks and Rights or other intellectual property rights, including all conflicting claims of ownership and claims of infringement of the Marks and Rights or other intellectual property rights. The Company owns or possesses the right to use all Marks and Rights it currently uses, without any known conflict with the rights of others.

     SECTION 3.14 Certain Business Practices and Regulations. Neither the Company nor any of its executive officers, directors, or managerial employees and, to the Company's knowledge, neither any Community Health Entity nor any of their respective executive officers, directors, or managerial employees has (i) made or agreed to make any contribution, payment or gift to any customer, supplier, governmental official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under any Law,
(ii) established or maintained any unrecorded fund or asset of the Company for any improper purpose or made any false entries on its books and records for any reason, (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state or local public office in violation of any Law, or (iv) engaged in any activity constituting fraud or abuse under the Laws relating to health care, insurance or the regulation of professional corporations.

     SECTION 3.15 Insurance. All policies and binders of insurance for professional liability, directors and officers, fire, property and casualty, liability, worker's compensation and other customary matters held by or on behalf of the Company ("Insurance Policies") have been made available to Acquiror. The Insurance Policies are in full force and effect and the Company is not in default with respect to any provision contained in any Insurance Policy nor has the Company failed to give any notice of any known claim under any Insurance Policy in due and timely fashion, nor has any coverage for current claims been denied, except where such default or failure as of the date of this Agreement, individually or in the aggregate, could not reasonably be expected to result in a cost to the Company in excess of $50,000. The business policy of the Company is to require that each individual or entity rendering professional health care services as an employee of or contractor to the Company maintain professional liability insurance and the Company has no reason to believe that such individuals and entities in the aggregate generally do not comply with such policy of the Company.

     SECTION 3.16 Tax Matters. To the Company's knowledge, neither the Company nor any of its affiliates or shareholders has taken or agreed to take any action that would prevent the Merger from constituting a transaction qualifying under
Section 368(a) of the Code.

     SECTION 3.17 Certain Relationships. To the Company's knowledge, none of the executive officers or directors of the Company or any entity (other than a Community Health Entity) Controlled by the Company or any member of the immediate family of any of the foregoing:

     (a) owns, directly or indirectly, any interest in (except for stock holdings not in excess of 2% held solely for investment purposes in securities which are listed on a national securities exchange or which are regularly traded in the over-the-counter market), or, except for directors of the Company who are medical services providers to competitors of the Community Health Entities, is an owner, sole proprietor, shareholder, partner, director, officer, employee, provider, consultant or agent, of any person which is a competitor, lessor, lessee or customer of, or supplier of goods or services to, the Company or a Community Health Entity.

     (b) owns, directly or indirectly, in whole or in part, any real property, leasehold interests, tangible property or intangible property which the Company or a Community Health Entity currently use in their respective businesses;

     (c) has asserted any suit, action or claim whatsoever against, or owes any amount, to the Company or a Community Health Entity except for claims against a Community Health Entity in the ordinary course of business, such as for accrued benefits under Employee Benefit Plans and similar matters;

     (d) has sold to, or purchased from, the Company or a Community Health Entity any assets or property for consideration in excess of $25,000 in the aggregate; or

     (e) has the right to borrow a material amount of funds from the Company or a Community Health Entity.

As used in this Section 3.17, a person's immediate family shall mean such person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law.

     SECTION 3.18 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, except with respect to the opinion referred to in
Section 3.20.

     SECTION 3.19 Properties. The Company does not own any real property. There is no real property leased by the Company, other than under leases covering less than 20,000 square feet of rentable space for which $200,000 or less per year is due as gross rent, including any operating expenses.

     SECTION 3.20 Fairness Opinion. The Company has delivered to Acquiror the written opinion of The Robinson-Humphrey Company, Inc. addressed to the board of directors of the Company, dated as of the date of this Agreement, to the effect that, as of the date of this Agreement, the Merger is fair to the Company's shareholders from a financial point of view, and such opinion has not been withdrawn.

     SECTION 3.21 Disclosure. Each of the representations and warranties set forth in this Article III shall be deemed made at and as of the date of this Agreement and again at and as of the Effective Time, as if made at such time, except to the extent such representations and warranties specifically refer to a date other than the date of this Agreement. No representation or warranty contained in this Agreement or in the Company Disclosure Schedule, or in any document delivered by the Company to Acquiror pursuant to Article VIII of this Agreement, contains, or will at the Effective Time contain, any untrue statement of a material fact or omits or will at, the Effective Time, omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were or will be made, not misleading. No material facts relating to the ongoing business decisions or financial condition of the Company have been withheld from Acquiror, and copies of all documents which have been delivered or made available to Acquiror are true, correct and complete copies thereof, and include all amendments, supplements or modifications thereto or waivers thereunder. To the extent the three preceding sentences pertain to representations and warranties concerning the Community Health Entities, they are given to the knowledge of the Company.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                          OF ACQUIROR AND ACQUIROR SUB

     Except as set forth in the Disclosure Schedule delivered by Acquiror and Acquiror Sub to the Company prior to the execution of this Agreement (the "Acquiror Disclosure Schedule"), which identifies exceptions by specific Section references, Acquiror and Acquiror Sub hereby jointly and severally represent and warrant to the Company that:

     SECTION 4.01 Organization and Qualification; Subsidiaries. Each of Acquiror and Acquiror Sub is a corporation, duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

     SECTION 4.02 Articles of Incorporation; By-Laws. Acquiror has furnished to the Company a complete and correct copy of the Articles of Incorporation and the By-Laws, as amended or restated, of each of Acquiror and Acquiror Sub. Neither Acquiror nor Acquiror Sub is in violation of any of the provisions of its Articles of Incorporation or By-Laws.

     SECTION 4.03  Capitalization.

     (a) As of the date of this Agreement, the authorized capital stock of Acquiror consists of (i) 300,000,000 shares of Acquiror Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share ("Acquiror Preferred Stock"). As of the close of business on December 31, 1995, (A) 185,200,670 shares of Acquiror Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, Acquiror's Articles of Incorporation or By-Laws or any agreement to which Acquiror is a party or is bound; (B) 200,000 shares of Acquiror Common Stock were reserved for future issuance pursuant to Acquiror's 1993 Employee Stock Purchase Plan ("Acquiror's Stock Purchase Plan") in accordance with the terms of such Plan; (C) no shares are held in the treasury of Acquiror. As of the date of this Agreement, 500,000 shares of Acquiror's 5.75% Series A Convertible Preferred Stock were issued and outstanding. As of the close of business on October 2, 1995, 33,221,250 shares of Acquiror Common Stock were reserved for future issuance pursuant to options outstanding pursuant to Acquiror's stock option and incentive plans relating to stock options and awards for certain officers, employees, consultants and directors.

     (b) The authorized capital stock of Acquiror Sub consists of 1,000 shares of Acquiror Sub Common Stock of which, as of the date of this Agreement, 100 shares are issued and outstanding. On the date of this Agreement, all issued and outstanding shares of Acquiror Sub Common Stock are, and at the Effective Time, all issued and outstanding shares of Acquiror Sub Common Stock will be, duly authorized, validly issued, fully paid and non-assessable.

     (c) Except as disclosed in the Acquiror SEC Reports (as defined in Section 4.06(a)) or as disclosed in this Section 4.03, as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments to which Acquiror or any of its Subsidiaries is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, Acquiror or any of its Subsidiaries or obligating Acquiror or any of its Subsidiaries to grant, issue, sell or register for sale any shares of the capital stock of, or other equity interests in, Acquiror or any of its Subsidiaries by sale, lease, license or otherwise, except Acquiror's existing stock option plans to the extent options have not yet been granted thereunder and Acquiror's Stock Purchase Plan. As of the date of this Agreement, there are no obligations, contingent or otherwise, of Acquiror to (i) repurchase, redeem or otherwise acquire any shares of Acquiror Common Stock or the capital stock of, or other equity interests in, any Subsidiary of Acquiror; or (ii) except for guarantees of obligations of, or loans to, Subsidiaries entered into in the ordinary course of business, provide funds to, make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Subsidiary of Acquiror or any other person.

     (d) The shares of Acquiror Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, Acquiror's Articles of Incorporation or By-Laws or any agreement to which Acquiror is a party or is bound.

     SECTION 4.04 Authority; Enforceability. Each of Acquiror and Acquiror Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Acquiror and Acquiror Sub, and the consummation by Acquiror and Acquiror Sub of the transactions contemplated hereby, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Acquiror or Acquiror Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Acquiror and Acquiror Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Acquiror and Acquiror Sub, enforceable in accordance with its terms.

     SECTION 4.05  No Conflict; Required Filings and Consents.

     (a) The execution and delivery of this Agreement by Acquiror and Acquiror Sub do not, and the performance of this Agreement by Acquiror and Acquiror Sub will not: (i) conflict with or violate the Articles or Certificate of Incorporation or By-Laws or equivalent organizational documents of Acquiror or

Acquiror Sub; (ii) subject to (A) obtaining the consents, approvals, authorizations and permits of, and making filings with or notifications to, any Governmental Entities pursuant to the applicable requirements of Law (including any Health Benefit Law) or of any third party which are required to be disclosed in Section 3.05 of the Company Disclosure Schedule, (B) the filing and recordation of appropriate merger documents as required by Louisiana Law and (C) obtaining the consents, approvals, authorizations and permits of, and making filings with or notifications to, any Governmental Entities pursuant to the applicable requirements of Law (including any Health Benefit Law) or of any third party described in Section 4.05 of the Acquiror Disclosure Schedule, conflict with or violate any Laws applicable to Acquiror, Acquiror Sub or any of Acquiror's Subsidiaries or by which any of their respective properties is bound or affected; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Acquiror, Acquiror Sub or any of Acquiror's Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Acquiror, Acquiror Sub or any of Acquiror's Subsidiaries is a party or by which Acquiror, Acquiror Sub or any of Acquiror's Subsidiaries or any of their respective properties is bound or affected, except for any such matters described in clause (ii) or (iii) that would not have an Acquiror Material Adverse Effect. Section 4.05 of the Acquiror Disclosure Schedule sets forth a list of all consents, approvals, authorizations, permits, filings, and notifications of, with and to (A) any Governmental Entity required to be made, obtained or filed under any Health Benefit Law or other Law applicable to Acquiror or (B) any other third party, as a result of the execution and delivery of this Agreement and the consummation of the Merger, other than those required to be disclosed in Section 3.05 of the Company Disclosure Schedule.

     (b) The execution and delivery of this Agreement by Acquiror and Acquiror Sub do not, and the performance of this Agreement by Acquiror and Acquiror Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entities or other third party in addition to those required to be disclosed in the Company Disclosure Schedule, except for (i) the consents, approvals, authorizations or permits described in
Section 4.05 of the Acquiror Disclosure Schedule, and (ii) the filing and recordation of appropriate merger documents as required by Louisiana Law.

     SECTION 4.06  Reports; Financial Statements.

     (a) Since December 31, 1992, Acquiror and its Subsidiaries have filed (i) all forms, reports, statements and other documents required to be filed with (A) the SEC (collectively, the "Acquiror SEC Reports") and (B) any applicable state securities authorities; and (ii) all forms, reports, statements, notices and other documents required to be filed with any other applicable federal or state regulatory authorities, including, without limitation, state insurance and health regulatory authorities, except where the failure to file any such forms, reports, statements, notices and other documents under this clause (ii) would not have an Acquiror Material Adverse Effect (all such forms, reports, statements, notices and other documents in clauses (i) and (ii) of this Section 4.06(a) being collectively referred to as the "Acquiror Reports"). The Acquiror Reports, including all Acquiror Reports filed after the date of this Agreement and prior to the Effective Time, were or will be prepared in all material respects in accordance with the requirements of applicable Law (including, with respect to the Acquiror SEC Reports, the Securities Act and the Exchange Act, as the case may be).

     (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Acquiror SEC Reports, including any Acquiror SEC Reports filed after the date of this Agreement and prior to the Effective Time, (i) have been or will be prepared in all material respects in accordance with the published rules and regulations of the SEC and GAAP applied on a consistent basis throughout the periods involved (except (x) to the extent required by changes in GAAP and (y) with respect to Acquiror SEC Reports filed prior to the date of this Agreement, as may be indicated in the notes thereto) and (ii) fairly present or will fairly present the consolidated financial position of Acquiror and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that (A) any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount and (B) any pro forma financial information contained in such consolidated financial statements is not or may not be necessarily indicative of the consolidated financial position of Acquiror and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated.

     (c) Except as and to the extent set forth on the consolidated balance sheet of Acquiror and its Subsidiaries at December 31, 1994, including all notes thereto, neither Acquiror nor any of its Subsidiaries has any liabilities or obligations of any nature (whether known or unknown, matured or unmatured, and whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Acquiror or in the notes thereto, prepared in accordance with the published rules and regulations of the SEC and GAAP, except (i) as otherwise reported in the consolidated financial statements contained in Acquiror's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995 and September 30, 1995, or (ii) for liabilities or obligations incurred in the ordinary course of business since December 31, 1994 that would not have an Acquiror Material Adverse Effect, and none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement, claim or lawsuit. To the knowledge of Acquiror and Acquiror Sub, the financial information regarding the Louisiana operations of The MetraHealth Companies provided to The Robinson-Humphrey Company, Inc. is complete and accurate.

     SECTION 4.07 Tax Matters. To the knowledge of Acquiror, neither Acquiror nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

     SECTION 4.08  Ownership of Acquiror Sub; No Prior Activities.

     (a) Acquiror Sub was formed for the purpose of engaging in the transactions contemplated by this Agreement.

     (b) As of the Effective Time, all of the outstanding capital stock of Acquiror Sub will be owned directly by Acquiror. As of the Effective Time, there will be no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Acquiror Sub is a party of any character relating to the issued or unissued capital stock of, or other equity interests in, Acquiror Sub or obligating Acquiror Sub to grant, issue or sell any shares of the capital stock of, or other equity interests in, Acquiror Sub, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Acquiror Sub to repurchase, redeem or otherwise acquire any shares of the capital stock of Acquiror Sub.

     (c) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Acquiror Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

     SECTION 4.09 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Acquiror except to the extent, if any, Acquiror may retain such person to render an opinion or provide other advisory services to Acquiror in connection with this transaction and without liability to the Company.

     SECTION 4.10 Effective Time; Disclosure. Each of the representations and warranties set forth in this Article IV shall be deemed made at and as of the date of this Agreement and again at and as of the Effective Time, as if made at such time, except to the extent such representations and warranties specifically refer to a date other than the date of this Agreement. No representation or warranty contained in this Agreement or in the Acquiror Disclosure Schedule, or in any document delivered by the Acquiror to the Company pursuant to Article VII of this Agreement, contains or will, at the Effective Time, contain any untrue statement of a material fact or omits or will, at the Effective Time, omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were or will be made, not misleading. To the knowledge of Acquiror, no material facts relating to the ongoing business decisions or financial condition of Acquiror or Acquiror Sub have been withheld from the Company, and copies of all documents which have been delivered or made available to the Company are true, correct and complete copies thereof, and include all amendments, supplements or modifications thereto or waivers thereunder.


                                   ARTICLE V
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     SECTION 5.01 Affirmative Covenants of the Company. The Company hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Acquiror, the Company will:

     (a) operate its business in the usual and ordinary course consistent with past practice; and

     (b) use reasonable efforts to keep in full force and effect property and casualty insurance and bonds comparable in amount and scope of coverage to that currently maintained;

     (c) use reasonable efforts to obtain extended reporting endorsements (tail coverage), effective as of and following the Effective Time, on the fiduciary liability, professional liability and directors and officers liability policies currently covering the Company or its officers and directors. At Acquiror's request, the Company will submit to the applicable insurer a full and complete list of any known potential claims under the policy issued by such insurer; and

     (d) use reasonable efforts to cause each of the conditions set forth in
Article VII to be satisfied as soon as practicable after the date of this Agreement.

     SECTION 5.02 Negative Covenants of the Company. Except as expressly contemplated by this Agreement, as set forth in Section 5.02 of the Company Disclosure Schedule or otherwise consented to in writing by Acquiror, from the date of this Agreement until the Effective Time, the Company shall not do any of the following:

     (a) (i) increase the compensation payable or to become payable to any director, officer or employee, except for increases in salary or wages payable or to become payable in the ordinary course of business and consistent with past practice; (ii) grant any severance or termination pay to, or enter into or amend any severance agreement with, any director, officer or employee, (iii) subject to clause (i), enter into or amend any employment agreement with any director, officer or employee that would extend beyond the Effective Time except on an at-will basis; or (iv) establish, adopt, enter into or amend any Employee Benefit Plan except as may be required to comply with applicable Law or the Code;

     (b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock;

     (c) (i) redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or any options, warrants or conversion or other rights to acquire any shares of its capital stock or any such securities or obligations; (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock;

     (d) issue, deliver, award, grant or sell, or authorize the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances) of, any shares of any class of its capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire, any such shares;

     (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice);

     (f) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its assets;

     (g) directly or indirectly solicit or initiate any discussions or negotiations with, or in any way participate in any negotiations with or provide any information to or otherwise cooperate in any other way with, or facilitate or encourage any effort to attempt to, or enter into any agreement or understanding with, any person or group of persons (other than Acquiror and its directors, officers, employees, representatives and agents), concerning any Competing Transaction (as defined below), or authorize any of the officers or directors of the Company to take any such action, except, in any such case, as may be required by the directors and officers of the Company in the exercise of their fiduciary duties as evidenced by a written opinion of counsel experienced in such matters, and, with the same exception, the Company shall use reasonable efforts to cause the directors, officers, employees, agents, shareholders and representatives of the Company (including, without limitation, any investment banker, financial advisor, attorney or accountant retained by the Company) not to take any such action. The Company shall promptly notify Acquiror (i) if any inquiries, or proposals or requests for information concerning a Competing Transaction are received by the Company or any of its respective officers or directors, or (ii) when the Company becomes aware that any such inquiries or proposals have been received by the Company's investment bankers, financial advisors, attorneys, accountants, other representatives or shareholders.

     For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving the Company or any Community Health Entity (other than the transactions contemplated by this Agreement): (A) any sale of stock or other equity interests, merger, consolidation, share exchange, business combination, or other similar transaction; (B) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of any of the Company's interest in the Community Health Entities or 20% or more of the assets of the Company in a single transaction or a series of related transactions; or (C) any agreement to, or public announcement by the Company of a proposal, plan or intention to, do any of the foregoing;

     (h) adopt any amendments to its Articles of Incorporation or By-Laws;

     (i) (i) change any of its methods of accounting in effect at December 31, 1994, or (ii) make or rescind any express or deemed election relating to Taxes,
(iii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or (iv) change any of its methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of the federal income Tax returns for the taxable year ending December 31, 1994, except in the case of clauses (i) or (iv), as may be required by Law, the IRS or GAAP and after consultation with Acquiror;

     (j) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except for borrowings made in the ordinary course of business and consistent with past practice; or

     (k) agree in writing or otherwise to do any of the foregoing.

     SECTION 5.03 Affirmative Covenants of Acquiror. Acquiror hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by the Company, Acquiror will, and will cause each of its Subsidiaries to:

     (a) operate its business in the usual and ordinary course (taking into account Acquiror's acquisition program); and

     (b) use reasonable efforts to cause each of the conditions set forth in
Article VII to be satisfied as soon as practicable after the date of this Agreement.

     SECTION 5.04  Access and Information.

     (a) The Company shall (and shall cause its Subsidiaries to) afford to the Acquiror and its respective officers, employees, accountants, consultants, legal counsel and other representatives reasonable access upon reasonable notice to all information concerning the business, properties, contracts, and personnel of the Company or its Subsidiaries as Acquiror may reasonably request.

     (b) The Acquiror and the Acquiror Sub shall afford to the Company and its officers, employees, accountants, consultants, legal counsel and other representatives reasonable access upon reasonable notice to all information reasonably related to Acquiror's business, properties and contracts as the Company may reasonably request and which is reasonably necessary in connection with the transactions contemplated by this Agreement.

     (c) Each party will, and will use reasonable efforts to cause its officers, employees, accountants, consultants, legal counsel and other representatives to, not disclose to any person any information regarding the other parties (including information regarding the business, properties, contracts or personnel of such other parties) or any of the terms or conditions of this Agreement or the other agreements and transactions contemplated hereby; provided, however, that (i) any of such information may be disclosed to a party's officers, employees, accountants, consultants, legal counsel or other representatives who need to know such information in connection with this Agreement and the transactions contemplated hereby, (ii) any disclosure of such information may be made to which the other parties consent in writing; and such information may be disclosed in the Registration or Proxy Statement (as defined in Section 6.08(a)) to the extent required or appropriate. Notwithstanding the foregoing, this Section 5.04(c) shall not apply to information which (A) is already in a party's possession (provided that such information is not known by such party to be subject to another confidentiality agreement with or other obligation of secrecy to another party), (B) becomes generally available to the public other than as a result of a disclosure by a party or its officers, employees, accountants, consultants, legal counsel or other representatives, or
(C) becomes available to a party on a nonconfidential basis from a source other than another party or its officers, employees, accountants, consultants, legal counsel or other representatives (provided that such source is not known by such party to be bound by a confidentiality agreement with or other obligation of secrecy to another party).

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

     SECTION 6.01 Meeting of Shareholders. The Company shall take all action necessary in accordance with Louisiana Law and its Articles of Incorporation and By-Laws to present this Agreement and the Merger for the vote or consent of shareholders required by Louisiana Law to adopt and approve this Agreement and the Merger, including calling a meeting of shareholders or obtaining and executing a written consent in lieu of a shareholders meeting in accordance with the Louisiana Law.

     SECTION 6.02  Appropriate Action; Consents; Filings.

     (a) Subject to the terms and conditions of this Agreement, each party hereto shall use all reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, except that no party shall be required hereby to waive any condition in Article VII, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Acquiror or the Company or any of their respective Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated in this Agreement, including, without limitation, the Merger, and (iii) make all necessary notifications and filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under applicable Health Benefits Laws and other applicable Laws; provided that, Acquiror and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and Acquiror shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

     (b) (i) The Company and Acquiror shall give (or shall cause their respective Subsidiaries and each of the Community Heath Entities to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, all reasonable efforts to obtain any third party consents (A) disclosed in the Company Disclosure Schedule or the Acquiror Disclosure Schedule, as the case may be, or (B) which are otherwise identified by Acquiror or required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or an Acquiror Material Adverse Effect from occurring after the Effective Time.

     (ii) In the event that either party shall fail to obtain any third party consent described in subsection (b)(i) above, such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect upon the Company and Acquiror, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

     (c) From the date of this Agreement until the Effective Time, the Company shall promptly notify Acquiror in writing of any pending or, to the knowledge of the Company, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking material damages in connection with the Merger or the conversion of the Company Common Stock into the Merger Consideration pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Acquiror to own or operate all or any portion of the businesses or assets of the Company or the Community Health Entities.

     (d) From the date of this Agreement until the Effective Time, the Acquiror shall promptly notify the Company in writing of any pending or, to the knowledge of Acquiror, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking material damages in connection with the Merger or the conversion of the Company Common Stock into the Merger Consideration pursuant to the Merger or (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of the Acquiror or its Subsidiaries to own or operate all or any portion of the business or assets of the Company or the Community Health Entities.

     SECTION 6.03 Update Disclosure; Breaches. From and after the date of this Agreement until the Effective Time, each party shall promptly notify the other parties by written update to its Disclosure Schedule of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (ii) the failure of the Company or Acquiror, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.03 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available to the party receiving such notice except as expressly provided in Section 9.02(a).

     SECTION 6.04 Tax Treatment. Each party shall use reasonable efforts to cause the Merger to qualify, and shall not take any actions which could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code.

     SECTION 6.05 Public Announcements. Acquiror and the Company shall consult in good faith with each other before issuing any press release or otherwise making any public statements with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to such consultation and obtaining the consent of the other parties, except as may be required by Law or the requirements of the NYSE.

     SECTION 6.06  Indemnification of Directors and Officers.

     (a) From and after the Effective Time, Acquiror shall, and shall cause the Surviving Corporation, jointly and severally, to indemnify, defend and hold harmless the present and former officers and directors of the Company (collectively, the "Indemnitees") against all losses, expenses (including reasonable attorney's fees), claims, damages, liabilities, costs or judgments or amounts that are paid in settlement with the written consent of Acquiror arising out of actions or omissions occurring at or prior to the Effective Time in the Indemnitees' respective capacities as officers and/or directors of the Company and/or any of the Community Health Entities (including the transactions contemplated by this Agreement but excluding claims against an Indemnitee relating to that Indemnitee's purchase of Company Common Stock from another shareholder of the Company) to the full extent permitted as of the date of this Agreement by the Louisiana Law or the Company's Articles of Incorporation and Bylaws (and shall also advance expenses as incurred to the fullest extent permitted under the Louisiana Law or the Company's Articles of Incorporation and Bylaws; provided that the person to whom expenses are advanced provides an undertaking to repay such advances as contemplated by applicable Law or such Articles of Incorporation or Bylaws). The Company shall use reasonable efforts to obtain extended reporting endorsements (tail coverage) on the fiduciary liability, professional liability and directors and officers liability policies currently covering the Company or any of the Indemnitees required to be indemnified by Acquiror at a commercially reasonable cost, effective as of and following the Closing; provided that such coverage and the cost thereof shall be subject to Acquiror's approval. In connection with such efforts, the Company will use its reasonable efforts to accurately complete any insurance applications and forms of the applicable insurer and take any reasonable steps to preserve any known claims, including submitting a full and complete list of any potential claims of which the Company has knowledge, under the policy issued by such insurer. In the event the Company is unable to obtain such extended reporting coverage under the Company's existing directors and officers liability insurance policies at a commercially reasonable cost, Acquiror shall use reasonable efforts to provide similar coverage for those Indemnitees that it is required to indemnify under policies then maintained by Acquiror; provided that such similar coverage is available to Acquiror at a commercially reasonable cost. Notwithstanding any provisions of this Section 6.06(a), failure by the Company, Acquiror, or both, despite use of their respective reasonable efforts, to obtain such extended reporting endorsements or to provide such similar coverage under Acquiror's policies shall not in any way affect, lessen or excuse Acquiror from its obligation to, and to cause the Surviving Corporation to, indemnify, defend and hold harmless the Indemnitees to the extent required by this Section 6.06.

     (b) In the event any claim, action, suit, proceeding or investigation (a "D&O Claim") for which indemnification is provided under this Section 6.06 is brought against an Indemnitee (whether arising before or after the Closing) after the Closing (i) such Indemnitee may retain counsel satisfactory to it (subject to prior reasonable approval by Acquiror and subject to the terms and conditions of the applicable directors and officers liability insurance or fiduciary liability insurance policies), (ii) the indemnifying party shall pay all reasonable fees and expenses of such counsel for such Indemnitee promptly as statements therefor are received (subject to the ability of the indemnifying party to receive such information relative to the legal services provided as is customarily provided and reasonably requested by the indemnifying party and provided that nothing in this Section 6.06 shall prevent the indemnifying party from disputing any fees it believes are not reasonable), and (iii) the indemnifying party will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that the indemnifying party shall not be liable for any settlement of any D&O Claim effected without its written consent, which consent will not be unreasonably withheld. Any Indemnitee wishing to claim indemnification under this Section 6.06, upon learning of any such D&O Claim, shall notify the appropriate indemnifying party (but the failure so to notify such indemnifying party shall not relieve it from any liability which it may have under this Section 6.06 except to the extent such failure materially prejudices such indemnifying party), and shall deliver to such indemnifying party the expense reimbursement undertaking contemplated by applicable Law. The Indemnitees as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnitees.

     (c) This Section 6.06 is intended to benefit the Indemnitees, shall be enforceable by each Indemnitee and his or her heirs and representatives, and shall be binding on all successors and assigns of the Company and Acquiror.

     SECTION 6.07 Obligations of Acquiror Sub. Acquiror shall take all action necessary to cause Acquiror Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

     SECTION 6.08  Registration of Acquiror Common Stock.

     (a) As promptly as practicable after the execution of this Agreement, Acquiror shall prepare and file with the SEC a registration statement on Form S-4 (the registration statement together with the amendments thereto being the

"Registration Statement"), complying in all material respects with the applicable requirements of the Securities Act and Exchange Act, in connection with the registration under the Securities Act of the Acquiror Common Stock issuable in the Merger. As promptly as practicable after the execution of this Agreement, the Company shall cause to be prepared those portions of the proxy statement/prospectus contained in the Registration Statement that pertain directly to the Company, and a form of proxy, in connection with the vote of the Company's shareholders with respect to the Merger (such proxy statement/prospectus, together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's shareholders, being the "Proxy Statement"). The form of proxy included in the Proxy Statement shall include or be accompanied by a waiver substantially in the form of Exhibit 2.02(b) to this Agreement. Each of Acquiror and the Company will use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, which Registration Statement, at the time it becomes effective, and at the Effective Time, shall in all material respects conform to the requirements of the Securities Act. Acquiror shall take all actions required to register or qualify or obtain exemptions from such registrations or qualifications under any applicable state securities laws in connection with the issuance of shares of Acquiror Common Stock in the Merger. Each of Acquiror and the Company shall furnish all information concerning it and the holders of its capital stock as the other may reasonably request in connection with such actions. As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail the Proxy Statement to its shareholders. The Proxy Statement shall include the recommendation of the Company's Board of Directors in favor of the Merger unless, in the written opinion of counsel experienced in such matters, the inclusion of such recommendation would constitute a breach of such directors' fiduciary duties.

     (b) The Company covenants and agrees that the information specifically designated as being supplied by the Company for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company covenants and agrees that the information specifically designated as being supplied by the Company for inclusion in the Proxy Statement to be sent to the shareholders of the Company in connection with the meeting of the Company's shareholders to consider the Merger (the "Shareholder Meeting") shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to shareholders, or at the time of the Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time the Company discovers any event or circumstance relating to the Company, or its officers or directors, which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company shall promptly inform Acquiror of such event or circumstance.

     (c) The Acquiror covenants and agrees that, except for the information referred to in subsection (b) above, the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Acquiror covenants and agrees that, except for the information referred to in subsection
(b) above, in the Proxy Statement to be sent to the shareholders of the Company in connection with the Shareholder Meeting shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to shareholders, or at the time of the Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time Acquiror discovers any event or circumstance relating to Acquiror or any of its Subsidiaries, or its or their respective officers or directors which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Acquiror shall promptly inform the Company of such event or circumstance and shall promptly file such amendment to the Registration Statement or supplement to the Proxy Statement. All documents that Acquiror is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

     (d) Each party to the Agreement hereby (i) consents to the use of its name and, on behalf of its Subsidiaries and affiliates, the names of such Subsidiaries and affiliates and to the inclusion of financial statements and business information relating to such party and its Subsidiaries and affiliates (in each case, to the extent required by applicable securities laws) in any registration statement or proxy statement prepared by the Company, Acquiror or any person or entity with which the Acquiror may enter into a definitive acquisition agreement prior to the Effective Time, (ii) agrees to use its reasonable efforts to obtain the written consent of any person or entity retained by it which may be required to be named (as an expert or otherwise) in such registration statement or proxy statement (provided that reasonable efforts, as used herein and elsewhere in this Agreement, shall not include expending money other than as is customary for professional advisors and reasonable expenses) and (iii) agrees to cooperate, and agrees to use its reasonable efforts to cause its Subsidiaries and affiliates to cooperate, with any legal counsel, investment banker, accountant or other agent or representative retained by any of the parties specified in clause (i) in connection with the preparation of any and all information required, as determined after consultation with each party's counsel, by applicable securities laws to be disclosed in any such registration statement or proxy statement.

     (e) The Company shall use its reasonable efforts to cause to be delivered to Acquiror "cold comfort" letters of Arthur Andersen LLP, its independent public accountant, dated the date on which the Registration Statement shall become effective and as of the Closing, respectively, and addressed to Acquiror, in form and substance reasonably satisfactory to Acquiror and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and transactions such as those contemplated by this Agreement.

     (f) Acquiror shall use its reasonable efforts to cause to be delivered to the Company "cold comfort" letters of Arthur Andersen LLP, its independent public accountant, dated the date on which the Registration Statement shall become effective and as of the Closing, respectively, and addressed to the Company, in form and substance reasonably satisfactory to the Company and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and transactions such as those contemplated by this Agreement.

     (g) Acquiror will indemnify and hold harmless the Company, and each of its directors and officers, and each controlling person of the Company within the meaning of the Securities Act, against any claims, suits, proceedings, investigations or other actions ("Claims"), and any related losses, damages, costs, expenses, liabilities or judgments, whether joint, several or solidary insofar as they arise out of or are based upon an untrue statement or alleged untrue statement of a material fact made in the Registration Statement or the Proxy Statement, or an omission or alleged omission therefrom of a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, and will reimburse each such person promptly as incurred for legal and other expenses reasonably incurred in connection with investigating or defending any such Claims; provided, that Acquiror will not be liable to the extent that any such Claim arises out of or is based upon any such untrue statement or omission or alleged untrue statement or omission made in reliance on and in conformity with information furnished to Acquiror by the Company or, with respect to any other indemnified person, by that person, specifically for inclusion therein.

     (h) Any indemnified person wishing to claim indemnification under Section 6.08(g), upon learning of any claim, shall notify Acquiror thereof as promptly as is practicable, but the failure so to notify Acquiror shall not relieve Acquiror from any obligation it has under Section 6.08(g) except to the extent it is actually prejudiced by such failure. Acquiror shall have the right to assume the defense thereof and shall not be liable for any expenses subsequently incurred by such indemnified person in connection with the defense thereof, except that if Acquiror does not assume or continue to pursue such defense, or counsel for the indemnified person advises in writing that there are material substantive issues that raise conflicts of interest between Acquiror and the indemnified person, requiring separate representation under applicable attorneys' rules of professional conduct, then the indemnified person may retain counsel satisfactory to such person (and reasonably satisfactory to Acquiror), and Acquiror shall pay all reasonable fees and expenses of such counsel promptly as incurred, provided that (i) Acquiror shall not be obligated to pay for more than one counsel for all indemnified persons in any jurisdiction except as may be required due to conflicts of interest as evidenced by a written opinion of reputable counsel, (ii) the indemnified persons will cooperate (to the extent reasonably appropriate under the circumstances) in the defense of any such claim, and (iii) Acquiror shall not be liable for any settlement effected without its prior written consent.

     SECTION 6.09 Cooperation and Exchange of Tax Information; Preparation of Tax Returns.

     (a) The Company shall file (or cause to be filed) at its own expense, on or prior to the due date, all Tax returns for all Tax periods ending on or before the Closing Date where the due date for such returns or reports (taking into account valid extensions of the respective due dates) falls on or before the Closing Date; provided, however, that the Company shall not file any such Tax returns, or other returns, elections, claims for refund or information statements with respect to any liabilities for Taxes (other than federal, state or local sales, use, withholding or employment tax returns or statements) for any Tax period, or consent to any adjustment or otherwise compromise or settle any matters with respect to Taxes, without prior consultation with Acquiror; provided, further, that the Company shall not make any election or take any other discretionary position with respect to Taxes, in a manner inconsistent with past practices, without the prior written approval of Acquiror. The Company shall provide Acquiror with a copy of appropriate workpapers, schedules, drafts and final copies of each federal and state income Tax return or election of the Company (including returns of all Employee Benefit Plans) at least ten days before filing such return or election and shall reasonably cooperate with any request by Acquiror in connection therewith.

     (b) Acquiror will file (or cause to be filed) all Tax returns of the Company due after the Closing Date. After the Closing Date, Acquiror, to the extent permitted by Law, shall have the right to amend, modify or otherwise change all Tax returns of the Company for all Tax Periods. Acquiror will file (or cause to be filed) any Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date. All such Returns described in this Section 6.09(b) and any schedules to be included therewith shall be prepared on a basis consistent with those of the Company prepared for prior Tax periods.

     (c) For purposes of this Section 6.09, all references to the Company shall include the Subsidiaries and affiliates, and the former Subsidiaries and affiliates, of the Company.

     SECTION 6.10 NYSE Listing. Acquiror shall cause those shares of Acquiror Common Stock to be issued in the Merger to be listed on the NYSE, subject only to official notice of issuance thereof.

     SECTION 6.11  Other Agreements.

     (a) The Company will use reasonable efforts to cause each director and officer of the Company to encourage actively all other Company shareholders to vote their shares in favor of the Merger, unless to do so in the written opinion of counsel experienced in such matters would violate such directors' fiduciary duties; provided that any director of the Company who votes, in such person's capacity as a director, against approval of the Merger by the Company's board of directors shall only be required to agree, subject to fiduciary duties, not to discourage any shareholder of the Company from voting such shareholder's Company Common Stock in favor of the Merger.

     (b) The Company shall use its reasonable efforts to obtain from each shareholder of the Company who is also a provider of medical services to the Company or the Community Health Entities the waiver contemplated by Exhibit 2.02(b).

     SECTION 6.12 Consulting Agreements. As a material inducement to Acquiror to enter into this Agreement and consummate the Merger, and in order to assist Acquiror in operating the Community Health Entities for a period following the Closing, Acquiror has required that each of the persons listed on Exhibit 6.12 enter into a consulting and noncompetition agreement with Acquiror, which agreements shall be executed and delivered by such persons not later than the Closing.

     SECTION 6.13. Access to Information. After the Effective Time, Acquiror shall grant and cause the Surviving Corporation to grant to the Shareholder Representative (defined in Section 2.04(k)) (or their designees) access at all reasonable times to information, books and records relating to the Company or the Surviving Corporation within the possession of Acquiror or the Surviving Corporation (including workpapers and correspondence with taxing authorities), and shall afford the Shareholder Representative (or their designees) the right (at the expense of the Shareholder Representative except to any extent to which such expense is subject to indemnification under Section 9.07) to take extracts therefrom and to make copies thereof, but only to the extent necessary to permit the Shareholder Representative (or their designees) to prepare Tax Returns, to conduct negotiations with Tax authorities, or to implement the provisions of, or to investigate or defend any claims between the parties arising under, this Agreement. Acquiror will, and will cause the Surviving Corporation to, retain all of the Company's books and records and those of the Surviving Corporation relating to the Company, for not less than three years following the Effective Time or such longer period of time during which any claim for indemnity or dispute regarding payments pursuant to Section 2.04 remains unresolved.

     SECTION 6.14. Rule 145 Transfers. If any holder of Company Common Stock (or affiliate or associate thereof) who is subject to Rule 145 under the Securities Act with respect to shares of Acquiror Common Stock desires to sell, transfer or otherwise dispose of any of such Acquiror Common Stock during the restrictive period set forth in Rule 145(d), Acquiror will request its transfer agent to send a copy of the typical representation letter and other information to Acquiror's counsel. If Acquiror's counsel concludes that such proposed disposition complies with Rule 145(d), Acquiror shall request such counsel, at Acquiror's expense, to provide such opinions as may be necessary to Acquiror's transfer agent so that such transfer agent may complete the proposed disposition. If such counsel is unable to so conclude, such counsel will immediately notify such holder of the reasons and of any action that would enable such counsel to conclude that such proposed disposition complies with Rule 145(d).


                                  ARTICLE VII
                               CLOSING CONDITIONS

     SECTION 7.01 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by the parties, in whole or in part, to the extent permitted by applicable Law:

     (a) Securities Laws. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated and be continuing or, to the knowledge of Acquiror or the Company, threatened by the SEC. Acquiror shall have received all other federal or state securities permits and other authorizations necessary to issue Acquiror Common Stock in exchange for Company Common Stock and to consummate the Merger.

     (b) Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the shareholders of the Company.

     (c) No Action or Proceeding. There shall not have been instituted and there shall not be pending any action or proceeding by a Governmental Entity, and no such action or proceeding shall have been specifically threatened in a written communication from a representative of a Governmental Entity with authority to institute such an action or proceeding, before any court of competent jurisdiction or governmental agency or regulatory or administrative body, and no order or decree shall have been entered in any action or proceeding before such court, agency or body, (i) imposing or seeking to impose material limitations on the ability of Acquiror to acquire or hold or to exercise full rights of ownership of any securities of the Company or any Community Health Entity (ii) imposing or seeking to impose material limitations on the ability of Acquiror to combine and operate the business and assets of the Company with any of Acquiror's Subsidiaries or other operations; (iii) imposing or seeking to impose other material sanctions, damages or liabilities arising out of the Merger on the Acquiror, Acquiror Sub or the Company or any of their officers or directors;
(iv) requiring or seeking to require divestiture by the Acquiror of all or any significant portion of the business, assets or property of the Company or any Community Health Entity or (v) restraining, enjoining or prohibiting or seeking to restrain, enjoin or prohibit the consummation of the Merger; provided that, prior to invoking this condition, the party seeking to invoke it shall have used its reasonable efforts to have any such action or proceeding dismissed or such order or decree vacated.

     (d) HSR Act. The applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

     (e) Health Benefit Laws. The applicable approvals and any applicable waiting periods under all Health Benefit Laws shall have been received, waived or terminated and all notices required by such Laws given.

     (f) Other Approvals or Notices. All consents, waivers, approvals and authorizations required by law to be obtained, and all filings or notices required by law to be made, by Acquiror, the Company, any Community Health Entity or any Subsidiary prior to consummation of the transactions contemplated in this Agreement with all Governmental Entities (other than the filing and recordation of merger documents in accordance with Louisiana Law and matters covered by Section 7.01(e)) shall have been obtained or made.

     SECTION 7.02 Additional Conditions to Obligations of Acquiror and Acquiror Sub. The obligations of Acquiror and Acquiror Sub to effect the Merger are also subject to the satisfaction (or waiver by Acquiror) of each of the following conditions:

     (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement, without giving effect to any update to the Company Disclosure Schedule under Section 6.03: (A) with respect to those representations and warranties that are qualified by reference to "materiality" or "Material Adverse Effect," shall be true and correct in all respects as of the Effective Time, as though made on and as of the Effective Time and (B) with respect to all other representations and warranties, shall be true and correct in all material respects as of the Effective Time, as though made on and as of the Effective Time; provided, however, that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date.

Acquiror shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect or noting any discrepancies.

     (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Acquiror shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of the Company to that effect or noting any discrepancies.

     (c) Third Party Consents. The Company shall have obtained (i) each of the consents or approvals listed in Section 3.05 of the Company Disclosure Schedule (other than with respect to matters covered by Section 7.01(e) or 7.01(f)) and
(ii) any such consents or approvals required to be included in, but omitted from
Section 3.05 of the Company Disclosure Schedule, the failure to obtain which would reasonably be expected to have a Community Health Material Adverse Effect prior to or after the Effective Time or an Acquiror Material Adverse Effect after the Effective Time, shall have been obtained.

     (d) Exercise of Dissenters' Rights. In the event the Merger is approved by less than 80% of the total voting power of the outstanding Company Common Stock, the total amount of Company Common Stock held by shareholders of the Company who have elected to exercise their dissenters' rights under Louisiana Law shall not exceed 10% of the total number of shares of Company Common Stock outstanding as of immediately prior to the Merger.

     (e) Legal Opinion. Acquiror shall have received the opinion of Thomas H. Benton & Associates, counsel for the Company, substantially in the form attached hereto as Exhibit 7.02(e).

     (f) Tax Opinion. Acquiror shall have received a copy of the opinion of Dorsey & Whitney P.L.L.P., dated not more than two business days prior to the Effective Date and addressed to the Company, in form and substance reasonably satisfactory to Acquiror, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code.

     (g) Fairness Opinion. Acquiror shall have received a copy of the updated written opinion of The Robinson-Humphrey Company, Inc., addressed to the board of directors of the Company and dated not more than two business days prior to the date the Proxy Statement is first mailed to the Company's shareholders, to the effect that, as of the date of such opinion, the Merger is fair to the Company's shareholders from a financial point of view.

     (h) Accountant Letters. Acquiror shall have received from the Company the "cold comfort" letters of Arthur Andersen LLP described in Section 6.08(e).

     SECTION 7.03 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction (or waiver by the Company) of each of the following conditions; provided that, under no circumstances shall the decrease in the price per share of Acquiror Common Stock, as reported on the NYSE, after the date hereof, constitute any basis in and of itself for the Company to claim that any of the following conditions has not been satisfied:

     (a) Representations and Warranties. Each of the representations and warranties of Acquiror contained in this Agreement, without giving effect to any update to the Acquiror Disclosure Schedule under Section 6.03: (A) with respect to those representations and warranties that are qualified by reference to "materiality" or "Acquiror Material Adverse Effect," shall be true and correct in all respects as of the Effective Time, as though made on and as of the Effective Time and (B) with respect to all other representations and warranties, shall be true and correct in all material respects as of the Effective Time, as though made on and as of the Effective Time; provided, however, that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Acquiror to that effect.

     (b) Agreements and Covenants. Acquiror shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Acquiror to that effect.

     (c) Legal Opinion. The Company shall have received the opinion of Kevin H. Roche, Acquiror's General Counsel, substantially in the form attached hereto as
Exhibit 7.03(c).

     (d) Accountant Letters. The Company shall have received from Acquiror the "cold comfort" letters of Arthur Andersen LLP described in Section 6.08(f).

     (e) Tax Opinion. The Company shall have received the opinion of Dorsey & Whitney P.L.L.P., dated not more than two business days prior to the Effective Time and addressed to the Company, in form and substance reasonably satisfactory to the Company, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code.

     (f) Fairness Opinion. The Company shall have received an updated written opinion of The Robinson-Humphrey Company, Inc., addressed to the board of directors of the Company and dated not more than two business days prior to the date the Proxy Statement is first mailed to the Company's shareholders, to the effect that, as of the date of such opinion, the Merger is fair to the Company's shareholders from a financial point of view.


                                  ARTICLE VIII
                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the shareholders of the Company:

     (a) by mutual written consent of Acquiror and the Company;

     (b) (i) by Acquiror, if there has been a breach by the Company of any of its covenants or agreements contained in this Agreement or if any of the representations and warranties of the Company shall have become untrue, in any such case such that Section 7.02(a) or Section 7.02(b) will not be satisfied, and, if capable of being cured, such breach or condition has not been cured within 30 days following receipt by the Company of written notice of such breach, except that such curative period will not extend beyond the date set forth in Section 8.01(d) as the same may be extended in accordance therewith; or

     (ii) by the Company, if there has been a breach by Acquiror of any of its covenants or agreements contained in this Agreement or if any of the representations and warranties of Acquiror shall have become untrue, in any such case such that Section 7.03(a) or Section 7.03(b) will not be satisfied, and, if capable of being cured, such breach or condition has not been cured within 30 days following receipt by Acquiror of written notice of such breach, except that such curative period will not extend beyond the date set forth in Section 8.01(d) as the same may be extended in accordance therewith;

     (c) by either Acquiror or the Company, if any decree, permanent injunction, judgment, order or other action by any court of competent jurisdiction or any Governmental Entity preventing or prohibiting consummation of the Merger shall have become final and nonappealable;

     (d) by either Acquiror or the Company, if the Merger shall not have been consummated on or before June 30, 1996; provided, however, that this Agreement may be extended not more than 60 days thereafter by either party by written notice to the other party if the Merger shall not have been consummated as a direct result of such other party's having failed (i) to receive all regulatory approvals or consents required to be obtained by that party with respect to the

Merger or (ii) to resolve all actions or proceedings of a type described in
Section 7.01(c) or the last sentence of Section 3.09(a);

     (e) by either Acquiror or the Company, if the Agreement shall fail to receive the requisite vote for approval and adoption by the shareholders of the Company at the Company's shareholders' meeting or any adjournment thereof;

     (f) by either the Company or the Acquiror if, on the Closing Date, the Average Stock Price is more than 125% or less than 75% of the Average Signing Price;

     (g) by the Company if Acquiror has entered into a written agreement under which Acquiror will be acquired by or merge with another entity or publicly announced its intention to enter into such a transaction and, after such transaction, persons who were directors of Acquiror prior to such transaction would not constitute a majority of the board of directors of the acquiring or surviving corporation.

     SECTION 8.02 Effect of Termination. Except as provided in Section 9.01 and subject to the remedies of the parties set forth in Section 8.03(c), in the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Acquiror, Acquiror Sub or the Company or any of their respective officers or directors and all rights and obligations of any party under this Agreement shall cease. Notwithstanding the foregoing, the agreements set forth in Sections 5.04(c), 8.02 and 8.03 and Article XI shall survive termination of this Agreement.

     SECTION 8.03  Fees; Expenses and Remedies.

     (a) All Expenses (as defined below) incurred by the parties shall be borne solely and entirely by the party which has incurred the same.

     (b) "Expenses" as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing and filing of the Registration Statement and the Proxy Statement, the mailing of the Proxy Statement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated by this Agreement.

     (c) If (i) Acquiror shall terminate this Agreement pursuant to Section 8.01(b) by reason of a breach of Section 5.02(g), (ii) a party determines not to consummate the Merger for any reason not permitted under this Agreement or (iii) all conditions to the obligations of a party at Closing contained in Article VII of this Agreement have been satisfied (or waived by the party entitled to waive such conditions or can be satisfied at the will of such party) and the first party does not proceed with the Closing, then in each case all remedies available to Acquiror (if the event referred to in clause (i) occurs or the Company is the party referred to in clause (ii) or (iii)) or the Company (if Acquiror or Acquiror Sub is the party referred to in clause (ii) or (iii)), as the case may be, against the other of them either at law or in equity, on account of such circumstances, including the right to pursue a claim for damages against the other of them on account of a breach of this Agreement, shall be preserved and shall survive any termination of this Agreement. A party which brings a successful action against another party pursuant to this Section 8.03(c) shall be entitled to recover from such other party the reasonable fees and expenses (including reasonable attorney's fees) of such successful party in connection with such action.


                                   ARTICLE IX
                                INDEMNIFICATION

     SECTION 9.01 Survival of Representations and Warranties. Notwithstanding any investigation made by or on behalf of any of the parties hereto or the results of any such investigation and notwithstanding the participation of such party in the Closing, the representations and warranties contained in Articles III and IV hereof shall survive the Closing for the period during which claims for indemnification may be made with respect thereto under Article IX.

     SECTION 9.02  Indemnification of Acquiror.

     (a) Subject to the limitations set forth in Section 9.02(b) below, Acquiror and its officers, directors, employees and agents (collectively, the "Acquiror Indemnified Parties") shall, from and after the Effective Time, be indemnified and held harmless against any loss, liability, Tax (including interest and penalties), damage or expense (including reasonable legal expenses and costs) or any assertion thereof, whether or not matured, contingent or prospective in nature ("Losses"), which any Acquiror Indemnified Party (but without duplication) may suffer, sustain or become subject to as a result of (i) any representation or warranty by the Company in this Agreement, that is not true and correct as of the date made, other than any such representation and warranty pertaining to any of the Community Health Entities as to which Acquiror has actual knowledge no later than the Effective Time that such representation and warranty is not then or was not when made true and correct, (ii) any breach of any covenant or agreement of the Company contained in this Agreement, but only to the extent that such agreement or covenant is required to be performed prior to the Effective Time, (iii) any claim by a person who held shares of Company Common Stock prior to the Effective Time against the Company or one or more directors or officers of the Company alleging a breach of fiduciary duty or other improper action by such director(s) or officer(s) in connection with the approval of the Merger, this Agreement and the transactions contemplated hereby,

(iv) any claim for indemnification under Section 6.06, (v) Taxes, if any, of the Company, any of its Subsidiaries or Acquiror Sub, or any successor thereto, as a result of the failure of the Merger to qualify as a tax-free reorganization under Section 368(a) of the Code by reason of any actions taken by any Former Holder of the Company after the Effective Time, and (vi) any amounts paid in respect of Dissenting Shares in excess of the Merger Consideration. Such indemnification shall be deemed to be a reduction in the Merger Consideration, shall be payable solely as provided in Section 9.03(c), and shall not constitute a personal liability of any shareholder of the Company or any officer, director, employee or agent of the Company.

     (b) The Acquiror Indemnified Parties shall be entitled to indemnification for any Losses described in Section 9.02(a) only if (i) aggregate Losses for which timely notice is given in accordance with clause (ii) exceed $1,000,000 (and then the Acquiror Indemnified Parties shall be indemnified only to the extent of such excess) and (ii) Acquiror or another Acquiror Indemnified Party delivers to the Shareholder Representative written notice, setting forth in reasonable detail the basis of the claim and the identity, nature and (to the extent known) amount of Losses related to such claim or claims prior to expiration of Acquiror's right to indemnity under Section 9.04. Notwithstanding the foregoing, the aggregate entitlement of the Acquiror Indemnified Parties for indemnity under this Article IX shall be payable solely as provided in Section 9.03.

     SECTION 9.03 Method of Asserting Claims. As used in this Section 9.03, the terms "Indemnified Party" and "Notifying Party" shall refer to the Acquiror Indemnified Party who is entitled to indemnification hereunder.

     (a) In the event that any of the Indemnified Parties is made a defendant in or party to any action or proceeding, judicial or administrative, instituted by any third party, the liability or the costs or expenses of which are Losses (any such third party action or proceeding being referred to as a "Claim"), the Notifying Party shall give the Shareholder Representative prompt notice thereof. The failure to give such notice shall not affect any Indemnified Party's ability to seek indemnification unless such failure has materially and adversely affected the Shareholder Representative's ability to defend successfully a Claim. The Shareholder Representative shall be entitled, on behalf of the Company's shareholders, to contest and defend such Claim; provided that the Shareholder Representative (i) has a reasonable basis for concluding that such defense may be successful and (ii) diligently contests and defends such Claim. Notice of the intention so to contest and defend shall be given by the Shareholder Representative to the Notifying Party within 20 business days after the Notifying Party's notice of such Claim (but, in all events, at least five business days prior to the date that an answer to such Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the Shareholder Representative. Acquiror shall pay the reasonable fees and reimbursable expenses of such attorneys (based on no more than normal hourly rates for services provided, without markup and the actual cost of any such disbursements) promptly as billed and all other reasonable expenses of conducting such defense, all of which payments shall constitute Losses. The Notifying Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the Notifying Party reasonably determines that the Shareholder Representative is not adequately representing or, because of a conflict of interest, may not adequately represent, any interests of the Indemnified Parties, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the Notifying Party elects to participate in such defense, the Notifying Party will cooperate with the Shareholder Representative in the conduct of such defense. Neither the Notifying Party nor the Shareholder Representative may concede, settle or compromise any Claim without the consent of the other party, which consents will not be unreasonably withheld. Notwithstanding the foregoing, (i) if a Claim seeks equitable relief or (ii) if the subject matter of a Claim relates to the ongoing business of any of the Indemnified Parties, which Claim, if decided against any of the Indemnified Parties, would materially adversely affect the ongoing business or reputation of any of the Indemnified Parties, then, in each such case, the Indemnified Parties alone shall be entitled to contest, defend and settle such Claim in the first instance and, if the Indemnified Parties do not contest, defend or settle such Claim, the Shareholder Representative shall then have the right to contest and defend (but not settle) such Claim.

     (b) In the event any Indemnified Party should have a claim for indemnification under this Article IX that does not involve a Claim, the Notifying Party shall deliver a notice of such claim with reasonable promptness to the Shareholder Representative. If the Shareholder Representative notifies the Notifying Party that it does not dispute the claim described in such notice or fails to notify the Notifying Party within 30 days after delivery of such notice by the Notifying Party whether the Shareholder Representative disputes the claim described in such notice, the Notifying Party shall conclusively be deemed to be entitled to indemnification for the Loss in the amount specified in the Notifying Party's notice by offset as provided in Section 9.03(c). If the Shareholder Representative has timely disputed Liability with respect to such claim, the representatives of each of the Shareholder Representative and the Notifying Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through the negotiations of such persons within 60 days after the delivery of the Notifying Party's notice of such claim, such dispute shall be resolved fully and finally pursuant to an arbitration proceeding in accordance with Section 11.01 below. The arbitrator(s) shall resolve the dispute within 30 days after selection, and judgment upon the award rendered by such arbitrator(s) may be entered in any court of competent jurisdiction.

     (c) Claims for indemnification by Acquiror Indemnified Parties pursuant to
Section 9.02(a) shall be payable solely by offset by Acquiror against amounts (if any) that become payable by Acquiror in accordance with Section 2.04 pursuant to the Contingent Payment Rights, and then only if such amounts both
(i) have not previously been paid by Acquiror to the Former Holders, and (ii) would not have previously been paid by Acquiror to the Former Holders if Acquiror were, at the time the claim is asserted, in full compliance with the provisions of Section 2.04 (other than any noncompliance resulting from withholding a payment in accordance with Section 2.04(j)).

     If any Earn-out payment becomes due at a time during which Acquiror has pending a claim for indemnification pursuant to Section 9.02(a) (as limited by Section 9.02(b)), then Acquiror may make such payment to the Former Holders entitled thereto after deducting therefrom an amount equal to Acquiror's good faith estimate of the amount of such claim. Acquiror shall pay interest on the amount of any such deduction to the extent it is subsequently determined that the actual amount of such claim is less than the amount so deducted at the rate provided for in Section 9.05. Payments pursuant to this Section 9.03 shall be distributed to the Former Holders in proportion to their respective interests in Earn-out payments pursuant to this Agreement.

     SECTION 9.04 Expiration of Indemnities. The indemnification obligations set forth in Section 9.02(a) shall expire as to any claim that has not been asserted as of 5:00 p.m., Minneapolis Time, on May 15, 1998; provided, however, if any such claim is based on a breach of a representation or warranty relating to any Community Health Entity, the obligation shall expire as to any claim that has not been asserted as of 5:00 p.m., Minneapolis time, on May 15, 1997.

     SECTION 9.05 Indemnification Claims; Interest. Interest on any claim for indemnification pursuant to this Article IX shall accrue at a floating rate equal to the Prime Rate as published from time to time in the "Money Rates" section of the Wall Street Journal, from the date the claim arose until the claim is satisfied by payment.

     SECTION 9.06 Exclusivity of Indemnification; Right of Offset. After the Closing, the indemnification rights of the Acquiror Indemnified Parties under this Article IX shall be the sole and exclusive remedy of the Acquiror Indemnified Parties arising from this Agreement; provided, that nothing in this
Article IX shall limit the ability of any party to seek prior to Closing injunctive or other equitable relief for any breach of this Agreement; provided further that nothing herein shall prevent any Indemnified Party from bringing an action based upon allegations of fraud or with respect to any party in connection with this Agreement and such other agreements. In the event such a fraud action is brought, the prevailing party's attorneys' fees and costs shall be paid by the nonprevailing party.

     SECTION 9.07.  Indemnification of Shareholders.

     (a) From and after the Effective Time, Acquiror shall, subject to the limitations set forth in Section 9.07(b) below, indemnify and hold harmless the former shareholders of the Company and the Shareholder Representative (collectively, the "Shareholder Indemnified Parties") from and against any Losses which any Shareholder Indemnified Party (but without duplication) may suffer, sustain or become subject to as a result of (i) any representation or warranty by Acquiror in this Agreement relating to the validity of the Acquiror Common Stock received by such Shareholder Indemnified Party in connection with the Merger, that it is not true and correct as of the date made, (ii) any breach by Acquiror or the Surviving Corporation of any covenant or agreement contained in this Agreement required to be performed after the Effective Time, (iii) any claim by a person who held shares of Acquiror Common Stock prior to the Effective Time against Acquiror or one or more directors or officers of Acquiror alleging a breach of fiduciary duty or other improper action by such director(s) or officer(s) in connection with the approval of the Merger, this Agreement and the transactions contemplated hereby, or (iv) Taxes, if any, of any Shareholder Indemnified Party, or any successor thereto, as a result of the failure of the Merger to qualify as a tax-free reorganization under Section 368(a) of the Code by reason of any actions taken by Acquiror or the Surviving Corporation after the Effective Time.

     (b) The Shareholder Indemnified Parties shall be entitled to indemnification for any Losses described in Section 9.07(a) only if a Shareholder Indemnified Party delivers to Acquiror written notice, setting forth in reasonable detail the basis of the claim and the identity, nature and (to the extent known) amount of Losses related to such claim or claims prior to (i) 5:00 p.m., Minneapolis time, on May 15, 1998, if such claim is based on the untruth or incorrectness of a representation or warranty of Acquiror, or (ii) two years after the Shareholder Indemnified Party asserting the claim became aware of such claim, in all other cases.

     (c) The provisions of Section 9.03 shall apply to indemnification pursuant to Section 9.07(a) except that (i) "Shareholder Representative" in Section 9.03 shall mean Acquiror, and "Indemnified Party" and "Notifying Party" shall refer to the Shareholder Indemnified Party who is entitled to indemnification under this Section 9.07 (or to the Shareholder Representative acting in behalf of the Indemnified Party), and (ii) the sixth sentence (beginning "Acquiror shall pay. . .") shall be disregarded.

     (d) Section 9.05 and 9.06 shall apply to the indemnification pursuant to
Section 9.07, for which purpose references to the Acquiror Indemnified Parties shall mean the Shareholder Indemnified Parties.

                                   ARTICLE X
                                  DEFINITIONS


     SECTION 10.01  Defined Terms.

     (a) When each of the following terms is used in this Agreement it shall have the meaning stated below:

     "Acquiror Common Stock" means the common stock, par value $.01 per share, of Acquiror.

     "Acquiror Material Adverse Effect" as used in this Agreement means any change or effect that, individually or when taken together with all such other changes or effects, is, or would reasonably be considered to be, materially adverse to the condition (financial or otherwise), results of operations, business, properties, assets or liabilities of Acquiror and its Subsidiaries, taken as a whole.

     "affiliate" with respect to any person, means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person.

     "Average Signing Price" means $_______ (the average closing price of the Acquiror Common Stock as quoted on the NYSE for the ten consecutive trading days ending with and including the trading day immediately preceding the date of this Agreement).

     "Average Stock Price" means the average closing price of the Acquiror Common Stock as quoted on the NYSE for the ten consecutive trading days ending with and including the second business day preceding the Closing Date.

     "business day" means any day on which the NYSE is open for trading.

     "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

     "Code" means the United States Internal Revenue Code of 1986, as amended.

     "Community Health Material Adverse Effect" as used in this Agreement means any change or effect that, individually or when taken together with all such other changes or effects, is, or would reasonably be considered to be, materially adverse to the condition (financial or otherwise), results of operations, business, prospects, properties, assets or liabilities of the Company and the Community Health Entities, taken as a whole.

     "Contract" means any written contract, agreement, arrangement or understanding and any oral contract or agreement.

     "Company Common Stock" means the Common Stock, without par value, of the Company.

     "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

     "Employee Benefit Plan" means any pension, retirement, savings, disability, medical, dental, health, life (including any individual life insurance policy as to which the Company or any of its ERISA Affiliates is the owner, beneficiary or both of such policy), death benefit, group insurance, profit sharing, deferred compensation, stock option, bonus, incentive, vacation pay, severance pay, Internal Revenue Code Section 125 "cafeteria" or "flexible benefit" plan, or other employee benefit plan, trust, arrangement, contract, agreement, policy or commitment (including, without limitation, any employee pension benefit plan as defined in Section 3(2) of ERISA, and any employee welfare benefit plan as defined in Section 3(1) of ERISA), under which current or former employees of the Company or any of its ERISA Affiliates are entitled to participate by reason of their employment with the Company or any of its ERISA Affiliates, whether or not any of the foregoing is funded, whether insured or self-funded, and whether written or oral, (i) to which the Company or any of its ERISA Affiliates is a party or a sponsor or a fiduciary thereof or by which, the Company or any of its ERISA Affiliates (or any of their rights, properties or assets) is bound or (ii) with respect to which the Company or any of its ERISA Affiliates has made any payments, contributions or commitments, or may otherwise have any liability (whether or not the Company or any of its ERISA Affiliates still maintains such plan, trust, arrangement, contract, agreement, policy or commitment).

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliates" means any trade or business (whether or not incorporated) that is part of the same controlled group, or under common control with, or part of an affiliated service group that includes, the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     "Federal HMO Act" means the federal Health Maintenance Organization Act of 1973 and the rules and regulations thereunder.

     "GAAP" means United States generally accepted accounting principles, as in effect from time to time applied on a consistent basis.

     "Governmental Entity" means any governmental or regulatory authority, domestic or foreign.

     "Health Benefit Law" means all Laws related to the licensure, certification, qualification or authority to transact business relating to the provision of and/or payment for health benefits, including, but not limited to, ERISA, COBRA and laws relating to the regulation of health maintenance organizations, workers compensation, managed care organizations, insurance, preferred provider organizations, point-of-service plans, certificates of need, third party administrators, utilization review, coordination of benefits, hospital reimbursement, Medicare and Medicaid participation, fraud and abuse and patient referrals, including, without limitation, the Federal HMO Act, the State HMO Act and the Holding Company Act.

     "HMO" means a health maintenance organization organized or qualified as such under applicable Law.

     "Holding Company Act" means the applicable provisions of the Law and the rules and regulations thereunder relating to the regulation of Insurance Holding Company Systems in the State of Louisiana.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

     "IRS" means the Internal Revenue Service.

     "knowledge" of a party means the actual knowledge of that party or any of its Subsidiaries, as such knowledge has been obtained in the normal conduct of the business and also includes such knowledge as a reasonably prudent person would have obtained upon the exercise of reasonable diligence, except that when used in Article III with respect to the Company's Knowledge about the Community Health Entities, knowledge has the meaning given in the first paragraph thereof.

     "Law" means any federal, state or local law, statute, ordinance, rule, regulation, order, judgment or decree.

     "Louisiana Law" means the Louisiana Business Corporation Law.

     "Medicaid" means the applicable provisions of Title XIX of the Social Security Act and the regulations promulgated thereunder and the state laws and regulations implementing the Medicaid program.

     "Medicare" means the applicable provisions of Title XVIII of the Social Security Act and the regulations promulgated thereunder.

     "NYSE" means the New York Stock Exchange, Inc.

     "person" means an individual, corporation, partnership, association, limited liability company, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

     "Returns" means any and all returns, reports, information returns and information statements with respect to Taxes required to be filed with the IRS or any other Governmental Entity or tax authority or agency, whether domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns.

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     "State HMO Act" mean the applicable provisions of Louisiana law regulating health maintenance organizations and the rules and regulations thereunder.

     "Subsidiary" (or its plural) as used in this Agreement with respect to the Company, Acquiror, the Surviving Corporation or any other person means any corporation, partnership, limited liability company, joint venture or other legal entity of which the Company, Acquiror, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     "Tax" or "Taxes" means any and all taxes, charges, fees, levies, and other governmental assessments and impositions of any kind, payable to any federal, state, local or foreign governmental entity or taxing authority or agency, including, without limitation,

     (i) income, franchise, net worth, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, Medicare, workers compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes,

     (ii) customs duties, imposts, charges, levies or other similar assessments of any kind, and

     (iii) interest, penalties and additions to tax imposed with respect thereto.

     (b) When each of the following terms is used in this Agreement, it shall have the meaning stated in the Section indicated below:

     1994 Financials                   SECTION 3.07(b)
     1994 Louisiana Financials         SECTION 3.07(b)
     1995 Louisiana Financials         SECTION 3.07(b)
     1995 Financials                   SECTION 3.07(b)
     Acquiror                          PREAMBLE
     Acquiror Common Stock             PREAMBLE
     Acquiror Indemnified Parties      SECTION 9.02(a)
     Acquiror Reports                  SECTION 4.06(a)
     Acquiror SEC Reports              SECTION 4.06(a)
     Acquiror Sub                      PREAMBLE
     Acquiror Sub Common Stock         PREAMBLE
     Actual Net Income                 SECTION 2.04(e)
     Agreement                         PREAMBLE
     Articles of Merger                SECTION 1.02
     CHN                               PREAMBLE
     Certificates                      SECTION 2.02(b)
     Claim                             SECTION 9.03(a)
     Closing                           SECTION 1.07
     Closing Date                      SECTION 1.07
     Closing Shares                    SECTION 2.02(a)
     Community Health Permits          SECTION 3.06(b)
     Company                           PREAMBLE
     Company Common Stock              SECTION 2.01
     Company Disclosure Schedule       ARTICLE III PREAMBLE
     Company Financial Statements      SECTION 3.07(b)
     Company Permits                   SECTION 3.06(a)
     Company Reports                   SECTION 3.07(a)
     Competing Transaction             SECTION 5.02(g)
     Constituent Corporations          SECTION 1.01
     Contingent Payment Rights         SECTION 2.01(a)
     D&O Claim                         SECTION 6.06(b)
     Dissenting Shares                 SECTION 2.05
     Dissenting Shareholders           SECTION 2.05
     Earn-Out                          SECTION 2.04
     Earn-Out Year                     SECTION 2.04
     Effective Time                    SECTION 1.02
     Exchange Agent                    SECTION 2.02(a)
     Exchange Fund                     SECTION 2.02(a)
     Exchange Ratio                    SECTION 2.01(a)

     Expenses                          SECTION 8.03(b)
     Final Determination               SECTION 11.01(c)
     Former Holders                    SECTION 2.04(k)
     Indemnified Party                 SECTION 9.03
     Indemnitee                        SECTION 6.06(a)
     Insurance Policies                SECTION 3.15
     LHMC                              PREAMBLE
     LHP                               PREAMBLE
     Losses                            SECTION 9.02
     Louisiana Financial Statements    SECTION 3.07(b)
     Marks and Rights                  SECTION 3.13
     Merger                            PREAMBLE
     Merger Consideration              SECTION 2.01(a)
     Notifying Party                   SECTION 9.0
     Outstanding Company Shares        SECTION 2.01
     Petitioner                        SECTION 11.01(b)
     Proxy Statement                   SECTION 6.08(a)
     Registration Statement            SECTION 6.08(a)
     Respondent                        SECTION 11.01(b)
     Shareholder Meeting               SECTION 6.08(b)
     Shareholder Representative        SECTION 2.04(k)
     Surviving Corporation             SECTION 1.01


                                  ARTICLE XI
                              GENERAL PROVISIONS

     SECTION 11.01  Arbitration.

     (a) Any dispute, controversy or claim arising out of or relating to this Agreement or the agreements contemplated by this Agreement, the breach hereof or thereof, or coverage of this arbitration provision which is not settled shall be resolved by arbitration conducted in accordance with this Section 11.01. In such cases the disputing parties will submit their differences to a panel of three arbiters selected in accordance with Section 11.01(b) below. The arbiters will make their award with a view to effectuating the intent of the parties; provided that the arbiters shall have no authority to award punitive or exemplary damages or to vary or ignore (but may interpret or construe) the terms of this Agreement or the other agreements contemplated by this Agreement, and the arbiters shall be bound by controlling Laws and legal precedent. In the event of disagreement among the arbiters, the decision will rest with the majority. Each arbiter shall be independent, and no arbiter shall be a present or former associate, affiliate, attorney, director, officer or employee of any party or its affiliates.

     (b) Arbitration may be initiated by Acquiror or by the Company or the Shareholder Representative (the initiating party is referred to as the

"Petitioner") by written notice to the other party or parties demanding arbitration and naming its arbiter. The other party or parties (collectively, the "Respondent') shall have 20 days after receipt of said notice within which to designate its arbiter. The third arbiter shall be chosen by the two arbiters named by the Respondent and the Petitioner within 20 days thereafter and the arbitration shall be held at the place hereinafter set forth ten days after the appointment of the third arbiter. Should the two arbiters not be able to agree on the choice of the third, each arbiter shall nominate three persons and the other arbiter shall be entitled to reject one such person. The third arbiter shall then be chosen by drawing lots. If the Respondent does not name its arbiter within 20 days, the Petitioner may designate the second arbiter. Arbitration shall take place in Louisiana.

     (c) The arbiters shall apply the Commercial Arbitration Rules of the American Arbitration Association, except as may otherwise be agreed and stipulated by all of the disputing parties prior to commencement of any arbitration. The arbiters shall conduct the arbitration so that a final result, determination, finding, judgment and/or award (a "Final Determination") is made or rendered as soon as practicable, but in no event later than 90 days after the third arbiter is chosen. The arbiters shall render a Final Determination within 15 days of completion of the arbitration. The Final Determination shall be final and binding on all parties and there shall be no appeal from or reexamination of the Final Determination, except (i) in the case of fraud, evident partiality or misconduct by an arbiter which materially prejudices the rights of any party, and (ii) to correct manifest clerical errors. Judgment may be entered upon the Final Determination in any court of competent jurisdiction. If injunctive or other equitable relief is permitted under this Agreement or otherwise permissible under applicable law, either the arbiters or a court of competent jurisdiction (if an arbitration panel cannot be timely convened or is otherwise unavailable) shall be empowered to grant such injunctive or other equitable relief on a permanent, preliminary or temporary basis, as appropriate under the circumstances. The parties hereby irrevocably consent and submit to the jurisdiction of the courts of or sitting in the State of Louisiana for all purposes relative to any arbitration and to any subsequent entry of judgment on any Final Determination rendered pursuant thereto. Subject to Section 8.03(c) and Article IX: (i) the Petitioner and the Respondent each shall pay its own attorneys' and witnesses' fees and expenses and other expenses connected with the presentation of its case subject to Section 9.03(a) and (ii) the remaining costs of any arbitration, including the cost of the record or transcripts thereof, if any, administrative fees and other fees and expenses of the arbiters shall be shared equally between the Petitioner and the Respondent.

     SECTION 11.02 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, sent by reputable overnight express courier, charges prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

             (a)  If to Acquiror or Acquiror Sub:

                         United HealthCare Corporation
                         9900 Bren Road East
                         Minnetonka, Minnesota 55343
                         Telecopier No.: (612) 936-1745
                         Attention: General Counsel

                  With a copy to:

                         Dorsey & Whitney P.L.L.P.
                         220 South Sixth Street
                         Minneapolis, Minnesota 55402-1498
                         Telecopier No.: (612) 340-8738
                         Attention: David J. Lubben, Esq.

             (b)  If to the Company:

                         Louisiana Independent Physicians Association, Inc. c/o Emile Provost
                         8550 United Plaza Boulevard
                         Suite 600
                         Baton Rouge, Louisiana 70809
                         Telecopier No.: (504) 927-9075

                  With a copy to:

                         Thomas H. Benton & Associates
                         601 St. Ferdinand Street
                         Baton Rouge, Louisiana 70802
                         Telecopier No.: (504) 343-6635
                         Attention: Thomas H. Benton

             (c)  If to the Shareholder Representative:

                         V. Lynn McCord
                         11830 King Richard Drive
                         Baton Rouge, Louisiana 70815
                         Telecopier No.: (504) 272-0551

                  With a copy to:

                         Thomas H. Benton & Associates
                         601 St. Ferdinand Street
                         Baton Rouge, Louisiana 70802
                         Telecopier No.: (504) 343-6635
                         Attention: Thomas H. Benton

      SECTION 11.03 Amendment. This Agreement may be amended by the parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after adoption of this Agreement by the shareholders of the Company, no amendment may be made without further approval of such shareholders which would reduce the amount or change the type of consideration into which each share of Company Common Stock shall be converted pursuant to this Agreement upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties.

     SECTION 11.04 Waiver. At any time prior to the Effective Time, any party may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance by the other party with any of the agreements or conditions contained in this Agreement. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

     SECTION 11.05 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 11.06 Severability. If any term or other provision of this Agreement is finally adjudicated by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon any such determination prior to the Effective Time that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 11.07 Entire Agreement. This Agreement (together with the Exhibits, the Company and Acquiror Disclosure Schedules and the other documents delivered pursuant hereto), constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

     SECTION 11.08 Assignment. This Agreement shall not be assigned by operation of law or otherwise.

     SECTION 11.09 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party, and nothing in this Agreement, express or implied, other than the provisions of Sections 6.06, 6.13 and 6.14 and Articles II and IX, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 11.10 Construction of Terms. Whenever used in this Agreement, singular number shall include the plural and the plural the singular. Pronouns of one gender shall include all genders. Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting of financial matters unless otherwise provided for herein, shall be computed in accordance with GAAP, consistently applied. References herein to articles, sections, paragraphs, subparagraphs or the like shall refer to the corresponding articles, sections, paragraphs, subparagraphs or the like of this Agreement. The words "hereof", "herein", and terms of similar import shall refer to this entire Agreement. Unless the context clearly requires otherwise, the use of the terms "including", "included", "such as", or terms of similar meaning, shall not be construed to imply the exclusion of any other particular elements.

     SECTION 11.11 No Strict Construction. The language used in this Agreement and the other agreements contemplated hereby shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

     SECTION 11.12  Governing Law. This Agreement (other than the provisions of
Article I and Sections 2.01, 2.02, 2.03, 2.04(k), 2.05 and 2.06) shall be governed by, and construed in accordance with, the Laws of the State of Minnesota, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law. The provisions of Article I and Sections 2.01, 2.02, 2.03, 2.04(k), 2.05 and 2.06 of this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Louisiana, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law.

     SECTION 11.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                 *          *          *          *          *

     IN WITNESS WHEREOF, Acquiror, Acquiror Sub and the Company have caused this Agreement and Plan of Merger to be executed as of the date first written above by their respective officers duly authorized.


                                   UNITED HEALTHCARE CORPORATION


                                   By   /s/ William W. McGuire
                                      -----------------------------------

                                   Its  Chief Executive Officer
                                       ----------------------------------


                                   UHC GOLD ACQUISITION, INC.


                                   By   /s/ William W. McGuire
                                      -----------------------------------

                                   Its  Chief Executive Officer
                                       ----------------------------------


                                   LOUISIANA INDEPENDENT PHYSICIANS
                                     ASSOCIATION, INC.


                                   By /s/ V. Lynn McCord
                                      -----------------------------------

                                   Its  President
                                       ----------------------------------

                                                                 Exhibit 2.02(b)

                       FORM OF WAIVER OF PROVIDER CLAIMS

In consideration for the receipt of the securities and any other payments (the "Merger Consideration") described in the Agreement and Plan of Merger, dated __________, 1996 (the "Merger Agreement"), by and among United HealthCare Corporation ("United"), UHC Gold Acquisition, Inc. and the Louisiana Independent Physicians Association, Inc. ("LIPA"), and as the Merger Agreement requires for payment of the Merger Consideration, Shareholder hereby releases United and all its current and future subsidiaries (including LIPA, Community Health Network of Louisiana, Inc., Louisiana Health Management Company or Louisiana Health Partners, Inc. (collectively, the "Louisiana Companies")), and the predecessors and successors of United and its current and future subsidiaries, and all officers, directors, employees and agents of all such entities, from each and every claim of any kind which Shareholder may have, whether known or unknown, relating to the provision by Shareholder of services prior to January 1, 1995, to any of the Louisiana Companies, including, but not limited to, any claim for wages, penalties, benefits, breach of contract, or breach of the implied covenant of good faith and fair dealing.

Shareholder states that prior to signing this Waiver, Shareholder has reviewed the description of this Waiver in the section entitled "_________" of the Proxy Statement and has been given sufficient time to review this Waiver with whomever Shareholder so desires, including legal counsel.

                                                                 Exhibit 2.04(e)

                        Calculation of Actual Net Income
                        --------------------------------

     The Net Income of the Community Health Entities determined in accordance with Section 2.04(e) of the Agreement shall be subject to the following adjustments:

     1. If demanded by the Shareholder Representative, there shall be added to such Net Income any amount by which it has been reduced by the failure of Acquiror, the Surviving Corporation, or any of the Community Health Entities to comply with Section 2.04(h).

     2. There shall be added back to Net Income the following expenses, net of the tax effect thereof: (a) interest expense, (b) expenses of the acquisition transactions contemplated by the Agreement or goodwill therefrom or similar expenses or goodwill from other acquisitions, and (c) matters for which any Acquiror Indemnified Party has received, or will receive, indemnification under
Article IX.

     3. There shall be added to Net Income the amount (if any) by which "Adjusted Operating Expenses" (defined below) exceeds 10% of "Adjusted Premium Revenues" (defined below), after deducting the tax effect of such excess expenses. For purposes of this calculation, (a) Adjusted Operating Expenses means all expenses (including any charges under a management contract or charges for any services provided to the Community Health Entities by Acquiror or any Affiliate of Acquiror or by any officer, director or employee of Acquiror or any such Affiliate) other than (i) cost of Medical Services Expenses, (ii) expenses added back to Net Income in accordance with 2. above, (iii) broker commissions, and (iv) premium and other taxes; and (b) Adjusted Premium Revenues means all premium revenues other than (i) interest and other investment income, (ii) fees from self-funded groups, and (iii) miscellaneous management fees.

     4. The Louisiana HMO operations acquired by Acquiror from The MetraHealth Companies, Inc. will be deemed to be a Community Health Entity for all purposes of calculating the Earn-Out.

     5. Adjustments identified by the independent auditors of the Community Health Entities as part of their standard audit procedures, which procedures shall be in accordance with Generally Accepted Auditing Standards and consistent with prior periods, will be considered not material in preparing the consolidated financial statements only if the aggregate effect thereof, taking in account both positive and negative adjustments, does not exceed $20,000.

              [LETTERHEAD OF THE ROBINSON-HUMPHREY COMPANY, INC.]



                                January 9, 1996



Board of Directors
Louisiana Independent Physicians Association, Inc.
c/o Thomas H. Benton
601 St. Ferdinand Street
Baton Rouge, Louisiana  70802

Gentlemen:

       We understand that Louisiana Independent Physicians Association, Inc. ("LIPA" or the "Company") has entered into an Agreement and Plan of Merger (the "Proposed Transaction") with UNC Gold Acquisition, Inc., a wholly-owned subsidiary of United HealthCare Corporation ("United"). The Company is a holding company which owns (i) 51% of the common stock of Community Health Network of Louisiana, Inc., a Louisiana corporation, (ii) a 48.51% general partnership interest in Louisiana Health Management Company, a Louisiana general partnership ("LHMC"), and (iii) 49% of the common stock of Louisiana Health Partners, Inc., a Louisiana corporation and the 1% owner and managing general partner of LHMC.

       In connection with the Proposed Transaction, we understand that the stockholders of LIPA shall receive approximately $50.0 million of United's common stock as merger consideration at closing. In addition, the stockholders shall be entitled to cash earn-out payments up to an aggregate of $35.0 million if the Company's net income in 1996 and 1997 exceeds certain minimum thresholds. The combination of the initial stock payment and the potential earn-out payments is herein referred to in the aggregate as the consideration (the "Consideration"). A detailed description of the Proposed Transaction is provided in the Agreement and Plan of Merger (the "Agreement").

       We have been requested by the Company to render our opinion (the "Opinion") with respect to the fairness, from a financial point of view, to the Company's stockholders of the Consideration to be received by the Company's stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to proceed with or effect the Proposed Transaction.

       In arriving at our Opinion, we reviewed and analyzed: (i) the Agreement,
(ii) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, (iii) a comparison of the historical financial results and present financial condition of the Company with those of other companies which we deemed relevant, (iv) an analysis of financial and stock market information of selected publicly-traded companies which we deemed comparable to the Company, (v) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions which we deemed relevant, (vi) analyses of the present value of the free cash flows projected to be generated by the Company during the forecast period, and (vii) certain information regarding


              [LETTERHEAD OF THE ROBINSON-HUMPHREY COMPANY, INC.]

Board of Directors
Louisiana Independent Physicians Association, Inc.
January 9, 1996
Page 2
_________________________________________


United, including, among others, (a) certain recent filings with the Securities and Exchange Commission, (b) equity research reports published by analysts within the investment community who provide research coverage of United, (c) the recent trading and volume history of United's stock, and (d) historical and projected financial information of the Louisiana HMO operations of the MetraHealth Companies, Inc. acquired by United. In addition, we held discussions with the management of the Company and United concerning their respective businesses and operations, assets, present conditions and future prospects and undertook such other studies, analyses and investigations as we deemed appropriate.

       We have relied upon the accuracy and completeness of the financial and other information used by us in arriving at our Opinion without independent verification and have further relied upon the assurances of management of the Company that it is not aware of any facts that would make such information inaccurate or misleading. In arriving at our Opinion, we have not conducted a physical inspection of the properties and facilities of the Company. We have not made nor obtained any evaluations or appraisals of the assets or liabilities of the Company. Our Opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

       We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services which will be paid upon the delivery of this Opinion. In addition, the Company has agreed to indemnify us for certain potential liabilities arising out of the rendering of this Opinion.

       Based upon and subject to the foregoing, we are of the Opinion as of the date hereof that, from a financial point of view, the Consideration to be received by the Company's stockholders in the Proposed Transaction is fair to the stockholders of the Company.

       This opinion is solely for the use and benefit of the Board of Directors of the Company and shall not be disclosed publicly or made available to, or relied upon by, any third party without our prior approval except that (i) this opinion may be filed with the Securities and Exchange Commission as an exhibit to the registration statement on Form S-4 being filed by United in connection with the Proposed Transaction; and (ii) this opinion may be described in, and a copy hereof may be annexed to, the proxy statement to be circulated to the stockholders of the Company in connection with the Proposed Transaction. This Opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Proposed Transaction.

                                       Very truly yours,



                                       THE ROBINSON-HUMPHREY COMPANY, INC.

                                                                       EXHIBIT C

     LOUISIANA BUSINESS CORPORATION LAW SECTION 12:131--RIGHTS OF SHAREHOLDER DISSENTING FROM CERTAIN CORPORATE ACTIONS.

     A. Except as provided in subsection B of this Section if a corporation has, by vote of its shareholders, authorized a sale, lease or exchange of all of its assets, or has, by vote of its shareholders, become a party to a merger or consolidation, then, unless such authorization or action shall have been given or approved by at least eighty per cent of the total voting power, a shareholder who voted against such corporate action shall have the right to dissent. If a corporation has become a party to a merger pursuant to R.S. 12:112(H), the shareholders of any subsidiaries party to the merger shall have the right to dissent without regard to the proportion of the voting power which approved the merger and despite the fact that the merger was not approved by vote of the shareholders of any of the corporations involved.

     B. The right to dissent provided by this Section shall not exist in the case of:

     (1) A sale pursuant to an order of a court having jurisdiction in the premises.

     (2) A sale for cash on terms requiring distribution of all or substantially all of the net proceeds to the shareholders in accordance with their respective interests within one year after the date of the sale.

     (3) Shareholders holding shares of any class of stock which, at the record date fixed to determine shareholders entitled to receive notice of and to vote at the meeting of shareholders at which a merger or consolidation was acted on, were listed on a national securities exchange, or were designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, unless the articles of the corporation issuing such stock provide otherwise or the shares of such shareholders were not converted by the merger or consolidation solely into shares of the surviving or new corporation.

     C. Except as provided in the last sentence of this subsection, any shareholder electing to exercise such right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which such proposed corporate action is submitted to a vote, a written objection to such proposed corporate action, and shall vote his shares against such action. If such proposed corporate action be taken by the required vote, but by less than eighty per cent of the total voting power, and the merger, consolidation or sale, lease or exchange of assets authorized thereby be effected, the corporation shall promptly thereafter give written notice thereof, by registered mail, to each shareholder who filed such written objection to, and voted hi shares against, such action, at such shareholder's last address on the corporation's records. Each such shareholder may, within twenty days after the mailing of such notice to him, but not thereafter, file with the corporation a demand in writing for the fair cash value of his shares as of the day before such vote was taken; provided that he state in such demand the value demanded, and a post office address to which the reply of the corporation may be sent, and at the same time deposit in escrow in a chartered bank or trust company located in the parish of the registered office of the corporation, the certificates representing his shares, duly endorsed and transferred to the corporation upon the sole condition that said certificates shall be delivered to the corporation upon payment of the value of the shares determined in accordance with the provisions of this Section. With his demand the shareholder shall deliver to the corporation, the written acknowledgement of such bank or trust company that it so holds his certificates of stock. Unless the objection, demand and acknowledgement aforesaid be made and delivered by the shareholder within the period above limited, he shall conclusively be presumed to have acquiesced in the corporate action proposed or taken. In the case of a merger pursuant to R.S. 12:112(H), the dissenting shareholder need not file an objection with the corporation nor vote against the merger, but need only file with the corporation, within twenty days after a copy of the merger certificate was mailed to him, a demand in writing for the cash value of his shares as of the day before the certificate was filed with the Secretary of State, state in such demand the value demanded and a post office address to which the corporation's reply may be sent, deposit the certificates representing his shares in escrow as hereinabove provided, and deliver to the corporation with his demand the acknowledgement of the escrow bank or trust company as hereinabove prescribed.

     D. If the corporation does not agree to the value so stated and demanded, or does not agree that a payment is due, it shall, within twenty days after receipt of such demand and acknowledgement, notify in writing the shareholder, at the designated post office address, of its disagreement, and shall state in such notice the value it will agree to pay if any payment should be held to be due; otherwise it shall be liable for, and shall pay to the dissatisfied shareholder, the value demanded by him for his shares.

     E. In the case of disagreement as to such fair cash value, or as to whether any payment is due, after compliance by the parties with the provisions of subsections C and D of this Section, the dissatisfied shareholder, within sixty days after receipt of notice in writing of the corporation's disagreement, but not thereafter, may file suit against the corporation, or the merged or consolidated corporation, as the case may be, in the district court of the parish in which the corporation or the merged or consolidated corporation, as the case may be, has its registered office, praying the court to fix and decree the fair cash value of the dissatisfied shareholder's shares as of the day before such corporate action complained of was taken, and the court shall, on such evidence as may be adduced in relation thereto, determine summarily whether any payment is due, and, if so, such cash value, and render judgment accordingly. Any shareholder entitled to file such suit may, within such sixty-day period but not thereafter, intervene as a plaintiff in such suit filed by another shareholder, and recover therein judgment against the corporation for the fair cash value of his shares. No order or decree shall be made by the court staying the proposed corporate action, and any such corporate action may be carried to completion notwithstanding any such suit. Failure of the shareholder to bring suit, or to intervene in such a suit, within sixty days after receipt of notice of disagreement by the corporation shall conclusively bind the shareholder (1) by the corporation's statement that no payment is due, or (2) if the corporation does not contend that no payment is due, to accept the value of his shares as fixed by the corporation in its notice of disagreement.

     F. When the fair value of the shares has been agreed upon between the shareholder and the corporation, or when the corporation has become liable for the value demanded by the shareholder because of failure to give notice of disagreement and of the value it will pay, or when the shareholder has become bound to accept the value the corporation agrees is due because of his failure to bring suit within sixty days after receipt of notice of the corporation's disagreement, the action of the shareholder to recover such value must be brought within five years from the date the value was agreed upon, or the liability of the corporation became fixed.

     G. If the corporation or the merged or consolidated corporation, as the case may be, shall, in its notice of disagreement, have offered to pay to the dissatisfied shareholder on demand an amount in cash deemed by it to be the fair cash value of his shares, and if, on the institution of a suit by the dissatisfied shareholder claiming an amount in excess of the amount so offered, the corporation, or the merged or consolidated corporation, as the case may be, shall deposit in the registry of the court, there to remain until the final determination of the cause, the amount so offered, then, if the amount finally awarded such shareholder, exclusive of interest and costs, be more than the amount offered and deposited as aforesaid, the costs of the proceeding shall be taxed against the corporation, or the merged or consolidated corporation, as the case may be; otherwise the costs of the proceeding shall be taxed against such shareholder.

     H. Upon filing a demand for the value of his shares, the shareholder shall cease to have any of the rights of a shareholder except the rights accorded by this Section. Such a demand may be withdrawn by the shareholder for any time before the corporation gives notice of disagreement, as provided in subsection D of this Section. After such notice of disagreement is given, withdrawal of a notice of election shall require the written consent of the corporation. If a notice of election is withdrawn, or the proposed corporate action is abandoned or rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares, his share certificates shall be returned to him (and, on his request, new certificates shall be issued to him in exchange for the old ones endorsed to the corporation), and he shall be reinstated to all his rights as a shareholder as of the filing of his demand for value, including any intervening preemptive rights, and the right to payment of any intervening dividend or other distribution, or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.      Indemnification of Officers and Directors.

        Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person's official capacity for the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person's official capacity for other affiliated organizations.
Article IX of the Bylaws of United provides that United shall indemnify officers and directors to the extent permitted by Section 302A.521 as now enacted or hereafter amended.

        United also carries a directors' and officers' liability insurance policy.

Item 21.      Exhibits and Financial Statement Schedules.

       (a)    Exhibits

                 2 Agreement and Plan of Merger, dated as of January 16, 1996, by and among United HealthCare Corporation, UHC Gold Acquisition, Inc. and Louisiana Independent Physicians Association, Inc. (included as Exhibit A to the Proxy Statement/Prospectus that forms a part of this Registration Statement on form S-4 (certain exhibits and schedules omitted--the Registrant agrees to furnish a copy of any exhibit or schedule to the Commission upon request)).

                 5 Opinion of Kevin H. Roche, General Counsel of United HealthCare Corporation, regarding the validity of United HealthCare Corporation's Common Stock to be issued.

                 8    Opinion of Dorsey & Whitney LLP
                      regarding certain tax matters relating to the Merger.

                23.1 Consent of Arthur Andersen LLP with respect to financial statements of United HealthCare Corporation, Louisiana Independent Physicians Association, Inc. and The MetraHealth Business.

                23.2 Consent of Deloitte & Touche LLP with respect to financial statements of HealthWise of America, Inc.

                23.3 Consent of Deloitte & Touche LLP with respect to financial statements of Metropolitan Life Insurance Company Health Care Benefit Business.

                23.4 Consent of KPMG Peat Marwick LLP with respect to the combined financial statements of The Managed Care and Employee Benefits Operations Medical Division of The Travelers Insurance Group Inc. and Subsidiaries.

                23.5 Consent of KPMG Peat Marwick LLP with respect to the financial statements of GenCare Health Systems, Inc.

                23.6  Consent of The Robinson-Humphrey Company, Inc.

                23.7 Consent of Kevin H. Roche, General Counsel of United HealthCare Corporation (contained in Exhibit 5).

                23.8  Consent of Dorsey & Whitney LLP (contained in Exhibit 8).

                24    Power of Attorney.

                99.1  Form of Proxy Card for the Special Meeting.


       (b)    Financial Statement Schedules

              Not applicable.

       (c) The opinion of The Robinson-Humphrey Company, Inc. is attached as Exhibit B to the Proxy Statement/Prospectus that forms a part of this Registration Statement.

Item 22.      Undertakings.  The undersigned Registrant hereby undertakes:

       (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (A) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (B) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of

                   Registration Fee" table in the effective Registration Statement.


              (C) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

       (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b)(1) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form; and

       (2) That every prospectus (A) that is filed pursuant to paragraph (1) immediately preceding, or (B) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       (d) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

       (e) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

       (f) For purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange
Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on March 22, 1996.


                                       UNITED HEALTHCARE CORPORATION


                                       By  /s/ William W. McGuire, M.D.
                                         ---------------------------------------
                                         William W. McGuire, M.D.
                                         Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 22, 1996.


By      /s/ William W. McGuire, M.D.
  ----------------------------------------
     William W. McGuire, M.D.
     Director, Chief Executive Officer
     (principal executive officer)


By      /s/ David P. Koppe
  ----------------------------------------
     David P. Koppe
     CFO
     (principal financial officer)


By             *
  ----------------------------------------
     William C. Ballard, Jr.
     Director


By             *
  ----------------------------------------
     Richard T. Burke
     Director


By             *
  ----------------------------------------
     James A. Johnson
     Director


By             *
  ----------------------------------------
     Thomas H. Kean
     Director

By             *
  ----------------------------------------
     Douglas W. Leatherdale
     Director


By             *
  ----------------------------------------
     James L. Seiberlich
     Director


By             *
  ----------------------------------------
     Kennett L. Simmons
     Director


By             *
  ----------------------------------------
     William G. Spears
     Director


By             *
  ----------------------------------------
     Gail R. Wilensky
     Director


By   /s/ William W. McGuire, M.D.
  ----------------------------------------
     William W. McGuire, M.D.
     As Attorney-In-Fact


                                 EXHIBIT INDEX
                                 -------------

   Exhibit                                                                                   Page
   Number    Description                                                                    Number
   ------    -----------                                                                    ------
      2      Agreement and Plan of Merger, dated as of January 16, 1996, by and among United HealthCare Corporation, UHC Gold Acquisition, Inc. and
             Louisiana Independent Physicians Association, Inc. (included as
             Exhibit A to the Proxy Statement/Prospectus that forms a part of this Registration Statement on form S-4 (certain exhibits and schedules omitted--the Registrant agrees to furnish a copy of any exhibit or schedule to the Commission upon request)).

      5      Opinion of Kevin H. Roche, General Counsel of United HealthCare
             Corporation, regarding the validity of United HealthCare
             Corporation's Common Stock to be issued.

      8 Opinion of Dorsey & Whitney LLP regarding certain tax matters relating to the Merger.

   23.1 Consent of Arthur Andersen LLP with respect to financial statements of United HealthCare Corporation, Louisiana Independent Physicians
             Association, Inc. and The MetraHealth Business.

   23.2 Consent of Deloitte & Touche LLP with respect to financial statements of HealthWise of America, Inc.

   23.3 Consent of Deloitte & Touche LLP with respect to financial statements of Metropolitan Life Insurance Company Health Care
             Benefit Business.

   23.4 Consent of KPMG Peat Marwick LLP with respect to the combined financial statements of The Managed Care and Employee Benefits
             Operations Medical Division of The Travelers Insurance Group Inc.
             and Subsidiaries.

   23.5 Consent of KPMG Peat Marwick LLP with respect to the financial statements of GenCare Health Systems, Inc.

   23.6      Consent of The Robinson-Humphrey Company, Inc.

   23.7      Consent of Kevin H. Roche, General Counsel of United HealthCare
             Corporation (contained in Exhibit 5).

   23.8      Consent of Dorsey & Whitney LLP (contained in Exhibit 8).

     24      Power of Attorney.

   99.1      Form of Proxy Card for the Special Meeting.